As filed with the Securities and Exchange Commission on June 14, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pioneer Natural Resources Company

(Exact name of Registrant as Specified in its Charter)

Delaware	1311	75-2702753
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

5205 N. O’Connor Blvd., Suite 900

Irving, Texas 75039
(972) 444-9001
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott D. Sheffield

Pioneer Natural Resources Company
5205 N. O’Connor Blvd., Suite 900
Irving, Texas 75039
(972) 444-9001
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Michael D. Wortley Robert L. Kimball Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 (214) 220-7700	J. David Kirkland, Jr. R. Joel Swanson Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

    Approximate date of commencement of proposed sale to the public: Upon the effective date of the proposed merger of BC Merger Sub, Inc., a wholly-owned subsidiary of Pioneer Natural Resources Company, which we refer to as “BC Merger Sub” and “Pioneer,” respectively, with and into Evergreen Resources, Inc., which we refer to as “Evergreen,” as described in the enclosed joint proxy statement/ prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered(2)	Unit(3)	Price(4)	Registration Fee

Common Stock, par value $0.01 per share (including the associated preferred stock purchase right)	30,143,427	$38.145	$909,096,553	$115,182.53

(1)	Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing the common stock and may be transferred only with the common stock. No separate consideration is payable for the preferred stock purchase rights, and no additional registration fee is payable with respect to such preferred stock purchase rights.
(2)	Consists of up to 30,143,427 shares of the Registrant’s common stock that may be issued in connection with the merger described in this document upon the conversion of (a) 43,152,133 shares of Evergreen common stock outstanding on June 9, 2004, (b) up to 2,124,104 shares of Evergreen common stock that may be issued pursuant to options outstanding as of June 9, 2004, (c) 414,747 shares of Evergreen common stock subject to restricted stock awards as to which the applicable restrictions lapse prior to or as of the effective time of the merger, and (d) up to 4,000,000 shares of Evergreen common stock issuable upon conversion of Evergreen’s 4.75% Senior Convertible Notes due 2021 outstanding as of June 9, 2004.
(3)	Based on the average high and low sale prices of Evergreen common stock as reported on the New York Stock Exchange composite tape on June 9, 2004 in accordance with Rules 457(f)(1) and 457(c).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), Rule 457(f)(3) and 457(c) under the Securities Act. The maximum aggregate offering price is based on the difference of (a) the product of (i) $38.145 (the average of the high and low sale prices of Evergreen common stock on June 9, 2004, on the New York Stock Exchange composite tape) and (ii) 49,690,984 (the number of shares of Evergreen common stock outstanding, plus the number of shares that may be issued pursuant to options outstanding as of June 9, 2004, plus the number of shares of Evergreen common stock subject to restricted stock awards as to which the applicable restrictions lapse prior to or as of the effective time of the merger, plus the number of shares issuable upon conversion of Evergreen’s 4.75% Senior Convertible Notes due 2021 outstanding as of June 9, 2004), minus (b) $986,366,032 (the aggregate amount of cash to be paid by the Registrant in the merger, calculated by multiplying 49,690,984 shares of Evergreen common stock by $19.85).

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. Pioneer may not distribute or issue the shares of Pioneer common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to distribute these securities and Pioneer is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 14, 2004

To the stockholders of Pioneer Natural Resources Company and Evergreen Resources, Inc.:

     The boards of directors of Pioneer Natural Resources Company and Evergreen Resources, Inc. have each approved an agreement and plan of merger to combine the two companies. Our combined enterprise will create a premier oil and gas asset portfolio in North America that will anchor the enterprise’s significant exploration and international opportunities.

     In exchange for Evergreen common stock issued and outstanding as of the effective time of the merger, Pioneer will issue in the merger a number of shares of Pioneer common stock equal to approximately 21% of the shares of Pioneer common stock outstanding immediately prior to the merger and pay in the merger approximately $865 million in cash, excluding any net cash proceeds from Evergreen’s sale of its Kansas properties in excess of $15 million, if that sale occurs. After the merger, Evergreen will become a wholly-owned subsidiary of Pioneer. The combined company will continue to operate under the name “Pioneer Natural Resources Company,” and its common stock will continue to be listed on the New York Stock Exchange under the symbol “PXD.”

     Pioneer and Evergreen will each hold a special meeting of its stockholders in connection with the proposed merger. Pioneer stockholders will vote to approve the issuance of shares of Pioneer common stock in the merger, and Evergreen stockholders will vote to approve the merger agreement.

     Your vote is important. Whether or not you plan to attend your company’s special meeting, please submit a proxy by following the instructions on your proxy card.

     The approval of the issuance of shares of Pioneer common stock requires the affirmative vote of a majority of the votes cast by holders of Pioneer common stock by proxy or in person and entitled to vote as of the record date for the Pioneer special meeting. The total vote cast by Pioneer stockholders at the special meeting must represent more than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting. The approval of the merger agreement by Evergreen stockholders requires the affirmative vote of the holders of a majority of the shares of Evergreen common stock issued and outstanding and entitled to vote as of the record date for the special meeting.

     This joint proxy statement/ prospectus provides you with important information about the proposed merger. We encourage you to read this document carefully.

     The date, place and time of each special meeting will be as follows:

Special Meeting for Pioneer stockholders: [ ], 2004 at [ ] a.m., local time Dallas Marriott Las Colinas Hotel 223 West Las Colinas Blvd. Irving, Texas 75039	Special Meeting for Evergreen stockholders: [ ], 2004 at [ ] a.m., local time The Pinnacle Club 555 17th Street, 38th floor Denver, Colorado 80202

     Our boards of directors recommend that Pioneer stockholders vote FOR the issuance of shares of Pioneer common stock in the merger and that Evergreen stockholders vote FOR the approval of the merger agreement.

Scott D. Sheffield Chairman of the Board, President and Chief Executive Officer Pioneer Natural Resources Company	Mark S. Sexton Chairman of the Board, President and Chief Executive Officer Evergreen Resources, Inc.

     For a discussion of risk factors that you should consider in evaluating the merger, see “Risk Factors” beginning on page 24.

     Certain directors and officers of Pioneer and Evergreen have interests in the merger that are different from or in addition to the interests of other Pioneer and Evergreen stockholders. For a discussion of these interests, see “The Merger — Interests of Pioneer’s Directors and Management in the Merger” beginning on page 72 and “The Merger — Interests of Evergreen’s Directors and Management in the Merger” beginning on page 73.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the issuance of Pioneer common stock in the merger, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This joint proxy statement/ prospectus is dated [        ], 2004, and is first being mailed to stockholders on or about [        ], 2004.

Complimentary Areas of Operation

Pioneer Operations
Evergreen Operations
Uintah
Piceance
Raton
Hugoton
West Panhandle
Spraberry
Pawnee
Alaska
Canada
United States
Tunisia
Gabon
Argentina
South Africa

Pro Forma Proved Reserves 12/31/03

*6.4 Tcfe or 1,059 MMBOE**

2% Africa
12% Argentina
North America 86%
40% Liquids
60% Natural gas

*91% audited by Netherland, Sewell & Associates, Inc.

Pioneer Strategy		Evergreen
Moderate low-risk growth from onshore, long-lived foundation assets	⟷	Long-lived onshore North America gas platform with excellent growth potential
Low maintenance capital needed to preserve stable production and reserve base	⟷	Maintenance capital requirements among lowest in upstream sector
Deploy portion of free cash flow to potential high-impact, high-return exploration and acquisitions	⟷	Full-cycle economics provide strong free cash flow for reinvestment, seeking more diversified opportunities
Harvest portion of cash flow from exploration successes to rebalance portfolio with additional long-lived assets	⟷	Concentrated long-lived reserves
Augment growth through consolidation of core areas	⟷	Substantial Rockies acreage position in key growth basins with significant consolidation potential
Strengthen expertise and improve ability to leverage in other plays	⟷	Excellent coalbed methane platform

Pioneer Natural Resources Company

5205 N. O’Connor Blvd., Suite 900
Irving, Texas 75039
(972) 444-9001

Notice of Special Meeting of Stockholders

To Be Held [                        ], 2004

To the Stockholders of Pioneer Natural Resources Company:

      We will hold a special meeting of stockholders of Pioneer Natural Resources Company, a Delaware corporation, at the Dallas Marriott Las Colinas Hotel located at 223 West Las Colinas Blvd., Irving, Texas 75039, on [          ], 2004, at [          ] a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve the issuance of shares of Pioneer common stock in connection with the merger of BC Merger Sub, Inc., a Colorado corporation and wholly-owned subsidiary of Pioneer, with and into Evergreen Resources, Inc., a Colorado corporation, pursuant to the Agreement and Plan of Merger dated May 3, 2004, among Pioneer, BC Merger Sub, and Evergreen, whereby Evergreen will become a wholly-owned subsidiary of Pioneer.

2. Approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of proposal number 1 above.

      A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

      Pioneer has fixed the close of business on [          ], 2004, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of the stockholders entitled to vote will be open for examination by stockholders at Pioneer Natural Resources Company, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas 75039, during ordinary business hours beginning ten business days prior to the special meeting. The list will also be available at the special meeting.

      The board of directors of Pioneer unanimously, except for Scott D. Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken:

•	has determined that the merger agreement, the merger in accordance with the terms of the merger agreement, the issuance of shares of Pioneer common stock pursuant to the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its stockholders;

•	has approved the merger agreement, the merger and the other transactions contemplated thereby and has approved the issuance of Pioneer common stock pursuant to the merger; and

•	recommends that the stockholders of Pioneer vote “FOR” approval of the issuance of shares of Pioneer common stock in the merger.

      Mr. Sheffield recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken because he is a member of Evergreen’s board of directors in addition to serving as Chairman of the Board, President and Chief Executive Officer of Pioneer.

      We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, we encourage you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, self-addressed green envelope. You may also vote by telephone or the Internet using the instructions on the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you attend the special meeting you may vote in person even if you have returned a proxy card, or voted by telephone or the Internet using the instructions on the proxy card.

By Order of the Board of Directors,

MARK L. WITHROW,
Secretary

Irving, Texas

[                    ], 2004

IMPORTANT:

Whether or not you plan to attend the special meeting, we ask you to complete and promptly return the enclosed proxy card in the self-addressed green envelope provided or to vote by telephone or the Internet using the instructions on the proxy card.

Evergreen Resources, Inc.

1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100

Notice of Special Meeting of Stockholders

To Be Held [                        ], 2004

To the Stockholders of Evergreen Resources, Inc.:

      We will hold a special meeting of stockholders of Evergreen Resources, Inc., a Colorado corporation, at The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202, on [          ], 2004, at [          ] a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated May 3, 2004, among Pioneer Natural Resources Company, a Delaware corporation, BC Merger Sub, Inc., a Colorado corporation, and Evergreen, pursuant to which Evergreen will become a wholly-owned subsidiary of Pioneer.

2. Approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of proposal number 1 above.

      A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

      Evergreen has fixed the close of business on [          ], 2004, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of the stockholders entitled to vote will be open for examination by stockholders at Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, during ordinary business hours beginning two business days from the date of this notice and continuing through the special meeting. The list will also be available at the special meeting.

      The board of directors of Evergreen unanimously, except for Scott D. Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken:

•	has determined that the merger agreement, the merger in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Evergreen and its stockholders;

•	has approved and adopted the merger agreement, the merger and the other transactions contemplated thereby; and

•	recommends that the stockholders of Evergreen vote “FOR” approval of the merger agreement.

      Mr. Sheffield recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken because he is Chairman of the Board, President and Chief Executive Officer of Pioneer in addition to serving as a member of Evergreen’s board of directors.

      We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, we encourage you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, self-addressed green envelope. You may also vote by telephone or the Internet using the instructions on the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you attend the special meeting you may vote in person even if you have returned a proxy card, or voted by telephone or the Internet using the instructions on the proxy card.

      The merger agreement permits each holder of Evergreen common stock to elect the form of merger consideration it wishes to receive in exchange for its Evergreen shares, subject to certain aggregate limits, as explained in detail in the joint proxy statement/prospectus accompanying this notice. An election form, pursuant to which a holder of Evergreen common stock can make its election, is enclosed with the joint proxy statement/prospectus. If you wish to make an election regarding the form of merger consideration you wish to receive, you should complete and sign the election form and return it, together with all certificates representing your shares of Evergreen common stock, to Continental Stock Transfer & Trust Company, the exchange agent, in the enclosed, self-addressed white envelope.

By Order of the Board of Directors,

KEVIN R. COLLINS,
Secretary

Denver, Colorado

[                    ], 2004

IMPORTANT:

Whether or not you plan to attend the special meeting, we ask you to complete and promptly return the enclosed proxy card in the self-addressed green envelope provided or to vote by telephone or the Internet using the instructions on the proxy card.

Completed proxy cards should be sent to Computershare Trust Company, Inc. in the enclosed, self-addressed green envelope. Completed election forms and common stock certificates should be sent to Continental Stock Transfer & Trust Company in the separate enclosed, self-addressed white envelope. Please do not send your election form or common stock certificates together with your proxy card in one envelope. It is important that the materials be returned in separate envelopes as instructed.

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates by reference important business and financial information about Pioneer and Evergreen that is not included in or delivered with this document. This information is included in documents filed with the SEC by Pioneer and Evergreen that are available without charge from the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” beginning on page 135.

      Copies of the documents relating to Pioneer may also be obtained without charge from Pioneer on the Internet at www.pioneernrc.com, under the “Investor” tab, under the “SEC Filings” section; or by contacting Pioneer Natural Resources Company, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas 75039, Attention: Investor Relations; or by calling Pioneer’s Investor Relations office at telephone number: (972) 969-3583.

      Copies of the documents relating to Evergreen may be obtained without charge on the Internet at www.evergreengas.com, under the “Investor Relations” section; or by contacting Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, Attention: Investor Relations; or by calling Evergreen’s Investor Relations office at telephone number: (303) 298-8100.

      If you wish to obtain any of these documents from Pioneer or Evergreen, you should, to ensure timely delivery, make your request no later than [                    ], 2004.

      Pioneer’s common stock trades on the New York Stock Exchange under the symbol “PXD.” Evergreen’s common stock trades on the New York Stock Exchange under the symbol “EVG.”

      All information in this document concerning Pioneer has been furnished by Pioneer. All information in this document concerning Evergreen has been furnished by Evergreen. Pioneer has represented to Evergreen, and Evergreen has represented to Pioneer, that the information furnished by and concerning it is true and complete in all material respects.

ii

iii

TERMS USED IN THIS DOCUMENT

      Throughout this document, unless the context otherwise requires, the following terms have the following meanings:

•	The term “Bbl” means a standard barrel of 42 U.S. gallons and represents the basic unit for measuring the production of crude oil, NGLs and condensate.

•	The term “Bcf” means one billion cubic feet under prescribed conditions of pressure and temperature and is a measure of gas volumes.

•	The term “Bcfe” is a measure of gas and oil volumes which includes gas measured in Bcf and oil converted to gas at six Mcf of gas per Bbl of oil.

•	The term “BC Merger Sub” refers to BC Merger Sub, Inc., a Colorado corporation that is a wholly-owned subsidiary of Pioneer.

•	The term “BOE” means a barrel of oil equivalent and is a standard convention used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of gas to oil, being approximately six Mcf of gas per Bbl of oil.

•	The term “combined company” refers to Pioneer as combined with Evergreen following the merger and the post-closing merger.

•	The term “effective time” refers to the time that the merger becomes effective pursuant to Colorado law.

•	The term “Evergreen” refers to Evergreen Resources, Inc., a Colorado corporation. Discussions of Evergreen’s activities include Evergreen’s subsidiaries.

•	The term “Exchange Act” refers to the Securities Exchange Act of 1934.

•	The term “GAAP” means accounting principles generally accepted in the United States of America.

•	The term “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

•	The term “IRS” refers to the United States Internal Revenue Service.

•	The term “MBbl” means one thousand Bbls.

•	The term “MBOE” means one thousand BOE.

•	The term “MMBOE” means one million BOE.

•	The term “Mcf” means one thousand cubic feet under prescribed conditions of pressure and temperature and is a measure of gas volumes.

•	The term “Mcfe” is a measure of gas and oil volumes which includes gas measured in Mcf and oil converted to gas at six Mcf of gas per Bbl of oil.

•	The term “MMcf” means one million cubic feet under prescribed conditions of pressure and temperature and is a measure of gas volumes.

•	The term “merger” refers to the merger of BC Merger Sub with and into Evergreen, with Evergreen surviving the merger and becoming a wholly-owned subsidiary of Pioneer.

•	The term “merger agreement” refers to the Agreement and Plan of Merger, dated May 3, 2004, among Pioneer, Evergreen and BC Merger Sub.

•	The term “NGLs” means natural gas liquids.

•	The term “NYMEX” means the New York Mercantile Exchange.

•	The term “Pioneer” refers to Pioneer Natural Resources Company, a Delaware corporation. Discussions of Pioneer’s activities include Pioneer’s subsidiaries.

•	The term “post-closing merger” refers to the merger of Evergreen, immediately following the merger, with and into a wholly-owned limited liability company subsidiary of Pioneer, with the limited liability company subsidiary as the surviving entity that is wholly-owned by Pioneer.

•	The term “proved reserves” means the estimated quantities of crude oil, natural gas, and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

•	Reservoirs are considered proved if economic produceability is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

•	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

•	Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

•	The term “SEC” refers to the United States Securities and Exchange Commission.

•	The term “Securities Act” refers to the Securities Act of 1933.

•	The term “standardized measure” means the after-tax present value of estimated future net revenues of proved reserves, determined in accordance with the rules and regulations of the SEC, using prices and costs in effect at the specified date and a ten percent discount rate.

•	The terms “we,” “our” and “us” refer to Pioneer and Evergreen, collectively.

QUESTIONS AND ANSWERS ABOUT THE MERGER

General

Q:	Why is the merger being proposed?

A:	Our companies are proposing the merger because we believe it will create substantial strategic benefits for Pioneer and Evergreen. The proposed merger will combine the businesses of Pioneer and Evergreen to create a premier oil and gas asset portfolio in North America that will anchor the combined company’s significant exploration and international opportunities and allow the combined company to balance the risk profiles of its growth opportunities between lower-risk extension drilling in the onshore United States and Argentina and higher-risk exploration opportunities in Alaska, the deepwater Gulf of Mexico, North Africa and West Africa. We believe that the merger will, among other things:

• strengthen our asset position in North America;

• create a new core area with some of the best long-lived gas assets in North America;

• provide a better balance of low and high-risk drilling opportunities;

• lengthen our proved reserves to production ratio;

• add approximately 2,000 drilling locations in the Raton Basin targeting gas reserves;

• leverage unconventional gas expertise;

• leverage our expertise in lower-pressure gas gathering systems and telemetry;

• add a substantial Rocky Mountain acreage position in key growth basins;

• enhance our Canadian asset portfolio; and

• increase the value and development potential of Evergreen’s properties in the Rocky Mountains.

Please review the more detailed description of our reasons for the merger in “The Merger — Recommendation of Pioneer’s Board of Directors and Reasons for the Merger” beginning on page 52 and “The Merger — Recommendation of Evergreen’s Board of Directors and Reasons for the Merger” beginning on page 54.

Q.	How will the merger occur?

A:	The combination of Pioneer and Evergreen will consist of two separate mergers. First, BC Merger Sub will merge with and into Evergreen, with Evergreen surviving the merger and becoming a wholly-owned subsidiary of Pioneer. When this merger occurs, Evergreen stockholders will be entitled to receive the merger consideration. See “The Merger Agreement — Merger Consideration” beginning on page 84. Second, immediately after the first merger, Evergreen will merge with and into a wholly-owned limited liability company subsidiary of Pioneer, with the limited liability company subsidiary surviving the second merger as a wholly-owned subsidiary of Pioneer.

Q:	When will the merger be completed?

A:	The merger will be completed when the conditions described in “The Merger Agreement — Conditions to the Completion of the Merger” are satisfied or, where permitted, waived. Pioneer and Evergreen believe that the merger can be completed during the third quarter of 2004. Nevertheless, we cannot assure you when all conditions to the merger will be satisfied or, where permitted, waived, and when the completion of the merger will occur, if at all. See “Risk Factors — Risks Relating to the Merger” beginning on page 24.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please fill out and sign your proxy card or vote by telephone or the Internet according to the instructions provided on the proxy card. Please mail your signed proxy card in the enclosed self-addressed green return envelope, or vote by telephone or the Internet, as soon as possible so that your shares may be represented at your company’s special meeting. Your proxy will instruct the persons named on the proxy card to vote your shares at the applicable special meeting as you direct.

In addition, if you are an Evergreen stockholder and you wish to make an election regarding the form of merger consideration you wish to receive, you should complete and sign the election form enclosed with this joint proxy statement/ prospectus and return it, together with all certificates representing your shares of Evergreen common stock, duly endorsed in blank or otherwise in a form acceptable for transfer, to Continental Stock Transfer & Trust Company, the exchange agent, by no later than 5:00 p.m., Eastern time, on [ ], 2004. A white self-addressed envelope is enclosed for submitting the election form and certificates to the exchange agent. Further information regarding the forms of merger consideration available to Evergreen stockholders and the election procedure is contained in “The Merger Agreement — Merger Consideration — Election Procedures for Base Merger Consideration” on page 87.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in several ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, if you vote by telephone or the Internet, you may change your vote by telephone or the Internet by following the instructions given to you when you call or visit the Internet site. Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. Further information about these procedures is contained in “The Pioneer Special Meeting” on page 40 and “The Evergreen Special Meeting” on page 43.

Q:	If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not vote your shares for or against approval of the merger, the merger agreement or the issuance of Pioneer common stock pursuant to the merger unless you tell your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

Q:	Do I have dissenters’ rights of appraisal?

A:	If you are an Evergreen stockholder you will have dissenters’ rights of appraisal as a result of the merger. See “The Merger — Dissenters’ Rights of Appraisal of Evergreen Stockholders” beginning on page 80. Pioneer stockholders do not have dissenters’ rights of appraisal.

Q:	Where can I find more information about the companies?

A:	Both Pioneer and Evergreen file periodic reports with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available through the Internet at the EDGAR database maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange.

Copies of the documents relating to Pioneer may also be obtained without charge from Pioneer on the Internet at www.pioneernrc.com, under the “Investor” tab, under the “SEC Filings” section; or by contacting Pioneer Natural Resources Company, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas

75039, Attention: Investor Relations; or by calling Pioneer’s Investor Relations office at telephone number: (972) 969-3583.

Copies of the documents relating to Evergreen may be obtained without charge on the Internet at www.evergreengas.com, under the “Investor Relations” section; or by contacting Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, Attention: Investor Relations; or by calling Evergreen’s Investor Relations office at telephone number: (303) 298-8100.

Q:	What approvals are required to complete the merger in addition to Pioneer and Evergreen stockholder approvals?

A:	Under the HSR Act, Pioneer and Evergreen cannot complete the merger until they have filed certain information and materials with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and the applicable waiting period has expired or been terminated. The required filings with the Department of Justice and the Federal Trade Commission were completed on [ ], 2004, and the waiting period expired on [ ], 2004. See “The Merger — Regulatory Filings and Approvals Required to Complete the Merger” beginning on page 82.

Q:	Is Pioneer’s obligation to complete the merger subject to Pioneer receiving financing?

A:	No. Although a financial institution has entered into a commitment agreement with Pioneer to provide financing for the merger, Pioneer must complete the merger regardless of whether it receives financing.

For Pioneer Stockholders

Q:	When and where is the special meeting of the Pioneer stockholders?

A:	The Pioneer special meeting will take place on [ ], 2004 at [ ] a.m., local time. The location of the special meeting is the Dallas Marriott Las Colinas Hotel located at 223 West Las Colinas Blvd., Irving, Texas 75039.

Q:	On what matters are Pioneer stockholders voting and why?

A:	Pioneer stockholders are voting on a proposal to approve the issuance of new shares of Pioneer common stock in the merger. This stockholder vote is required under the rules of the New York Stock Exchange because the aggregate number of shares of Pioneer common stock to be issued to Evergreen stockholders in the merger will exceed 20% of the total number of shares of Pioneer common stock issued and outstanding immediately prior to the completion of the merger. The approval of the issuance of Pioneer common stock in the merger is a condition to the completion of the merger.

Q:	How many shares of Pioneer common stock will Pioneer issue in the merger?

A:	In exchange for Evergreen common stock issued and outstanding as of the effective time of the merger, including shares issuable pursuant to Evergreen restricted stock awards for which the applicable restrictions lapse as of the effective time, Pioneer will issue in the merger approximately 25.3 million shares of Pioneer common stock, which represent approximately 21% of the shares of Pioneer common stock outstanding immediately prior to the merger. Another 2.5 million shares of Pioneer common stock will be issuable upon exercise of Evergreen stock options. Also, upon conversion of Evergreen’s 4.75% Senior Convertible Notes due 2021, Pioneer will issue approximately 2.3 million additional shares of Pioneer common stock. Approximately 252,000 additional shares of Pioneer common stock will be issuable after the merger upon the lapse of restrictions associated with Evergreen restricted stock awards for which the applicable restrictions do not lapse as of the effective time.

Q:	How will Pioneer stockholders be affected by the merger and share issuance?

A:	After the merger, each Pioneer stockholder will have the same number of shares of Pioneer common stock that the stockholder held immediately prior to the merger. However, because Pioneer will be issuing new shares of Pioneer common stock to Evergreen stockholders in the merger, each outstanding share of Pioneer common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Pioneer common stock outstanding after the merger. As a result of the merger, each Pioneer stockholder will own shares in a larger company with more assets.

Q:	What are the tax consequences of the merger?

A:	It is a condition to the merger that Pioneer and Evergreen each receive an opinion of counsel to the effect that none of Pioneer, BC Merger Sub or Evergreen will recognize gain as a result of the merger. Pioneer and Evergreen expect to receive opinions that satisfy these requirements. For a full description of the material federal income tax consequences of the merger, see “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75.

Q:	What vote of Pioneer stockholders is required to approve the issuance of Pioneer common stock in the merger?

A:	The approval of the issuance of shares of Pioneer common stock in the merger requires the affirmative vote of a majority of the votes cast by holders of Pioneer common stock by proxy or in person and entitled to vote as of the record date for the special meeting. The total vote cast by Pioneer stockholders at the meeting must represent more than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting.

Q:	What will happen if I abstain from voting?

A:	An abstention will count as present for purposes of establishing a quorum at the Pioneer special meeting. However, neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of shares of Pioneer common stock in the merger because they will not be counted as votes cast either for or against the proposal. Nevertheless, an abstention may result in the total votes cast at the special meeting representing fewer than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting, in which case the vote would not satisfy the stockholder approval requirement for the issuance of shares of Pioneer common stock in the merger.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and the combined company’s operations described in “Risk Factors” beginning on page 24.

Q:	Whom should I contact if I have questions?

A:	If you have any questions about the merger agreement, the merger or the issuance of shares of Pioneer common stock in the merger, or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card, you should contact:

Pioneer Natural Resources Company
5205 N. O’Connor Blvd., Suite 900
Irving, Texas 75039
Attention: Investor Relations
Telephone: (972) 444-969-3583

For Evergreen Stockholders

Q:	When and where is the special meeting of the Evergreen stockholders?

A:	The Evergreen special meeting will take place on [ ], 2004, at [ ] a.m., local time. The location of the special meeting is The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202.

Q:	On what matters are the Evergreen stockholders voting and why?

A:	Evergreen stockholders are voting on a proposal to approve the merger agreement. The approval of the merger agreement by the Evergreen stockholders is a condition to the completion of the merger.

Q:	What will Evergreen stockholders receive in the merger?

A:	Evergreen stockholders have the option to elect to receive one of three forms of merger consideration for each share of Evergreen common stock held: (i) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (ii) $39.00 in cash, subject to allocation and proration; or (iii) 0.58175 shares of Pioneer common stock and $19.50 in cash. Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash for each share of Evergreen common stock held. Each holder must make the same election with respect to all of its shares of Evergreen common stock. In addition, Evergreen stockholders are entitled to receive an additional cash payment equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas; plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger for a sale price generating more than $15 million of net proceeds. No fractional shares of Pioneer common stock will be issued in the merger. Instead, each Evergreen stockholder that would otherwise be entitled to receive a fractional share will receive an amount in cash in accordance with the terms of the merger agreement. For further discussion of the consideration each Evergreen stockholder is entitled to receive, see “The Merger Agreement — Merger Consideration” beginning on page 84.

Q:	How do I elect the form of merger consideration that I prefer?

A:	You will be entitled to make an election regarding the form of merger consideration you prefer, subject to allocation and proration, by completing and signing the election form that is enclosed with this joint proxy statement/prospectus. For an election form to be effective, the election form, together with certificates representing all of the holder’s shares of Evergreen common stock, duly endorsed in blank or otherwise in a form acceptable for transfer, must be received by Continental Stock Transfer & Trust Company, the exchange agent, at 17 Battery Place, 8th Floor, New York, New York 10004, and not withdrawn, by 5:00 p.m., Eastern time, on [ ], 2004. The exchange agent will not accept guarantee of delivery of certificates in lieu of physical delivery of certificates. A white self-addressed envelope is enclosed for submitting the election form and certificates to the exchange agent. If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares. If you do not receive these instructions, you should contact the entity where your shares are held. In the event the merger agreement is terminated, any Evergreen stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge. See “The Merger Agreement — Merger Consideration — Election Procedures for Base Merger Consideration” on page 87.

Q:	Can I make one election for some of my shares and another election for the rest?

A:	No. The election you make will apply to all of the shares of Evergreen common stock that you hold.

Q:	What will I receive if I do not make an election?

A:	If you fail to make an election, you will be treated as if you elected to receive, for each share of Evergreen common stock that you hold, an amount in cash equal to the sum of $19.50 plus the amount pertaining to Evergreen’s Kansas properties and 0.58175 of a share of Pioneer common stock.

Q:	Will I receive the form of payment that I choose?

A:	The merger agreement provides that the aggregate number of shares of Pioneer common stock to be issued in the merger and the aggregate amount of cash to be paid in the merger, excluding cash paid with respect to Evergreen’s Kansas properties, are each subject to a limit that depends on the number of shares of Evergreen common stock outstanding immediately prior to the merger.

• You will receive the form of payment that you choose if you elect to receive, for each share of Evergreen common stock that you hold, 0.58175 of a share of Pioneer common stock and $19.50 in cash, plus the additional cash payment with respect to Evergreen’s Kansas properties.

• You may not receive the form of payment that you choose if you elect to receive, for each share of Evergreen common stock that you hold, 1.1635 shares of Pioneer common stock, plus the additional cash payment with respect to Evergreen’s Kansas properties. In the event that, taking into account the elections made and deemed made by the holders of Evergreen common stock, the number of shares of Pioneer common stock to be issued as merger consideration would exceed the maximum number of Pioneer shares issuable in the merger pursuant to the merger agreement, then the holders of Evergreen common stock who made elections to receive all cash will receive all cash, and the number of shares of Pioneer common stock issued to holders who made elections to receive all Pioneer common stock will be reduced (and the amount of cash they receive will be increased) so that the aggregate stock consideration does not exceed the maximum limit.

• You may not receive the form of payment that you choose if you elect to receive, for each share of Evergreen common stock that you hold, $39.00 in cash, plus the additional cash payment with respect to Evergreen’s Kansas properties. In the event that, taking into account the elections made and deemed made by the holders of Evergreen common stock, the amount of cash to be paid as merger consideration, other than cash paid with respect to Evergreen’s Kansas properties, would exceed the maximum amount of cash payable in the merger pursuant to the merger agreement, then the holders of Evergreen common stock who make elections to receive all stock will receive all stock, and the amount of cash paid to holders who made elections to receive all cash will be reduced (and the amount of Pioneer common stock they receive will be increased) so that the aggregate cash consideration does not exceed the maximum limit.

See “The Merger Agreement — Merger Consideration — Election Procedures for Base Merger Consideration” beginning on page 87, “The Merger Agreement — Merger Consideration — Maximum Aggregate Consideration” beginning on page 87, and “The Merger Agreement — Merger Consideration — Allocation Procedures” beginning on page 88.

Q:	What will happen to outstanding options to purchase shares of Evergreen common stock?

A:	At the effective time, each outstanding option to purchase shares of Evergreen common stock will become fully exercisable and will be assumed by Pioneer and converted into an option to purchase (i) the number of shares of Pioneer common stock determined by multiplying the number of shares of Evergreen common stock subject to the option by 1.1635, plus (ii) an amount of cash at exercise equal to the number of shares of Evergreen common stock subject to the option multiplied by the consideration per share to be paid to Evergreen stockholders for the Kansas properties, without interest, as described in “Q: What will Evergreen stockholders receive in the merger?” The exercise price per share of Pioneer common stock for each option assumed by Pioneer will be equal to the exercise price per share of the existing option for Evergreen common stock divided by 1.1635. As soon as reasonably practicable following the effective time, Pioneer will cause the shares of Pioneer common stock issuable upon exercise of the options assumed above to be registered on Form S-8 promulgated by the SEC, and will use its commercially reasonable efforts to maintain the effectiveness of the registration statement for as long as the options remain outstanding. See “The Merger Agreement — Merger Consideration — Effect on Evergreen Stock Options and Restricted Stock Awards” beginning on page 85.

Q:	What will happen to Evergreen restricted stock?

A:	At the effective time, each Evergreen restricted stock award for which the applicable restrictions have not lapsed as of the effective time will be assumed by Pioneer. Holders of Evergreen restricted stock awards for which the applicable restrictions have not lapsed as of the effective time will be deemed to have made a stock election and will receive, for each share of Evergreen restricted stock subject to the award, and payable only upon or after lapse of the restrictions, (i) the right to be issued 1.1635 shares of Pioneer common stock and (ii) the consideration per share to be paid to holders of Evergreen common stock for the Kansas properties in cash, without interest. Each Evergreen restricted stock award for which the restrictions have lapsed as of the effective time will be treated as outstanding Evergreen common stock that will have the option to receive one of the three forms of merger consideration described in “Q: What will Evergreen stockholders receive in the merger?” For each Evergreen restricted stock award granted effective as of April 30, 2004, (i) the restrictions applicable to one-third of the shares subject to the restricted stock award will lapse at the effective time, and (ii) for employees with at least two years of service with Evergreen as of April 30, 2004, the restrictions applicable to an additional one-third of the shares subject to the award will lapse in the event of the employee’s termination within one year after the effective time by the employee for good reason or by Pioneer without cause. For each Evergreen restricted stock award granted prior to April 30, 2004, (i) the lapsing of restrictions applicable to each restricted stock award will accelerate by one year at the effective time, and (ii) the restrictions applicable to each restricted stock award will lapse completely in the event of the employee’s termination within one year after the effective time by the employee for good reason or by Pioneer without cause. The schedule for lapsing of restrictions applicable to each restricted stock award granted after April 30, 2004, will not change. For each Evergreen restricted stock award to Mark Sexton, President and Chief Executive Officer of Evergreen, Dennis Carlton, Executive Vice President — Exploration and Chief Operating Officer of Evergreen, Kevin Collins, Executive Vice President — Finance, Chief Financial Officer, Treasurer and Secretary of Evergreen, and the non-employee directors of Evergreen, the restrictions applicable to the restricted stock awards will lapse completely as of the effective time. Pioneer will cause the shares of Pioneer common stock to be issued upon lapse of restrictions in Evergreen restricted stock awards that are not fully vested at the effective time to be registered on Form S-8 promulgated by the SEC, and will use its commercially reasonable efforts to maintain the effectiveness of the registration statement for as long the restricted stock awards remain outstanding and unvested. See “The Merger Agreement — Merger Consideration — Effect on Evergreen Stock Options and Restricted Stock Awards” beginning on page 85.

Q:	What are the U.S. federal income tax consequences of the merger to Evergreen’s stockholders?

A:	The U.S. federal income tax consequences of the merger to you will depend on whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws and, if so, whether you receive solely cash or a combination of Pioneer common stock and cash in the merger.

If the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws, you generally will recognize gain only to the extent of any cash you receive in the merger. You generally will not recognize loss in the merger unless you receive solely cash in exchange for your shares of Evergreen common stock.

If the transactions contemplated by the merger agreement do not qualify as a “reorganization” under U.S. federal income tax laws, you will recognize gain or loss in an amount equal to the fair market value of any shares of Pioneer common stock and the amount of any cash you receive minus your basis in the Evergreen common stock surrendered.

Whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws will depend on the aggregate value of the Pioneer common stock delivered in the merger to holders of shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) relative to the aggregate amount of cash consideration delivered in the merger in exchange for those shares of Evergreen common stock. The aggregate values of the Pioneer common stock and cash delivered in the merger will depend, under the administrative practice of the IRS, upon the value of a share of Pioneer common stock when the merger occurs and upon other matters such as the amount of cash that is paid to dissenters and in respect of the Kansas properties, none of which can be determined or predicted at this time. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75 for a discussion of what value of Pioneer common stock should be sufficient for this purpose. As an illustration of the interaction of the relevant variables, if (i) no shares dissent from the merger and (ii) the consideration paid in respect of the Kansas properties is $0.35 for each share of Evergreen common stock, then based on Evergreen’s estimates of the number of shares of Evergreen common stock that will be outstanding when the merger occurs and the number of those shares of Evergreen common stock that are issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $23.19 or more. As an alternative illustration, if (i) the number of shares dissenting from the merger is the maximum number that is permitted by the merger agreement, (ii) the consideration paid in respect of the Kansas properties is $1.00, in the aggregate, for each non-dissenting share of Evergreen common stock and (iii) each dissenting share of Evergreen common stock is paid an amount of cash that is equal to the fair market value when the merger occurs of 0.58175 shares of Pioneer common stock and $20.50 in cash, then based on Evergreen’s estimates described in the previous sentence, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $26.16 or more.

Qualification of the transactions contemplated by the merger agreement as a “reorganization” is not a condition to the closing of the merger, and it will not be known at the time of the stockholders’ meeting or at the time you elect which form of consideration you wish to receive whether the transactions contemplated by the merger agreement will qualify as a “reorganization” under U.S. federal income tax laws.

We intend to make a public announcement on, or soon after, the effective date of the merger indicating whether we intend to treat the transactions contemplated by the merger agreement as qualifying as a “reorganization.”

For a more detailed description of the tax consequences of the exchange of Evergreen shares in the merger, please see “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75.

Q:	What vote of Evergreen stockholders will be required to approve the merger agreement?

A:	The approval of the merger agreement requires the affirmative vote by proxy or in person of the holders of a majority of Evergreen’s common stock issued and outstanding and entitled to vote as of the record date for the Evergreen special meeting.

Q:	What will happen if I abstain from voting to approve the merger agreement and the merger?

A:	An abstention or failure to vote shares of Evergreen common stock will have the same effect as a vote against the approval of the merger agreement.

Q:	When should I send in my stock certificates?

A:	To make a valid election regarding the form of merger consideration you wish to receive, you must properly complete, sign and submit the election form that is enclosed with this joint proxy statement/prospectus, together with certificates representing all of your shares of Evergreen common stock, duly endorsed in blank or otherwise in a form acceptable for transfer, to Continental Stock Transfer & Trust Company, the exchange agent, and not withdraw your election form, by 5:00 p.m., Eastern time, on [ ], 2004. A self-addressed white envelope is enclosed for submitting the election form and certificates to the exchange agent. If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares. If you do not receive these instructions, you should contact the entity where your shares are held. In the event the merger agreement is terminated, any Evergreen stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge. If you do not properly submit your election form with your stock certificates, then, promptly after the closing date of the merger, the exchange agent will mail to you a letter of transmittal and instructions for surrendering stock certificates for use in exchanging your stock certificates for the merger consideration. See “The Merger Agreement — Merger Consideration — Election Procedures for Base Merger Consideration” on page 87.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and the combined company’s operations in “Risk Factors” beginning on page 24.

Q:	Whom should I contact if I have questions?

A:	If you have any questions about the merger agreement or the merger, or if you need additional copies of this joint proxy statement/ prospectus, the enclosed proxy card or the enclosed election form, you should contact:

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
Attention: Investor Relations
Telephone: (303) 298-8100

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you. See “Where You Can Find More Information” on page 135. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Pioneer (see page 39)

Pioneer Natural Resources Company
5205 N. O’Connor Blvd., Suite 900
Irving, Texas 75039
(972) 444-9001

      Pioneer is an independent oil and gas exploration and production company with ownership interests in oil and gas properties located in the United States, Argentina, Canada, Gabon, South Africa and Tunisia. Pioneer’s proved reserves are approximately balanced between oil and gas. Approximately 65% of Pioneer’s proved reserves are in three areas in the United States: the Hugoton gas field, the West Panhandle gas field and the Spraberry oil and gas field.

Evergreen (see page 39)

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100

      Evergreen is an independent exploration and production company engaged primarily in the operation, development, production, exploration and acquisition of North American unconventional gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen’s current operations principally focus on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.

The Combined Company

      Upon completion of the merger, Evergreen will be a wholly-owned subsidiary of Pioneer. The merger will result in a strategic alliance between the two companies that will provide an attractive opportunity for the combined company to realize the value of both Pioneer’s and Evergreen’s long-lived assets and provide stockholders with exposure to high-impact exploration opportunities.

      The combined company will continue to balance low-risk growth from its onshore foundation assets with deploying excess cash flow into high-impact, potentially high-return exploration opportunities. The addition of Evergreen’s assets will expand Pioneer’s existing long-lived North American asset foundation and add a new core area with a significant inventory of low-risk drilling opportunities, including over 2,000 low-risk onshore drilling locations in the United States. The new asset base is expected to provide Pioneer with additional free cash flow, which it can use to rebalance its portfolio and invest in future growth opportunities. The combined company plans to pursue high-potential exploration programs in Alaska, the deepwater Gulf of Mexico, North Africa and West Africa.

      Expansion into the Rocky Mountains. The combined company will have significant reserves in the Rocky Mountain region. Evergreen’s 2003 reported year-end proved reserves amounted to approximately 1,495 Bcfe of gas equivalents, or 249 MMBOE, that are concentrated primarily in the Rocky Mountains in the Raton Basin and the Piceance/Uintah Basins, and additional reserves in the Western Canada Sedimentary Basin. These areas have extensive opportunities to extend the existing proved reserves.

      Proved Reserves of the Combined Company. Based on the December 31, 2003 reserve estimates of both Pioneer and Evergreen, the combined company expects to have proved reserves of 1,059 MMBOE or 6.4 trillion cubic feet of gas equivalent. These proved reserves are 60% gas, with 86% of these proved reserves located in North America. Netherland, Sewell & Associates, Inc., which we refer to in this joint proxy statement/ prospectus as Netherland, Sewell, has audited 91% of the combined company’s December 31, 2003 proved reserves. In order to conform the reporting of Evergreen’s gas used in field compression to that of Pioneer, Evergreen’s gas reserve volumes were increased, where applicable, to include the estimate of future gas to be used in field compression. Accordingly, oil and gas revenues and production costs were increased by corresponding dollar amounts to account for the gas revenues and production costs associated with gas used in field compression.

      Production of the Combined Company. The combined company’s current production is approximately 838 MMcf per day of gas and 71 MBbls of liquids per day. The combined company also expects to have substantial exploration potential and a proved reserves to production ratio of 16 years.

      Ratings of the Combined Company. Pioneer will continue its commitment to achieve a mid-investment grade rating by the end of 2005. The combined company expects to have debt to book capitalization of approximately 45% by the end of 2004, and is targeting debt to book capitalization below 40% by the end of 2005.

      Commodity Hedges of the Combined Company. In order to mitigate the impact of commodity price changes on the merger and to stabilize product prices so that Pioneer will have sufficient cash to achieve its debt reduction targets by the end of 2005, Evergreen and Pioneer have added commodity hedges for their 2004 and 2005 forecasted oil and gas production. As of June 9, 2004, Evergreen has hedged 119 MMcf per day of its July through December 2004 gas production at an average fixed price of $4.70 per Mcf and 100 MMcf per day of its 2005 gas production at an average fixed price of $5.15 per Mcf. Also as of June 9, 2004, Pioneer has hedged 310 MMcf per day of its July through December 2004 gas production at an average fixed price of $4.40 per Mcf, 175 MMcf per day of its 2005 forecasted gas production at an average fixed price of $5.15 per Mcf, 23 MBbls per day of its July through December 2004 oil production at an average fixed price of $29.45 per Bbl, and 27 MBbls per day of its forecasted 2005 oil production at an average fixed price of $27.97 per Bbl. Pioneer has also hedged portions of its 2006 and 2007 forecasted gas production and portions of its 2006, 2007 and 2008 forecasted oil production.

      Increased Production of the Combined Company. If the merger is completed by the end of the third quarter of 2004, the combined company will realize an increase in production levels over those currently being produced by Pioneer. For 2004, Pioneer estimates that total production will range from 70 to 73 MMBOE, including a full quarter of production from the Evergreen assets. The combined company is expected to realize production growth during 2005 of approximately 10% to 15% over Pioneer’s forecasted 2004 production, reflecting the assumed combined production during the fourth quarter of 2004.

      Directors of the Combined Company. At the time of the merger, two of Evergreen’s directors, Mark Sexton and Andrew Lundquist, will join Pioneer’s board of directors.

      Environmental Focus of the Combined Company. The combined company will continue to strive to use environmentally responsible operating techniques, a hallmark of both Pioneer and Evergreen.

The Merger

The Merger Agreement (see page 84)

      The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

What Evergreen Stockholders Will Receive in the Merger (see page 84)

      Evergreen stockholders have the option to elect to receive one of three forms of merger consideration for each share of Evergreen common stock held: (i) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (ii) $39.00 in cash, subject to allocation and proration; or (iii) 0.58175 shares of Pioneer common stock and $19.50 in cash. Each holder must make the same election with respect to all of its shares of Evergreen common stock. Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash for each share of Evergreen common stock held. In addition, Evergreen stockholders are entitled to receive an additional cash payment equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas; plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger. For further discussion of the consideration each Evergreen stockholder is entitled to receive, see “The Merger Agreement — Merger Consideration” beginning on page 84.

Recommendations of the Boards of Directors

Pioneer (see page 52)

      At its meeting on May 3, 2004, after due consideration, the Pioneer board of directors, except for Scott Sheffield, who recused himself from voting and did not participate in the meeting in which such vote was taken, unanimously adopted resolutions (i) determining that the merger agreement, the merger in accordance with the terms of the merger agreement, the issuance of shares of Pioneer common stock pursuant to the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its stockholders, (ii) approving the merger agreement, the merger, and the other transactions contemplated by the merger agreement and approving the issuance of Pioneer common stock pursuant to the merger, and (iii) recommending that the Pioneer stockholders vote “FOR” the approval of the issuance of shares of Pioneer common stock in the merger. Mr. Sheffield recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken because he is a member of Evergreen’s board of directors in addition to serving as Chairman of the Board, President and Chief Executive Officer of Pioneer.

Evergreen (see page 54)

      At its meeting on May 3, 2004, after due consideration, the Evergreen board of directors, except for Scott Sheffield, who recused himself from voting and did not participate in the meeting in which such vote was taken, unanimously adopted resolutions (i) determining that the merger agreement, the merger in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Evergreen and its stockholders, (ii) approving and adopting the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and (iii) recommending that the Evergreen stockholders vote “FOR” the approval of the merger agreement. Mr. Sheffield recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken because he is Chairman of the Board, President and Chief Executive Officer of Pioneer in addition to serving as a member of Evergreen’s board of directors.

Vote Required

Pioneer (see page 41)

      The approval of the issuance of shares of Pioneer common stock in the merger requires the affirmative vote of a majority of the votes cast by holders of Pioneer common stock by proxy or in person and entitled to vote as of the record date for the special meeting. The total vote cast by Pioneer stockholders at the meeting must represent more than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting.

      As of June 9, 2004, shares representing less than 1% of the total outstanding shares of Pioneer common stock were held by Pioneer’s directors, executive officers and their respective affiliates.

Evergreen (see page 43)

      The approval of the merger agreement requires the affirmative vote by proxy or in person of the holders of a majority of Evergreen’s common stock issued and outstanding and entitled to vote as of the record date for the Evergreen special meeting.

      As of June 9, 2004, shares representing approximately 4% of the total outstanding shares of Evergreen common stock were held by Evergreen’s directors, executive officers and their respective affiliates.

Fairness Opinions of Financial Advisors

Pioneer (see page 56)

      In deciding to approve the merger agreement, Pioneer’s board of directors considered the oral opinion of J.P. Morgan Securities Inc., which we refer to in this joint proxy statement/ prospectus as JPMorgan, delivered on May 3, 2004, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the matters set forth in the opinion, the consideration to be paid by Pioneer in the merger was fair, from a financial point of view, to Pioneer. The written opinion of JPMorgan confirming their oral opinion is attached as Annex B to this document. We urge Pioneer stockholders to read the JPMorgan opinion carefully and in its entirety. JPMorgan’s advisory services and opinion were provided for the information of the Pioneer board of directors in its evaluation of the proposed merger and did not constitute a recommendation of the merger to Pioneer or a recommendation to any holder of Pioneer common stock as to how that stockholder should vote on any matters relating to the merger.

Evergreen (see page 63)

      In deciding to approve the merger agreement, Evergreen’s board of directors considered the oral opinion of Citigroup Global Markets Inc., which we refer to in this joint proxy statement/ prospectus as Citigroup, delivered on May 3, 2004, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the holders of Evergreen common stock in the merger was fair, from a financial point of view, to the holders of Evergreen common stock. The written opinion of Citigroup is attached as Annex C to this document. We urge Evergreen stockholders to read the Citigroup opinion carefully and in its entirety. Citigroup provided its advisory services and opinion for the information of the Transactions Committee and the Evergreen board of directors in connection with their evaluation of the merger. The Citigroup opinion is not a recommendation, and Citigroup makes no recommendation, to any stockholder regarding how such stockholder should vote on any matters relating to the merger.

Interests of Directors and Management in the Merger

Pioneer (see page 72)

      Scott Sheffield, Pioneer’s Chairman of the Board, President and Chief Executive Officer, is also a director of Evergreen and owns 6,400 shares of Evergreen common stock, options to purchase 4,800 shares of Evergreen common stock that are fully exercisable, options to purchase 19,200 shares of Evergreen common stock that are not fully exercisable and an award for 9,600 shares of Evergreen restricted stock. The lapsing of the restrictions applicable to Mr. Sheffield’s Evergreen restricted stock award will be accelerated as of the effective time, and all of Mr. Sheffield’s unvested options will become fully exercisable as of the effective time. Mr. Sheffield also beneficially owns 579,917 shares of Pioneer common stock, including 272,000 shares subject to options that are currently exercisable and 133,350 unvested shares of restricted stock.

Evergreen (see page 73)

      Some of the directors and officers of Evergreen have interests in the merger that are different from or in addition to the interests of other Evergreen stockholders. These interests include positions as directors of Pioneer after the merger, possible substantial payments and benefits under change of control agreements that are triggered upon the completion of the merger, payments under consulting and non-competition agreements entered into with Pioneer, and accelerated vesting of stock options and restricted stock awards as a result of the merger. Pioneer and Messrs. Carlton, Collins and Sexton disagree about the amount of cash that would be payable to those three executives under their change in control agreements if the merger is completed, and the three executives have made a written request to submit the matter to arbitration.

Material United States Federal Income Tax Consequences of the Merger (see page 75)

      The U.S. federal income tax consequences of the merger to you will depend on whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws and, if so, whether you receive solely cash or a combination of Pioneer common stock and cash in the merger.

      If the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws, you generally will recognize gain only to the extent of any cash you receive in the merger. You generally will not recognize loss in the merger unless you receive solely cash in exchange for your shares of Evergreen common stock.

      If the transactions contemplated by the merger agreement do not qualify as a “reorganization” under U.S. federal income tax laws, you will recognize gain or loss in an amount equal to the fair market value of any shares of Pioneer common stock and the amount of any cash you receive minus your basis in the Evergreen common stock surrendered.

      Whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws will depend on the aggregate value of the Pioneer common stock delivered in the merger to holders of shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) relative to the aggregate amount of cash consideration delivered in the merger in exchange for those shares of Evergreen common stock. The aggregate values of the Pioneer common stock and cash delivered in the merger will depend, under the administrative practice of the IRS, upon the value of a share of Pioneer common stock when the merger occurs and upon other matters such as the amount of cash that is paid to dissenters and in respect of the Kansas properties, none of which can be determined or predicted at this time. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75 for a discussion of what value of Pioneer common stock should be sufficient for this purpose. As an illustration of the interaction of the relevant variables, if (i) no shares dissent from the merger and (ii) the consideration paid in respect of the Kansas properties is $0.35 for each share of Evergreen common stock, then based on Evergreen’s estimates of the number of shares of Evergreen common stock that will be outstanding when the merger occurs and the number of those shares of Evergreen common stock that are issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $23.19 or more. As an alternative illustration, if (i) the number of shares dissenting from the merger is the maximum number that is permitted by the merger agreement, (ii) the consideration paid in respect of the Kansas properties is $1.00, in the aggregate, for each non-dissenting share of Evergreen common stock and (iii) each dissenting share of Evergreen common stock is paid an amount of cash that is equal to the fair market value when the merger occurs of 0.58175 shares of Pioneer common stock and $20.50 in cash, then based on Evergreen’s estimates described in the previous sentence, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $26.16 or more.

      Qualification of the transactions contemplated by the merger agreement as a “reorganization” is not a condition to the closing of the merger, and it will not be known at the time of the stockholders’ meeting or at the time you elect which form of consideration you wish to receive whether the transactions contemplated by the merger agreement will qualify as a “reorganization” under U.S. federal income tax laws.

      We intend to make a public announcement on, or soon after, the effective date of the merger indicating whether we intend to treat the transactions contemplated by the merger agreement as qualifying as a “reorganization.”

Certain Differences in Stockholders’ Rights (see page 126)

      The rights of Pioneer stockholders are governed by Delaware law and are subject to Pioneer’s amended and restated certificate of incorporation and restated bylaws. The rights of Evergreen’s stockholders are governed by Colorado law and are subject to Evergreen’s articles of incorporation and bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and Pioneer’s amended and restated certificate of incorporation and restated bylaws.

Dissenters’ Rights (see page 80)

      As a result of the merger, Evergreen stockholders will have dissenters’ rights of appraisal under Colorado law. In order to perfect such rights, Evergreen stockholders who demand appraisal of their shares should follow the procedures described under “The Merger — Dissenters’ Rights of Appraisal of Evergreen Stockholders” beginning on page 80 and in Annex D. Pioneer stockholders will not have any dissenters’ rights.

Conditions to Completion of the Merger (see page 96)

      Pioneer’s and Evergreen’s obligations to complete the merger are each subject to the fulfillment or waiver, if applicable, of a number of conditions, including the following:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of Evergreen common stock and the approval of the issuance of Pioneer common stock by Pioneer stockholders;

•	the absence of any legal prohibition against the completion of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act, which expired on [ ], 2004;

•	the approval for listing by the New York Stock Exchange of the shares of Pioneer common stock to be issued, or reserved for issuance, in connection with the merger;

•	the non-competition and consulting agreements between Pioneer and certain of Evergreen’s officers remaining in full force and effect;

•	the aggregate number of shares of Evergreen common stock entitled to vote at the Evergreen special meeting and held by persons or entities that exercise their dissenters’ rights not exceeding 5% of the total number of issued and outstanding shares of Evergreen common stock;

•	the truth and correctness of our respective representations and warranties in the merger agreement, to the extent set forth in the merger agreement;

•	the performance in all material respects of all obligations required to be performed by each of us under the merger agreement at or prior to the closing date of the merger;

•	the absence of any material adverse effect on either of us from the date of the merger agreement through the closing date of the merger; and

•	the receipt by each of Pioneer and Evergreen of an opinion of tax counsel to the effect that for U.S. federal income tax purposes, no gain will be recognized by Pioneer, BC Merger Sub or Evergreen as a consequence of either the merger or the post-closing merger.

Termination of the Merger Agreement (see page 98)

      Pioneer and Evergreen can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•	if the merger is not completed on or before December 31, 2004, as long as the failure to complete the merger before that date is not the result of the terminating company’s breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement;

•	if a final and nonappealable action by a governmental entity permanently prohibits the completion of the merger;

•	if any required stockholder approval has not been obtained due to the failure to obtain the required vote at a duly held meeting of stockholders at which a vote is taken;

•	if the other company’s board of directors fails to take certain actions regarding the approval and recommendation of the merger;

•	if any representation or warranty of the other company is not true in all material respects when made or becomes untrue at the time of termination and the breach is not cured within 30 days following receipt of notice of the breach;

•	if there is a material adverse effect on the other company; or

•	if the other company fails to comply in any material respect with any covenant or agreement contained in the merger agreement and the breach has not been cured within 30 days after written notice of the breach.

      In addition, Pioneer may terminate the merger agreement in the event that (i) holders of more than 5% of the total number of issued and outstanding shares of Evergreen common stock exercise their dissenters’ rights, (ii) Evergreen’s board of directors changes its recommendation that Evergreen stockholders approve the merger, (iii) Evergreen fails to comply with the provisions of the merger agreement relating to acquisition proposals, or (iv) within ten days after commencement of any tender or exchange offer for shares of Evergreen common stock, Evergreen’s board of directors fails to recommend against acceptance of any such tender or exchange offer or takes no position with respect to the tender or exchange offer. Evergreen may terminate the merger agreement, subject to certain conditions, if its board of directors changes its recommendation that Evergreen stockholders approve the merger in order to accept a superior offer from a third party and Pioneer has not made a new offer that is at least as favorable to Evergreen stockholders from a financial point of view as the superior offer.

Termination Fee (see page 100)

      Pioneer and Evergreen have each agreed to pay a termination fee of $35 million to the other company if the merger agreement is terminated under the circumstances described under “The Merger Agreement — Termination Fee” on page 100.

Acquisition Proposals (see page 93)

      The merger agreement generally prohibits Evergreen and its officers, directors, employees, agents and representatives from taking any action to solicit an acquisition proposal as described on page 93. The merger agreement does not, however, prohibit Evergreen or its board of directors from considering, and potentially recommending, an unsolicited, bona fide, written superior offer from a third party in the circumstances described under “The Merger Agreement — Acquisition Proposals” on page 93.

Comparative Market Price Information

      Shares of Pioneer common stock are listed on the New York Stock Exchange under the symbol “PXD,” and shares of Evergreen common stock are listed on the New York Stock Exchange under the symbol “EVG.” The following table presents the last reported sale price per share of Pioneer common stock and Evergreen common stock, as reported on the New Stock Exchange reporting system on May 3, 2004, the last full trading day prior to the public announcement of the merger, and on June 10, 2004, the last trading day for which this information could be obtained prior to the date of this joint proxy statement/ prospectus.

	Pioneer	Evergreen
	Common Stock	Common Stock

May 3, 2004	$33.52	$40.63
June 10, 2004	$32.30	$38.69

Selected Historical Financial Information of Pioneer

     The following selected consolidated financial data is derived from Pioneer’s consolidated financial statements. This information is only a summary and does not provide all of the information contained in Pioneer’s consolidated financial statements, including the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are part of Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. Pioneer’s financial statements and other information filed with the SEC should be read in conjunction with the following information.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share data)
Statement of Operations Data:
Revenues and other income:
Oil and gas	$446.5	$285.0	$1,314.4	$718.0	$860.0	$854.0	$645.7
Interest and other(a)	1.7	2.7	12.3	11.2	21.8	25.8	89.7
Gain (loss) on disposition of assets, net	—	1.4	1.3	4.4	7.7	34.2	(24.2)

Total revenues and other income	448.2	289.1	1,328.0	733.6	889.5	914.0	711.2

Costs and expenses:
Oil and gas production	89.2	67.9	295.3	215.8	222.7	190.6	160.6
Depletion, depreciation and amortization	136.5	70.0	390.8	216.4	222.6	214.9	236.1
Impairment of properties and facilities	—	—	—	—	—	—	17.9
Exploration and abandonments	80.5	35.9	132.8	85.9	127.9	87.5	66.0
General and administrative	18.3	15.5	60.5	48.4	37.0	33.3	40.2
Reorganization	—	—	—	—	—	—	8.5
Accretion of discount on asset retirement obligations	2.0	1.1	5.0	—	—	—	—
Interest	21.6	22.5	91.4	95.8	131.9	162.0	170.3
Other(b)	.1	5.1	21.4	39.5	43.4	79.5	34.7

Total costs and expenses	348.2	218.0	997.2	701.8	785.5	767.8	734.3

Income (loss) before income taxes and cumulative effect of change in accounting principle	100.0	71.1	330.8	31.8	104.0	146.2	(23.1)
Income tax benefit (provision)(c)	(39.8)	(2.3)	64.4	(5.1)	(4.0)	6.0	.6

Income (loss) before cumulative effect of change in accounting principle	60.2	68.8	395.2	26.7	100.0	152.2	(22.5)
Cumulative effect of change in accounting principle, net of tax(d)	—	15.4	15.4	—	—	—	—

Net income (loss)	$60.2	$84.2	$410.6	$26.7	$100.0	$152.2	$(22.5)

Income (loss) before cumulative effect of change in accounting principle per share:
Basic	$.51	$.59	$3.37	$.24	$1.01	$1.53	$(.22)

Diluted	$.50	$.58	$3.33	$.23	$1.00	$1.53	$(.22)

Net income (loss) per share:
Basic	$.51	$.72	$3.50	$.24	$1.01	$1.53	$(.22)

Diluted	$.50	$.71	$3.46	$.23	$1.00	$1.53	$(.22)

Weighted average shares outstanding:
Basic	118.7	116.7	117.2	112.5	98.5	99.4	100.3

Diluted	120.3	118.7	118.5	114.3	99.7	99.8	100.3

Dividends per share	$.10	$—	$—	$—	$—	$—	$—

Balance Sheet Data (as of period end):
Total assets	$3,928.3	$3,722.4	$3,951.6	$3,455.1	$3,271.1	$2,954.4	$2,929.5
Long-term liabilities	$1,706.9	$1,954.0	$1,762.0	$1,805.6	$1,757.5	$1,833.0	$1,958.0
Total stockholders’ equity	$1,757.8	$1,412.0	$1,759.8	$1,374.9	$1,285.4	$904.9	$774.6

(a)	Interest and other income for 1999 includes $41.8 million of option fees and liquidated damages and $30.2 million of income associated with an excise tax refund.

(b)	Other expense for 2003, 2002, 2001 and 2000 include losses on the early extinguishment of debt of $1.5 million, $22.3 million, $3.8 million and $12.3 million, respectively. Other expense for 2000 and 1999 include noncash mark-to-market charges for changes in the fair values of non-hedge financial instruments of $58.5 million and $27.0 million, respectively. Other expense for 2001 includes $11.5 million for changes in fair values of derivatives excluded from hedge accounting treatment.

(c)	Income tax benefit for 2003 includes a $197.7 million adjustment in September 2003 to reduce United States deferred tax asset valuation allowances.

(d)	Cumulative effect of change in accounting principle for 2003 relates to the adoption of SFAS No. 143 on January 1, 2003.

Selected Historical Financial Information of Evergreen

      The following selected consolidated financial data is derived from Evergreen’s consolidated financial statements. This information is only a summary and does not provide all of the information contained in Evergreen’s consolidated financial statements, including the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are part of Evergreen’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. Evergreen’s financial statements and other information filed with the SEC should be read in conjunction with the following information.

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share data)
Statement of Operations Data:
Revenues and other income:
Oil and natural gas revenues	$63.9	$49.0	$215.5	$111.6	$119.7	$59.1	$26.7
Interest and other	.2	.1	1.0	.5	1.0	.6	.2

Total revenues and other income	64.1	49.1	216.5	112.1	120.7	59.7	26.9

Costs and expenses:
Lease operating expenses	7.2	4.7	21.0	16.2	12.2	7.5	4.2
Transportation costs	3.9	3.4	14.5	12.2	9.5	5.9	4.0
Production and property taxes	3.1	3.0	11.1	6.0	5.5	2.6	1.1
Depreciation, depletion and amortization	9.9	5.5	26.9	20.9	16.2	8.2	4.8
Impairment of international properties	—	—	1.7	51.5	—	—	—
General and administrative expenses	4.5	2.6	14.6	9.2	7.0	4.4	3.0
Accretion of discount on asset retirement obligations	.2	—	.5	—	—	—	—
Interest expense	2.4	2.2	8.3	8.3	8.3	3.3	1.9
Other, net	.7	—	2.4	.7	.7	.1	.2

Total costs and expenses	31.9	21.4	101.0	125.0	59.4	32.0	19.2

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	32.2	27.7	115.5	(12.9)	61.3	27.7	7.7
Income tax benefit (provision)	(11.8)	(10.1)	(42.2)	4.6	(22.8)	(10.7)	(3.0)

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	20.4	17.6	73.3	(8.3)	38.5	17.0	4.7
Discontinued operations	—	—	—	—	—	—	.4

Income (loss) before cumulative effect of change in accounting principle	20.4	17.6	73.3	(8.3)	38.5	17.0	5.1
Cumulative effect of change in accounting principle, net of tax(a)	—	(.7)	(.7)	—	—	—	—

Net income (loss)	20.4	16.9	72.6	(8.3)	38.5	17.0	5.1
Preferred stock dividends	—	—	—	—	—	(2.9)	—

Net income (loss) attributable to common stockholders	$20.4	$16.9	$72.6	$(8.3)	$38.5	$14.1	$5.1

Income (loss) before cumulative effect of change in accounting principle per share:
Basic	$.47	$.46	$1.86	$(.22)	$1.04	$.46	$.20

Diluted	$.44	$.45	$1.79	$(.22)	$.99	$.43	$.19

Net income (loss) per share:
Basic	$.47	$.44	$1.84	$(.22)	$1.04	$.46	$.20

Diluted	$.44	$.43	$1.77	$(.22)	$.99	$.43	$.19

Weighted average shares outstanding:
Basic	43.0	38.1	39.4	37.9	37.1	30.9	25.9

Diluted	48.5	39.4	41.3	37.9	38.8	32.5	27.3

Dividends per share	$—	$—	$—	$—	$—	$—	$—

Balance Sheet Data (as of period end):
Total assets	$1,001.6	$650.1	$905.1	$606.7	$556.0	$450.7	$184.4
Long-term liabilities	$420.8	$285.4	$365.5	$269.3	$219.7	$170.4	$24.4
Total stockholders’ equity	$500.8	$324.7	$482.9	$312.4	$314.9	$266.9	$153.5

(a)	Cumulative effect of change in accounting principle for 2003 relates to the adoption of SFAS No. 143 on January 1, 2003.

Selected Unaudited Pro Forma Financial Information

      The following unaudited pro forma combined statement of operations data of Pioneer for the three months ended March 31, 2004 and the year ended December 31, 2003 have been prepared to give effect to the merger as if the merger and Evergreen’s October 29, 2003 acquisition of Carbon Energy Corporation had each occurred on January 1, 2003. The unaudited pro forma combined balance sheet information of Pioneer as of March 31, 2004 has been prepared to give effect to the merger as if the merger had occurred on March 31, 2004. The following unaudited pro forma financial information assumes that Evergreen will not sell its Kansas properties to a third party prior to the closing of the merger.

      The following unaudited pro forma financial information is not necessarily indicative of the results that might have occurred had the transactions taken place on March 31, 2004 or January 1, 2003 and are not intended to be a projection of future results. Future results may vary significantly from the results reflected in the following unaudited pro forma financial information because of normal production declines, changes in commodity prices, future acquisitions and divestitures, future development and exploration activities, and other factors. The “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this joint proxy statement/ prospectus and the notes thereto should be read in conjunction with the following unaudited pro forma financial information.

	Three Months
	Ended	Year Ended
	March 31, 2004	December 31, 2003

	(In millions, except per share data)
Pro Forma Statement of Operations Data:
Revenues and other income:
Oil and gas	$518.4	$1,576.2
Interest and other	2.0	13.2
Gain on disposition of assets, net	—	5.1

Total revenues and other income	520.4	1,594.5

Costs and expenses:
Oil and gas production	111.4	374.7
Depletion, depreciation and amortization	159.3	471.3
Exploration and abandonments	80.5	134.5
General and administrative	25.4	95.4
Accretion of discount on asset retirement obligations	2.2	5.5
Interest	28.5	122.1
Other	.9	27.9

Total costs and expenses	408.2	1,231.4

Income before income taxes and cumulative effect of change in accounting principle	112.2	363.1
Income tax benefit (provision)(a)	(44.2)	52.6

Income before cumulative effect of change in accounting principle	$68.0	$415.7

Income before cumulative effect of change in accounting principle per share:
Basic	$.47	$2.91

Diluted	$.46	$2.84

Weighted average shares outstanding:
Basic	144.1	142.5

Diluted	148.9	147.2

Dividends per share	$.10	$—

Pro Forma Balance Sheet Data (as of period end):
Total assets	$6,584.3
Long-term liabilities	$3,368.3
Total stockholders’ equity	$2,672.3

(a)	Income tax benefit for the year ended December 31, 2003 includes a $197.7 million adjustment in September 2003 to reduce United Sates deferred tax asset valuation allowances.

Comparative Per Share Data

      The following table sets forth certain historical per share data of Pioneer and Evergreen and per share data on an unaudited pro forma basis after giving effect to the merger. This data should be read in conjunction with the “Summary — The Combined Company,” “Unaudited Pro Forma Combined Financial Statements” and the separate Consolidated Financial Statements of Pioneer and Evergreen and the notes thereto. The unaudited pro forma financial information below is not necessarily indicative of the operating results that would have been achieved had the merger been in effect as of the beginning of the periods and should not be construed as representative of future operations.

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Pioneer
Book value per common share	$14.64	$12.00	$14.75	$11.73	$12.37	$9.19	$7.72
Cash dividends per common share	$.10	$—	$—	$—	$—	$—	$—
Income (loss) before cumulative effect of change in accounting principle per common share:
Basic	$.51	$.59	$3.37	$.24	$1.01	$1.53	$(.22)
Diluted	$.50	$.58	$3.33	$.23	$1.00	$1.53	$(.22)
Evergreen
Book value per common share	$11.62	$8.50	$11.25	$8.20	$8.36	$7.28	$5.25
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—
Income (loss) before cumulative effect of change in accounting principle per common share:
Basic	$.47	$.46	$1.86	$(.22)	$1.04	$.46	$.20
Diluted	$.44	$.45	$1.79	$(.22)	$.99	$.43	$.19
Pro Forma Pioneer
Book value per common share	$18.38	N/A	N/A	N/A	N/A	N/A	N/A
Cash dividends per common share	$.10	N/A	N/A	N/A	N/A	N/A	N/A
Income before cumulative effect of change in accounting principle per common share:
Basic	$.47	N/A	$2.91	N/A	N/A	N/A	N/A
Diluted	$.46	N/A	$2.84	N/A	N/A	N/A	N/A

RISK FACTORS

      As you review all of the information included in or incorporated by reference into this joint proxy statement/ prospectus and consider how to vote, you should pay particular attention to the following risk factors relating to the merger and the following risk factors relating to our business after the merger.

Risks Relating to the Merger

Because the exchange ratio of Evergreen common stock to Pioneer common stock is fixed (see “Questions and Answers about the Merger”), the value of Pioneer common stock that will be issued to Evergreen stockholders in the merger will depend on the market price of Pioneer common stock when the merger is completed.

      Evergreen stockholders who receive Pioneer common stock in the merger will receive a fixed number of shares of Pioneer common stock, rather than a number of shares with a particular fixed market value. The market values of Pioneer and Evergreen common stock when the merger occurs may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/ prospectus or the date on which Evergreen stockholders vote on the merger. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Pioneer or Evergreen common stock, the market values of the Pioneer common stock issued in the merger and the Evergreen common stock surrendered in the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from a variety of factors that are beyond the control of Pioneer and Evergreen, including:

•	changes in their businesses, operations and prospects;

•	regulatory considerations;

•	market assessments of the likelihood that the merger will be completed;

•	the timing of the completion of the merger; and

•	general and oil-and-gas-specific market and economic conditions.

      Evergreen is not permitted to terminate the merger or resolicit the vote of its stockholders solely because of changes in the market price of either company’s common stock.

Evergreen stockholders who elect to receive all cash or all stock in the merger may not receive all of their merger consideration in the form that they elect.

      The merger agreement provides that the merger consideration, other than consideration for the Kansas properties, will be paid in Pioneer common stock, cash or a combination of Pioneer common stock and cash, at the election of each Evergreen stockholder. The merger agreement also provides that the aggregate number of shares of Pioneer common stock to be issued in the merger and the amount of cash to be paid in the merger, not counting cash paid with respect to Evergreen’s Kansas properties, are each subject to a limit. In the event that, taking into account the elections made and deemed made by holders of Evergreen common stock, the number of shares of Pioneer common stock to be issued as merger consideration would exceed the maximum number of Pioneer shares issuable in the merger pursuant to the merger agreement, then the number of shares of Pioneer common stock issued to holders who made elections to receive all Pioneer common stock will be reduced (and the amount of cash they receive will be increased) so that the aggregate stock consideration does not exceed the maximum limit. Similarly, in the event that, taking into account the elections made and deemed made by holders of Evergreen common stock, the amount of cash to be paid as merger consideration, other than cash paid with respect to Evergreen’s Kansas properties, would exceed the maximum amount of cash payable in the merger pursuant to the merger agreement, then the amount of cash paid to holders who made elections to receive all cash will be reduced (and the amount of Pioneer common stock they receive will be increased) so that the aggregate cash consideration does not exceed the maximum limit. Accordingly, no assurance can be given that holders of Evergreen common stock who elect to receive all cash or all stock, other than cash paid with respect to Evergreen’s Kansas properties, will receive the merger consideration that they elect. Evergreen stockholders who elect to receive 0.58175 shares of Pioneer common stock and $19.50 in cash will receive the merger consideration as they elected if the merger occurs. See “The Merger Agreement — Merger Consideration — Maximum Aggregate Consideration” on page 87 and “The Merger Agreement — Merger Consideration — Allocation Procedures” on page 88.

If the merger does not occur, Pioneer and Evergreen will not benefit from the expenses they have incurred in the pursuit of the merger.

      The merger may not be completed. If the merger is not completed, Pioneer and Evergreen will have incurred substantial expenses for which no ultimate benefit will have been received by either company. The parties currently expect to incur out of pocket expenses of $14 million for services in connection with the merger, consisting of investment banking, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the merger is not completed. In addition, if the merger agreement is terminated under specified circumstances, either Pioneer or Evergreen will be required to pay a $35 million termination fee.

Directors and executive officers of Evergreen may have interests in the merger that are different from those of Evergreen stockholders.

      A number of directors of Evergreen who recommend that Evergreen stockholders vote in favor of the approval of the merger agreement and certain executive officers of Evergreen have benefit or compensation arrangements and severance agreements that provide them with interests in the merger that may be different than yours. See “The Merger — Interests of Evergreen’s Directors and Management in the Merger” on page 73. The receipt of compensation or other benefits in connection with the merger (including severance, change in control and other payments, acceleration of the vesting of stock options, extension of the period during which options remain exercisable following a change in control or termination of employment or service as a director and the lapsing of restrictions on restricted stock awards as a result of the merger), or the continuation of indemnification arrangements and directors’ and officers’ insurance policies for current directors and executive officers of Evergreen following completion of the merger, may influence these directors and executive officers in making their recommendation that you vote in favor of the merger. In addition, one of the directors of Evergreen is the Chairman of the Board, President and Chief Executive Officer of Pioneer, although he did not participate in meetings in which the merger was considered or in the vote of the Evergreen directors with respect to the merger. You should consider these interests in connection with your vote on the merger, including whether these interests may have influenced these directors and executive officers to recommend or support the merger.

The Chairman of the Board, President and Chief Executive Officer of Pioneer may have interests in the merger that are different from those of Pioneer stockholders.

      Scott Sheffield, the Chairman of the Board, President and Chief Executive Officer of Pioneer, has interests in the merger that are or may be different from, or in addition to, the interests of Pioneer stockholders. In particular, Mr. Sheffield is a member of Evergreen’s board of directors and owes fiduciary duties to Evergreen and its stockholders. Mr. Sheffield also owns 6,400 shares of Evergreen common stock, options to purchase 4,800 shares of Evergreen common stock that are fully exercisable, options to purchase 19,200 shares of Evergreen common stock that are not fully exercisable and a restricted stock award for 9,600 shares of Evergreen common stock. The lapsing of the restrictions applicable to Mr. Sheffield’s Evergreen restricted stock award will be accelerated as of the effective time, and all of Mr. Sheffield’s unvested options will become fully exercisable as of the effective time. Mr. Sheffield also beneficially owns 579,917 shares of Pioneer common stock, including 272,000 shares subject to options that are currently exercisable and 133,350 unvested shares of restricted stock.

The integration of Pioneer and Evergreen following the merger will present significant challenges.

      Upon completion of the merger, the integration of the operations of Pioneer and Evergreen will require significant management resources over the near term following the merger. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations and integrating operations, systems and personnel. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of some or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. The failure to successfully integrate Pioneer and Evergreen, to retain key personnel, to successfully establish controls and procedures and to successfully manage the challenges presented by the integration process may result in Pioneer and Evergreen not achieving the anticipated potential benefits of the merger.

The U.S. federal income tax consequences to you of the merger are uncertain.

      The U.S. federal income tax consequences of the merger to you will depend on whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws and, if so, whether you receive solely cash or a combination of Pioneer common stock and cash in the merger.

      If the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws, you generally will recognize gain only to the extent of any cash you receive in the merger. You generally will not recognize loss in the merger unless you receive solely cash in exchange for your shares of Evergreen common stock.

      If the transactions contemplated by the merger agreement do not qualify as a “reorganization” under U.S. federal income tax laws, you will recognize gain or loss in an amount equal to the fair market value of any shares of Pioneer common stock and the amount of any cash you receive minus your basis in the Evergreen common stock surrendered.

      Whether the transactions contemplated by the merger agreement qualify as a “reorganization” under U.S. federal income tax laws will depend on the aggregate value of the Pioneer common stock delivered in the merger to holders of shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) relative to the aggregate amount of cash consideration delivered in the merger in exchange for those shares of Evergreen common stock. The aggregate values of the Pioneer common stock and cash delivered in the merger will depend, under the administrative practice of the IRS, upon the value of a share of Pioneer common stock when the merger occurs and upon other matters such as the amount of cash that is paid to dissenters and in respect of the Kansas properties, none of which can be determined or predicted at this time. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75 for a discussion of what value of Pioneer common stock should be sufficient for this purpose.

      Qualification of the transactions contemplated by the merger agreement as a “reorganization” is not a condition to the closing of the merger, and it will not be known at the time of the stockholders’ meeting or at the time you elect which form of consideration you wish to receive whether the transactions contemplated by the merger agreement will qualify as a “reorganization” under U.S. federal income tax laws. Furthermore, you will not necessarily receive the form of consideration that you elect.

      There will be uncertainty as to whether the transactions contemplated by the merger agreement will qualify as a “reorganization” or will be fully taxable if, when the merger occurs, the aggregate fair market value of the Pioneer common stock delivered as consideration in the merger in exchange for shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) is less than 40% of the sum of (1) that aggregate fair market value and (2) the aggregate amount of cash paid in the merger in exchange for shares of

Evergreen common stock (including any cash paid to dissenting stockholders but excluding any cash paid in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter). Moreover, in that event it is possible that the IRS may take inconsistent positions. In particular, the IRS may assert that the transactions are taxable in connection with the audit of a tax return in which gain was deferred on the theory that the transactions are a reorganization and may, at the same time, take the position that the transactions are a reorganization in connection with the audit of another tax return in which a loss was recognized on the theory that the transactions are taxable. For a more detailed description of the tax consequences of the exchange of Evergreen shares in the merger, please see “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 75.

Risks Relating to the Combined Company’s Business After the Completion of the Merger

Volatile product prices and markets could adversely affect results of the combined company.

      The revenues, profitability, cash flow and future rate of growth for Pioneer and Evergreen are, and for the combined company will be, highly dependent upon the market prices of and demand for oil, NGLs and gas. Historically, the markets for oil, NGLs and gas have been volatile and are likely to continue to be volatile in the future. The future prices received by the combined company for its oil, NGL and gas production are dependent upon numerous factors that are beyond its control. These factors include, but are not limited to:

•	the level of ultimate consumer product demand;

•	governmental regulations and taxes;

•	commodity processing, gathering and transportation availability;

•	the price and availability of alternative fuels;

•	the level of imports and exports of oil, NGLs and gas;

•	actions of the Organization of Petroleum Exporting Countries;

•	the political and economic uncertainty of foreign governments;

•	currency exchange rates;

•	international conflicts and civil disturbances;

•	weather conditions; and

•	the overall economic environment.

      Although both Pioneer and Evergreen have entered into financial derivative transactions to hedge a portion of their future production volumes, a significant decline in prices for oil, NGLs and gas could have a material adverse effect on the combined company’s revenues, profitability, cash flows and proved reserves. In addition, such hedging activities prevent the combined company from realizing the benefits of price increases on hedged production volumes above the fixed prices established by the hedges.

      A significant downward trend in oil, NGL and gas prices could also result in a reduction in the carrying value of the combined company’s oil and gas properties and an increase in the combined company’s deferred tax asset valuation allowances. GAAP requires the combined company to review its long-lived assets for impairment, including oil and gas properties accounted for under the successful efforts method of accounting, whenever facts or circumstances indicate that the carrying value of those assets may not be recoverable. Additionally, GAAP requires the combined company to review the carrying value of its recorded goodwill for impairment on at least an annual basis. If the carrying value of the combined company’s assets were found to be impaired or if the combined company were required to increase its deferred tax asset valuation allowances, the carrying values of the combined company’s net assets would be reduced and a corresponding charge would be recorded to earnings in that accounting period. An impairment of assets may not be reversed in subsequent periods if circumstances improve. However, deferred tax asset valuation allowances may be reduced if circumstances change and it becomes more likely than not that the associated deferred tax assets will be recoverable.

The combined company’s debt may limit its financial flexibility.

      Pioneer and Evergreen are, and the combined company will be, a borrower under fixed term notes and a corporate credit facility. The terms of the combined company’s borrowings under the notes and the corporate credit facility specify scheduled debt repayments and will require the combined company to comply with certain associated covenants. The combined company’s ability to comply with the debt repayment terms and associated covenants will be dependent on, among other things, factors outside the combined company’s direct control, such as commodity prices, interest rates and competition for available debt financing. On a pro forma basis, the combined company would have had total long-term debt of approximately $2.6 billion and a ratio of debt to total capitalization of approximately 49% as of March 31, 2004. Pioneer and Evergreen have announced an intention to moderate the debt of the combined company and have targeted ratios of debt to total capitalization for the combined company of 45% by the end of 2004 and less than 40% by the end of 2005. The combined company’s success or failure in achieving these targets will be influenced by factors outside its direct control.

      The combined company may incur debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a portion of the combined company’s cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	credit-rating agencies have changed their ratings of each of Pioneer’s and Evergreen’s debt and other obligations, and credit-rating agencies may continue to change their ratings of the combined company’s debt and other obligations, which in turn would affect the costs, terms, conditions and availability of financing;

•	covenants contained in the combined company’s existing and future debt arrangements will require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt; and

•	the combined company’s vulnerability to adverse economic and industry conditions may increase.

The combined company’s future drilling activities may not be successful.

      Drilling activities conducted by Pioneer and Evergreen involve, and drilling activities conducted by the combined company will involve, numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, and shortages or delays in the delivery of equipment. The combined company’s future drilling activities may not be successful and, if unsuccessful, such failure could have an adverse effect on the combined company’s future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because the combined company will account for its oil and gas producing activities under the successful efforts method of accounting, and particularly in light of the percentage of Pioneer’s capital budget devoted to higher risk exploratory projects, the combined company will incur future exploration and abandonment expenses.

Failure to fund continued capital expenditures could adversely affect results of the combined company.

      The combined company will be required to expend capital necessary to replace its reserves and to maintain or increase production levels. Pioneer and Evergreen expect that the combined company will continue to make capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, Pioneer and Evergreen have financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings and asset sales. If the combined company’s cash flow from operations is not sufficient to satisfy its capital expenditure requirements, we cannot assure you that additional debt or equity financing or other sources of capital will be available to meet these requirements. Should commodity prices decline or other adverse market conditions develop, the combined company may not be able to generate sufficient cash flow from operations to meet its obligations and fund planned capital expenditures. If the combined company is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited and its future cash generation may be materially adversely affected as a result of the failure to find and develop reserves.

The combined company’s business will involve many operating risks that may result in substantial losses. Insurance may be unavailable or inadequate to protect the combined company against these risks.

      Pioneer’s and Evergreen’s operations are, and the combined company’s operations will be, subject to all of the hazards and risks inherent in drilling for, producing and transporting oil and gas, such as:

•	fires;

•	natural disasters;

•	explosions;

•	formations with abnormal pressures;

•	adverse weather conditions;

•	casing collapses, separations or other failures, including cement failure;

•	embedded oilfield drilling and service tools;

•	uncontrollable flows of underground gas, oil and formation water;

•	surface cratering;

•	unexpected drilling conditions;

•	equipment failures or accidents;

•	pipeline ruptures;

•	shortages or delays in the delivery of equipment; and

•	environmental hazards such as gas leaks, chemical leaks, oil spills and discharges of toxic gases.

      The combined company will also own interests in 12 gas processing plants and five treating facilities and will be the operator of eight of the plants and all five treating facilities. There are significant risks associated with the operation of gas processing plants. Gas and NGLs are volatile and explosive and may include carcinogens. Damage to or misoperation of a processing plant or facility could result in an explosion or the discharge of toxic gases, which could result in significant damage claims in addition to interrupting a revenue source.

      Any of these risks can cause substantial losses resulting from:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of operations; and

•	repair and remediation costs.

      As protection against operating risks and hazards, the combined company will maintain insurance coverage against some potential losses. However, it will not be fully insured against certain risks and hazards, either because such insurance is not available or because of the high premium costs associated with obtaining such insurance. Consequently, losses could occur for uninsurable or uninsured risks and hazards, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm the combined company’s financial condition and results of operations.

Oil and gas exploration, development and production operations involve substantial capital costs and are subject to various economic risks.

      The oil and gas operations of Pioneer and Evergreen are, and the combined company’s operations will be, subject to the economic risks typically associated with exploration, development and production activities. In conducting exploration activities, unanticipated pressure or irregularities in formations, miscalculations or accidents may cause exploration activities to be unsuccessful, and even where oil and gas are discovered it may not be possible to produce or market the hydrocarbons on an economically feasible basis. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond the combined company’s control, including unexpected drilling conditions, title problems, weather conditions, compliance with environmental and other governmental requirements and shortages or delays in the delivery of equipment and services. The occurrence of any of these or similar events could result in a total loss of investment in a particular property.

      If exploration efforts in a field are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings. On a pro forma basis as of March 31, 2004, the combined company will carry approximately $596 million of unproved property costs. GAAP will require periodic evaluation of the combined company’s unproved property costs on a project-by-project basis in comparison to their estimated values. These evaluations will be affected by the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of the leases, contracts and permits appurtenant to such projects. If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the cost invested in each project, the combined company will recognize noncash charges in the earnings of future periods to reduce the carrying value of associated unproved properties. The combined company will rely to a significant extent on seismic data and other advanced technologies in conducting its exploration activities. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. However, such data is not conclusive in determining whether hydrocarbons are present or economically producible. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies, and the combined company could incur losses as a result of these expenditures.

There are special risks associated with offshore exploration, development and production, particularly deepwater drilling, as well as exploration and production in the Gulf of Mexico.

      As a part of its strategy, Pioneer does, and the combined company will, explore for oil and gas offshore, often in deep water or at deep drilling depths, where operations are more difficult and costly than on land or in shallower waters. Deepwater operations (water depths greater than 1,000 feet) generally require a significant amount of time between a discovery and the time that the combined company will be able to produce and market the oil or gas, increasing both the operational and financial risks associated with these activities. In addition, because a significant percentage of the combined company’s capital budget will be devoted to higher-risk exploratory projects accounted for under the successful efforts method of accounting, it is likely that the combined company will incur future exploration and abandonment expenses.

      The combined company will explore extensively in the Gulf of Mexico. Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. As a result, in the first few years of production from properties in the Gulf of Mexico a relatively higher percentage of reserves is recovered. Because of this, the combined company’s reserve replacement needs from new prospects may be greater in the Gulf of Mexico than for its operations elsewhere. Also, the combined company’s revenues and return on capital will depend significantly on commodity prices prevailing during these relatively short production periods.

The combined company may face unanticipated water disposal costs.

      Where water produced from the combined company’s oil and gas projects fails to meet the discharge quality requirements of applicable regulatory agencies or the combined company’s wells produce water in excess of the applicable injection wells volumetric permit limit, the combined company may have to drill additional disposal wells to re-inject the produced water back into deep underground rock formations. The costs to dispose of this produced water may increase if any of the following occur:

•	inability to obtain water discharge permits from applicable regulatory agencies;

•	the wells produce water of lesser quality;

•	the wells produce excess water; or

•	new laws or regulations require water to be disposed of in a different manner.

The combined company will have limited protection for its coal bed methane technology and will depend on technology owned by others.

      The combined company will use operating practices that Pioneer and Evergreen believe are of significant value in developing unconventional gas resources. In most cases, patent or other intellectual property protection is unavailable for this technology. Moreover, the combined company will rely on the technological expertise of the independent contractors that its retains for some oil and gas operations. Neither Pioneer nor Evergreen has any long-term agreements with these contractors, and thus the combined company cannot be sure that it will continue to have access to this expertise.

The combined company’s operations will depend on transportation facilities owned by others.

      The marketability of the combined company’s gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties, and changes in contracts with these third parties could materially affect the combined company’s operations. In addition, federal, foreign, state, provincial and local regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, and general economic conditions could adversely affect the combined company’s ability to transport gas.

Pioneer and Evergreen operate in foreign countries, and the combined company will be subject to political, economic and other uncertainties.

      The combined company will conduct significant operations in foreign countries, including Argentina, Canada, Gabon, South Africa and Tunisia and may expand its foreign operations in the future. Operations in foreign countries are subject to political, economic and other uncertainties, including:

•	the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the combined company’s international operations;

•	exposure to movements in foreign currency exchange rates relative to the United States dollar;

•	laws and policies of the United States affecting foreign trade, taxation and investment; and

•	the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

      Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to the combined company by another country, the combined company’s interests could be lost or could decrease in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. This could harm the combined company’s interests. Pioneer and Evergreen expect that the combined company will seek to manage these risks by, among other things, concentrating its international exploration efforts in areas where it believes that the existing government is stable and favorably disposed towards United States exploration and production companies.

The combined company cannot control activities on properties it does not operate and may have limited ability to influence operations on such properties to control associated costs.

      Other companies operate about 12% of the combined company’s proved reserves as of December 31, 2003, and the combined company has limited ability to exercise influence over operations for these properties or their associated costs. The combined company’s dependence on the operator and other working interest owners for these projects and the combined company’s limited ability to influence operations and associated costs could prevent the realization of the combined company’s targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and exploitation activities on properties operated by others, therefore, depend upon a number of factors that will be outside the combined company’s control, including:

•	timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.

The combined company’s acquisition activities may not be successful.

      As part of the combined company’s growth strategy, it may make additional acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions it finds acceptable, and acquisitions pose substantial risks to the combined company’s business, financial condition and results of operations. In pursuing acquisitions, the combined company competes with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions:

•	the estimated recoverable reserves attributable to the acquired businesses or properties may not be accurate and the acquired businesses or properties may not produce revenues, earnings or cash flows at anticipated levels;

•	the combined company may assume liabilities that were not disclosed or that exceed the combined company’s estimates;

•	the combined company may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt the combined company’s ongoing business, distract management, divert resources and make it difficult to maintain the combined company’s current business standards, controls and procedures;

•	the combined company may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of the combined company’s stockholders; and

•	the combined company may incur additional debt related to future acquisitions.

The combined company may not be able to divest nonstrategic properties under acceptable terms.

      The combined company will regularly review its property base for the purpose of identifying nonstrategic assets, the disposition of which would increase capital resources available for other activities and create organizational and operational efficiencies. Various factors could materially affect the ability of the combined company to dispose of nonstrategic assets, including the availability of purchasers willing to purchase the nonstrategic assets at prices acceptable to the combined company.

Reported oil and gas reserve data and future net revenue estimates are inherently uncertain, and any material inaccuracies in the reserve estimates or assumptions underlying reserve estimates could cause the quantities and net present value of Pioneer’s or Evergreen’s reserves to be overstated.

      The estimates of Pioneer’s and Evergreen’s proved oil and gas reserves and projected future net revenue are based on reserve reports prepared by Pioneer and Evergreen and on the audits performed by independent consulting petroleum engineers that Pioneer or Evergreen hires for that purpose. Estimates of oil and gas reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. There are numerous uncertainties inherent in making these estimations, including many factors beyond the control of Pioneer and Evergreen that could cause the quantities and net present value of their respective reserves, and those of the combined company, to be overstated. Reserve engineering is not an exact science and requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

•	historical production from a particular area compared with production from other producing areas;

•	assumed effects of regulation by governmental agencies;

•	assumptions concerning future oil and gas prices, future operating and abandonment costs and capital expenditures; and

•	estimates of future ad valorem, severance and excise taxes and workover and remedial costs.

      Estimates of reserves and estimates of expected future net cash flows prepared or audited by different engineers using the same data, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to each company’s reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this joint proxy statement/ prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to either company’s properties. In accordance with requirements of the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. In addition, future performance that deviates significantly from reserve reports could have a material adverse effect on the combined company’s financial position and results of operations.

The combined company will be subject to complex United States and international laws and regulations, including environmental and safety regulations, that can adversely affect the cost, manner or feasibility of doing business.

      Pioneer’s and Evergreen’s operations and facilities are, and the combined company’s operations and facilities will be, subject to certain federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of oil, NGLs and gas, as well as environmental and safety matters. Future laws or regulations, any change in the interpretation of existing laws and regulations that is adverse to the combined company, inability to obtain necessary regulatory approvals, or a failure to comply with existing legal requirements may harm the combined company’s business, results of operations and financial condition. The combined company may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations, such as:

•	land use restrictions;

•	drilling bonds, performance bonds and other financial responsibility requirements;

•	spacing of wells;

•	unitization and pooling of properties;

•	habitat and endangered species protection, reclamation and remediation, and other environmental protection;

•	protection and preservation of historic, archaeological and cultural resources;

•	safety precautions;

•	regulation of discharges, emissions, disposal and waste-related permits;

•	operational reporting; and

•	taxation.

      Under these laws and regulations, the combined company could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	oil spills and releases or discharges of hazardous materials;

•	well reclamation costs;

•	remediation and clean-up costs and other governmental sanctions, such as fines and penalties;

•	other environmental damages; and

•	potential criminal penalties for failure to comply with environmental and safety laws and regulations.

      The combined company’s operations could be significantly delayed or curtailed and its costs of operations could significantly increase beyond those anticipated as a result of regulatory requirements or restrictions. Neither Pioneer nor Evergreen is able to predict the ultimate cost of compliance with these requirements or their effect on the combined company’s operations.

     Costs of environmental liabilities and regulation could exceed estimates.

      Pioneer and Evergreen each are, and the combined company will be or may become, party to a number of legal and administrative proceedings involving environmental or other matters pending in various courts or agencies. These currently include proceedings associated with facilities currently or previously owned, operated or used by Pioneer and Evergreen, and include claims for personal injuries, property damages, injury to the environment, including natural resource damages, and non-compliance with permits. The combined company’s current and former operations will also involve management of regulated materials that are subject to various environmental laws and regulations. These laws and regulations will obligate the combined company to clean up various sites at which petroleum and other hydrocarbons, low-level radioactive substances or other materials have been disposed of or released. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because:

•	some sites are in the early stages of investigation, and other sites may be identified in the future;

•	cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;

•	environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their share of responsibility for cleanup costs; and

•	environmental laws and regulations and enforcement policies are continually changing, and court proceedings are inherently uncertain.

      Due to these uncertainties, costs may be higher than anticipated and the combined company could be required to increase existing, or establish additional, environmental liability accruals in the future.

The combined company’s oil and gas marketing activities may expose it to claims from royalty owners.

      In addition to marketing its oil and gas production, the combined company’s marketing activities generally will include marketing oil and gas production for royalty owners. Over the past several years, royalty owners have commenced litigation against a number of companies, including Pioneer and Evergreen, in the oil and gas production business claiming that amounts paid for production attributable to the royalty owners’ interests violated the terms of the applicable leases and laws in various respects, including the value of production sold, permissibility of deductions taken, and accuracy of quantities measured. The combined company could be required to make payments as a result of such litigation, and the combined company’s costs relating to the marketing of oil and gas may increase as new cases are decided and the law in this area continues to develop.

Evergreen and its directors are defendants in a class action lawsuit filed in connection with the merger, and the combined company may be subject to other lawsuits and claims.

      A number of lawsuits and claims are pending separately against Pioneer and Evergreen, some of which seek large amounts of damages. In particular, on May 13, 2004, after Pioneer and Evergreen announced the merger, a class action lawsuit was filed against Evergreen and the directors of Evergreen. The lawsuit alleges that the defendants breached their fiduciary duties to Evergreen’s stockholders by, among other things, agreeing to unfair and inadequate consideration for the shares of Evergreen stockholders. The combined company may have to indemnify directors of Evergreen for damages levied against the directors as a result of such lawsuits. In addition, three executive officers of Evergreen have made a written request to Evergreen and Pioneer to submit to arbitration a dispute concerning the amounts to which they would be entitled under their change in control agreements if the merger is completed. Although management of each company believes that none of the lawsuits or claims pending against their respective companies will have a material adverse effect on the combined company’s financial condition or liquidity, litigation is inherently uncertain, and the lawsuits and claims could have a material adverse effect on the combined company’s results of operations for the accounting period or periods in which one or more of them might be resolved adversely.

Competition in the oil and gas industry is intense, and competitors with greater financial, technological and other resources than the combined company may challenge the combined company’s ability to effectively compete in the exploration and production of oil and gas.

      The oil and gas exploration and production business is highly competitive. In addition to competing with other independent oil and gas producers (i.e., companies not engaged in petroleum refining and marketing operations), the combined company will compete with large, integrated, multinational oil and gas companies. Many of the combined company’s competitors, especially large multinational oil and gas companies, have substantially larger financial and technical resources, staffs and facilities than Pioneer and Evergreen, which will challenge the combined company’s ability to compete with them.

      The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. The combined company’s exploration and production business will face competition from major and independent oil and gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing its oil and gas production;

•	integrating new technologies; and

•	acquiring the personnel, equipment and expertise necessary to develop and operate its properties.

      Companies with financial, technological and other resources substantially greater than those of the combined company may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the combined company’s financial or human resources will support. Competitors may also enjoy technological advantages over the combined company and may be able to implement new technologies more rapidly. The combined company’s ability to explore for oil and gas and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Provisions of Pioneer’s certificate of incorporation and bylaws, and Pioneer’s stockholder rights plan, as well as Section 203 of the Delaware General Corporation Law, may discourage a change in control of the combined company and could prevent stockholders from realizing a premium on their investment.

      Some provisions of Pioneer’s certificate of incorporation and bylaws, as well as Pioneer’s stockholder rights plan, may have the effect of delaying or preventing transactions involving actual or potential changes in control of the combined company, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their Pioneer common stock. These provisions include:

•	a classified board of directors, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

•	noncumulative voting in the election of directors;

•	procedural requirements on stockholders who wish to make nominations in the election of directors or to propose other actions at stockholder meetings;

•	a prohibition on stockholders calling special meetings or acting by written consent;

•	the authority of the board of directors to issue up to 100 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

•	rights issued under Pioneer’s stockholder rights plan that would be triggered if a person acquired 15% or more of Pioneer’s common stock.

Additionally, Section 203 of the Delaware General Corporation Law limits the ability of a company to engage in a business combination with a party that became an interested stockholder within the last three years.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus, including information incorporated by reference in this joint proxy statement/prospectus, contains “forward-looking statements,” as defined by the SEC. Forward-looking statements are those concerning the contemplated transactions and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this joint proxy statement/prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These include, without limitation:

•	statements concerning the contemplated transactions, including strategic plans, expectations and objectives for future operations, the completion of those transactions, and the realization of expected synergies and benefits from the transactions;

•	statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

•	statements relating to future financial performance and other matters;

•	estimates of reserves and statements regarding the ability to replace reserves;

•	statements relating to revenue, income and operations of the combined company after the merger; and

•	any other statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.

      Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in or incorporate into this document are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. You are cautioned that any forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

      All forward-looking statements contained in this document speak only as of the date of this document, and all forward-looking statements contained in any document incorporated by reference speak only as of the date of that document. Neither Pioneer nor Evergreen undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Pioneer

      Pioneer is an independent oil and gas exploration and production company with ownership interests in oil and gas properties located in the United States, Argentina, Canada, Gabon, South Africa and Tunisia. Pioneer’s asset base is anchored by the Spraberry oil and gas field located in West Texas, the Hugoton gas field located in Southwest Kansas and the West Panhandle gas field located in the Texas Panhandle. Complementing these areas, Pioneer has exploration and development opportunities and oil and gas production activities in Alaska, the Gulf of Mexico, the onshore Gulf Coast area and internationally in Argentina, Canada, Gabon, South Africa and Tunisia. Combined, these assets create a portfolio of resources and opportunities that are well balanced among oil, NGLs and gas, and combine long-lived, dependable production with exploration and development opportunities. Additionally, Pioneer has a team of dedicated employees that represent the professional disciplines and sciences that allow Pioneer to maximize the long-term profitability and net asset value inherent in its physical assets.

      Pioneer seeks to increase its oil and gas reserves, production and cash flow through exploratory and development drilling and by conducting other production enhancement activities, such as well recompletions. During the three years ended December 31, 2003, the Company drilled 1,002 gross (744.1 net) wells, 86 percent of which were successfully completed as productive wells, at a total drilling cost (net to Pioneer’s interest) of $1.5 billion. During 2003, Pioneer drilled 383 gross (338.8 net) wells.

      Pioneer’s proved reserves totaled 789.1 MMBOE at December 31, 2003, representing $4.6 billion of standardized measure, or $6.0 billion, on a pre-tax basis.

      Pioneer’s long-lived production from onshore assets and high-volume production from new offshore fields combined to increase oil and gas production by 36% in 2003 and is the basis for expectations for growth of 15% to 25% in 2004. Pioneer has maintained production from its onshore base, primarily the Hugoton and West Panhandle gas fields and the Spraberry oil and gas field, by reinvesting only a portion of the cash flow from those fields and diligently controlling costs. Pioneer has a multiyear inventory of onshore drilling locations to support continued activity.

Evergreen

      Evergreen is an independent exploration and production company engaged primarily in the operation, development, production, exploration and acquisition of North American unconventional gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen’s current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen recently acquired producing properties in the Piceance Basin in western Colorado, the Uintah Basin in eastern Utah and the Western Canada Sedimentary Basin. Evergreen has gas production from tight sands and shales in these newly acquired areas that it intends to enhance. Evergreen is also evaluating the additional coal bed methane and other gas resource potential within each of these basins.

      At December 31, 2003, Evergreen’s reported proved reserves totaled 1,495 Bcfe or 249 MMBOE. Gas comprised approximately 99% of its estimated proved reserves, and 62% of its estimated proved reserves were classified as proved developed. The Raton Basin accounted for 94% of its estimated proved reserves, while the Piceance and Uintah Basins and the Western Canada Sedimentary Basin accounted for 4% and 2%, respectively. In 2003, Evergreen achieved average net production of 127 MMcfe per day.

      For the past five calendar years, Evergreen achieved compound annual growth in production and estimated proved reserves of 36% and 30%, respectively. Over the same period, Evergreen added estimated proved reserves from all sources that was over 800% of its production at weighted average finding and development costs of $0.65 per Mcfe. Evergreen’s finding and development costs include acquisition costs, exploration costs and capital expenditures relating to its gathering and compression systems. Evergreen’s lease operating expenses have averaged $0.41 per Mcfe over the last five years.

THE PIONEER SPECIAL MEETING

      Pioneer is furnishing this joint proxy statement/ prospectus to its stockholders in connection with the solicitation of proxies by the Pioneer board of directors for use at the Pioneer special meeting.

Date, Time and Place

      The special meeting is scheduled to be held at the Dallas Marriott Las Colinas Hotel located at 223 West Las Colinas Blvd., Irving, Texas 75039, on [          ], 2004, at [          ] a.m., local time.

Purpose of the Special Meeting

      At the Pioneer special meeting, we are asking holders of record of Pioneer common stock to consider and vote on the following:

•	a proposal to approve the issuance of shares of Pioneer common stock in the merger pursuant to the merger agreement; and

•	a proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of the first proposal.

Recommendation of the Pioneer Board of Directors

      At its meeting on May 3, 2004, after due consideration, the Pioneer board of directors unanimously, except for Scott Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken:

•	determined that the merger agreement, the merger in accordance with the terms of the merger agreement, the issuance of shares of Pioneer common stock pursuant to the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated thereby and approved the issuance of Pioneer common stock pursuant to the merger; and

•	recommended that the Pioneer stockholders approve the issuance of shares of Pioneer common stock in connection with the merger pursuant to the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Holders of record of shares of Pioneer common stock at the close of business on [          ], 2004, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Pioneer’s common stock is the only class of voting securities of Pioneer. On the record date, approximately [          ] shares of Pioneer common stock were issued and outstanding and entitled to vote at the special meeting.

      Holders of record of Pioneer common stock on the record date are each entitled to one vote per share with respect to the approval of the issuance of shares of Pioneer common stock in connection with the merger pursuant to the merger agreement.

      A quorum of Pioneer stockholders is necessary to have a valid meeting of stockholders. The holders of at least a majority of the shares of Pioneer common stock issued and outstanding and entitled to vote at the Pioneer special meeting must be represented in person or by proxy at the Pioneer special meeting in order for a quorum to be established. Abstentions and broker non-votes count as present for purposes of establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

      The affirmative vote of the holders of a majority of the votes cast by holders of Pioneer common stock by proxy or in person and entitled to vote as of the record date for the Pioneer special meeting is required to approve the issuance of shares of Pioneer common stock in the merger pursuant to the merger agreement. The total vote cast by Pioneer stockholders at the special meeting must represent more than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting. Abstentions may be specified with respect to the proposal by properly marking the “ABSTAIN” box on the proxy for the proposal or by making the same election by telephone or Internet voting. An abstention will count as present for purposes of establishing a quorum at the Pioneer special meeting. However, neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of shares of Pioneer common stock in the merger because they will not be counted as votes cast either for or against the proposal. Nevertheless, an abstention may result in the total votes cast at the special meeting representing fewer than 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote as of the record date for the special meeting, in which case the vote would not satisfy the stockholder approval requirement for the issuance of shares of Pioneer common stock in the merger.

Voting by Pioneer Directors, Executive Officers and Significant Stockholders

      At the close of business on the record date, Pioneer’s directors and executive officers and their affiliates may be deemed to be the owners of, and have the power to vote, [          ] shares of Pioneer common stock, representing approximately [          ]% of the then outstanding shares of Pioneer common stock. Pioneer believes that each of its directors and executive officers intends to vote “FOR” the approval of the issuance of shares of Pioneer common stock in connection with the merger pursuant to the merger agreement.

Voting of Proxies

      Shares may be voted by completing the enclosed proxy card and mailing it in the enclosed green self-addressed envelope. You may also vote by telephone or the Internet using the instructions on the proxy card. Please refer to the proxy card or to the information provided to you by your bank, broker or other holder of record to determine what options are available. Stockholders who vote by using the Internet may incur costs, such as telephone and Internet access charges, for which the stockholder is solely responsible. Proxies submitted by telephone or the Internet must be received by [          ], Eastern Time, on [          ], 2004. The specific instructions for using the telephone or the Internet to vote are set forth on the enclosed proxy card and are designed to authenticate the stockholder’s identity and confirm that the stockholder’s instructions are properly recorded.

      Pioneer stockholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

      Shares of Pioneer common stock represented by properly executed paper proxies or proxies properly effected by telephone or on the Internet and received prior to the special meeting will be voted at the special meeting in the manner specified on the proxies. Paper proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposal presented at the special meeting.

Revocation of Proxy

      A Pioneer stockholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•	delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the revoked proxy, to Continental Stock Transfer & Trust Company at the following address: 17 Battery Place, 8th Floor, New York, New York 10004;

•	as to paper proxies, completing and submitting a new later-dated proxy card;

•	as to proxies effected by telephone or on the Internet, by calling the telephone voting number or connecting to the Internet voting site and following the instructions for revoking or changing a vote; or

•	attending the special meeting and voting in person.

      Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a stockholder must vote in person at the meeting. If a broker has been instructed to vote a stockholder’s shares, the stockholder must follow directions received from the broker in order to change the stockholder’s vote.

Expenses of Solicitation

      Pioneer and Evergreen will equally share the costs of printing and mailing this joint proxy statement/ prospectus to their respective stockholders and each will separately bear the costs of soliciting proxies from its stockholders. It is anticipated that solicitations of proxies for the special meeting will be made by use of mail, telephone, fax or the Internet, as well as by the services of Pioneer’s directors, officers and employees, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of Pioneer common stock held of record by such persons, and Pioneer will reimburse such persons for their reasonable out-of-pocket expenses for that purpose.

      In addition, Pioneer has retained D. F. King & Company, Inc. to assist Pioneer in the solicitation of proxies from stockholders in connection with the special meeting. D. F. King will receive a fee of $[          ] as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. Pioneer has agreed to indemnify D. F. King against certain liabilities arising out of or in connection with its engagement.

Miscellaneous

      In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason Pioneer believes that additional time should be allowed for the solicitation of proxies, Pioneer may adjourn the special meeting with or without a vote of the stockholders. If Pioneer proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Pioneer common stock for which they have voting authority in favor of an adjournment.

      It is not expected that any matter not referred to in this joint proxy statement/ prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on the matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting. Proxies voted against the proposal related to the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

THE EVERGREEN SPECIAL MEETING

      Evergreen is furnishing this joint proxy statement/ prospectus to its stockholders in connection with the solicitation of proxies by the Evergreen board of directors for use at the Evergreen special meeting.

Date, Time and Place

      The special meeting is scheduled to be held at The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202, on [          ], 2004, at [          ] a.m., local time.

Purpose of the Special Meeting

      At the Evergreen special meeting, we are asking holders of record of Evergreen common stock to consider and vote on the following:

•	a proposal to approve the merger agreement among Pioneer, Evergreen and BC Merger Sub; and

•	a proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of the first proposal.

Recommendation of the Evergreen Board of Directors

      At its meeting on May 3, 2004, after due consideration, the Evergreen board of directors unanimously, except for Scott Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken:

•	determined that the merger agreement, the merger in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Evergreen and its stockholders;

•	approved and adopted the merger agreement and the merger and the other transactions contemplated thereby; and

•	recommended that the Evergreen stockholders approve the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Holders of record of shares of Evergreen common stock at the close of business on [          ], 2004, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Evergreen’s common stock is the only class of voting securities of Evergreen. On the record date, approximately [          ] shares of Evergreen common stock were issued and outstanding and entitled to vote at the special meeting.

      Holders of record of Evergreen common stock on the record date are each entitled to one vote per share with respect to the approval of the merger agreement.

      A quorum of Evergreen stockholders is necessary to have a valid meeting of stockholders. The holders of at least a majority of the shares of Evergreen common stock issued and outstanding and entitled to vote at the Evergreen special meeting must be represented in person or by proxy at the Evergreen special meeting in order for a quorum to be established. Abstentions and broker non-votes count as present for purposes of establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

      The affirmative vote of the holders of at least a majority of the shares of Evergreen common stock issued and outstanding and entitled to vote as of the record date for the Evergreen special meeting is required to approve the merger agreement. Abstentions may be specified with respect to the proposal by properly marking the “ABSTAIN” box on the proxy for the proposal or by making the same election by telephone or Internet voting using the instructions on the proxy card. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the proposal.

Voting by Evergreen Directors, Executive Officers and Significant Stockholders

      At the close of business on the record date, Evergreen’s directors and executive officers and their affiliates may be deemed to be the owners of, and have the power to vote, [          ] shares of Evergreen common stock, representing approximately [          ]% of the then outstanding shares of Evergreen common stock. Evergreen believes that each of its directors and executive officers intends to vote “FOR” the approval of the merger agreement.

Voting of Proxies

      Shares may be voted by completing the enclosed proxy card and mailing it in the enclosed green self-addressed envelope. You may also vote by telephone or the Internet using the instructions on the proxy card. Please refer to the proxy card or to the information provided to you by your bank, broker or other holder of record to determine what options are available. Stockholders who vote by using the Internet may incur costs, such as telephone and Internet access charges, for which the stockholder is solely responsible. Proxies submitted by telephone or the Internet must be received by [          ], Central Time, on [          ], 2004. The specific instructions for using the telephone or the Internet to vote are set forth on the enclosed proxy card and are designed to authenticate the stockholder’s identity and confirm that the stockholder’s instructions are properly recorded.

      Evergreen stockholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

      Shares of Evergreen common stock represented by properly executed paper proxies or proxies properly effected by telephone or on the Internet and received prior to the special meeting will be voted at the special meeting in the manner specified on the proxies. Paper proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposal presented at the special meeting.

Revocation of Proxy

      An Evergreen stockholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•	delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the revoked proxy, to Computershare Trust Company, Inc. at the following address: P.O. Box 1596, Denver, Colorado 80201;

•	as to paper proxies, completing and submitting a new later-dated proxy card;

•	as to proxies effected by telephone or on the Internet, by calling the telephone voting number or connecting to the Internet voting site and following the instructions for revoking or changing a vote; or

•	attending the special meeting and voting in person.

      Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a stockholder must vote in person at the meeting. If a broker has been instructed to vote a stockholder’s shares, the stockholder must follow directions received from the broker in order to change the stockholder’s vote.

Expenses of Solicitation

      Evergreen and Pioneer will equally share the costs of printing and mailing this joint proxy statement/ prospectus to their respective stockholders and each will separately bear the costs of soliciting proxies from its stockholders. It is anticipated that solicitations of proxies for the special meeting will be made by use of mail, telephone, fax or the Internet, as well as by the services of Evergreen’s directors, officers and employees, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of Evergreen common stock held of record by such persons, and Evergreen will reimburse such persons for their reasonable out-of-pocket expenses for that purpose.

Miscellaneous

      In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason Evergreen believes that additional time should be allowed for the solicitation of proxies, Evergreen may adjourn the special meeting with or without a vote of the stockholders. If Evergreen proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Evergreen common stock for which they have voting authority in favor of an adjournment.

      It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on the matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting. Proxies voted against the proposal related to the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

      Holders of Evergreen common stock should send their completed proxy cards to Computershare Trust Company, Inc. in the enclosed, self-addressed green envelope. Holders of Evergreen common stock should not send their stock certificates with their proxy cards. A holder of Evergreen common stock who wishes to make an election regarding the form of merger consideration that it wishes to receive is required to send its stock certificates with the election form enclosed with this joint proxy statement/ prospectus to the exchange agent. A separate self-addressed white envelope has been enclosed for holders to submit election forms and stock certificates. If a holder does not properly submit an election form with its stock certificates, then, promptly after the closing date of the merger, the exchange agent will mail to the holder a letter of transmittal and instructions for surrendering stock certificates for use in exchanging the stock certificates for the merger consideration.

THE MERGER

      The discussion in this joint proxy statement/prospectus of the merger and the material terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference.

General Description of the Merger

      Pioneer, its direct wholly-owned subsidiary, BC Merger Sub, and Evergreen have entered into a merger agreement pursuant to which Pioneer will acquire Evergreen through the merger of BC Merger Sub with and into Evergreen, with Evergreen surviving the merger. Immediately after the closing of this merger, Evergreen will merge with and into a wholly-owned limited liability company subsidiary of Pioneer, with the limited liability company as the surviving entity that is wholly-owned by Pioneer.

      Evergreen stockholders have the option to elect among three types of consideration for each share of Evergreen common stock held:

•	1.1635 shares of Pioneer common stock, subject to allocation and proration;

•	$39.00 in cash, subject to allocation and proration; or

•	0.58175 shares of Pioneer common stock and $19.50 in cash.

Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash for each share of Evergreen common stock held. In addition, Evergreen stockholders are entitled to receive an additional cash payment per share, as consideration for the Kansas properties, equal to the sum of:

•	$0.35; plus

•	a pro rata share of the net proceeds in excess of $15 million (gross proceeds less expenses) from Evergreen’s sale, if any, of the Kansas properties to a third party if a sale closes prior to the closing date of the merger.

For further discussion regarding the consideration each Evergreen stockholder is entitled to receive, see “The Merger Agreement — Merger Consideration.” As a result of the merger, Pioneer stockholders will own approximately 83% of the combined company (based on the number of shares of common stock outstanding for each company on June 9, 2004, plus the number of shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse prior to or as of the effective time).

      Shares of Evergreen common stock outstanding immediately prior to the merger and held by an Evergreen stockholder who dissents from the merger and pursues a statutory appraisal of shares in accordance with Article 113 of the Colorado Business Corporation Act will not be converted into the right to receive the merger consideration described above, unless the dissenting stockholder fails to perfect, withdraws or otherwise loses the right to appraisal. If an Evergreen stockholder who has demanded appraisal fails to perfect, withdraws or otherwise loses the right to appraisal, each share of Evergreen common stock of that stockholder will be treated as if it had been converted at the time of the merger into the right to receive 0.58175 shares of Pioneer common stock, $19.50 in cash and the cash payment pertaining to the Kansas properties. See “Dissenters’ Rights of Appraisal of Evergreen Stockholders.”

      After the merger is completed, Scott Sheffield, current Chairman of the Board, President and Chief Executive Officer of Pioneer, will continue to serve as Chairman of the Board, President and Chief Executive Officer of the combined company. Mark Sexton, current Chairman of the Board, President and Chief Executive Officer of Evergreen, and Andrew Lundquist, a current director of Evergreen, will each be appointed to Pioneer’s board of directors. Information about the current Pioneer directors and executive officers can be found in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2003, and Pioneer’s proxy statement, which is incorporated by reference into Pioneer’s Annual Report on

Form 10-K for the year ended December 31, 2003. Pioneer’s Annual Report on Form 10-K is incorporated by reference into this document. Information about Messrs. Sexton and Lundquist and the other current Evergreen directors and executive officers can be found in Evergreen’s proxy statement, which is incorporated by reference into Evergreen’s Annual Report on Form 10-K for the year ended December 31, 2003. Evergreen’s Annual Report on Form 10-K is incorporated by reference into this document. See “Where You Can Find More Information.”

Background of the Merger

      By action dated December 18, 2003, Evergreen established a special committee of the board of directors (the “Transactions Committee”) for the purpose of assisting Evergreen with the feasibility, direction, development and evaluation of potential significant acquisitions, divestitures, mergers, joint ventures, business combinations and other significant transactions. Messrs. Robert Clark, Mark Sexton, Scott Sheffield and Arthur Smith were members of the Transactions Committee.

      In late 2003, Evergreen signed a confidentiality agreement with a major international petroleum company and began preliminary discussions regarding a number of possible joint projects and regarding the possible sale of Evergreen. No agreement regarding joint projects was reached and the international petroleum company indicated that it could not justify a purchase of Evergreen at the price that Evergreen’s stock was then trading. An offer to purchase Evergreen was never made. These discussions lapsed in early 2004.

      In late 2003 and 2004, Evergreen did not discourage investment bankers who contacted Evergreen from time to time from entertaining indications of interest from a limited number of other participants in the industry.

      During the meeting of Evergreen’s board of directors on February 20, 2004, Mr. Sheffield was approached by Dennis Carlton, Executive Vice President — Exploration and Chief Operating Officer of Evergreen, and was asked whether or not Pioneer might consider the merits of a business combination with Evergreen. Mr. Sheffield responded that at the time there were probably too many complicating issues to consider such a transaction.

      After thinking further about the conversation for a couple of weeks and considering the fact that the Evergreen board of directors had expressed an interest in pursuing a strategic combination with a larger company, and knowing that Evergreen had already conducted some due diligence with one oil company and had conversations with the chief executive officers of at least two other companies without material developments, Mr. Sheffield requested that Pioneer’s business development and financial modeling groups gather public data on Evergreen and perform an initial modeling evaluation of potential business combinations. After reviewing some initial modeling, Mr. Sheffield decided to raise the possibility of a strategic business combination between Pioneer and Evergreen with Pioneer’s management committee.

      On the morning of March 22, 2004, Mr. Sheffield presented to Pioneer’s management committee the possibility of a strategic business combination with Evergreen. After reviewing the initial modeling and a brief review of potential strengths, weaknesses, opportunities and threats presented by the possible transaction, the consensus of the management committee was to encourage Mr. Sheffield to pursue the matter further by contacting Mr. Sexton.

      On the afternoon of March 22, 2004, Mr. Sheffield contacted Mr. Sexton by telephone and suggested that the two companies consider a strategic merger. Mr. Sexton agreed to discuss the matter with his management team and to respond to Mr. Sheffield in a few days.

      On March 24, 2004, Mr. Sexton called Mr. Sheffield and informed Mr. Sheffield that Evergreen’s management was interested in exploring the matter further. On a conference call with Michael Wortley and Mark Kelly of Vinson & Elkins L.L.P., Messrs. Sheffield and Sexton were briefed on the proper process for proceeding with the evaluation of a potential business combination, specifically focusing on separating Mr. Sheffield from the decision on the Evergreen side. Pioneer’s General Counsel, Mark Withrow, then followed up with Mr. Sheffield and Mr. Wortley to further discuss Mr. Sheffield’s involvement in the Pioneer decision process. Mr. Sheffield subsequently did not attend any Evergreen board of directors meeting at which a transaction with Pioneer was discussed.

      On the following Monday morning, March 29, 2004, a meeting of the Pioneer board of directors was called and the potential business combination with Evergreen was presented. For presentation purposes, a purchase price of $37.00 per share was used to value shares of Evergreen common stock. After extensive discussion, the Pioneer board of directors authorized Pioneer management to move forward with the due diligence process. That evening, Messrs. Sheffield and Sexton had dinner in New Orleans at the Howard Weil Energy Conference and had initial discussions about the possible mechanics and benefits of a potential business combination of the two companies. The two chief executive officers met again the next morning. No material business points regarding a potential transaction were discussed between Messrs. Sheffield and Sexton at these meetings in New Orleans. A telephone conference ensued among Messrs. Sexton and Withrow and William Davis of Womble, Carlyle, Sandridge & Rice regarding preparation of a confidentiality agreement and the handling of the due diligence process.

      On the morning of March 31, 2004, Mr. Sexton met again in New Orleans with Messrs. Sheffield, Tim Dove and Jay Still of Pioneer to discuss generally the assets and characteristics of each company as well as to outline the program for Pioneer’s due diligence review of Evergreen, which was scheduled to commence the following week in Denver.

      In early April 2004, Mr. Sexton apprised Evergreen’s board of directors of recent developments regarding conversations with Mr. Sheffield. Evergreen’s outside directors unanimously recommended that Messrs. Sexton and Sheffield resign from the Transactions Committee because of the potential for conflicts of interest. The Evergreen board of directors made that recommendation in part because Mr. Sheffield is the Chairman, President and Chief Executive Officer of Pioneer and because Mr. Sexton is a personal friend of Mr. Sheffield. Moreover, it was noted that Mr. Sexton could stand to benefit from a transaction pursuant to his existing change in control agreement with Evergreen. The board of directors believed that Messrs. Sexton and Sheffield should not be active in the evaluation of the potential business combination between Pioneer and Evergreen. By action dated April 5, 2004, the Evergreen board of directors accepted the resignations of Messrs. Sexton and Sheffield from the Transactions Committee and reconstituted the Transactions Committee to be comprised of Messrs. Smith, Clark and Lundquist as members.

      On Monday, April 5, 2004, and Tuesday, April 6, 2004, Pioneer’s technical, legal and accounting teams traveled to Denver and conducted due diligence, reviewing documents furnished by Evergreen and interviewing and attending presentations by Messrs. Sexton, Carlton and Collins.

      On April 7, 2004, the Transactions Committee met to discuss its duties and selected Mr. Smith as chairman and Mr. Clark as vice chairman.

      Also on April 7, 2004, Kerr-McGee Corporation and Westport Resources Corporation, both oil and gas exploration companies, announced that they had entered into an agreement regarding a proposed business combination.

      On April 8, 2004, Messrs. Smith and John Ryan, also an Evergreen director and Evergreen’s largest individual stockholder (holding approximately 3% of Evergreen’s common stock), met in Houston with a representative of Citigroup to discuss Citigroup’s possible engagement as financial advisor. They also met with David Kirkland of Baker Botts L.L.P. regarding the potential engagement of Baker Botts L.L.P. as legal counsel to the Transactions Committee. Also on April 8, 2004, Pioneer’s technical team and Messrs. Sexton, Carlton, Smith and Ryan met in Houston with Evergreen’s independent reservoir engineers, Netherland, Sewell, regarding Evergreen’s reserves.

      A Pioneer telephonic board of directors meeting was held on Thursday, April 8, 2004, to update the board of directors on the initial due diligence, to review the concepts proposed to be included in the merger agreement to be submitted to Evergreen, to again review the process to be followed in pursuing a transaction with Evergreen, to discuss the employment of an investment banking firm and to authorize the employment of reserve engineering and environmental experts to assist in and report on due diligence.

      A group consisting of Transactions Committee members, Mr. Ryan, who later joined the Transactions Committee, and Messrs. Sexton, Collins and Carlton, along with representatives from Citigroup and Evergreen’s legal firm, Womble, Carlyle, Sandridge & Rice, conducted due diligence in Pioneer’s offices in Irving, Texas on Monday, April 12, 2004 and Tuesday, April 13, 2004. Mr. Sheffield was traveling abroad and did not participate in these meetings. Messrs. Smith, Carlton and Collins also were briefed by Netherland, Sewell, Pioneer’s independent reservoir engineer, regarding Pioneer’s reserves, and Netherland, Sewell, who also serves as Evergreen’s independent reservoir engineer, met with Pioneer’s technical team regarding Evergreen’s reserves. Messrs. Withrow and Dove initiated general discussions with Mr. Smith and the Transactions Committee regarding the terms of a business combination between Pioneer and Evergreen. In addition, Pioneer engaged JPMorgan as its financial advisor. Pioneer’s technical teams continued their internal evaluations and developed presentations which were shared with Pioneer’s board of directors on Friday, April 16, 2004.

      On April 12, 2004, the Transactions Committee met to consider the engagements of Citigroup and Baker Botts L.L.P. and retained Baker Botts L.L.P. as legal counsel.

      On April 15, 2004, EnCana Corporation and Tom Brown, Inc., both oil and gas exploration and production companies, announced that they had entered into an agreement to sell Tom Brown, Inc. to EnCana Corporation for cash. The stock prices of many exploration and production companies rose significantly from April 6, 2004, the day before the announcement of the Kerr-McGee Corporation/ Westport Resources Corporation proposed business combination, to April 16, 2004, the day after the announcement of the Tom Brown, Inc./EnCana Corporation transaction. Evergreen’s stock price rose $6.62 per share during this period, from a closing price of $35.08 on April 6, 2004 to a closing price of $41.70 on April 16, 2004.

      On Friday, April 16, 2004, a telephonic meeting of Pioneer’s board of directors was held to review the due diligence progress during the previous week and to receive both an internal evaluation and an evaluation from Netherland, Sewell of Evergreen’s proved reserves. Pioneer’s board of directors also received a report from JPMorgan outlining its work plan for arriving at a fairness opinion on the transaction, and its expected scope of work and involvement in Pioneer’s financial strategy and impact analysis. The Pioneer board of directors instructed Mr. Sheffield not to participate actively in the negotiations with Evergreen on material business points and appointed Messrs. Withrow and Dove as the primary negotiators with Evergreen regarding a potential business combination. Pioneer’s board of directors instructed Messrs. Withrow and Dove to proceed with negotiations with Evergreen in New York, New York the following week.

      On April 19, 2004, members of the Transactions Committee met with Mr. Ryan, Evergreen management, representatives of Citigroup and Baker Botts L.L.P. to discuss the possible transaction and the strategy for meeting with Pioneer the following day. The Transactions Committee discussed negotiating a transaction that would deliver value of $40.00 per share or higher to Evergreen stockholders. The Transactions Committee agreed to engagement terms with Citigroup and retained Citigroup as its exclusive financial advisor effective as of April 12, 2004.

      Messrs. Dove and Withrow, along with Rich Dealy and Paul Lee of Pioneer, traveled to New York, New York on April 19, 2004, taking with them extensive modeling and financial information related to a possible business combination. The group met with Mr. Sheffield for lunch and discussed the modeling results, the schedule for meetings for the remainder of the week and the strategy for proceeding. The group then spent the afternoon with JPMorgan reviewing the models and financial information and furnishing the same to JPMorgan for its own analysis. Messrs. Dove and Withrow had a discussion with Messrs. Sexton, Carlton and Collins and the Transactions Committee late in the evening to discuss generally due diligence and valuation results to date and the schedule and framework for further negotiations.

      The following morning, April 20, 2004, Messrs. Dove, Withrow, Dealy and Lee returned to the offices of JPMorgan and continued discussions on financial analysis of a possible business combination and negotiating and financing strategy.

      On April 20, 2004, the Transactions Committee invited Mr. Ryan to join the Transactions Committee, subject to board of directors approval. The Transactions Committee then met with Messrs. Dove, Withrow, Dealy and Lee to discuss valuation and the structure of a possible transaction. An offer price of $37.50 was discussed by Mr. Dove at this meeting. Subsequently, the Transactions Committee met with representatives of Citigroup and Messrs. Collins and Carlton to discuss valuations and negotiation strategy. After this meeting, the Transactions Committee again met with Pioneer executives to further discuss a possible transaction.

      On Wednesday, April 21, 2004, the Transactions Committee again met with Messrs. Dove and Withrow and continued negotiations.

      Messrs. Dove and Withrow returned to Pioneer’s Irving, Texas offices and the next morning, Thursday, April 22, 2004, a telephonic meeting of the Pioneer board of directors was convened. Messrs. Dove and Withrow reviewed their recent meeting with the Transactions Committee in New York and Mr. Withrow also updated Pioneer’s board of directors on the status of the merger agreement, which was being negotiated by him and Vinson & Elkins L.L.P. for Pioneer and the Transactions Committee and Baker Botts L.L.P. for Evergreen. The board of directors then received updates from both Netherland, Sewell and Pioneer’s technical team on the analysis of Evergreen’s reserves and asset base, and Mr. Dove then presented to the directors combination modeling, sensitivity analysis and recent transaction comparisons. The board of directors, other than Mr. Sheffield, then met separately with Messrs. Dove and Withrow to further discuss the status of negotiations, financial metrics and net asset value. After considerable discussion, the board of directors again authorized Messrs. Dove and Withrow to continue negotiations.

      On April 23, 2004, representatives of Citigroup met with the Transactions Committee to discuss Citigroup’s preliminary financial analyses. Later that day the Transactions Committee by teleconference updated the Evergreen board of directors on the status of negotiations. Mr. Smith continued to have discussions with Messrs. Dove and Withrow as well as with representatives of Citigroup and Evergreen management throughout the day. Pioneer’s environmental due diligence team continued to work through the weekend and furnished periodic reports to Messrs. Dove and Withrow and other members of Pioneer management.

      On April 26, 2004, Mr. Smith had a brief discussion with Mr. Dove and subsequently updated the Transactions Committee and Evergreen management on the status of negotiations. One issue that emerged between the parties was the low valuation placed on Evergreen’s undeveloped Kansas properties by Pioneer compared to Evergreen’s valuation. Merger agreement drafting and negotiations continued.

      On April 27, 2004, the Transactions Committee conferred and Mr. Smith traveled to Pioneer’s Irving, Texas office to discuss open business issues with Messrs. Dove and Withrow. The parties discussed the possibility of spinning off Evergreen’s Kansas properties to Evergreen stockholders just prior to the merger and the related business issues associated with establishing a new independent public company to develop the Kansas properties. They also discussed justification for a range of termination fees should acceptable business combination terms be reached. Mr. Smith briefed the Transactions Committee on the discussions at the end of the day.

      On April 28, 2004, the Transactions Committee reported on the open issues to the Evergreen board of directors, including (1) whether the basic structure of the transaction would be a one-half cash and one-half stock merger whereby Evergreen stockholders could elect to receive all cash or all stock, subject to prorations, (2) the form of consulting and non-compete agreements for the three top Evergreen executives, (3) employee compensation, termination and benefit matters for continuing employees, (4) the terms and amount of the termination fee, (5) the closing conditions, (6) whether a spin-off of the Kansas properties could be used as a means of bridging the difference of views on valuation and (7) the price.

      Also on April 28, 2004, Messrs. Dove and Dealy of Pioneer traveled to New York, New York and met with Standard & Poor’s to discuss the impact of the proposed transaction on Pioneer’s investment grade debt rating.

      On the evening of April 29, 2004, Messrs. Dove, Dealy and Lee held a telephonic meeting with Moody’s to advise them of the proposed transaction and discuss any resulting impact on Pioneer’s investment grade debt rating. Also on April 29, 2004, Mr. Withrow continued negotiations on the merger agreement and a telephonic meeting of Pioneer’s board of directors was held. The board of directors heard from Messrs. Dove and Withrow about the Kansas spin-off structure. They also received an updated report from Netherland, Sewell and Pioneer’s technical team on Evergreen’s reserves, and a report on the results of Pioneer’s environmental due diligence efforts. Messrs. Dove and Dealy gave the board of directors their view of the reactions to the proposed transaction by both ratings agencies. A hedging strategy was approved for the transaction and a preliminary fairness opinion presentation was given by JPMorgan. Mr. Withrow reviewed with the board of directors the terms of the merger agreement and the issues still outstanding. Messrs. Dove and Withrow were again authorized to continue to negotiate with Evergreen to narrow the remaining issues and resolve the Kansas spin-off issue.

      On April 29, 2004, Mr. Smith and Mr. Clark briefed the top Evergreen executives on the status of discussions and solicited input and recommendations.

      On April 30, 2004, the Transactions Committee met in Denver, Colorado, followed by a meeting of the entire Evergreen board of directors (except Mr. Sheffield). Representatives of Citigroup discussed its financial analyses based on the status of negotiations to date. Mr. Smith discussed the open points of negotiations. Joel Swanson of Baker Botts L.L.P. made a presentation on director fiduciary duties and summarized the terms of the draft merger agreement. During temporary recesses, the Transactions Committee and/or Mr. Smith conducted telephone negotiations with Mr. Dove, Mr. Withrow and other Pioneer executives in an effort to narrow the open issues between the parties, including price. Evergreen and Pioneer were unable to reach agreement and the Evergreen board of directors recessed in order to see if negotiations could be concluded over the weekend or early the following week.

      On May 3, 2004, Mr. Smith and various members of the Transactions Committee had several extended negotiating calls with Messrs. Dove and Withrow regarding open issues, including price, and ultimately reached a consensus that evening. Mr. Sexton reconvened the recessed board of directors meeting and Mr. Smith reconvened the Transactions Committee meeting. Mr. Smith discussed the resolution of his discussions with Pioneer. A representative of Citigroup reviewed its material financial analyses performed in connection with the preparation of its opinion and rendered its oral opinion, which was subsequently confirmed in writing, that, as of May 3, 2004, and based on and subject to the matters set forth in the opinion (see “The Merger — Opinion of Evergreen’s Financial Advisor”) that the merger consideration to be received by holders of Evergreen common stock in the merger was fair from a financial point of view to the holders of Evergreen common stock. Mr. Swanson of Baker Botts L.L.P. again summarized the fiduciary duties of Evergreen directors. The Transactions Committee then unanimously resolved that it found the merger and other transactions contemplated by the merger agreement to be advisable and in the best interests of Evergreen and its stockholders and recommended that the board of directors approve and adopt the merger and the merger agreement. The board of directors then unanimously (except for Mr. Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken) resolved that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Evergreen and its stockholders and approved and adopted the merger and the merger agreement.

      On the evening of May 3, 2004, a telephonic Pioneer board of directors meeting was held and Messrs. Dove and Withrow explained the final negotiated financial terms, the handling of the Kansas properties and the resolution of the outstanding merger agreement issues. Mr. Sheffield did not participate in the meeting. JPMorgan rendered its oral opinion that, as of that date, the aggregate consideration to be paid by Pioneer in the merger was fair, from a financial point of view, to Pioneer. See “The Merger — Opinion of Pioneer’s Financial Advisor.”

      After discussion, the Pioneer board of directors unanimously (except for Mr. Sheffield, who recused himself from voting with respect to these matters and did not participate in the meeting in which such vote was taken) approved the transaction, subject to finalizing the merger agreement with terms substantially as presented and satisfactory to Mr. Withrow and Pioneer management. Mr. Withrow and Vinson & Elkins L.L.P. then worked throughout the night with Baker Botts L.L.P. and members of the Transactions Committee to negotiate and finalize the merger agreement, which was signed by both parties before 7:00 a.m. on Tuesday, May 4, 2004.

Recommendation of Pioneer’s Board of Directors and Reasons for the Merger

      At its meeting on May 3, 2004, after due consideration, the Pioneer board of directors unanimously, except for Scott Sheffield, who recused himself from voting and did not participate in the meeting in which such vote was taken, adopted resolutions (i) determining that the merger agreement, the merger in accordance with the terms of the merger agreement, the issuance of shares of Pioneer common stock pursuant to the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its stockholders, (ii) approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and approving the issuance of Pioneer common stock pursuant to the merger, and (iii) recommending that the Pioneer stockholders vote “FOR” the approval of the issuance of shares of Pioneer common stock in the merger.

      In reaching its decision to approve entering into the merger agreement and to recommend the approval by Pioneer stockholders of the issuance of Pioneer common stock in connection with the merger, the Pioneer board of directors considered several factors, including:

•	the oral opinion delivered by JPMorgan on May 3, 2004, and subsequently confirmed in writing that, as of that date and based on and subject to the matters set forth in the opinion, the consideration to be paid by Pioneer in the merger was fair from a financial point of view to Pioneer;

•	the terms of the merger agreement and the structure of the transaction, including the conditions to each company’s obligations to complete the merger;

•	the fact that the merger agreement requires Pioneer to pay a termination fee of $35 million if the merger agreement is terminated in accordance with applicable provisions of the merger agreement;

•	the ability of Pioneer and Evergreen to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations to attempt to obtain those approvals;

•	the terms of the commitment agreement with JPMorgan Chase Bank to finance the cash portion of the merger consideration;

•	the fact that the merger creates a new core area for Pioneer in the Rocky Mountains, increasing Pioneer’s proved reserves by approximately one-third, increasing North American reserves from 81% to 86%, and increasing gas reserves from 46% to 60%;

•	the fact that Evergreen’s long-lived natural gas reserves provide a significant inventory of low-risk drilling opportunities, consisting of approximately 2,000 low-risk onshore drilling locations that will balance Pioneer’s portfolio of high-impact, high-return drilling and exploration projects;

•	the fact that Evergreen’s Canadian assets are complementary to Pioneer’s existing Canadian assets, which will enhance Pioneer’s Canadian asset portfolio and facilitate the integration of Pioneer’s and Evergreen’s businesses;

•	the fact that Evergreen agreed to place substantial hedges on its 2004 and 2005 forecasted gas production, which will protect the economics of the merger;

•	the expectation that Pioneer will benefit from sharing with Evergreen, Pioneer’s extensive expertise in operating in the Gulf of Mexico and the Gulf Coast, as well as from utilizing its tight gas and supply chain expertise that it gained in connection with the development of its core domestic fields in further developing Evergreen’s Rocky Mountain assets;

•	Pioneer’s belief that it can achieve annual pre-tax cost savings in excess of $8 million subsequent to the merger;

•	the fact that the combined company will be significantly larger than Pioneer is now and, as a result, Pioneer should have greater exploration, production and marketing strengths, should have greater liquidity in the market for its securities and should be able to consider future strategic transactions that would not otherwise be possible;

•	information concerning the financial condition, results of operations, prospects and businesses of Pioneer and Evergreen, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock and the ratio of Pioneer’s common stock price to Evergreen’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the net asset value per share of the common stock of both Evergreen and Pioneer; and

•	the results of business, legal and financial due diligence investigations of Evergreen conducted by Pioneer’s management and legal and financial advisors.

      Each of these factors favored Pioneer’s board of directors conclusion that the merger is advisable and in the best interests of the Pioneer stockholders. The board of directors relied on Pioneer and Evergreen management teams to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

      Pioneer’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the fact that a large portion of the total merger consideration is expected to be allocated to Evergreen’s unproved acreage, and there is always uncertainty in successfully developing such acreage into proved reserves;

•	the effects on net asset value, cash flows from operations and other financial measures under some modeling assumptions, and the uncertainties in timing with respect to some anticipated benefits of the merger;

•	the risk of changes in commodity prices from those used to evaluate the merger;

•	the increased level of indebtedness that Pioneer would have to incur in order to finance the merger;

•	the fact that the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and the fact that the combined company would have had total long-term debt of $2.6 billion on a pro forma basis as of March 31, 2004; and

•	the fact that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement.

      This discussion of the information and factors considered by Pioneer’s board of directors in reaching its conclusions and recommendations includes all of the material factors considered by Pioneer’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Pioneer’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Pioneer’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Pioneer’s board of directors may have given different weight to different factors.

      The foregoing description of Pioneer’s considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Concerning Forward-Looking Statements” on page 38.

Recommendation of Evergreen’s Board of Directors and Reasons for the Merger

      At its meeting on May 3, 2004, after due consideration, the Evergreen board of directors unanimously, except for Scott Sheffield, who recused himself from voting and did not participate in the meeting in which such vote was taken, adopted resolutions (i) determining that the merger agreement, the merger in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Evergreen and its stockholders, (ii) approving and adopting the merger agreement and the merger and the other transactions contemplated by the merger agreement, and (iii) recommending that the Evergreen stockholders vote “FOR” the approval of the merger agreement.

      In reaching its decision to recommend approval of the merger agreement and approval of the merger to the Evergreen board of directors, the Transactions Committee considered, and in reaching its determination, the Evergreen board of directors considered, several factors, including:

•	the oral opinion delivered by Citigroup on May 3, 2004, subsequently confirmed in writing, that, as of that date and based on and subject to the matters set forth in the opinion, the merger consideration to be received by holders of Evergreen common stock in the merger was fair from a financial point of view to the holders of Evergreen common stock;

•	the fact that the strategic merger afforded the opportunity for Evergreen stockholders to realize a substantial portion of the value of Evergreen’s long-lived assets while providing Evergreen stockholders with access to Pioneer’s high-impact projects;

•	the fact that the corporate cultures of Evergreen and Pioneer were similar and would, in the Transactions Committee’s opinion, allow Evergreen’s stockholders to continue to participate in the value creation fostered by the Evergreen employees in the past;

•	the fact that, in the Transactions Committee’s view, the market had already put an acquisition premium on Evergreen’s stock trading value reflecting the recently announced Tom Brown Inc. and Westport Resources Corporation proposed acquisitions by EnCana Corporation and Kerr-McGee Corporation, respectively;

•	the fact that for Evergreen to grow as rapidly as in the past, it might be required to expand its resources, staff and expertise into other areas, including international operations, at a time when attractive properties are becoming harder to find and also considering the prior difficulties Evergreen experienced in expanding internationally;

•	the fact that increasing regulation applicable to public companies had placed a burden on Evergreen with its relatively lean corporate staff;

•	the terms of the merger agreement that permit the board of directors and the Transactions Committee to explore under certain circumstances an unsolicited acquisition proposal that the board of directors or the Transactions Committee concludes is, or is reasonably likely to result in, a superior offer from a financial point of view to Evergreen stockholders;

•	the terms of the merger agreement that permit the board of directors to change or withdraw its recommendation to Evergreen stockholders of the merger or to terminate the merger agreement if the board of directors determines that an unsolicited acquisition proposal is deemed a superior offer for Evergreen from a financial point of view;

•	the fact that the $35 million termination fee is less than 2% of Evergreen’s enterprise value, which in the opinion of the Transactions Committee and the board of directors is not too high a hurdle to discourage a seriously interested acquiror;

•	the fact that Pioneer has agreed to hire substantially all of Evergreen’s employees other than the top three executive officers and that equivalent employee benefits will be substantially continued; and

•	the availability of appraisal rights under Colorado law to holders of Evergreen common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger with an opportunity to have a court determine the fair value of their shares.

      Each of these factors favored the Transactions Committee’s conclusion that the merger is advisable and in the best interests of the Evergreen stockholders.

      The Transactions Committee, as well as the Evergreen board of directors, relied on Evergreen and Pioneer management teams to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

      The Transactions Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that the valuation of the consideration in the strategic merger based on current stock market prices reflected no premium to the current market valuation of shares of Evergreen common stock;

•	the fact that approximately half of the consideration to Evergreen stockholders would be cash and that the future participation of such stockholders to any benefit associated with potentially higher energy prices will be diminished;

•	the fact that certain management stockholders may have interests that are different from those of the remaining stockholders as described under “— Interests of Evergreen’s Directors and Management in the Merger;”

•	the fact that the board of directors had decided not to conduct an open auction process;

•	the fact that the merger agreement imposed limitations on the ability of Evergreen to solicit other offers as well as the possibility that Evergreen could be required to pay a termination fee of $35 million to accept a higher offer;

•	the fact that for U.S. federal income tax purposes, the cash portion of the merger consideration would be taxable to stockholders to the extent they receive cash;

•	the possibility that if the price of Pioneer common stock fell significantly before the closing of the merger, the entire consideration received by Evergreen stockholders could be taxable; and

•	other matters described under the caption “Risk Factors.”

      In the Transactions Committee’s view, the principal advantage of Evergreen continuing as a public company would be to allow its stockholders to continue to participate in any growth in the value of Evergreen’s equity. However, the Transactions Committee concluded that under all of the relevant circumstances, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as under the merger and, accordingly, rejected that alternative.

      This discussion of the information and factors considered by the Transactions Committee in reaching its conclusions and recommendations includes all of the material factors considered by the Transactions Committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the Transactions Committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Transactions Committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Transactions Committee may have given different weight to different factors.

      The Transactions Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Transactions Committee to represent effectively the interests of Evergreen stockholders. These procedural safeguards include the following:

•	the Transactions Committee’s active and intense negotiations with Pioneer regarding the merger consideration and the other aspects of the merger and the merger agreement;

•	other than the indemnification rights under the merger agreement and the acceleration of restricted stock awards and options under the terms of Evergreen’s benefit plans, no member of the Transactions Committee, except Mr. Lundquist (who will be joining Pioneer’s board), has an interest in the merger different from that of Evergreen’s stockholders and any stock options or awards of restricted stock members of the Transactions Committee hold will receive the same consideration in the merger as Evergreen stockholders;

•	the continuation of Messrs. Sexton and Lundquist as directors of Pioneer following the merger, which the Transactions Committee believed would help foster the continuing consideration of the interests of former Evergreen stockholders;

•	the Transactions Committee excluded Mr. Sexton from active participation in the negotiations of material business points and was informed by Pioneer and believed that Pioneer excluded Scott Sheffield, Chairman of the Board, President and Chief Executive Officer of Pioneer, from active participation in the negotiations on material business points, in each case, because of the friendship of Mr. Sexton and Mr. Sheffield and the fact that Mr. Sheffield was a director of Evergreen, which created the appearance of a potential conflict of interest;

•	Mr. Ryan’s position as holder of a total of 1,329,080 shares of Evergreen common stock, including shares issuable under stock option agreements (approximately 3% of outstanding shares), which aligns his interests with other stockholders;

•	Evergreen retained on behalf of the Transactions Committee, and the Transactions Committee received the advice and assistance of, Citigroup as the Transactions Committee’s financial advisor and Baker Botts as the Transactions Committee’s legal advisor, and the Transactions Committee requested and received from Citigroup an opinion as to the fairness, from a financial point of view, to the holders of Evergreen common stock of the merger consideration to be received by the holders of Evergreen common stock in the merger. Each of these advisors has extensive experience in transactions similar to the merger;

•	the recognition by the Transactions Committee that it had no obligation to recommend the approval of the merger or any other transaction;

•	the recognition by the Transactions Committee that it may consider superior proposals; and

•	the availability of appraisal rights under Colorado law for Evergreen’s stockholders who oppose the merger, which rights are described under “— Dissenters’ Rights of Appraisal of Evergreen Stockholders.”

      The foregoing description of Evergreen’s considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Pioneer’s Financial Advisor

      Pioneer retained JPMorgan as its exclusive financial advisor in connection with the merger and to render an opinion to the Pioneer board of directors as to the fairness, from a financial point of view, to Pioneer of the aggregate consideration to be paid by Pioneer in the merger. JPMorgan was selected by the Pioneer board of directors based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions, in general, and oil and gas transactions in particular. JPMorgan rendered its oral opinion to the Pioneer board of directors on May 3,

2004 (as subsequently confirmed in writing in an opinion dated May 4, 2004) that, as of that date, the aggregate consideration to be paid by Pioneer in the merger was fair, from a financial point of view, to Pioneer. The amount of the merger consideration was determined through arm’s length negotiations between Pioneer and Evergreen and not as a result of recommendations by JPMorgan.

      The full text of JPMorgan’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan. The opinion is attached as Annex B and is incorporated by reference in this joint proxy statement/ prospectus. JPMorgan’s opinion is directed only to the fairness, from a financial point of view, to Pioneer of the merger consideration and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Pioneer or the underlying business decision of Pioneer to engage in the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger. Pioneer did not provide specific instructions to, or place any limitations on, JPMorgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. You are urged to read this opinion carefully in its entirety. The summary of JPMorgan’s opinion below is qualified in its entirety by reference to the full text of JPMorgan’s opinion.

      In furnishing its opinion, JPMorgan did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

      In connection with its review of the merger, and in arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated May 3, 2004 of the Agreement and Plan of Merger;

•	reviewed certain publicly available business and financial information concerning Pioneer and Evergreen and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain similar transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Pioneer and Evergreen with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Pioneer common stock and Evergreen common stock and certain publicly-traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Pioneer and Evergreen relating to their respective businesses, as well as reviewed the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger (the “Synergies”) supplied by the management of Pioneer;

•	reviewed oil and gas reserve reports for Pioneer and Evergreen prepared by Pioneer and Evergreen and audited by independent petroleum engineers (the “Reserve Reports”); and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the opinion.

      In addition, JPMorgan held discussions with certain members of the management of Pioneer and Evergreen with respect to certain aspects of the merger, the past and current business operations of Pioneer and Evergreen, the financial condition and future prospects and operations of Pioneer and Evergreen, the effects of the merger on the financial condition and future prospects of the combined company and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

      In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Pioneer and Evergreen or otherwise reviewed by it and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to JPMorgan other than the Reserve Reports.

      In relying on financial analyses and forecasts provided to JPMorgan, including the Synergies, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Pioneer and Evergreen to which such analyses or forecasts related. JPMorgan assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan also assumed that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Pioneer or Evergreen or on the contemplated benefits of the merger.

      JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. It should be understood that subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan expresses no opinion as to the price at which the Pioneer common stock or the Evergreen common stock will trade at any future time.

     Summary of Financial Analyses of Pioneer’s Financial Advisor

      In connection with rendering its opinion to the Pioneer board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

      Accordingly, JPMorgan believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan in connection with its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view.

      In performing its analysis, JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pioneer and Evergreen. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan’s analysis of the fairness, from a financial point of view, to Pioneer of the merger consideration. Additionally, the analyses performed by JPMorgan relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

      JPMorgan’s opinion and financial analyses were only one of many factors considered by the Pioneer board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Pioneer board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its oral opinion to the Pioneer board of directors on May 3, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical exchange ratio analysis

      JPMorgan carried out a historical exchange ratio analysis to examine how the ratio of the respective Pioneer and Evergreen share prices had changed over the course of the previous six months. JPMorgan calculated the exchange ratio by dividing Evergreen’s closing share price by Pioneer’s closing share price on a daily basis.

      JPMorgan calculated average exchange ratios for particular time periods.

Average Exchange Ratio

Current	1.212x
One week	1.219x
1-month	1.152x
3-month	1.081x
6-month	1.058x
High	1.227x
Low	0.980x

      Based on JPMorgan’s six-month exchange ratio analysis, the exchange ratio varied from a low of 0.980x to a high of 1.227x. JPMorgan noted that the merger exchange ratio of 1.1635x and the implied exchange ratio based on the total merger consideration of 1.1739x fall within this range.

Precedent corporate transaction analysis

      Using publicly available information, JPMorgan examined selected precedent corporate transactions. JPMorgan calculated the purchase price in the selected transactions as a multiple of one-year forward cash flow for the target in each selected transaction. JPMorgan also calculated the transaction value in the selected transactions as multiples of one-year forward EBITDAX defined as earnings before interest, taxes, depletion, depreciation, amortization, and exploration expense and current proved reserves as of the latest fiscal year-end for the target in each selected transaction. In performing its analyses, JPMorgan considered First Call consensus estimates (“Street Consensus”) and management estimates adjusted to reflect consensus commodity prices (“Management — Street Pricing”) for cash flow and EBITDAX. Proved reserves for Evergreen and Pioneer were based on the latest fiscal year-end.

      Among other factors, JPMorgan noted that the merger and acquisition transaction environment varies over time because of macroeconomic conditions such as fluctuations in interest rates, commodity prices, equity markets, industry results and growth expectations.

      The precedent transactions examined with respect to Evergreen’s valuation were as follows: EnCana/Tom Brown, Kerr-McGee/Westport Resources, Evergreen Resources/Carbon Energy, Kerr-McGee/HS Resources, Williams/Barrett Resources, and Marathon/Pennaco.

      The precedent transactions examined with respect to Pioneer’s valuation were as follows: EnCana/Tom Brown, Kerr-McGee/Westport Resources, Unocal/Pure Resources, Dominion/Louis Dreyfus Natural Gas, Devon Energy/Mitchell Energy, Kerr-McGee/HS Resources, Williams/Barrett Resources, Devon Energy/Santa Fe, and Anadarko Petroleum/Union Pacific Resources.

      JPMorgan reviewed the multiples obtained from these groups of transactions and applied its judgment to estimate valuation multiple reference ranges for Pioneer and Evergreen. JPMorgan noted that none of the selected precedent transactions is either identical or directly comparable to the proposed transaction and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

      The tables below include reference multiple ranges selected by JPMorgan based on a review of the comparable transaction multiples.

Evergreen

					Equity Value/ Share

							Management — Street
	Reference Range				Street Consensus		Pricing

	Low		High		Low	High	Low	High

Equity value/ 2004E cash flow	9.0	x	12.0	x	$37.36	$49.69	$35.95	$47.81
Firm value/ 2004E EBITDAX	9.0	x	11.0	x	$36.55	$45.27	$34.90	$43.24
Firm value/ Proved reserves (mcfe)	$1.30		$1.50		$36.92	$43.00	$36.92	$43.00
Selected value range					$37.00	$46.00	$36.00	$45.00

Pioneer

					Equity Value/ Share

							Management — Street
	Reference Range				Street Consensus		Pricing

	Low		High		Low	High	Low	High

Equity value/ 2004E cash flow	3.75	x	4.75	x	$32.95	$41.60	$31.26	$47.81
Firm value/ 2004E EBITDAX	4.75	x	5.75	x	$33.63	$43.06	$33.15	$43.24
Firm value/ Proved reserves (mcfe)	$1.15		$1.40		$33.11	$38.88	$33.11	$38.88
Selected value range					$33.00	$41.00	$33.00	$40.00

      By applying the above multiples to the indicated financial and operational metrics, JPMorgan calculated a selected range of implied equity values per share for both Evergreen and Pioneer and used these equity values per share to determine a range of implied exchange ratios. The low end of the implied exchange ratio range is calculated by taking the low end of Evergreen’s selected value range and dividing it by the high end of Pioneer’s selected value range. The high end of the implied exchange ratio range is calculated by dividing the high end of Evergreen’s selected value range by the low end of Pioneer’s selected value range. The resulting implied exchange ratio range for the Street Consensus case is equal to 0.902x – 1.394x and the resulting implied exchange ratio range for the Management — Street Pricing case is equal to 0.900x – 1.364x. JPMorgan noted that the merger exchange ratio of 1.1635x and the implied exchange ratio based on the total merger consideration of 1.1739x fall within both of these ranges.

Public market comparables analysis

      JPMorgan compared financial, operating and stock market data of Evergreen to corresponding data of the following publicly-traded companies in the oil and gas exploration and production industry: Patina Oil & Gas, Prima Energy, Quicksilver Resources, and Ultra Petroleum. JPMorgan also compared financial, operating and stock market data of Pioneer to corresponding data of the following publicly traded companies in the oil and gas exploration and production industry: Unocal, Kerr-McGee, XTO Energy, EOG Resources, Noble Energy, Newfield Exploration, Pogo Producing, and Forest Oil.

      JPMorgan has noted that none of the selected companies is either identical or directly comparable to Pioneer or Evergreen and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies. JPMorgan reviewed multiples of estimated cash flow and EBITDAX, and proved reserves obtained from these groups of companies and applied its judgment to estimate valuation multiple reference ranges for Pioneer and Evergreen. JPMorgan considered Street Consensus estimates and Management — Street Pricing estimates for cash flow and EBITDAX. Proved reserves for Evergreen and Pioneer were based on the latest fiscal year-end.

Evergreen

					Equity Value/ Share

							Management — Street
	Reference Range				Street Consensus		Pricing

	Low		High		Low	High	Low	High

Equity value/ 2004E cash flow	9.0	x	11.0	x	$37.36	$45.58	$35.95	$43.86
Equity value/ 2005E cash flow	7.5	x	9.5	x	$36.74	$46.44	$31.21	$39.44
Firm value/ 2004E EBITDAX	9.0	x	11.0	x	$36.55	$45.27	$34.90	$43.24
Firm value/ 2005E EBITDAX	7.5	x	9.5	x	$36.07	$46.39	$33.70	$43.40
Firm value/ Proved reserves (mcfe)	$1.30		$1.50		$36.92	$43.00	$36.92	$43.00
Selected value range					$37.00	$45.00	$35.00	$43.00

Pioneer

					Equity Value/ Share

							Management — Street
	Reference range				Street Consensus		Pricing

	Low		High		Low	High	Low	High

Equity value/ 2004E cash flow	3.75	x	4.75	x	$32.95	$41.60	$31.26	$39.47
Equity value/ 2005E cash flow	3.75	x	4.75	x	$33.38	$42.16	$27.11	$34.21
Firm value/ 2004E EBITDAX	4.25	x	5.25	x	$28.92	$38.34	$28.48	$37.81
Firm value/ 2005E EBITDAX	4.25	x	5.25	x	$30.36	$40.13	$22.56	$30.49
Firm value/ Proved reserves (mcfe)	$1.15		$1.30		$33.11	$38.88	$33.11	$38.88
Selected value range					$32.00	$40.00	$29.00	$36.00

      By applying the above multiples to the indicated financial and operational metrics, JPMorgan calculated a selected range of implied equity values per share for both Pioneer and Evergreen and used these equity values per share to determine a range of implied exchange ratios. The low end of the implied exchange ratio range is calculated by taking the low end of Evergreen’s selected value range and dividing it by the high end of Pioneer’s selected value range. The high end of the implied exchange ratio range is calculated by dividing the high end of Evergreen’s selected value range by the low end of Pioneer’s selected value range. The resulting implied exchange ratio range for the Street Consensus case is equal to 0.925x–1.406x and the resulting implied exchange ratio range for the Management — Street Pricing case is equal to 0.972x–1.483x. JPMorgan noted that the merger exchange ratio of 1.1635x and the implied exchange ratio based on the total merger consideration of 1.1739x fall within both of these ranges.

Net asset valuation analysis

      JPMorgan conducted an after-tax net asset valuation analysis of both Pioneer and Evergreen to estimate the net asset value per share for each company. JPMorgan performed its analysis based on a variety of data sources provided by the management of each respective company and certain other publicly available information. JPMorgan relied on the respective reserve reports and economic models provided by the respective managements to generate the estimated cash flows for each respective company. JPMorgan also considered other assets and liabilities including acreage, other tangible assets and working capital.

      For Evergreen, JPMorgan used discount rates ranging from 7% to 9% to estimate a range of present values for the future pre-tax cash flows generated by its reserve reports and economic models. Based on discussions with Pioneer management, JPMorgan then estimated a value for Evergreen’s undeveloped net acreage and other tangible assets. JPMorgan deducted the present value estimates of the future costs of cash taxes, general and administrative expenses, and derivatives contracts using discount rates ranging from 7% to 9%. JPMorgan then deducted the net debt as well as other estimated liabilities and divided by the current diluted shares outstanding. As a result of the calculations described above, JPMorgan estimated the net asset value of Evergreen to range from approximately $1.8 billion to $2.1 billion or $36.00 to $42.00 per share.

      For Pioneer, JPMorgan used discount rates ranging from 8% to 10% to estimate a range of present values for the future pre-tax cash flows generated by its reserve reports and economic models. Based on discussions with Pioneer management, JPMorgan then estimated a value for Pioneer’s undeveloped net acreage and other tangible assets. JPMorgan deducted the present value estimates of the future costs of cash taxes, general and administrative expenses, and derivatives contracts using discount rates ranging from 8% to 10%. JPMorgan then deducted the net debt as well as other estimated liabilities and divided by the current diluted shares outstanding. As a result of the calculations described above, JPMorgan estimated the net asset value of Pioneer to range from approximately $3.9 billion to $4.5 billion or $31.00 to $36.00 per share.

      JPMorgan then used these respective net asset value ranges to estimate a range of implied exchange ratios. The low end of the implied exchange ratio range is calculated by taking the low end of Evergreen’s net asset value per share range and dividing it by the high end of Pioneer’s net asset value per share range. The high end of the implied exchange ratio range is calculated by dividing the high end of Evergreen’s net asset value per share range by the low end of Pioneer’s net asset value per share range. The resulting implied exchange ratio range is equal to 1.000x–1.355x. JPMorgan noted that the merger exchange ratio of 1.1635x and the implied exchange ratio based on the total merger consideration of 1.1739x fall within this range.

Merger consequences

      In its review of the transaction, JPMorgan considered the financial impact of the transaction to Pioneer. JPMorgan analyzed the proposed transaction with Evergreen and the projected pro forma cash flow per share impact under a variety of scenarios as compared to Pioneer’s current standalone operating cash flow per share statistics. JPMorgan also analyzed the pro forma projected balance sheet and credit statistics at the estimated transaction closing date as compared to Pioneer’s current balance sheet and credit statistics. In performing its analysis, JPMorgan considered two financial cases: 1) the case provided by Pioneer management based on Pioneer management’s estimates adjusted to reflect the then-current NYMEX commodity strip prices (“Management — NYMEX Pricing”) and 2) the Street Consensus case. In performing its analysis, JPMorgan relied on information provided by Pioneer to make the appropriate pro forma merger adjustments for certain assumptions including the pro forma depletion, depreciation, and amortization which is referred to as “DD&A rate”, the pro forma tax rates and the expected Synergies. JPMorgan also analyzed the financial impact of hedging incremental production on the Street Consensus case. In performing this analysis, JPMorgan considered the financial impact of hedging Evergreen’s 2005 gas production at NYMEX strip gas pricing. For the Management Case — NYMEX Pricing, JPMorgan assumed that the current Pioneer hedges, provided by Pioneer, remained in place and did not assume incremental hedging. The merger consequences analysis assumes a September 30, 2004 transaction completion date for illustrative purposes and showed that the merger was slightly dilutive to Pioneer’s 2004 estimated cash flow per share in each of the Management Case — NYMEX Pricing and the Street Consensus case. With respect to Pioneer’s 2005 estimated cash flow per share, the analysis showed that the merger was slightly accretive in each of the Management Case — NYMEX Pricing and the Street Consensus case.

Miscellaneous

      JPMorgan has acted as exclusive financial advisor to Pioneer with respect to the merger. Under the terms of its engagement, Pioneer has agreed to pay JPMorgan customary compensation for its financial advisory services in connection with the merger. Pioneer has also agreed to reimburse JPMorgan for the reasonable fees of its counsel and other professional advisors, and to indemnify JPMorgan against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as exclusive financial advisor to Pioneer.

      JPMorgan, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      JPMorgan and its affiliates have performed, in the past, certain investment banking and commercial banking services for Pioneer, including acting as joint lead manager in connection with Pioneer’s $215 million common equity offering and joint book runner in connection with Pioneer’s senior notes offering in April 2002, all for customary compensation. In addition, JPMorgan currently provides commodity trading services to Pioneer, and JPMorgan Chase Bank, one of JPMorgan’s affiliates, currently acts as agent bank under Pioneer’s $700 million revolving credit facility, all for customary compensation. JPMorgan and its affiliates also expect to provide financing and commodity hedging services to Pioneer in connection with the merger for customary fees. In the ordinary course of its business, JPMorgan and its affiliates may actively trade the debt and equity securities of Pioneer or Evergreen for its own account or for the account of JPMorgan’s customers and, accordingly, JPMorgan or its affiliates may at any time hold long or short positions in such securities. JPMorgan also provides research coverage for Pioneer.

Opinion of Evergreen’s Financial Advisor

      Citigroup was retained to act as financial advisor to the Transactions Committee in connection with the merger. Pursuant to Citigroup’s engagement letter agreement with Evergreen, Citigroup rendered to the Transactions Committee and the Evergreen board of directors on May 3, 2004 an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, the merger consideration to be received by the holders of Evergreen common stock in the merger was fair, from a financial point of view, to the holders of Evergreen common stock.

      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Evergreen common stock are urged to read Citigroup’s opinion carefully and in its entirety.

      Citigroup’s opinion was limited solely to the fairness of the merger consideration to be received by the holders of Evergreen common stock in the merger from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor its related analyses constituted a recommendation of the proposed merger to the Transactions Committee or the Evergreen board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote on any matters relating to the merger.

      In arriving at its opinion, Citigroup reviewed a draft of the merger agreement, dated May 3, 2004, and held discussions with senior officers, directors and other representatives and advisors of Evergreen and senior officers and other representatives of Pioneer concerning the business, operations and prospects of Evergreen and Pioneer. Citigroup examined publicly available business and financial information relating to Evergreen and Pioneer, as well as financial forecasts and other information and data relating to Evergreen and Pioneer which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of Evergreen and Pioneer, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Evergreen and Pioneer to result from the merger. Citigroup also reviewed oil and gas reserve reports for Evergreen prepared by the management of Evergreen and audited by their independent reserve engineers and discussed with

Evergreen management, following Evergreen management’s thorough review of, the oil and gas reserve reports for Pioneer prepared by Pioneer and audited by their independent reserve engineers. Citigroup also discussed with the management of Evergreen their estimates of the projected financial performance of the Kansas assets, an analysis of the capital that has been invested in the Kansas assets and other information regarding the Kansas assets prepared by the management of Evergreen. Citigroup reviewed the financial terms of the merger as set forth in the draft merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Evergreen common stock and Pioneer common stock;

•	the historical and projected earnings and other operating data of Evergreen and Pioneer; and

•	the capitalization and financial condition of Evergreen and Pioneer.

      Citigroup considered, to the extent publicly available, the financial terms of other transactions effected that Citigroup considered relevant in evaluating the merger and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Evergreen and Pioneer. Citigroup also evaluated the pro forma financial effects of the merger. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data relating to Evergreen and Pioneer provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of Evergreen and Pioneer that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Evergreen and Pioneer as to the future financial performance of Evergreen and Pioneer, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby and assumed, with the consent of the Evergreen board of directors, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup assumed, with the consent of the Evergreen board of directors, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Evergreen or Pioneer or the contemplated benefits of the merger. Representatives of Evergreen advised Citigroup, and Citigroup assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Citigroup also assumed, with the consent of the Evergreen board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

      Citigroup did not express any opinion as to what the value of the Pioneer common stock actually will be when issued pursuant to the merger or the price at which the Pioneer common stock will trade at any time. Citigroup did not make and, other than the reserve reports, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Evergreen, including the Kansas assets, or Pioneer, nor did Citigroup make any physical inspection of the properties or assets of Evergreen or Pioneer.

      Citigroup in the past engaged, on behalf of Evergreen, in discussions with a third party regarding the possible acquisition of Evergreen and Citigroup took such discussions into consideration in its opinion. However, in connection with rendering its opinion, Citigroup was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Evergreen, nor was it requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for Evergreen or the effect of any other transaction in which Evergreen might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

      In connection with rendering its opinion, Citigroup made a presentation to the Transactions Committee and the Evergreen board of directors on May 3, 2004 with respect to the material financial analyses performed by Citigroup in evaluating the fairness of the merger consideration to holders of Evergreen common stock as of the date of Citigroup’s opinion. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 3, 2004, and is not necessarily indicative of current or future market conditions.

Summary of Financial Analyses of Evergreen’s Financial Advisor

      Based on the closing price of Pioneer common stock on the day prior to announcement of the merger ($33.52), and taking into account the cash payment and cash dividend to be received by holders of Evergreen common stock in the merger, Citigroup calculated the implied value of the merger consideration as of May 3, 2004 to be $39.35 per share of Evergreen common stock without taking into consideration any potential proceeds from the sale of the Kansas assets. Citigroup then compared this implied value to ranges of values of a share of Evergreen common stock derived using four different valuation metrics: a historical stock price analysis, a comparable companies analysis, a precedent transactions analysis and a net asset valuation analysis. The following is a brief description of these analyses.

     Historical Stock Price Analysis

      Citigroup compared the implied value of the merger consideration ($39.35) with the closing price per share of Evergreen common stock for each day in the one-year period preceding the announcement of the merger. In addition, for reference purposes, Citigroup calculated the premium (or discount) of the implied value of the merger consideration over:

•	the average closing price per share of Evergreen common stock for the ten trading-day and thirty trading-day periods prior to the announcement of the merger on May 4, 2004; and

•	the closing price per share of Evergreen common stock on May 3, 2004 (the last trading day prior to the announcement date), April 20, 2004 (ten trading days prior to the announcement date), April 14, 2004 (the last trading day prior to the announcement of the EnCana/ Tom Brown merger agreement) and March 22, 2004 (thirty trading days prior to the announcement date).

      The following table sets forth the results on this analysis.

Merger Premium

Average Trading Data:
(a) Ten trading days	(3)%
(b) Thirty trading days	7%
Historical Closing Data:
(a) May 3	(3)%
(b) April 20	(1)%
(c) April 14	12%
(d) March 22	19%

      Citigroup noted for reference purposes that approximately 95% of the shares of Evergreen’s common stock traded since December 31, 2002 traded at or below the implied value of the merger consideration ($39.35).

     Comparable Companies Analysis

      Citigroup compared the implied value of the merger consideration ($39.35) with a range of values derived from financial, operating and stock market data and forecasted financial information for selected publicly-traded companies that Citigroup deemed appropriate to similar information for Evergreen. The comparable companies considered by Citigroup were:

•	XTO Energy Inc.

•	Ultra Petroleum Corp.

•	Patina Oil & Gas Corporation

•	Western Gas Resources, Inc.

•	Quicksilver Resources Inc.

•	Prima Energy Corporation

      The forecasted financial information used by Citigroup for Evergreen and the selected comparable companies in the course of this analysis was based on information published by certain investment banking firms and First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms.

      For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of closing price per common share of each company as of May 3, 2004 to its estimated cash flow for each of calendar years 2004 and 2005;

•	the ratio of each company’s firm value as of May 3, 2004 to its estimated earnings before interest expense, taxes, depletion, depreciation, amortization and exploration expense (EBITDAX) for each of calendar years 2004 and 2005; and

•	the ratio of each company’s firm value as of May 3, 2004, to the estimated value of its proved reserves as of the end of 2003.

      Firm value was calculated as the sum of the value of:

•	all shares of common stock (or all ordinary shares), assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

•	non-convertible indebtedness; plus

•	non-convertible preferred stock; plus

•	minority interests; plus

•	out-of-the-money convertible securities; minus

•	investments in unconsolidated affiliates and cash.

      The following tables set forth the results of this analysis.

Comparable Companies at
May 3, 2004 Closing Price

	Range	Median

Ratio of Price to:
(a) Estimated Cash Flow for Calendar Year 2004	6.3x - 19.6x	9.2x
(b) Estimated Cash Flow for Calendar Year 2005	6.1x - 14.7x	8.5x
Ratio of Firm Value to:
(a) Estimated EBITDAX for Calendar Year 2004	7.0x - 18.9x	8.3x
(b) Estimated EBITDAX for Calendar Year 2005	6.7x - 16.1x	7.6x
(c) Proved Reserves ($/Mcfe)	$1.61 - $3.37	$1.87

      Based on this analysis, Citigroup derived a reference range for the implied equity value of a share of Evergreen common stock of $37.00 to $41.00. Citigroup noted that the implied value of the merger consideration ($39.35) was within this range.

     Precedent Transactions Analysis

      Citigroup compared the implied value of the merger consideration ($39.35) with a range of values derived from publicly available information for six key merger or acquisition transactions and twenty-one other merger or acquisition transactions announced since December 22, 2000 and June 29, 1998, respectively, that Citigroup deemed appropriate in analyzing the merger. The precedent transactions considered by Citigroup were the following:

     Key Transactions

Announcement Date	Acquirer	Target

4/15/2004	EnCana Corporation	Tom Brown, Inc.
4/7/2004	Kerr-McGee Corporation	Westport Resources Corporation
5/14/2003	Tom Brown, Inc.	Matador Petroleum Corporation
5/14/2001	Kerr-McGee Corporation	HS Resources Inc.
5/7/2001	The Williams Companies, Inc.	Barrett Resources Corporation
12/22/2000	Marathon Oil Corporation	Pennaco Energy, Inc.

     Other Transactions

Announcement Date	Acquirer	Target

3/31/2003	Evergreen Resources, Inc.	Carbon Energy Corporation
2/24/2003	Devon Energy Corporation	Ocean Energy, Inc.
1/27/2002	EnCana Corporation/PanCanadian Energy Corporation	Alberta Energy Company Ltd.
9/10/2001	Dominion Resources, Inc.	Louis Dreyfus Natural Gas Corp.
9/4/2001	Devon Energy Corporation	Anderson Exploration Ltd.
8/14/2001	Devon Energy Corporation	Mitchell Energy & Development Corp.
6/21/2001	Cabot Oil & Gas Corporation	Cody Company/ Cody Energy LLC
6/19/2001	Hunt Oil Company	Chieftain International, Inc.
6/11/2001	Westport Resources Corporation	Belco Oil & Gas Corp.
3/30/2001	Pure Resources, Inc.	Hallwood Energy Corporation
11/20/2000	Pogo Producing Company	North Central Oil Corporation
10/30/2000	Stone Energy Corporation	Basin Exploration, Inc.
7/10/2000	Forest Oil Corporation	Forcenergy Inc
5/26/2000	Devon Energy Corporation	Santa Fe Snyder Corporation
4/3/2000	Anadarko Petroleum Corporation	Union Pacific Resources Group, Inc.
8/16/1999	Burlington Resources Inc.	Poco Petroleums Ltd.
5/20/1999	Devon Energy Corporation	PennzEnergy Company
1/13/1999	Santa Fe Energy Resources, Inc.	Snyder Oil Corporation
11/24/1998	Ocean Energy, Inc.	Seagull Energy Corporation
10/15/1998	Kerr-McGee Corporation	Oryx Energy Company
6/29/1998	Devon Energy Corporation	Northstar Energy Corporation

      With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup relied on information available in public documents. For each precedent transaction, Citigroup derived and compared, among other things, the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction (the transaction value) to:

•	the proved reserves of the target company; and

•	the EBITDAX of the target company for the last twelve-month period prior to the announcement for which financials results were available.

      The following table sets forth the results of this analysis:

	Range	Median

Key Transactions
Ratio of Transaction Value to:
(a) Proved Reserves ($/Mcfe)	$1.41-$2.56	$1.74
(b) EBITDAX for last twelve-month period prior to announcement	6.7x-9.5x	9.0x
Other Transactions
Ratio of Transaction Value to:
(a) Proved Reserves ($/Mcfe)	$0.91-$2.24	$1.32
(b) EBITDAX for last twelve-month period prior to announcement	4.3x-13.7x	6.4x

      Based on the ratios derived for the precedent transactions, Citigroup derived a reference range for the implied equity value of a share of Evergreen common stock of $36.00 to $41.00. Citigroup noted that the implied value of the merger consideration ($39.35) was within this range.

Net Asset Valuation Analysis

      Citigroup compared the implied value of the merger consideration ($39.35) with a range of values derived from a valuation of the net assets of Evergreen. The analysis was performed using estimated information for Evergreen, all as provided by Evergreen management. Citigroup calculated net asset values based on three different discount rates and performed them under two future commodity pricing scenarios; the first based on published Wall Street estimates and the second based on published NYMEX Strip estimates. Citigroup performed this analysis both with and without a conversion of the $100 million convertible note.

      The following table sets forth the results of this analysis:

	Discount Rate
	(Weighted Average Cost of Capital)

	7.5%	8.5%	9.5%

Wall Street Consensus:
(a) Conversion	$39.23	$36.32	$33.68
(b) No Conversion	$40.51	$37.33	$34.46
NYMEX Strip:
(a) Conversion	$52.10	$48.18	$44.64
(b) No Conversion	$54.53	$50.26	$46.40

      Based on the net asset valuation analysis, Citigroup derived a reference range for the implied equity value per share of Evergreen common stock assuming conversion of the $100 million note of $34.00 to $39.00. Citigroup noted that the implied value of the merger consideration ($39.35) was above the upper end of this range.

Valuation of Pioneer Common Stock

      Citigroup compared the closing price of a share of Pioneer common stock on the day prior to announcement of the merger ($33.52) to ranges of values of a share of Pioneer common stock derived using two different valuation metrics: a comparable companies analysis and a net asset valuation analysis. In addition, Citigroup compared the closing price of the Pioneer common stock on May 3, 2004 to the high and low closing prices of Pioneer common stock in the one-year period prior to the announcement. The following is a brief description of the comparable companies analysis and net asset valuation analysis they undertook.

Comparable Companies Analysis

      Citigroup compared the closing price of a share of Pioneer common stock on the day prior to the announcement of the merger ($33.52) with a range of values derived from financial, operating and stock market data and forecasted financial information for selected publicly-traded companies that Citigroup deemed appropriate to similar information for Pioneer. The comparable companies considered by Citigroup were:

•	Devon Energy Corporation

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Burlington Resources Inc.

•	Kerr-McGee Corporation

•	XTO Energy Inc.

•	EOG Resources, Inc.

•	Chesapeake Energy Corporation

•	Noble Energy, Inc.

•	Newfield Exploration Company

•	Pogo Producing Company

      The forecasted financial information used by Citigroup for Pioneer and the selected comparable companies in the course of this analysis was based on information published by certain investment banking firms and First Call Corporation.

      For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of closing price per common share of each company as of May 3, 2004, to its estimated cash flow for each of calendar years 2004 and 2005;

•	the ratio of each company’s firm value as of May 3, 2004, to its estimated EBITDAX for each of calendar years 2004 and 2005; and

•	the ratio of each company’s firm value as of May 3, 2004, to the estimated value of its proved reserves as of the end of 2003.

      The following tables set forth the results of these analyses:

Comparable Companies
at May 3, 2004
Closing Price

	Range	Median

Ratio of Price to:
(a) Estimated Cash Flow for Calendar Year 2004	3.5x-6.5x	4.6x
(b) Estimated Cash Flow for Calendar Year 2005	3.6x-6.2x	4.7x
Ratio of Firm Value to:
(a) Estimated EBITDAX for Calendar Year 2004	4.2x-7.0x	5.0x
(b) Estimated EBITDAX for Calendar Year 2005	4.4x-7.0x	5.3x
(c) Proved Reserves ($/Mcfe)	$1.20-2.80	$1.67

      Based on this information, Citigroup derived a reference range for the implied equity value of a share of Pioneer common stock of $33.00 to $42.50. Citigroup noted that the closing price of a share of Pioneer common stock on the day prior to the announcement of the merger ($33.52) was within this range.

Net Asset Valuation Analysis

      Citigroup compared the closing price of Pioneer common stock on the day prior to the announcement ($33.52) with a range of values derived from a valuation of the net assets of Pioneer. This analysis was performed using estimated information for Pioneer, all as provided by Pioneer management. Citigroup calculated net asset values based on three different discount rates and performed them under two future commodity pricing scenarios; the first based on published Wall Street estimates and the second based on published NYMEX Strip estimates. Citigroup performed this analysis making certain assumptions regarding the reinvestment of cash flow.

      The following table sets forth the results of this analysis:

	Discount Rate
	(Weighted Average Cost of Capital)

	7.5%	8.5%	9.5%

Wall Street Consensus:
(a) 5-Yr Free Cash Flow Reinvestment	$35.08	$32.38	$29.94
(b) No 5-Yr Free Cash Flow Reinvestment	$25.98	$23.92	$22.07
NYMEX Strip:
(a) 5-Yr Free Cash Flow Reinvestment	$46.76	$43.30	$40.19
(b) No 5-Yr Free Cash Flow Reinvestment	$32.51	$30.02	$27.80

      Based on the net asset valuation analysis, Citigroup derived a reference range for the implied equity value per share of Pioneer common stock of $30.00 to $35.00. Citigroup noted that the closing price of a share of Pioneer common stock on the day prior to the announcement of the merger ($33.52) was within this range.

      Based on the analyses conducted for both Evergreen and Pioneer described above, Citigroup determined that the merger consideration was fair, from a financial point of view, to the holders of Evergreen common stock.

      Citigroup’s advisory services and opinion were provided for the information of the Transactions Committee and the Evergreen board of directors in their evaluation of the proposed merger and did not constitute a recommendation of the merger to the Transactions Committee or the Evergreen board of directors or a recommendation to any stockholder regarding how such stockholder should vote on any matters relating to the merger.

      The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Transactions Committee and the Evergreen board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the Transactions Committee and the Evergreen board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to Evergreen or Pioneer and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the merger or public trading value of the subject companies to which Evergreen and Pioneer are being compared.

      In its analyses, Citigroup made numerous assumptions with respect to Evergreen, Pioneer, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Evergreen and Pioneer. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Evergreen, Pioneer, the Evergreen board of directors, the Pioneer board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration in the merger and were provided to the Transactions Committee and the Evergreen board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Evergreen board of directors in making its determination to approve the merger agreement and the merger. See “Recommendation of Evergreen’s Board of Directors and Reasons for the Merger.”

      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Evergreen selected Citigroup to act as financial advisor to the Transactions Committee in connection with the merger on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Evergreen.

      Pursuant to its engagement letter with Evergreen, Citigroup will receive a fee for such services, a significant portion of which is contingent upon the consummation of the merger. Citigroup also received a fee in connection with the delivery of its opinion. Citigroup and its affiliates in the past have provided, and are currently providing, services to Evergreen and Pioneer unrelated to the merger, for which services Citigroup and its affiliates have received and expect to receive compensation. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Evergreen and Pioneer for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Evergreen, Pioneer and their respective affiliates.

Funding Related to the Merger

      Pioneer has entered into a commitment agreement with JPMorgan Chase Bank pursuant to which JPMorgan Chase Bank has agreed, subject to execution of a definitive credit agreement and certain other conditions, to advance up to $900 million to Pioneer to fund the cash portion of the merger consideration. It is expected that JPMorgan Chase Bank will syndicate a part of the credit facility to a group of financial institutions. The credit facility will be a senior unsecured revolving credit facility with a one-year term and with other terms and conditions similar to Pioneer’s existing $700 million credit facility, except as noted below. It is expected that the loan will bear interest at a rate per annum equal to the London Interbank Offered Rate (2.43% per annum as of June 11, 2004) plus 75 basis points. In addition, there is a commitment fee for the loan equal to 25 basis points.

      Until June 2004, Pioneer’s credit facility and all senior notes issued by Pioneer have been guaranteed by its subsidiary, Pioneer Natural Resources USA, Inc. By their terms, all these guarantees were released in June 2004 when the lenders under Pioneer’s credit facility released Pioneer and Pioneer Natural Resources USA, Inc. from the requirement that Pioneer Natural Resources USA, Inc. guarantee the credit facility.

Interests of Pioneer’s Directors and Management in the Merger

      In considering the recommendations of the Pioneer board of directors, you should be aware that Scott Sheffield, the Chairman of the Board, President and Chief Executive Officer of Pioneer, has interests in the transaction that are or may be different from, or in addition to, your interests as a Pioneer stockholder. In particular, Mr. Sheffield is a member of Evergreen’s board of directors and owes fiduciary duties to Evergreen and its stockholders. Mr. Sheffield also owns 6,400 shares of Evergreen common stock, options to purchase 4,800 shares of Evergreen common stock that are fully exercisable, options to purchase 19,200 shares of Evergreen common stock that are not fully exercisable and a restricted stock award for 9,600 shares of Evergreen common stock. The lapsing of the restrictions applicable to Mr. Sheffield’s Evergreen restricted stock award will be accelerated as of the effective time, and all of Mr. Sheffield’s unvested options will become fully exercisable as of the effective time. Mr. Sheffield also beneficially owns

579,917 shares of Pioneer common stock, including 272,000 shares subject to options that are currently exercisable and 133,350 unvested shares of restricted stock.

Interests of Evergreen’s Directors and Management in the Merger

      In considering the recommendation of the Evergreen board of directors to approve the merger agreement, stockholders of Evergreen should be aware that certain directors and officers of Evergreen, including some officers who are also directors, have certain interests in the merger that are different from, or in addition to, the interests of the stockholders of Evergreen in general.

Acceleration of Vesting of Evergreen Stock Options and Restricted Stock Awards

      All outstanding options to purchase shares of Evergreen common stock held by current or former employees, directors or independent contractors of Evergreen will be fully exercisable as of the effective time of the merger. For each Evergreen restricted stock award granted effective as of April 30, 2004, the restrictions applicable to one-third of the shares issuable pursuant to each restricted stock award will lapse at the effective time. For each Evergreen restricted stock award granted prior to April 30, 2004, the lapsing of restrictions applicable to each restricted stock award will accelerate by one year at the effective time. The schedule for lapsing of restrictions applicable to each restricted stock award granted after April 30, 2004, will not change. For each Evergreen restricted stock award to Mark Sexton, President and Chief Executive Officer of Evergreen, Dennis Carlton, Executive Vice President — Exploration and Chief Operating Officer of Evergreen, Kevin Collins, Executive Vice President — Finance, Chief Financial Officer, Treasurer and Secretary of Evergreen, and the non-employee directors of Evergreen, the restrictions applicable to each restricted stock award will lapse completely as of the effective time. As a result of these provisions, the independent directors will have an aggregate of 134,400 shares subject to options and 67,200 shares issuable pursuant to restricted stock awards whose vesting will be accelerated under the merger agreement. Officers and other employees not covered by change of control agreements will have, in the aggregate, 309,250 shares subject to options accelerated under the merger agreement, 126,297 shares issuable pursuant to restricted stock awards that will become vested at the effective time and 216,719 shares issuable pursuant to restricted stock awards that will remain unvested at the effective time. See “Security Ownership of Certain Beneficial Owners and Management — Evergreen” on page 105.

Consulting and Non-Competition Agreements

      In connection with the merger agreement, Pioneer entered into a non-competition agreement with Mark Sexton and consulting and non-competition agreements with Dennis Carlton and Kevin Collins. All three agreements prohibit these individuals from competing against Pioneer in the Raton Basin for a period of one year after the merger. The consulting and non-competition agreements also provide for specified fees to be paid for a period of time following the closing of the merger.

      Mr. Carlton is obligated to provide full-time consulting services for six months following the merger, provided that Pioneer may extend the agreement for an additional six months. The compensation for Mr. Carlton is $64,000 per month (which is equal to one-twelfth of his current salary plus his bonus for 2003 paid in 2004). During the initial six-month period, he will be paid even if he is terminated prior to the end of the term.

      Mr. Collins is obligated to provide full time consulting services for three months following the merger, provided that Pioneer may extend the agreement for an additional three months. The compensation for Mr. Collins is $59,416 per month (which is one-twelfth of his current salary plus his bonus for 2003 paid in 2004). During the initial three-month period, he will be paid even if he is terminated prior to the end of the term.

      Mr. Sexton’s non-competition agreement was an inducement for Pioneer to enter into the merger agreement and he will receive no additional compensation under the agreement.

Change in Control Agreements

      Effective March 1, 2002, Evergreen entered into change in control agreements with Dennis Carlton, Kevin Collins and Mark Sexton. The terms and conditions of the change in control agreements are identical. Each change in control agreement will continue in effect until the earliest of (i) December 31, 2004 if no change in control has occurred, subject to automatic renewal for additional one-year periods unless Evergreen gives notice to the officer that it does not wish to extend the agreement; (ii) the termination of the officer’s employment with Evergreen for any reason prior to the change in control; or (iii) the end of a two-year period following a change in control and the fulfillment by Evergreen and the officer of all obligations under the change in control agreement. Under the terms of each change in control agreement, if a change in control of Evergreen occurs while the officer is an employee of Evergreen, and a qualifying termination of his employment with Evergreen occurs within the 24-month period following the change in control, then the officer is entitled to certain compensation payments and benefits. A “qualifying termination” means Evergreen’s termination of the officer’s employment for a reason other than death, disability, retirement or “cause” (as defined in the agreement), or the officer’s termination of his employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of Evergreen to continue certain benefits and certain relocations). A “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 50% or more of the outstanding common stock of Evergreen, the merger or consolidation of Evergreen with or into another corporation where Evergreen is not the surviving corporation, the sale of all or substantially all of the assets of Evergreen or a change in a majority of the board of directors of Evergreen within a 12-month period. The proposed merger of Evergreen with a wholly-owned subsidiary of Pioneer and related transactions will qualify as a “change in control” with respect to the change in control agreements.

      The change in control agreements provide that, upon a qualifying termination after a change in control, Evergreen will pay a lump-sum cash severance benefit in an amount equal to the sum of (i) three times the executive’s average base salary (as defined in the agreement) during two years in the three-year period before termination plus (ii) three times the average annual incentive bonus earned under any incentive bonus plan of Evergreen during two out of the last three years before termination. The change in control agreements also provide that, in the event of a qualifying termination after a change in control, the officer will receive a lump-sum cash amount equal to accrued salary and earned bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.

      In addition, the agreements provide that upon a qualifying termination after a change in control, all Evergreen stock options, stock appreciation rights or similar stock-based awards held by the officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by Evergreen will be removed and such awards will be fully vested. The officers will also be entitled to receive “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes.

      The change in control agreements also provide that Evergreen will continue to provide for two years the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide the officer with two additional years of service credit under all non-qualified retirement plans and excess benefits plans in which the officer participated at termination. The change in control agreements also provide that the officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the officer fails to comply with any of these provisions, he will not be entitled to receive any payment or benefits under the change in control agreement.

      As of June 14, 2004, a dispute exists concerning the amounts that would be payable to Messrs. Carlton, Collins and Sexton pursuant to their change in control agreements upon completion of the merger. Pioneer believes the aggregate amount that would be payable is $7.7 million based on Pioneer’s analysis of the historical cash salaries and cash bonuses and estimated tax gross-ups for the three

Evergreen executives. Messrs. Carlton, Collins and Sexton have asserted that the change of control payments annual bonus calculation must also take into account the executives’ restricted stock awards granted when their annual compensation was set and that the aggregate cash payable to them would be up to $30.0 million, depending on the value attributed to Evergreen common stock for purposes of the calculation. Pioneer disagrees with the methodology and stock valuations Messrs. Carlton, Collins and Sexton are using to calculate the cash amount that would be payable to them. Pioneer and the three Evergreen executives have had discussions to attempt to resolve the disagreement, but resolution has not been reached. The change in control agreements provide that any disputes will be resolved through mediation or arbitration, and on June 4, 2004, Messrs. Carlton, Collins and Sexton made a written request to Evergreen and Pioneer to submit the matter to arbitration. Evergreen’s board of directors and compensation committee have taken no position on the disagreement. Mr. Sheffield, a member of Evergreen’s board of directors and compensation committee, did not participate in, and was not present at, any meetings at which the Evergreen board of directors and compensation committee discussed the change in control payments in the context of the merger.

Directors

      Members of the Transactions Committee are entitled to the following additional compensation for their service in 2004: Mr. Ryan, $35,000; Mr. Lundquist, $35,000; Mr. Clark (Vice Chairman), $40,000; and Mr. Smith (Chairman), $50,000. The merger agreement provides that Mr. Sexton will be designated to the class of directors of Pioneer whose term expires at Pioneer’s 2007 annual stockholders meeting and Mr. Lundquist will be designated to the class of directors of Pioneer whose term expires at Pioneer’s 2006 annual stockholders meeting.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger and subsequent merger to Pioneer, BC Merger Sub, Evergreen and holders of shares of Evergreen common stock. A holder of Evergreen restricted stock awards is urged to consult its own tax advisor. The legal conclusions set forth in the following discussion with respect to the U.S. federal income tax consequences of the merger to the stockholders of Evergreen are the opinion of Baker Botts L.L.P.

      This summary applies only to Evergreen stockholders that are U.S. holders. For purposes of this discussion, a U.S. holder means:

•	a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or

•	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

      This discussion is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion applies only to Evergreen stockholders that hold their Evergreen common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Evergreen stockholder in light of his, her or its personal investment circumstances or to Evergreen stockholders subject to special treatment under the U.S. federal income tax laws, including:

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or foreign currency,

•	traders in securities that elect to mark to market,

•	financial institutions,

•	mutual funds,

•	persons that hold their Evergreen common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction,

•	persons that have a functional currency other than the U.S. dollar,

•	stockholders who acquired their Evergreen stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan, or

•	holders of options granted under any Evergreen benefit plan.

      The following discussion is not binding on the IRS. Neither Pioneer nor Evergreen has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the transactions contemplated by the merger agreement and, as a result, there can be no assurance that the IRS will agree with and not challenge any of the conclusions described below. Special rules, not discussed in this document, may apply to persons investing through entities treated for U.S. federal income tax purposes as partnerships, and those persons should consult their own tax advisors in that regard.

      The following does not address any non-income tax or any foreign, state or local tax consequences of the merger, nor does it address the tax consequences of any transaction other than the merger and the subsequent merger. Accordingly, each Evergreen stockholder is urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger and the subsequent merger to it.

      Immediately after the merger occurs, Pioneer will cause the surviving corporation in the merger to merge, in a second merger we refer to as the “subsequent merger”, with and into a newly created limited liability company wholly owned by Pioneer. See “Summary — The Merger” on page 13. The U.S. federal income tax characterization of the merger and the subsequent merger will depend on whether those transactions qualify as a “reorganization” under U.S. federal income tax laws.

      The transactions contemplated by the merger agreement, that is, the merger and subsequent merger, will qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code if, when the merger occurs, the aggregate fair market value of the Pioneer common stock delivered as consideration in the merger in exchange for shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) is 40% or more of the sum of (1) the aggregate fair market value and (2) the aggregate amount of cash paid in the merger in exchange for shares of Evergreen common stock (including any cash paid to dissenting stockholders but excluding any cash paid in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter), provided also that certain matters that are identified in the opinion of Baker Botts L.L.P. that is filed as an exhibit to the registration statement of which this document is a part are true when the merger occurs (Pioneer and Evergreen expect those matters to be true at that time). The aggregate values of the Pioneer common stock and cash delivered in the merger will depend, under the administrative practice of the IRS, upon the value of a share of Pioneer common stock when the merger occurs and upon other matters such as the amount of cash that is paid to dissenters and in respect of the Kansas properties, none of which can be determined or predicted at this time. As an illustration of the interaction of the relevant variables, if (i) no shares dissent from the merger and (ii) the consideration paid in respect of the Kansas properties is $0.35 for each share of Evergreen common stock, then based on Evergreen’s estimates of the number of shares of Evergreen common stock that will be outstanding when the merger occurs and the number of those shares of Evergreen common stock that are issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $23.19 or more. As an alternative illustration, if (i) the number of shares dissenting from the merger is the maximum number that is permitted by the merger agreement, (ii) the consideration paid in respect of the Kansas properties is $1.00, in the aggregate, for each non-dissenting Evergreen share of common stock, and (iii) each dissenting share of Evergreen common stock is paid an amount of cash that is equal to the fair market value when the merger occurs of 0.58175 shares of Pioneer common stock and $20.50 in cash, then based on Evergreen’s estimates described in the previous sentence, there should be sufficient value in the Pioneer common stock that is delivered in the merger to qualify the transactions as a “reorganization” if the fair market value of a share of Pioneer common stock when the merger closes is $26.16 or more.

      Qualification of the merger and the subsequent merger as a “reorganization” is not a condition to the closing of the merger, and no assurance can be given that the merger and the subsequent merger will so qualify. It will not be known at the time of the stockholders’ meeting or at the time you elect which form of consideration you wish to receive whether the transactions contemplated by the merger agreement will qualify as a “reorganization” under U.S. federal income tax laws. We intend to make a public announcement on, or soon after, the effective date of the merger indicating whether we intend to treat the merger and the subsequent merger as qualifying as a “reorganization.”

Tax Consequences to Evergreen Stockholders if the Transactions Contemplated by the Merger Agreement Qualify as a “Reorganization”

      The following U.S. federal income tax consequences to Evergreen stockholders would result if the transactions contemplated by the merger agreement qualify as a “reorganization” under federal income tax laws. In that event, the U.S. federal income tax consequences to you will depend on whether you receive solely cash or a combination of Pioneer common shares and cash in the merger. Qualification of the merger and the subsequent merger as a “reorganization” is not a condition to the closing of the merger, and no assurance can be given that the merger and the subsequent merger will so qualify. It will not be known at the time of the stockholders’ meeting or at the time you elect which form of consideration you wish to receive whether the transactions contemplated by the merger agreement will qualify as a “reorganization” under U.S. federal income tax laws. We intend to make a public announcement on, or soon after, the effective date of the merger indicating whether we intend to treat the merger and the subsequent merger as qualifying as a “reorganization.”

      Exchange for Pioneer Common Stock and Cash. If you are an Evergreen common stockholder that exchanges its Evergreen common stock for a combination of Pioneer common stock and cash, you will recognize gain (but not loss) in an amount equal to the lesser of:

•	the excess, if any, of:

•	the sum of the amount of cash and the fair market value when the merger occurs of the Pioneer common stock you receive in the merger; over

•	your adjusted tax basis in the Evergreen common stock you surrender; or

•	the amount of cash you receive in the merger.

      For this purpose, the Pioneer common stock and cash received will be allocated proportionately among your shares of Evergreen common stock surrendered in the exchange. The amount of gain or loss must be calculated separately for each identifiable block of shares of Evergreen common stock surrendered in the exchange, and a loss realized on one block of shares may not be claimed as a deduction or used to offset a gain realized on another block of shares. Evergreen stockholders are urged to consult their tax advisors regarding the manner in which gain or loss should be calculated among different blocks of Evergreen common stock surrendered in the merger. Any recognized gain will be capital gain unless, and to the extent, the receipt of cash has the effect of the distribution of a dividend for federal income tax purposes, in which case it will be treated as dividend income to the extent of Evergreen’s accumulated earnings and profits that are allocated to that block of shares. Any capital gain that is recognized upon the surrender of shares of Evergreen common stock in the merger will be a long-term capital gain if your holding period in the shares of Evergreen common stock is more than one year when the merger occurs.

      In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the Evergreen stockholder’s deemed percentage share ownership interest in Pioneer. For purposes of this determination, an Evergreen stockholder will be treated as if it first exchanged all of its Evergreen common stock solely for Pioneer common stock and then Pioneer immediately redeemed a portion of those shares of Evergreen common stock in exchange for the cash that the Evergreen stockholder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Internal Revenue Code must be taken into account. The IRS has indicated in a published ruling that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. An Evergreen stockholder that might be subject to these rules is urged to consult its own tax advisor.

      Exchange Solely for Cash. If you are an Evergreen common stockholder that exchanges all of its Evergreen common stock solely for cash, you will recognize gain or loss in an amount equal to the difference between the amount of cash received in the merger and your adjusted tax basis in your Evergreen common stock surrendered, which gain or loss generally will be long-term capital gain or loss if your holding period with respect to the Evergreen common stock surrendered is more than one year when the merger occurs. All or a portion of the cash received by an Evergreen common stockholder who receives solely cash in the merger might, however, be treated as a dividend if the stockholder either constructively owns Evergreen common stock immediately prior to the merger that is not converted in the merger into cash or actually or constructively owns Pioneer common stock immediately after the merger. An Evergreen stockholder that might be subject to the rule in the preceding sentence is urged to consult its own tax advisor.

      Tax Basis for Pioneer Shares. The aggregate tax basis of any Pioneer common stock you receive in the merger (including fractional shares of Pioneer common stock for which cash is received) will be equal to the aggregate adjusted tax basis of the shares of Evergreen common stock you surrender in the merger, reduced by the amount of any cash you receive in the merger (excluding any cash received instead of a fractional share of Pioneer common stock) and increased by the amount of any gain you recognize in the merger (including any portion of the gain that is treated as a dividend as described above, but excluding any gain resulting from the receipt of cash instead of a fractional share). Each holder of Evergreen common stock should consult with its own tax advisor as to how the aggregate basis is divided among the shares of Pioneer common stock so received.

      Holding Period for Pioneer Shares. The holding period of any Pioneer common stock you receive in the merger (including fractional shares of Pioneer common stock for which cash is received) will include the holding period of the shares of Evergreen common stock you surrender in the merger. Each holder of Evergreen common stock who holds blocks of Evergreen common stock with different holding periods should consult with its tax advisor as to the holding period of the Pioneer common stock that it receives in the merger.

      Cash Received Instead of a Fractional Share. If you receive cash instead of a fractional share of Pioneer common stock, you will generally be treated as having received a fractional share and then as having received cash in exchange for that fractional share. Capital gain or loss generally will be recognized based on the difference between the amount of cash received in exchange for the fractional share and the portion of your aggregate adjusted tax basis allocable to the fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for your Evergreen shares is more than one year when the merger occurs.

      Dissenting Stockholders. Evergreen common stockholders who dissent with respect to the merger as discussed in “— Dissenters’ Rights of Appraisal of Evergreen Stockholders” beginning on page 80, and who receive cash in respect of their Evergreen shares generally will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares. This gain or loss generally will be long-term capital gain or loss if the holding period for the Evergreen shares is more than one year when the merger occurs. All or a portion of the cash received by such an Evergreen common stockholder might, however, be treated as a dividend if the stockholder either constructively owns Evergreen common stock immediately prior to the merger that is not converted in the merger into cash or actually or constructively owns Pioneer common stock immediately after the merger. An Evergreen stockholder that might be subject to the rule in the preceding sentence is urged to consult its own tax advisor.

      Treatment of Capital Gains and Losses and Qualified Dividends. Capital gain of a non-corporate U.S. holder will generally be subject to a maximum tax rate of 15% if the Evergreen shares were held for more than one year when the merger occurs. The deduction of any capital loss is subject to limitations.

      Any portion of gain recognized in the merger by a non-corporate stockholder which is treated as a dividend will be taxable at a maximum 15% rate applicable to “qualified dividend income” if certain holding period and other requirements are met.

Tax Consequences to Evergreen Stockholders if the Transactions Contemplated by the Merger Agreement Do Not Qualify as a “Reorganization.”

      The following U.S. federal income tax consequences to the Evergreen stockholders would result if the transactions contemplated by the merger agreement do not qualify as a “reorganization” under U.S. federal income tax laws. The transactions contemplated by the merger agreement may be a reorganization in circumstances other than those that are described herein.

      You will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any Pioneer common stock you receive in the merger, determined when the merger occurs, and your basis in the Evergreen stock you surrender. The gain or loss generally will be long-term capital gain or loss if the holding period for your Evergreen common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder will generally be subject to a maximum rate of 15%. The deduction of any capital loss is subject to limitations.

      The aggregate basis for U.S. federal income tax purposes in any Pioneer common stock that you receive in the merger will be equal to the fair market value of the Pioneer common stock you receive, determined when the merger occurs. Your holding period in the Pioneer common stock will begin on the day after the merger occurs.

      There will be uncertainty as to whether the transactions contemplated by the merger agreement will qualify as a “reorganization” or will be fully taxable if the aggregate fair market value of the Pioneer common stock delivered as consideration in the merger in exchange for shares of Evergreen common stock (other than Pioneer common stock delivered in exchange for shares of Evergreen common stock issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter) is less than 40% of the sum of (1) that aggregate fair market value and (2) the aggregate amount of cash paid in the merger in exchange for shares of Evergreen common stock (including any cash paid to dissenting stockholders but excluding any cash paid in exchange for shares of Evergreen common stock that are issuable pursuant to restricted stock awards for which the applicable restrictions lapse upon the effective time of the merger or thereafter). Moreover, in that event it is possible that the IRS may take inconsistent positions. In particular, the IRS may assert that the transactions are taxable in connection with the audit of a tax return in which gain was deferred on the theory that the transactions are a reorganization and may, at the same time, take the position that the transactions are a reorganization in connection with the audit of another tax return in which a loss was recognized on the theory that the transactions are taxable.

Information Reporting and Backup Withholding

      In general, proceeds from the disposition of Evergreen shares in the merger (including cash received instead of a fractional share of Pioneer common stock) will be subject to information reporting requirements and will also be subject to backup withholding tax for a non-corporate U.S. holder that fails to provide an accurate taxpayer identification number, or is notified by the IRS regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

Tax Consequences to Pioneer and Evergreen

      As discussed in “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 96, completion of the merger is conditioned upon the receipt by Pioneer of a written opinion of Vinson & Elkins L.L.P., counsel to Pioneer, to the effect that no gain will be recognized by Pioneer, BC Merger Sub or Evergreen as a consequence of the merger or the subsequent merger. Completion of the merger is also conditioned upon the receipt by Evergreen of a written opinion of Baker Botts L.L.P., counsel to Evergreen, to the effect that no gain will be recognized by Pioneer, BC Merger Sub or Evergreen as a consequence of the merger or the subsequent merger. These opinions will be based on customary assumptions and representations. Each of Pioneer and Evergreen expects to receive an opinion that satisfies these requirements. If either Pioneer or Evergreen fails to receive an opinion that satisfies these requirements or agrees to waive the condition relating to the receipt of a tax opinion, the applicable company would circulate revised materials to its stockholders and would resolicit proxies from its stockholders if the U.S. federal income tax consequences of the merger and subsequent merger are materially different from those described above.

Accounting Treatment

      Pioneer intends to account for the merger under the purchase method for business combinations with Pioneer being deemed to have acquired Evergreen. This means that the assets and liabilities of Evergreen will be recorded, as of the completion of the merger, at their fair values and added to those of Pioneer.

Dissenters’ Rights of Appraisal of Evergreen Stockholders

      Evergreen stockholders have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved by the stockholders and consummated, any stockholder who properly perfects his dissenters’ rights will be entitled to receive an amount of cash equal to the fair value of his shares of stock rather than being required to receive the consideration established by the merger agreement. The following summary is not a complete statement of the statutory dissenters’ rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Colorado Business Corporation Act, which we refer to as the CBCA, which are reproduced in full in Annex D to this joint proxy statement/prospectus. You must follow the exact procedure required by the CBCA in order to properly exercise your dissenter’s rights of appraisal and avoid waiver of those rights.

      Any stockholder who desires to dissent from the merger must file a written objection to the merger prior to the Evergreen special meeting on [          ], 2004 with the Corporate Secretary of Evergreen. The written notice must state that the stockholder will demand payment for his shares if the merger is completed. A vote against the merger alone is not sufficient to perfect a stockholder’s statutory right to dissent from the merger. If the merger is completed, each stockholder who timely and properly filed a written objection to the merger and who did not vote in favor of the merger will be deemed to have dissented from the merger. We refer to stockholders who have satisfied these requirements as dissenting stockholders. Failure to vote against the merger will not constitute a waiver of the dissenters’ rights of appraisal; however, a vote in favor of the merger will constitute a waiver of these rights.

      As the parent of the company surviving the merger and related transactions, Pioneer will be liable for any payments to dissenting stockholders and, within ten days of the effective date of the merger, must notify the dissenting stockholders in writing that the merger has occurred. Each dissenting stockholder so notified must, within thirty days of the delivery or mailing of such notice, or such other time as specified in the notice, make a written demand on Pioneer for payment of the fair value of the dissenting stockholder’s shares and deposit the stockholder’s certificates. The demand for payment and deposit of certificates is irrevocable except under limited circumstances set forth in the CBCA. Shares that are held in “street name” need not be deposited, but a demand for payment must be received within the required time frame. Failure to follow this procedure will constitute a waiver of that stockholder’s dissenters’ rights of appraisal. The fair value of the shares shall be the value thereof as of the date immediately preceding the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable. Dissenting stockholders who fail to make a written demand within the period specified in the notice will be bound by the merger and lose their rights to dissent. In accordance with the terms of the notice, the dissenting stockholder must submit his stock certificates for notation thereon that a demand has been made. Dissenting stockholders who have made a demand for payment of their shares will not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for their shares pursuant to the provisions of the CBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

      Upon the effective date of the merger, or upon receipt of a payment demand, whichever is later, Pioneer will pay to each dissenting stockholder who complied with the CBCA, the amount Pioneer estimates to be the fair value of the dissenting stockholder’s shares plus accrued interest.

      If the dissenting stockholder believes the amount paid by Pioneer is less than the fair value of the shares, the dissenting stockholder may give written notice to Pioneer of the dissenting stockholder’s estimate of fair value of the dissenting stockholder’s shares and may demand payment of that estimate, less any payment already made by Pioneer. The demand must be received by the corporation within thirty (30) days after Pioneer made or offered payment for the dissenting stockholder’s share. The dissenting stockholder may also give this notice to Pioneer if Pioneer fails to make any payment to the dissenting stockholder within sixty days after the date set by Pioneer by which Pioneer must receive the payment demand.

      If the dissenting stockholder and Pioneer cannot agree on the fair value of the shares, Pioneer may, within sixty days after requiring the payment demand, file a petition (“Petition”) in the district court for the city and county of Denver, Colorado for Evergreen stockholders requesting a finding and determination of the fair value of the dissenting stockholder’s shares. Pioneer shall make all dissenting stockholders whose demands remain unresolved parties to the proceeding and all parties will be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The parties in the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting stockholder’s shares, plus interest, exceeds the amount paid by Pioneer, or for the fair value, plus interest, of the dissenting stockholder’s shares for which Pioneer elected to withhold payment under the relevant provisions of the CBCA.

      If Pioneer does not commence the proceeding within sixty days after receiving the payment demand, it shall pay to each dissenting stockholder whose demand remains unresolved the amount demanded.

      The costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, shall be paid by Pioneer. However, to the extent the court finds the dissenting stockholders acted arbitrarily, vexatiously, or not in good faith in demanding payment under the CBCA, the court may assess costs against some or all of the dissenting stockholders. Fees and expenses of legal counsel and experts shall be paid by each party, unless the court finds this a result inequitable and assesses such fees in another manner consistent with the CBCA.

      If a dissenting stockholder withdraws the stockholder’s demand, or if the stockholder is otherwise unsuccessful in asserting the stockholder’s dissenters’ rights of appraisal, the dissenting stockholder will be bound by the merger and his status as a former stockholder will be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

      In the absence of fraud in the transaction, a dissenting stockholder’s statutory right to appraisal is the exclusive remedy for the recovery of the value of the stockholder’s shares or money damages to the dissenting stockholder with respect to the merger. See Annex D.

      The foregoing is your notice of dissenters’ rights in accordance with Section 7-113-201(1) of the Colorado Revised Statutes.

Regulatory Filings and Approvals Required to Complete the Merger

      The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which prevents transactions subject to its requirements from being completed until the required notification forms and attachments are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated. The required filings with the Department of Justice and the Federal Trade Commission were completed on [          ], 2004 and the waiting period expired on [          ], 2004.

      The Department of Justice or the Federal Trade Commission, however, are not legally precluded from challenging the merger on antitrust grounds either before or after expiration of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing. There can be no assurance that a governmental or private challenge to the merger will not be made or that, if a challenge is made, the parties would prevail.

      In addition, exemptions are required from the registration and prospectus requirements of the securities laws of those Canadian provinces where residents will be receiving shares or other securities of Pioneer pursuant to the merger. To the extent statutory exemptions are not available in any Canadian local jurisdiction, Pioneer will apply for and obtain exemptive relief prior to the closing of the merger.

      We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of the State of Delaware and the State of Colorado.

Stockholder Litigation

      On May 13, 2004, a lawsuit was filed in the District Court of the State of Colorado County of Denver on behalf of a purported class of public stockholders of Evergreen relating to the announcement of Pioneer and Evergreen that they had entered into the merger agreement to effect the merger described in this joint proxy statement/prospectus. The lawsuit is captioned Joan Ferrari vs. Evergreen Resources, Inc., et al., Case No. 04CV3599. The lawsuit names as defendants Evergreen and the members of the Evergreen board of directors, and generally alleges that the consideration Pioneer is offering to Evergreen’s public stockholders in the merger is unfair and inadequate and that the individual defendants breached their fiduciary duties to Evergreen’s public stockholders in formulating and agreeing to the terms of the merger without fully informing themselves of Evergreen’s market value. The lawsuit seeks to proceed on behalf of a class of Evergreen stockholders other than the defendants, seeks preliminary and permanent injunctive relief against the completion of the merger, seeks monetary damages in an unspecified amount and seek recovery of plaintiffs’ costs and attorneys’ fees. The lawsuit is in its very early stages. Pioneer and Evergreen believe that the allegations are without merit and intend to defend against them vigorously.

Effective Time of the Merger

      The merger will become effective upon the date on which the articles of merger or other appropriate documents are filed with the Secretary of State of the State of Colorado or at such later time as Pioneer and Evergreen will agree and specify in the articles of merger.

New York Stock Exchange Listing of Pioneer Common Stock to be Issued in the Merger

      Pioneer common stock currently is listed on the New York Stock Exchange under the symbol “PXD.” Pioneer has agreed in the merger agreement that it will use its commercially reasonable efforts to cause the Pioneer common stock issuable in the merger to be approved for listing on the New York Stock Exchange prior to the effective time of the merger. Listing of the shares of Pioneer common stock, subject to official notice of issuance, is a condition to closing the merger.

Delisting and Deregistration of Evergreen Common Stock

      Upon completion of the merger, shares of Evergreen common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Resale of Pioneer Common Stock

      Pioneer common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Evergreen stockholder who may be deemed to be an “affiliate” of Evergreen or Pioneer for purposes of Rule 145 under the Securities Act. It is expected that each of these affiliates will agree not to transfer any Pioneer common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Evergreen to use commercially reasonable efforts to cause its affiliates to enter into these agreements. This joint proxy statement/ prospectus does not cover resales of Pioneer common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any resale.

THE MERGER AGREEMENT

      The following description summarizes the material terms of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus and incorporated by reference. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The Merger; Post-Closing Merger

      At the effective time, BC Merger Sub, a wholly-owned subsidiary of Pioneer, will merge with and into Evergreen with Evergreen surviving the merger as a wholly-owned subsidiary of Pioneer. The merger will become effective when we file articles of merger or other appropriate documents with respect to the merger with the Secretary of State of the State of Colorado; however, Pioneer and Evergreen may agree to a later time for completion of the merger and specify that time in the articles of merger. We will file the articles of merger as soon as practicable after the satisfaction or, where permissible, waiver of the closing conditions in the merger agreement.

      Immediately after the merger, Evergreen, as the surviving corporation of the merger, will merge with and into a wholly-owned limited liability company subsidiary of Pioneer. The limited liability company will survive the post-closing merger and will continue its existence under the laws of Delaware as a wholly-owned subsidiary of Pioneer. The merger will become effective when we file articles of merger or other appropriate documents with respect to the post-closing merger with the Secretary of State of the State of Delaware; however, Pioneer and Evergreen may agree to a later time for completion of the merger and specify that time in the articles of merger. After the completion of the post-closing merger, the separate corporate existence of Evergreen will terminate.

Closing

      The closing of the merger will occur no later than the fifth business day after satisfaction or, where permissible, waiver of the conditions set forth in the merger agreement (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be satisfied or, where permissible, waived on the closing date), unless Pioneer and Evergreen agree to a different date or time in writing. The closing of the post-closing merger will occur on the same date as the closing of the merger and immediately thereafter. We expect to complete the merger and the post-closing merger promptly after the Pioneer and Evergreen special meetings.

Merger Consideration

Base Merger Consideration

      At the effective time, each outstanding share of Evergreen common stock not held by Pioneer, Evergreen or Evergreen dissenting stockholders, including shares subject to restricted stock awards as to which the applicable restrictions lapse as of the effective time, but excluding shares subject to restricted stock awards as to which the applicable forfeiture restrictions do not lapse as of the effective time, will be converted into the right to receive base merger consideration consisting of either:

•	1.1635 of a share of Pioneer common stock, subject to allocation and proration as described below;

•	$39.00 in cash, subject to allocation and proration as described below; or

•	$19.50 in cash and 0.58175 of a share of Pioneer common stock.

      The allocation of cash and common stock consideration for any individual Evergreen stockholder will depend on the elections made and deemed made by other Evergreen stockholders and may result in a stockholder that elects all stock or all cash receiving a combination of stock and cash. See “— Merger Consideration — Allocation Procedures.” Shares of Pioneer common stock issued in the merger will be accompanied by the requisite number of rights under Pioneer’s stockholder rights agreement. See “Description of Pioneer Capital Stock — Rights Agreement” on page 124.

Kansas Properties Consideration

      In addition to the base merger consideration, each outstanding share of Evergreen common stock will be entitled to receive a cash payment with respect to Evergreen’s properties located in Kansas which Evergreen has the right to sell prior to the closing of the merger if it obtains a sale price generating more than $15 million of net proceeds. See “— Other Covenants and Agreements — Kansas Properties” on page 96. This cash payment will be an amount per share equal to $0.35 in cash plus an amount equal to the quotient of:

•	the difference of:

•	the gross cash proceeds received by Evergreen from the sale, if any, of the Kansas properties; minus

•	expenses incurred by Evergreen in the sale, if any, of the Kansas properties; minus

•	$15 million; divided by

•	the sum of:

•	49,889,446, determined based on the number of outstanding shares of Evergreen common stock, shares of Evergreen common stock subject to options outstanding on the date of the merger agreement, shares of Evergreen common stock issuable pursuant to restricted stock awards and securities convertible or exchangeable into Evergreen common stock outstanding on the date of the merger agreement; plus

•	the number of shares of Evergreen common stock issuable pursuant to restricted stock awards granted after the date of the merger agreement and prior to the effective time; plus

•	the number of shares of Evergreen common stock and securities convertible or exchangeable into or exerciseable for Evergreen common stock outstanding on the date of the merger agreement that are not included in the 49,889,446 shares determined on the date of the merger.

Effect on Evergreen Stock Options and Restricted Stock Awards

      Each outstanding option to purchase Evergreen common stock will be assumed by Pioneer and will become an option to purchase shares of Pioneer common stock. The number of shares of Pioneer common stock that will be subject to each Evergreen stock option will be equal to the number of shares of Evergreen common stock that were subject to the option multiplied by 1.1635. Additionally, each holder of an Evergreen stock option, upon exercise, will be entitled to receive per share of Evergreen common stock subject to such option an amount of cash equal to the consideration per share to be paid to holders of Evergreen common stock for the Kansas properties. See “— Merger Consideration — Kansas Properties Consideration” above.

      Each Evergreen stock option will be exercisable on the terms of the original option award by Evergreen, except that:

•	all stock options will become fully exercisable at the effective time of the merger;

•	the exercise price for each option will be equal to the quotient of the original exercise price divided by 1.1635;

•	in the case of any Evergreen stock options that are “qualified stock options” under Sections 422-424 of the Internal Revenue Code, the exercise price, the number of shares purchasable pursuant to the option and the terms and conditions of exercise will be determined in order to comply with Section 424(a) of the Internal Revenue Code;

•	in the event that the exercise of any Evergreen stock option would result in the issuance of a fractional share, and the option is subject to an Evergreen stock plan that addresses the treatment of fractional shares, such fractional share will be treated in accordance with the terms of such Evergreen stock plan; and

•	in the event that the exercise of any Evergreen stock option would result in the issuance of a fractional share, and the applicable Evergreen stock plan does not address the treatment of fractional shares, then the option holder will receive a cash payment for each fractional share based on the last reported sales price per share of Pioneer common stock on the trading day immediately prior to the date of exercise.

      Each Evergreen restricted stock award as to which the applicable forfeiture restrictions do not lapse as of the effective time will be assumed by Pioneer. For each share of Evergreen common stock issuable pursuant to a restricted stock award assumed by Pioneer, the restricted stock award will be converted into the right to receive, upon lapsing of the applicable restrictions:

•	1.1635 shares of restricted Pioneer common stock; and

•	the consideration per share to be paid to holders of Evergreen common stock for the Kansas properties.

      Additionally, for each Evergreen restricted stock award granted effective as of April 30, 2004, the restrictions will lapse in accordance with the applicable Evergreen stock plan, except that:

•	the restrictions applicable to one-third of the shares issuable pursuant to each restricted stock award will lapse at the effective time; and

•	with respect to any employee with at least two years of service with Evergreen as of April 30, 2004, the restrictions applicable to an additional one-third of the shares issuable pursuant to each restricted stock award will lapse in the event of the employee’s termination within one year after the effective time by the employee for good reason or by Pioneer without cause.

      For each Evergreen restricted stock award granted prior to April 30, 2004, the restrictions will lapse as follows:

•	the lapsing of restrictions applicable to each restricted stock award will accelerate by one year at the effective time; and

•	the restrictions applicable to each restricted stock award will lapse completely in the event of the employee’s termination within one year after the effective time by the employee for good reason or by Pioneer without cause.

      For each Evergreen restricted stock award granted after April 30, 2004, the restrictions will lapse in accordance with the applicable terms of grant.

      For each Evergreen restricted stock award to non-employee directors of Evergreen, the restrictions applicable to each restricted stock award will lapse completely as of the effective time. In addition, for each Evergreen restricted stock award to Mark Sexton, President and Chief Executive Officer of Evergreen, Dennis Carlton, Executive Vice President — Exploration and Chief Operating Officer of Evergreen, and Kevin Collins, Executive Vice President — Finance, Chief Financial Officer, Treasurer and Secretary of Evergreen, the restrictions applicable to each restricted stock award will lapse completely as of the effective time.

      Each share of Evergreen common stock issuable pursuant to a restricted stock award for which the restrictions have lapsed as of the effective time will have the option to receive one of the three forms of merger consideration described in “— Merger Consideration — Base Merger Consideration” on page 84.

      In the event that any shares of Evergreen common stock issuable pursuant to restricted stock awards would be converted into fractional shares of Pioneer common stock when the applicable restrictions lapse, any fractional shares will be aggregated and the holder of the restricted stock award will receive a cash payment for each fractional share based on the last reported sale price per share of Pioneer common stock on the trading day immediately prior to the date that the restrictions lapse.

      Pioneer has agreed to cause the shares of Pioneer common stock issuable upon the exercise of Evergreen stock options or upon the lapsing after the effective time of restrictions in Evergreen restricted stock awards that will be assumed by Pioneer to be registered on Form S-8 promulgated by the SEC, and has agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement as long as any options or restricted stock awards remain outstanding.

Election Procedures for Base Merger Consideration

      Regarding the merger consideration other than the cash payment with respect to Evergreen’s Kansas properties, each record holder of Evergreen common stock, other than Evergreen dissenting stockholders, is entitled to elect to receive, in exchange for all of that holder’s shares of Evergreen common stock and subject to the allocation procedures described below, per share consideration in the form of either cash, stock or a combination of cash and stock in the amounts described above under “— Merger Consideration — Base Merger Consideration.” Each electing holder of Evergreen common stock must make the same election with respect to all of that holder’s Evergreen common stock. Record holders of Evergreen common stock on [          ], 2004, will receive, together with this joint proxy statement/ prospectus, a letter of transmittal, an election form on which to make an election, and a form of instruction by which beneficial owners may instruct the record holder as to the beneficial owner’s election as described below in “— Exchange of Shares; Fractional Shares.” For an election form to be effective, the election form, together with certificates representing all of the holder’s shares of Evergreen common stock, duly endorsed or otherwise in a form acceptable for transfer, must be received by Continental Stock Transfer & Trust Company, the exchange agent, and not withdrawn, by 5:00 p.m., Eastern time, on [          ], 2004. The exchange agent will not accept guarantee of delivery of certificates in lieu of physical delivery of certificates. A white self-addressed envelope is enclosed with this joint proxy statement/ prospectus for submitting the election form and certificates to the exchange agent. Record holders who hold shares as nominees, trustees or in other representative capacities may submit multiple election forms as long as the record holder certifies that each election form covers all the shares of Evergreen common stock held for a particular beneficial owner.

      A stockholder may revoke an election by sending written notice of revocation to the exchange agent and submitting to the exchange agent a new, properly completed and signed election form prior to the election deadline. If a stockholder fails to make a valid election by submitting a properly completed and signed election form and certificates representing all of his or her shares of Evergreen common stock prior to the election deadline, that stockholder will be deemed to have made an election to receive $19.50 in cash and 0.58175 of a share of Pioneer common stock for each share of Evergreen common stock held. Pioneer has the discretion, which it may delegate to the exchange agent, to determine if an election form has been properly completed, signed and submitted or revoked. Pioneer, or if delegated to the exchange agent, the exchange agent, has the authority to disregard immaterial defects in election forms.

Maximum Aggregate Consideration

      The maximum number of shares of Pioneer common stock that will be issued to Evergreen stockholders as part of the total merger consideration, is a number of shares equal to:

•	1.1635; multiplied by

•	50% of the difference of:

•	the number of shares of Evergreen common stock outstanding immediately prior to the effective time (including shares issuable pursuant to restricted stock awards as to which the applicable restrictions lapse as of the effective time, but excluding shares issuable pursuant to restricted stock awards as to which the applicable forfeiture restrictions do not lapse as of the effective time); minus

•	the number of shares of Evergreen common stock held by Pioneer, Evergreen and Evergreen dissenting stockholders.

      The maximum amount of cash to be paid to Evergreen stockholders as part of the total merger consideration, excluding the cash payment for the Kansas properties described above, is equal to:

•	$39.00 multiplied by 50% of the difference of:

•	the number of shares of Evergreen common stock outstanding immediately prior to the effective time (including shares issuable pursuant to restricted stock awards as to which the applicable restrictions lapse as of the effective time, but excluding shares issuable pursuant to restricted stock awards as to which the applicable forfeiture restrictions do not lapse as of the effective time); minus

•	the number of shares of Evergreen common stock held by Pioneer, Evergreen and Evergreen dissenting stockholders.

Allocation Procedures

      If Evergreen stockholders elect or are deemed to have elected, in the aggregate, to receive more than the maximum number of shares described above in “— Merger Consideration — Maximum Aggregate Consideration,” then:

•	each share covered by an election to receive all cash will be converted into the right to receive $39.00 plus the cash payment with respect to the Kansas properties;

•	each share covered by an election to receive a combination of cash and stock or for which no valid election was made will be converted into the right to receive a cash payment equal to $19.50 plus the payment with respect to the Kansas properties and 0.58175 of a share of Pioneer common stock, and

•	each share covered by an election to receive all stock will be converted into the right to receive, in addition to the cash payment for the Kansas properties:

•	a number of shares of Pioneer common stock equal to the quotient of:

•	the difference of the maximum number of shares of Pioneer common stock that may be issued in the merger minus the number of shares of Pioneer common stock to be issued to Evergreen stockholders making or being deemed to have made an election for stock and cash; divided by

•	the number of shares of Evergreen common stock subject to a stock election; and

•	an amount of cash equal to the quotient of:

•	the difference of the maximum amount of cash that may be paid in the merger minus the sum of:

•	the amount of cash, other than the consideration for the Kansas properties, to be paid to Evergreen stockholders making a cash election; plus

•	the amount of cash, other than the consideration for the Kansas properties, to be paid to Evergreen stockholders making or being deemed to have made an election for stock and cash; divided by

•	the number of shares of Evergreen common stock subject to a stock election.

      If Evergreen stockholders elect, in the aggregate, to receive more than the maximum amount of cash described above in “— Merger Consideration — Maximum Aggregate Consideration,” then:

•	each share covered by an election to receive all stock will be converted into the right to receive 1.1635 shares of Pioneer common stock plus the cash payment with respect to the Kansas properties,

•	each share covered by an election to receive a combination of cash and stock or for which no valid election was made will be converted into the right to receive a cash payment equal to $19.50 plus the payment with respect to the Kansas properties and 0.58175 of a share of Pioneer common stock, and

•	each share covered by an election to receive all cash will be converted into the right to receive, in addition to the cash payment for the Kansas properties:

•	an amount of cash equal to the quotient of:

•	the difference of the maximum amount of cash that may be paid in the merger minus the amount of cash, other than the consideration for the Kansas properties, to be issued to Evergreen stockholders making or being deemed to have made an election for stock and cash; divided by

•	the number of shares of Evergreen common stock subject to a cash election; and

•	a number of shares of Pioneer common stock equal to the quotient of:

•	the difference of the maximum number of shares of Pioneer common stock that may be issued in the merger, minus the sum of

•	the number of shares of Pioneer common stock to be issued to Evergreen stockholders making a stock election; plus

•	the number of shares to be issued to Evergreen stockholders making or being deemed to have made an election for stock and cash; divided by

•	the number of shares of Evergreen common stock subject to a cash election.

Exchange of Shares; Fractional Shares

      As of the effective time, Pioneer will deposit with its transfer agent or another bank or trust company reasonably acceptable to Evergreen, which we refer to as the “exchange agent,” certificates representing the maximum number of shares of Pioneer common stock that may be issued in the merger, together with cash in an amount equal to the maximum amount of cash that may be paid in the merger plus the cash to be paid to Evergreen stockholders for the Kansas properties. From time to time, Pioneer will deposit with the exchange agent cash to be paid for fractional shares and any other dividends or distributions to be made with respect to Pioneer common stock.

      As soon as reasonably practicable after the effective time of the merger and not less than five business days after the effective time, Pioneer will mail to record holders of Evergreen common stock (other than to any holder that previously submitted a properly completed and signed election form accompanied by the certificates as to which the election was made) transmittal materials and instructions explaining how to surrender their stock certificates to the exchange agent. The exchange agent will not accept guarantee of delivery of certificates in lieu of physical delivery of certificates.

      Upon surrender of stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, the holders of record of Evergreen common stock represented by the certificates will be entitled to receive the merger consideration and each certificate surrendered will be canceled.

      Holders of certificates representing unexchanged Evergreen common stock will not receive any dividends or other distributions made by Pioneer with a record date after the effective time until their stock certificates are surrendered. Upon surrender, however, and subject to applicable laws, holders will receive all dividends and distributions made on the related shares of Pioneer common stock subsequent to the merger, without interest, together with, if applicable, cash in lieu of fractional shares.

      In connection with any meeting of stockholders of Pioneer, the exchange agent will be directed to cause shares of Pioneer common stock held by the exchange agent to be present and counted for purposes of determining the presence of a quorum, and the exchange agent will be directed to cause such shares to be voted for, voted against, abstained and not voted in the same proportion as the shares of Pioneer common stock outstanding and not held by the exchange agent.

      No fractional shares of Pioneer common stock will be issued in the merger. In lieu of fractional shares, Pioneer may instruct the exchange agent to pay cash to each Evergreen stockholder that would otherwise be entitled to fractional shares in one of two alternatives. First, Pioneer may instruct the exchange agent to pay to each stockholder an amount equal to:

•	the fractional part of a share; multiplied by

•	the average of the closing prices per share of Pioneer common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the close of trading on the third trading day prior to the date of the closing of the merger.

      Second, Pioneer may instruct the exchange agent to:

•	determine the aggregate number of fractional shares of Pioneer common stock that would be issued to Evergreen stockholders if fractional shares were permitted to be issued;

•	sell that number of shares at then-prevailing prices on the New York Stock Exchange, in round lot executions to the extent practicable, with Pioneer to pay all commissions, transfer taxes and other expenses;

•	hold the proceeds of all sales made in this manner in trust for the Evergreen stockholders otherwise entitled to fractional shares;

•	determine the proportionate amount of cash to be allocated to each Evergreen stockholder otherwise entitled to fractional shares from the proceeds of the sales; and

•	make available that amount of cash to each applicable Evergreen stockholder that has surrendered its stock certificates as soon as practicable after the exchange agent’s determination of the amount.

      No interest will be paid in connection with the exchange of fractional shares.

      Pioneer stockholders should send completed proxy cards to Continental Stock Transfer & Trust Company in the enclosed, self-addressed green envelope. Evergreen stockholders should send completed proxy cards to Computershare Trust Company, Inc. in the enclosed, self-addressed green envelope. Evergreen stockholders should send completed election forms and common stock certificates to Continental Stock Transfer & Trust Company in the separate enclosed, self-addressed white envelope. Please do not send your election form or common stock certificates together with your proxy card in one envelope. It is important that the materials be returned in separate envelopes as instructed.

Representations and Warranties

      The merger agreement contains customary representations and warranties relating to, among other things:

•	the corporate organization and similar corporate matters of each of Pioneer, Evergreen and BC Merger Sub;

•	the capital structure of each of Pioneer, Evergreen and BC Merger Sub;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Pioneer, Evergreen and BC Merger Sub;

•	the subsidiaries of Pioneer and Evergreen;

•	the documents filed by each of Pioneer and Evergreen with the SEC and the accuracy of information contained in these documents;

•	the accuracy of information supplied by each of Pioneer and Evergreen in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of material adverse changes or events concerning each of Pioneer and Evergreen;

•	the absence of undisclosed liabilities of each of Pioneer and Evergreen;

•	the absence of defaults or violations of the terms, conditions and provisions of the charter documents and other agreements of each of Pioneer and Evergreen;

•	the compliance by each of Pioneer and Evergreen with applicable laws;

•	outstanding and pending material litigation of each of Pioneer and Evergreen;

•	the filing of tax returns and payment of taxes by Pioneer and Evergreen;

•	matters relating to the Employee Retirement Income Security Act for Pioneer and Evergreen and other employee benefit matters;

•	matters relating to labor relations and other related matters for Pioneer and Evergreen;

•	title to and condition of properties of Pioneer and Evergreen;

•	the compliance by Pioneer and Evergreen with environmental laws;

•	the insurance policies held by Pioneer and Evergreen;

•	the receipt of opinions of financial advisors to each of Pioneer and Evergreen;

•	the approval of the merger agreement and the merger by the board of directors of Evergreen and the recommendation to Evergreen stockholders to vote for approval of the merger agreement and the merger;

•	the approval of the merger agreement and the merger by the board of directors of Pioneer and the recommendation to Pioneer stockholders to vote in favor of the issuance of shares of Pioneer common stock in the merger;

•	the ownership by Pioneer and Evergreen of the other party’s common stock;

•	the absence of fees or commissions payable by Pioneer and Evergreen to brokers other than their respective financial advisors;

•	the amendment to the stockholder rights agreement of Evergreen;

•	the compliance by Pioneer and Evergreen with corporate governance laws and maintenance of books and records;

•	classification of Pioneer and Evergreen under the Investment Company Act of 1940;

•	the estimates of and reports relating to the oil and gas reserves of each of Pioneer and Evergreen;

•	the outstanding hydrocarbon and financial hedging positions of each of Pioneer and Evergreen;

•	the compliance with the Natural Gas Act by Pioneer and Evergreen;

•	contracts and arrangements to which each of Pioneer and Evergreen is a party; and

•	the taking of any action or knowledge of any fact, agreement, plan or circumstance by Pioneer and Evergreen that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

Conduct of Business Pending the Merger

      Evergreen agrees that, prior to completion of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Pioneer, it will carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the merger agreement. Evergreen also agrees to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect at the effective time.

      In addition to these agreements regarding the conduct of the business generally, subject to specified exceptions, Evergreen has agreed to restrictions relating to the following:

•	declaring or paying dividends;

•	splitting, combining or reclassifying capital stock;

•	issuing or authorizing or proposing the issuance of securities in respect of, in lieu of or in substitution for, shares of Evergreen’s capital stock;

•	repurchasing, redeeming or otherwise acquiring shares of its capital stock;

•	issuing, delivering or selling shares of its capital stock, voting debt or other voting securities;

•	amending its articles of incorporation or bylaws;

•	acquiring material assets or other entities or entering into or consummating business combinations;

•	disposing of material assets;

•	liquidating or dissolving Evergreen or any of its significant subsidiaries;

•	changing accounting methods;

•	entering into transactions with officers, directors or other affiliates of Evergreen;

•	maintaining insurance;

•	making tax elections, settling or compromising tax claims, controversies, audits or proceedings or changing tax reporting methods;

•	granting increases in the compensation of any of its directors, officers or employees;

•	paying any material pension, retirement allowance or other employee benefit;

•	materially amending or modifying, or receiving assets from, pension plans or employee benefit plans;

•	entering into any new or amending any existing material employment, severance or termination agreements with directors, officers or employees;

•	granting stock options or awards under stock plans;

•	implementing new employee benefit plans or materially enhancing benefits under existing employee benefit plans;

•	modifying existing indebtedness for borrowed money, incurring or guaranteeing indebtedness for borrowed money, or issuing or selling debt securities, warrants or other rights to acquire debt securities;

•	entering into material leases or creating material mortgages, liens, security interests or encumbrances;

•	making or committing to any capital expenditures;

•	settling litigation;

•	entering into or terminating certain hydrocarbon gas agreements;

•	writing off accounts or notes receivable;

•	entering into non-competition agreements;

•	terminating any existing gas purchase, exchange or transportation contract or entering into any new contract for the supply, transportation, storage or exchange of gas or renewing or extending or negotiating any existing contract pertaining to such matters;

•	making or assuming hedge contracts; and

•	taking actions inconsistent with the restrictions on the actions identified above.

      Pioneer has agreed to specific restrictions relating to the following:

•	amending its articles of incorporation or bylaws;

•	declaring or paying dividends;

•	liquidating or dissolving Pioneer;

•	acquiring material assets or other entities or entering into or consummating business combinations, in each case, not related to the exploration, development or production of oil, gas or other minerals; and

•	taking actions inconsistent with the restrictions on the actions identified above.

Acquisition Proposals

      The merger agreement provides that Evergreen will not, and will not permit its directors and officers, and will use all reasonable efforts to cause its employees, agents and representatives not, to:

•	solicit, initiate, encourage, facilitate or induce any inquiry, proposal or offer with respect to an acquisition proposal;

•	participate in any discussions or negotiations regarding, provide nonpublic information with respect to, or otherwise facilitate any acquisition proposal;

•	engage in discussions with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal, except as provided in the merger agreement; or

•	enter into any agreement related to any acquisition proposal, except as provided by the merger agreement.

      When we refer to an “acquisition proposal” we mean any inquiry, offer or proposal for a transaction or series of related transactions involving any of the following:

•	any purchase by any person, entity or group, as defined in Section 13(d) of the Exchange Act, of more than 15% of the total outstanding voting securities of Evergreen;

•	any tender or exchange offer that would result in any person, entity or group, as defined in Section 13(d) of the Exchange Act, owning 15% or more of the total outstanding voting securities of Evergreen;

•	any merger, consolidation, business combination or similar transaction involving Evergreen;

•	any sale, exchange, transfer, acquisition or disposition, or any lease or license outside of the ordinary course of business, of more than 15% of Evergreen’s assets; or

•	any liquidation of dissolution of Evergreen.

      As of the date the merger agreement was executed, Evergreen agreed to immediately cease and terminate any existing discussions or negotiations with respect to any acquisition proposal.

      In the event that Evergreen receives an acquisition proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an acquisition proposal, Evergreen agrees to:

•	notify Pioneer orally and in writing of the material terms of the acquisition proposal, request or inquiry;

•	identify to Pioneer the person making the acquisition proposal, request or inquiry;

•	furnish to Pioneer copies of all written materials provided in connection with the acquisition proposal or inquiry;

•	provide to Pioneer as promptly as practicable, both orally and in writing, all information reasonably necessary to keep Pioneer informed in all material respects of the status and details of the acquisition proposal, request or inquiry, including providing copies of written materials received from and provided to the third party making the acquisition proposal, request or inquiry; and

•	provide Pioneer 48 hours prior notice of any meeting of Evergreen’s board of directors at which it will consider an acquisition proposal, unless shorter notice is provided to the board of directors, in which case Pioneer is to be provided the same notice.

      Notwithstanding the foregoing, Evergreen’s board of directors may provide nonpublic information to, and engage in negotiations with, a third party in response to an unsolicited, bona fide acquisition proposal with respect to Evergreen, if:

•	Evergreen has complied with all of its non-solicitation and notification obligations;

•	in the good faith judgment of Evergreen’s special committee of the board of directors appointed to consider the merger, the acquisition proposal is a superior offer or is reasonably likely to result in a superior offer;

•	concurrently with furnishing any nonpublic information, Evergreen notifies Pioneer in writing of its intention to furnish nonpublic information and furnishes the same nonpublic information to Pioneer;

•	concurrently with engaging in negotiations with the third party, Evergreen notifies Pioneer in writing of its intent to enter into negotiations with the third party; and

•	Evergreen executes a customary confidentiality agreement with the third party with terms at least as restrictive as the confidentiality agreement between Pioneer and Evergreen.

      When we refer to a “superior offer” we mean an unsolicited bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Evergreen or substantially all of the total outstanding voting securities of Evergreen. The superior offer must be on terms that the Evergreen board of directors has in good faith concluded, after receiving advice of its legal counsel and financial adviser and taking into account all legal, financial, regulatory and other aspects of the offer and the third party offeror, to be more favorable, from a financial point of view, to Evergreen’s stockholders than the terms of the merger and to be reasonably capable of being consummated.

      If Evergreen receives a superior offer and that superior offer has not been withdrawn, Evergreen’s board of directors is permitted to change its recommendation that the Evergreen stockholders approve the merger and the merger agreement if:

•	Evergreen stockholders have not already approved the merger and the merger agreement;

•	Evergreen notifies Pioneer in writing:

•	that it has received a superior offer;

•	of the terms and conditions of the superior offer;

•	of the identity of the third party making the superior offer; and

•	that it intends to change its recommendation and the manner in which it intends to do so;

•	Evergreen provides Pioneer with copies of all written materials delivered by Evergreen to the third party making the superior offer that have not previously been provided to Pioneer, and Evergreen has otherwise made available to Pioneer all materials and information made available to the third party; and

•	Evergreen has not breached any of the provisions of the merger agreement relating to acquisition proposals and superior offers.

      Subject to complying with its fiduciary duties under applicable law, Evergreen’s obligation to call, give notice of, convene and hold its stockholders’ meeting regarding approval of the merger agreement will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal unless the merger agreement is terminated. Prior to termination of the merger agreement, Evergreen will not submit to the vote of its stockholders any acquisition proposal other than the merger or enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any acquisition proposal other than the merger.

      In addition, notwithstanding the foregoing, Evergreen and its board of directors may take a position, and disclose to its stockholders that position, with respect to a tender or exchange offer by a third party in compliance with Rule 14d-9 or Rule 14e-2 of the Exchange Act to the extent required by applicable law. The content of any document disclosing the position of the Evergreen board of directors to Evergreen stockholders will be governed by the provisions of the merger agreement. The Evergreen board of directors may not recommend that Evergreen stockholders tender or exchange their Evergreen common stock unless the Evergreen board of directors determines in good faith, after receiving advice of its legal counsel and financial adviser, that the acquisition proposal is a superior offer.

Employee Benefit Matters

      After completion of the merger, substantially all former employees of Evergreen, other than Mark Sexton, Dennis Carlton, and Kevin Collins, will be employed by Pioneer on an “at-will” basis. Pioneer will assume the obligations of Evergreen under the change in control agreements described in “The Merger — Interests of Evergreen’s Directors and Management in the Merger — Change in Control Agreements.”

      The employees of Evergreen prior to the effective time will be provided with employee benefit plans and programs which, in the aggregate, are generally comparable to those made available to similarly situated employees of Pioneer. Pioneer will have satisfied this obligation if Evergreen employees continue to participate in the employee benefit plans and programs, other than Evergreen stock-based programs, that were made available by Evergreen prior to the closing of the merger. For eligibility and vesting purposes, but generally not benefit accrual purposes, in all benefits provided by Pioneer to Evergreen employees, Evergreen employees will be credited with their years of service with Evergreen and prior employers to the extent that service with Pioneer and prior employers is taken into account under the employee benefit plans and programs of Pioneer. Evergreen employees are not entitled to participate in Pioneer severance plans to the extent they become entitled to benefits under Evergreen’s existing change in control and severance policy. The eligibility of any Evergreen employee to participate in Pioneer’s welfare benefit plans or programs will not be subject to exclusions for any pre-existing conditions if the individual has met the participation requirements of similar employee benefit plans and programs of Evergreen. All individuals eligible to participate in any of the plans or arrangements described above will be immediately eligible to participate in the similar plan or arrangement maintained by Pioneer, or the same plan or arrangement if it is still maintained. Amounts paid before the effective time by employees of Evergreen under any health plans of Evergreen will, after the effective time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Pioneer provided as of the effective time to the same extent as if those amounts had been paid under those health plans to Pioneer.

      In the event that, within one year after the effective time, any person who is an Evergreen employee immediately prior to the effective time voluntarily terminates his or her employment with Pioneer for good reason, as defined in Evergreen’s change in control and severance policy, or is discharged without cause by Pioneer, then Pioneer will pay severance to that person in accordance with Evergreen’s change in control and severance policy.

Other Covenants and Agreements

      In addition to the agreements described above under “— Conduct of Business Pending the Merger” and “— Acquisition Proposals,” other agreements of Pioneer and Evergreen in the merger agreement include:

Directors’ and Officers’ Insurance

      Pioneer has agreed to continue directors’ and officers’ liability insurance for Evergreen’s officers and directors for a period of six years after the effective time with respect to claims arising from facts and circumstances that occurred prior to the effective time, except to the extent that premium payments exceed 200% of the annual premium for Evergreen’s insurance policy in effect on the date of execution of the merger agreement or 1,200% of the premium for a full six-year policy. If the amount of premiums necessary to procure such insurance coverage exceeds the maximum premium amounts, Pioneer will maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.

Board of Directors

      Pioneer has agreed to cause Mark Sexton and Andrew Lundquist to be appointed to Pioneer’s board of directors as of or promptly after the effective time. Mr. Sexton’s term of office will expire at Pioneer’s annual meeting in 2007 and Mr. Lundquist’s term will expire at the annual meeting in 2006.

Evergreen 4.75% Senior Convertible Notes

      Pioneer has agreed to directly assume Evergreen’s 4.75% Senior Convertible Notes due 2021.

Evergreen 5.875% Senior Subordinated Notes due 2012

      If Pioneer requests, Evergreen has agreed to use its commercially reasonable efforts to solicit consents from the holders of Evergreen’s 5.875% Senior Subordinated Notes due 2012 for an amendment to either eliminate or amend any restrictive covenants relating to the notes identified by Pioneer, with such amendment to be effective as of the effective time of the merger. In exchange, Pioneer would cause the elimination of the subordination provisions of the notes and assume the notes directly. Pioneer would pay the expenses of any such consent solicitation.

Kansas Properties

      Evergreen has agreed not to take any action in connection with the sale of Evergreen’s Kansas properties that would delay the closing of the merger or prevent or delay the satisfaction of the conditions to the closing of the merger. Evergreen has agreed not to sell the Kansas properties except for cash consideration generating more than $15 million of net proceeds.

Conditions to the Completion of the Merger

      The obligations of Evergreen and Pioneer to complete the merger are each subject to the fulfillment or waiver, if applicable, of specified conditions before completion of the merger, including the following:

•	the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Evergreen common stock entitled to vote, which approval may not be waived;

•	the approval of the issuance of shares of Pioneer common stock in the merger by the affirmative vote of a majority of votes cast by holders of Pioneer common stock by proxy or in person and entitled to vote at the Pioneer special meeting, with the total vote cast representing over 50% of all shares of Pioneer common stock issued and outstanding and entitled to vote at the Pioneer special meeting, which condition may not be waived;

•	the approval for listing by the New York Stock Exchange of the shares of Pioneer common stock to be issued, or reserved for issuance, in connection with the merger, subject to official notice of issuance;

•	the expiration or termination of the required waiting period under the HSR Act, which condition may not be waived;

•	the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, by the SEC, and the absence of any stop order or proceedings seeking a stop order, and the receipt of all necessary approvals under applicable state and federal securities laws relating to the issuance or trading of shares of Pioneer common stock issuable in the merger, which condition may not be waived; and

•	the absence of any temporary restraining order, preliminary or permanent injunction, order or other legal restraint preventing or making illegal the completion of the merger, which condition may not be waived.

      Pioneer’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

•	Evergreen’s representations and warranties contained in the merger agreement must be true and correct (without regard to qualifications as to materiality or material adverse effect) as of the date the merger is completed, except for:

•	failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Evergreen;

•	representations and warranties that address matters as of a specific date, which must be true and correct as of that specific date; and

•	changes expressly permitted by the merger agreement;

•	Evergreen must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	Evergreen must have delivered certified copies of resolutions of Evergreen’s board of directors and stockholders approving the merger and the merger agreement and all other transactions contemplated by the merger agreement;

•	there must not have been any material adverse effect on Evergreen from the date of the merger agreement through the closing date of the merger;

•	the consulting and non-competition agreements entered into with Dennis Carlton and Kevin Collins must remain in full force and effect as of the closing date of the merger other than as a result of death;

•	the non-competition agreement with Mark Sexton must remain in full force and effect as of the closing date of the merger other than as a result of death;

•	the aggregate number of shares of Evergreen common stock entitled to vote at the Evergreen special meeting and held by persons or entities that exercise their dissenters’ rights must not exceed 5% of the total number of issued and outstanding shares of Evergreen common stock; and

•	Pioneer must have received from Vinson & Elkins L.L.P., counsel to Pioneer, a written opinion, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, no gain will be recognized by Pioneer, BC Merger Sub or Evergreen as a consequence of either of the mergers.

      Evergreen’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

•	Pioneer’s representations and warranties contained in the merger agreement must be true and correct (without regard to qualifications as to materiality or material adverse effect) as of the date the merger is completed, except for:

•	failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pioneer;

•	representations and warranties that address matters as of a specific date, which must be true and correct as of that specific date; and

•	changes expressly permitted by the merger agreement;

•	Pioneer must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	Pioneer must have delivered certified copies of resolutions of Pioneer’s board of directors approving the merger and the merger agreement, the issuance of Pioneer common stock in the merger, and all other transactions contemplated by the merger agreement, and resolutions of Pioneer’s stockholders approving the issuance of Pioneer common stock in the merger;

•	there shall not have been any material adverse effect on Pioneer from the date of the merger agreement through the closing date of the merger; and

•	Evergreen must have received from Baker Botts L.L.P., counsel to Evergreen, a written opinion, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, no gain will be recognized by Pioneer, BC Merger Sub or Evergreen as a consequence of either of the mergers.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the merger agreement has been approved by the Evergreen common stockholders, in the following events:

•	by mutual consent of Pioneer and Evergreen, or by mutual action of their respective board of directors;

•	by Pioneer or Evergreen, if any governmental entity takes any action permanently prohibiting the completion of the merger that has become final and nonappealable;

•	by Pioneer or Evergreen, if any required stockholder approval has not been obtained due to the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders; provided that a party may not terminate the merger agreement if the failure to obtain the required approval is caused by, in the case of Pioneer, a material breach of the covenants or agreements contained in the merger agreement, or, in the case of Evergreen, a breach of provisions of the merger agreement relating to acquisition proposals or a material breach of any other covenant or agreement contained in the merger agreement;

•	by Pioneer or Evergreen, if the merger is not completed by December 31, 2004, as this date may be extended by mutual agreement of Pioneer and Evergreen; provided that a party may not terminate the merger agreement if the failure of the merger to occur before that date is the result of that party’s breach of any representation or warranty or failure to fulfill any covenant or agreement under the merger agreement;

•	by Pioneer, if Evergreen fails to comply with the provisions of the merger agreement relating to acquisition proposals or fails to comply in any material respect with any other covenant or agreement contained in the merger agreement and the breach has not been cured within 30 days after receipt of notice of the breach;

•	by Pioneer, if any representation or warranty of Evergreen is not true in all material respects when made or at the time of termination as if made on the date of termination and the breach is not cured within 30 days following receipt of notice of the breach;

•	by Pioneer, if there is a material adverse effect on Evergreen;

•	by Evergreen, if Pioneer fails to comply in any material respect with any covenant or agreement contained in the merger agreement and the breach has not been cured within 30 days after receipt of notice of the breach;

•	by Evergreen, if any representation or warranty of Pioneer is not true in all material respects when made or at the time of termination as if made on the date of termination and the breach is not cured within 30 days following receipt of notice of the breach;

•	by Evergreen, if there is a material adverse effect on Pioneer;

•	by Pioneer, if the Evergreen board of directors:

•	fails to reaffirm publicly its approval of the merger as soon as reasonably practicable, and in no event later than three business days, after request by Pioneer, or resolves not to reaffirm the merger;

•	fails to include in this joint proxy statement/ prospectus its recommendation, without modification or qualification, that Evergreen stockholders approve the merger agreement;

•	withholds, withdraws, amends or modifies its recommendation that Evergreen stockholders approve the merger agreement, or proposes publicly to do so, in a manner adverse to Pioneer;

•	changes its recommendation that Evergreen stockholders approve the merger; or

•	within ten days after commencement, fails to recommend against acceptance of any tender or exchange offer for shares of Evergreen common stock or takes no position with respect to any tender or exchange offer;

•	by Evergreen, if the Evergreen board of directors changes its recommendation that Evergreen stockholders approve the merger in order to accept a superior offer; provided that

•	Evergreen is not in breach of the provisions of the merger agreement relating to acquisition proposals or in material breach of any other covenant or agreement contained in the merger agreement and has not breached any of its representations and warranties contained in the merger agreement in any material respect;

•	Pioneer has not made an offer that is at least as favorable as the superior offer within three business days after Pioneer receives written notice of the superior offer;

•	the Evergreen board of directors authorizes Evergreen to enter into a binding written agreement with respect to the superior offer and notifies Pioneer of its intent to do so and provides a copy of the most current version of the agreement; and

•	Evergreen pays the termination fee;

•	by Pioneer, in the event that the total number of shares of Evergreen common stock held by persons who exercise their dissenters’ rights exceeds 5% of the total number of issued and outstanding shares of Evergreen common stock; and

•	by Evergreen, if the Pioneer board of directors

•	fails to reaffirm publicly its approval of the issuance of shares of Pioneer common stock in connection with the merger as soon as reasonably practicable, and in no event later than three business days, after request by Evergreen, or resolves not to reaffirm the issuance of shares of Pioneer common stock in connection with the merger;

•	fails to include in this joint proxy statement/ prospectus its recommendation, without modification or qualification, that Pioneer stockholders approve the issuance of shares of Pioneer common stock in connection with the merger; or

•	withholds, withdraws, amends or modifies its recommendation that Pioneer stockholders approve the issuance of Pioneer common stock in connection with the merger, or proposes publicly to do so, in a manner adverse to Evergreen.

Termination Fee

      Evergreen has agreed to pay a termination fee of $35 million to Pioneer if:

•	Pioneer terminates the merger agreement, in accordance with the applicable termination provisions of the merger agreement, because the Evergreen board of directors:

•	fails to reaffirm publicly its approval of the merger as soon as reasonably practicable, and in no event later than three business days, after request by Pioneer, or resolves not to reaffirm the merger;

•	fails to include in this joint proxy statement/ prospectus its recommendation, without modification or qualification, that Evergreen stockholders approve the merger agreement;

•	withholds, withdraws, amends or modifies its recommendation that Evergreen stockholders approve the merger agreement, or proposes publicly to do so, in a manner adverse to Pioneer;

•	changes its recommendation that Evergreen stockholders approve the merger; or

•	within ten days after commencement, fails to recommend against acceptance of any tender or exchange offer for shares of Evergreen common stock or takes no position with respect to any such tender or exchange offer; or

•	Evergreen terminates the merger agreement because its board of directors makes a change of recommendation in order to approve and permit Evergreen to accept a superior offer.

      Additionally, Evergreen must pay the $35 million termination fee if:

•	an acquisition proposal has been publicly announced prior to termination;

•	the merger agreement is terminated, in accordance with the applicable termination provisions of the merger agreement:

•	by Pioneer or Evergreen, because the required stockholder approval for Evergreen has not been obtained due to the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders;

•	by Pioneer or Evergreen, because the merger is not completed by December 31, 2004, as may be extended by mutual agreement of Pioneer and Evergreen; or

•	by Pioneer, because Evergreen fails to comply with the provisions of the merger agreement relating to acquisition proposals or fails to comply in any material respect with any other covenant or agreement contained in the merger agreement; and

•	within 12 months after the date of termination:

•	Evergreen completes any acquisition proposal with a third party; or

•	Evergreen enters into an agreement or recommends approval of any acquisition proposal that is subsequently completed.

      Pioneer has agreed to pay a termination fee of $35 million to Evergreen if the merger agreement is terminated in accordance with the applicable termination provisions of the merger agreement because the Pioneer board of directors:

•	fails to reaffirm publicly its approval of the issuance of shares of Pioneer common stock in connection with the merger as soon as reasonably practicable, and in no event later than three business days, after request by Evergreen, or resolves not to reaffirm the issuance of shares of Pioneer common stock in connection with the merger;

•	fails to include in this joint proxy statement/ prospectus its recommendation, without modification or qualification, that Pioneer stockholders approve the issuance of shares of Pioneer common stock in connection with the merger; or

•	withholds, withdraws, amends or modifies its recommendation that Pioneer stockholders approve the issuance of shares of Pioneer common stock in connection with the merger, or proposes publicly to do so, in a manner adverse to Evergreen.

Expenses

      Pioneer and Evergreen are each required to pay all costs and expenses incurred by them in connection with the merger agreement and all related transactions, including any termination fees, whether or not the mergers are consummated, except that the filing fees with respect to this joint proxy statement/ prospectus and the registration statement of which it is a part and under the HSR Act will be shared equally by the parties.

Amendment; Waiver

      The merger agreement may be amended by Pioneer, Evergreen and BC Merger Sub, by action taken or authorized by their respective boards of directors, at any time before or after the approval of the issuance of Pioneer common stock by stockholders of Pioneer or approval of the merger agreement by the stockholders of Evergreen, but, after stockholder approvals have been obtained, no amendment may be made that by law requires further approval by the stockholders of Pioneer or Evergreen without first obtaining that approval.

      At any time prior to the effective time, Pioneer, Evergreen and BC Merger Sub, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties thereto;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

OTHER AGREEMENTS

Non-Competition Agreement

      Pioneer has entered into a non-competition agreement with Mark Sexton pursuant to which Mr. Sexton may not compete with Pioneer in the oil and gas business in the Raton Basin in southern Colorado for a period of one year from the closing date of the merger. Mr. Sexton also must deliver all confidential information in his possession to Pioneer, and keep confidential all information relating to Evergreen and its oil and gas interests for a period of one year from the closing date of the merger.

Consulting and Non-Competition Agreements

      Pioneer has entered into a consulting and non-competition agreement with Dennis Carlton pursuant to which Mr. Carlton will provide consulting and advisory services to Pioneer for a period of six months after the closing date of the merger. Pioneer may extend the consulting period for an additional six months at its option. Mr. Carlton will be paid $64,000 per calendar month for consulting services provided to Pioneer, and will be reimbursed for out-of-pocket expenses incurred in rendering the consulting services.

      The consulting arrangement may be terminated by Pioneer at any time for any reason, will terminate automatically upon the death of Mr. Carlton and will terminate automatically at the end of the six-month period unless Pioneer extends the consulting period. Mr. Carlton may terminate the consulting arrangement if Pioneer breaches its obligations under the agreement. If the consulting arrangement is terminated, neither party will have any further obligation related to consulting services.

      Additionally, Mr. Carlton may not compete with Pioneer in the oil and gas business in the Raton Basin in southern Colorado for a period of one year from the closing date of the merger. Mr. Carlton also agrees to deliver all confidential information in his possession to Pioneer, and keep confidential all information relating to Evergreen and its oil and gas interests for a period of one year from the closing date of the merger.

      Pioneer has entered into a consulting and non-competition agreement with Kevin Collins, with terms identical to those of the agreement with Mr. Carlton except the term of the consulting period is three months with a three-month extension at Pioneer’s option, and Mr. Collins will be paid a consulting fee of $59,416 per calendar month.

Evergreen Rights Agreement Amendment

      In connection with entering into the merger agreement, Evergreen entered into an amendment to its rights agreement with Computershare Trust Company, Inc. so as to render the rights agreement inapplicable (i) to Pioneer and BC Merger Sub and (ii) to the merger agreement and the merger. As a result of this amendment, the execution of the merger agreement and the consummation of the merger will not result in Pioneer or BC Merger Sub being deemed an “acquiring person” under the rights agreement or in the rights becoming exercisable under the rights agreement.

DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

Directors of Pioneer

      After the merger, the board of directors of Pioneer will consist of 11 members to be comprised of the nine current directors of Pioneer, and Mark Sexton and Andrew Lundquist, who are current directors of Evergreen. Mr. Sexton and Mr. Lundquist will be appointed to the board of directors of Pioneer as of or promptly after the effective time of the merger.

      Pioneer has classified its board of directors into three classes. Directors in each class are elected to serve for three-year terms and until either reelected or their successors are elected and qualified. Each year, the directors of one class stand for reelection as their terms of office expire. Messrs. Gardner and

Houghton and Mrs. Lawson are designated as Class I Directors and their terms of office expire at the 2007 annual stockholders meeting. Messrs. Baroffio, Buchanan and Sheffield are designated as Class II Directors and their terms of office expire at the 2005 annual stockholders meeting. Messrs. Jones, Ramsey and Solberg are designated as Class III Directors and their terms of office expire at the 2006 annual stockholders meeting. Mr. Sexton will be designated as a Class I Director and Mr. Lundquist will be designated as a Class III Director.

Committees of the Board of Directors of Pioneer

      The board of directors of Pioneer has an audit committee, a compensation and management development committee and a nominating and corporate governance committee. In addition, the board of directors may designate other committees.

Compensation of Directors of Pioneer

      Each non-employee director of Pioneer receives an annual base retainer fee of $40,000 and an annual fee of $10,000 for service on one or more committees. Each director, following the initial three years of service as a director, will receive an annual equity award of $60,000 equivalent value. For 2004, the annual equity award will be in the form of restricted stock. Audit committee members receive an additional $7,500 annual fee. Dr. Baroffio, in his role as geosciences advisor to the board of directors, receives an additional $7,500 annual fee, the lead director receives an additional $15,000 annual fee, the chairman of the audit committee receives an additional $7,500 annual fee and other committee chairmen receive an additional $2,500 annual fee. Each non-employee director is also reimbursed for travel expenses to attend meetings of the board of directors or its committees. No additional fees will be paid for attendance at board of directors or committee meetings. Pioneer’s Chief Executive Officer, President and Chairman of the Board, Mr. Sheffield, does not receive additional compensation for serving on the board of directors.

Management of Pioneer

      Upon completion of the merger, Mr. Scott Sheffield will continue to serve as Chairman of the Board, President and Chief Executive Officer of Pioneer, and Mr. Timothy Dove will continue to serve as Executive Vice President and Chief Financial Officer of Pioneer.

Directors of Evergreen and BC Merger Sub

      After the effective time of the merger, the directors of Evergreen will be Timothy Dove and Mark Withrow, who are the current directors of BC Merger Sub, and also serve as officers of Pioneer. Mr. Dove and Mr. Withrow will continue to be the directors of the limited liability company subsidiary after the post-closing merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pioneer

      The following table and the notes thereto set forth certain information regarding the beneficial ownership of common stock as of June 9, 2004, by (i) each person who is known by Pioneer to own beneficially more than five percent of the outstanding shares of common stock, (ii) each current director of Pioneer, (iii) certain executive officers of Pioneer and (iv) all directors and executive officers of Pioneer as a group. Unless otherwise indicated, all stockholders set forth below have the same principal business address as Pioneer.

      Pioneer has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Pioneer common stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Pioneer record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to Pioneer’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by the stockholder. As of June 9, 2004 there were 119,814,987 shares of Pioneer common stock outstanding.

	Number of
	Shares
	and Nature of		Percent of
	Beneficial		Common Stock
Name of Beneficial Owner	Ownership		Outstanding

Southeastern Asset Management, Inc.	15,529,800	(1)	13.0%
Longleaf Partners Fund
O. Mason Hawkins
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119
Scott D. Sheffield	579,917	(2)(3)(5)	*
Chris J. Cheatwood	117,512	(2)(4)(5)(6)	*
Timothy L. Dove	188,897	(2)(5)(6)	*
Danny L. Kellum	87,286	(2)(5)(6)	*
Mark L. Withrow	217,909	(2)(5)(6)	*
James R. Baroffio	50,577	(2)(5)(7)	*
Edison C. Buchanan	10,898	(5)	*
R. Hartwell Gardner	76,537	(2)(5)	*
James L. Houghton	32,543	(2)(5)(8)	*
Jerry P. Jones	37,464	(2)(5)	*
Linda K. Lawson	6,781	(5)(9)	*
Charles E. Ramsey, Jr.	39,219	(2)(5)	*
Robert A. Solberg	9,413	(5)	*
All directors and executive officers as a group (14 persons)	1,566,487	(5)(10)	1.3%

*	less than one percent

(1)	The Schedule 13G/ A filed with the SEC on February 10, 2004, which is a joint statement on Schedule 13G/ A filed by Southeastern Asset Management, Inc. (“Southeastern”), Longleaf Partners Fund and O. Mason Hawkins (“Hawkins”), states that the statement is being filed by Southeastern as a registered investment adviser, and that all of the securities covered by the statement are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. The Schedule 13G/ A further states that the statement is also being filed by Hawkins, chairman of the board and CEO of Southeastern, in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. The existence of such control is expressly disclaimed. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G/ A for his own account.

(2)	Includes the following number of shares subject to stock options that were exercisable at or within 60 days after June 9, 2004: Mr. Sheffield, 272,000; Mr. Cheatwood, 65,001; Mr. Dove, 112,833; Mr. Kellum, 31,000; Mr. Withrow, 118,666; Dr. Baroffio, 37,912; Mr. Gardner, 57,991; Mr. Houghton, 20,000; Mr. Jones, 20,000 and Mr. Ramsey, 28,307.

(3)	Includes 5,000 shares held in Mr. Sheffield’s investment retirement account and 10,271 shares held in Mr. Sheffield’s 401(k) account.

(4)	Includes 2,000 shares held in Mr. Cheatwood’s investment retirement account.

(5)	Includes the following number of unvested restricted shares: Mr. Sheffield, 133,350; Mr. Cheatwood, 43,750; Mr. Dove, 44,800; Mr. Kellum, 43,750; Mr. Withrow, 43,750; Dr. Baroffio, 1,912; Mr. Buchanan, 3,366; Mr. Gardner, 3,744; Mr. Houghton, 1,912; Mr. Jones, 1,912; Mrs. Lawson, 1,693; Mr. Ramsey, 1,912; Mr. Solberg, 3,525; and all directors and executive officers as a group, 362,126.

(6)	Includes the following number of shares held in each respective officer’s 401(k) account: Mr. Cheatwood, 503; Mr. Dove, 339; Mr. Kellum, 516 and Mr. Withrow, 11,116.

(7)	Includes 10,753 shares held in trust that are shares beneficially owned by Dr. Baroffio.

(8)	Includes 8,631 shares held by two trusts of which Mr. Houghton is a trustee and over which shares he has sole voting and investment power and 2,000 shares held in Mr. Houghton’s investment retirement account.

(9)	Includes 1,700 shares held in Mrs. Lawson’s investment retirement accounts.

(10)	Includes 837,005 shares of common stock subject to stock options that were exercisable at or within 60 days after June 9, 2004. Including outstanding option awards to directors and executive officers for an additional 424,329 shares of common stock which do not become exercisable within 60 days after June 9, 2004, directors and executive officers as a group own 1.64 percent of class.

Evergreen

      The following table and the notes thereto set forth certain information regarding the beneficial ownership of common stock as of June 9, 2004, by (i) each current director of Evergreen; (ii) certain executive officers of Evergreen; and (iii) all directors and executive officers of Evergreen as a group. No stockholder was known to Evergreen to be the beneficial owner of more than five percent of the outstanding common stock as of June 9, 2004. Unless otherwise indicated, all stockholders set forth below have the same principal business address as Evergreen.

      Evergreen has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares issuable pursuant to restricted stock awards for which restrictions may lapse within 60 days of the Evergreen record date, and shares of Evergreen common stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Evergreen record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to Evergreen’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by the stockholder. As of June 9, 2004 there were

43,152,133 shares of Evergreen common stock outstanding. The share numbers reflect Evergreen’s two-for-one stock split on September 16, 2003.

	Number of
	Shares and		Percent of
	Nature of		Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership		Outstanding

Alain G. Blanchard	98,952	(1)	*
Dennis R. Carlton	423,598	(2)	*
Robert J. Clark	11,114	(3)	*
Kevin R. Collins	456,296	(4)	1.0%
Larry D. Estridge	38,483	(5)	*
Andrew D. Lundquist	8,202	(6)	*
John J. Ryan III	1,329,080	(7)	3.0%
Mark S. Sexton	683,321	(8)	1.6%
Scott D. Sheffield	11,200	(9)	*
Arthur L. Smith	7,200	(10)	*
J. Scott Zimmerman	5,000	(11)	*
All Directors and Executive Officers As a Group (11 Persons)	3,072,446	(12)	6.9%

*	less than one percent

(1)	Includes 4,800 shares issuable pursuant to stock options.

(2)	Includes 328,000 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(3)	Includes 8,406 shares issuable pursuant to stock options.

(4)	Includes 405,000 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(5)	Includes (i) 12,560 shares issuable pursuant to stock options that are beneficially owned by Mr. Estridge; and (ii) 4,540 shares of common stock held by The Estridge Education Trust, for which Mr. Estridge and his former spouse serve as co-trustees and who share equally the investment and dispositive power with respect to the shares of common stock.

(6)	Includes 4,800 shares issuable pursuant to stock options.

(7)	Includes 4,800 shares issuable pursuant to stock options.

(8)	Includes 432,578 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(9)	Includes 4,800 shares issuable pursuant to stock options.

(10)	Includes 4,800 shares issuable pursuant to stock options.

(11)	Represents 5,000 shares issuable pursuant to a restricted stock award.

(12)	Includes 1,210,544 shares issuable pursuant to stock options and 35,000 shares issuable pursuant to restricted stock awards.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Pioneer

      Pioneer’s common stock is traded on the New York Stock Exchange under the symbol “PXD.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Pioneer common stock on the New York Stock Exchange composite tape, as well as information concerning quarterly cash dividends declared on such shares. The sales prices are as reported in published financial sources.

      During March 2004, Pioneer’s board of directors declared a $.10 per common share semiannual dividend, which was paid on April 13, 2004 to stockholders of record on March 29, 2004. If declared by the board of directors, Pioneer’s second semiannual dividend will be distributed during October 2004. As a result, the total amount of the semiannual dividend payment after the merger will increase from $12 million to approximately $15 million.

	Pioneer Common Stock

			Dividends
			Declared
	High	Low	Per Share

2002
First quarter	$22.30	$16.10	$—
Second quarter	$26.05	$21.21	$—
Third quarter	$26.23	$19.50	$—
Fourth quarter	$27.50	$21.70	$—
2003
First quarter	$27.44	$23.27	$—
Second quarter	$28.44	$22.85	$—
Third quarter	$26.52	$22.76	$—
Fourth quarter	$32.90	$25.00	$—
2004
First quarter	$34.68	$29.60	$.10
Second quarter (through June 10, 2004)	$34.93	$29.27	$—

      On May 3, 2004, the last full trading day before the public announcement of the merger, the high and low prices for Pioneer common stock were $33.67 and $32.57 per share, respectively, and the closing sales price on that day was $33.52 per share. On June 10, 2004, the last trading day before the date of this joint proxy statement/ prospectus, the closing sales price for Pioneer common stock was $32.30 per share. You are urged to obtain current market quotations for Pioneer common stock before making any decision with respect to the merger.

Evergreen

      Evergreen’s common stock is traded on the New York Stock Exchange under the symbol “EVG.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Evergreen common stock on the New York Stock Exchange composite tape. The sales prices are reported in published financial sources. The sales prices per share give effect to the two-for-one split of

Evergreen’s common stock effective September 16, 2003 for all periods presented. The board of directors of Evergreen has elected not to pay dividends, preferring to reinvest such funds in drilling activities.

	Evergreen
	Common Stock

	High	Low

2002
First quarter	$21.83	$16.51
Second quarter	$22.70	$19.63
Third quarter	$21.26	$15.45
Fourth quarter	$23.50	$18.88
2003
First quarter	$23.25	$20.65
Second quarter	$28.50	$22.30
Third quarter	$28.35	$24.49
Fourth quarter	$33.75	$26.60
2004
First quarter	$35.84	$30.70
Second quarter (through June 10, 2004)	$42.47	$33.42

      On May 3, 2004, the last full trading day before the public announcement of the merger, the high and low prices for Evergreen common stock were $40.98 and $39.93 per share, respectively, and the closing sale price on that day was $40.63 per share. On June 10, 2004, the last trading day before the date of the joint proxy statement/ prospectus, the closing sale price for Evergreen common stock was $38.69 per share. You are urged to obtain current market quotations for Evergreen common stock before making any decision with respect to the merger.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      On May 3, 2004, Pioneer entered into the merger agreement with Evergreen, a publicly traded independent oil and gas company primarily engaged in the operation, development, production, exploration and acquisition of North American unconventional gas. Evergreen is based in Denver, Colorado and is one of the leading developers of coal bed methane reserves in the United States. Evergreen’s operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado and producing properties acquired in the Piceance Basin in western Colorado, the Uintah Basin in eastern Utah and the Western Canada Sedimentary Basin as a result of Evergreen’s acquisition of Carbon Energy Corporation (“Carbon”) on October 29, 2003. The merger agreement provides for a merger by which Evergreen will become a subsidiary of Pioneer.

      In accordance with the merger agreement, holders of shares of Evergreen common stock will have the right to receive an aggregate of approximately 25.3 million shares of Pioneer common stock (with related stockholders’ rights) and a total of approximately $865 million in cash, excluding any net cash proceeds received from Evergreen’s sale of its Kansas properties in excess of $15 million, if that sale occurs. This represents a price per Evergreen share of $39.00 (based on Pioneer’s last reported sale price on May 3, 2004 of $33.52 per share). Holders of Evergreen common stock will have the option to elect among three types of consideration for a share of Evergreen common stock: (1) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (2) $39.00 in cash, subject to allocation and proration; or (3) 0.58175 shares of Pioneer common stock and $19.50 in cash. Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash per share of Evergreen common stock. Each share issuable pursuant to a restricted stock award under Evergreen’s stock-based employee plans as to which the applicable forfeiture restrictions do not lapse as of the effective time will be converted into the right to receive, upon lapsing of the restrictions, 1.1635 shares of Pioneer common stock. Holders who elect all stock consideration or all cash consideration (other than holders of restricted stock awards as to which the applicable forfeiture restrictions do not lapse as of the effective time) will be subject to allocation of the stock and cash so that the aggregate amounts of stock and cash will not exceed maximum limits on the aggregate stock consideration and aggregate cash consideration (other than cash paid with respect to the Kansas properties, as described below) as calculated in accordance with the merger agreement.

      In addition, Evergreen will seek to sell its Kansas properties before the closing date of the merger. Evergreen stockholders will receive an additional cash payment equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas; plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger. Each share of Evergreen common stock that is issuable pursuant to a restricted stock award will, upon the lapsing of the applicable restrictions, be converted into the right to receive, in addition to 1.1635 shares of Pioneer common stock, its pro rata per share cash consideration with respect to the Kansas properties. Evergreen optionholders also are entitled to receive their pro rata per share cash consideration with respect to the Kansas properties upon exercise of their options following the merger.

      The accompanying unaudited pro forma combined financial statements have been prepared to assist investors in their analyses of the financial effects of the merger. This information is based on the historical financial statements of Pioneer and Evergreen and should be read in conjunction with Pioneer’s and Evergreen’s historical financial statements and related notes, which are incorporated by reference herein.

      The accompanying unaudited pro forma combined balance sheet of Pioneer as of March 31, 2004 has been prepared to give effect to the merger as if it had occurred on March 31, 2004.

      The accompanying unaudited pro forma combined statements of operations of Pioneer for the three months ended March 31, 2004 and the year ended December 31, 2003 have been prepared to give effect to the merger as if the merger and the Carbon acquisition had each occurred on January 1, 2003.

      These unaudited pro forma combined financial statements have been prepared using the following assumptions: (i) none of Evergreen’s 4.75% Senior Convertible Notes due 2021 will convert into Evergreen common stock prior to the closing of the merger; (ii) no options to purchase Evergreen common stock will be exercised between the date of this joint proxy statement/ prospectus and the closing of the merger; and (iii) Evergreen will not sell its Kansas properties to a third party prior to the closing of the merger.

      The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place on March 31, 2004 or January 1, 2003 and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in commodity prices, future acquisitions and divestitures, future development and exploration activities and other factors.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2004

			Pro Forma		Pro Forma
	Pioneer	Evergreen	Adjustments		Combined

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,022	$56,625	$(56,625	)(a)	$9,022
Accounts receivable:
Trade, net	145,733	27,063	—		172,796
Due from affiliates	406	—	—		406
Inventories	17,210	—	—		17,210
Prepaid expenses	10,166	1,461	—		11,627
Deferred income taxes	35,780	—	—		35,780
Other current assets:
Derivatives	179	135	—		314
Other, net	4,217	—	300	(a)	4,517

Total current assets	222,713	85,284	(56,325)		251,672

Property, plant and equipment, at cost:
Oil and gas properties:
Proved properties	5,069,733	669,733	1,504,820	(a)	7,244,286
Unproved properties	176,580	96,378	323,035	(a)	595,993
Accumulated depletion, depreciation and amortization	(1,808,468)	(82,494)	82,494	(a)	(1,808,468)

Total property, plant and equipment	3,437,845	683,617	1,910,349		6,031,811

Deferred income taxes	198,587	—	(198,587	)(a)	—
Goodwill	—	—	219,270	(a)	219,270
Other property and equipment, net	28,470	215,143	(211,194	)(a)	32,419
Other assets:
Derivatives	157	—	—		157
Other, net	40,512	17,597	(9,101	)(a)	49,008

	$3,928,284	$1,001,641	$1,654,412		$6,584,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$173,378	$32,738	$—		$206,116
Due to affiliates	2,523	—	—		2,523
Interest payable	37,728	—	—		37,728
Income taxes payable	8,986	270	—		9,256
Other current liabilities:
Derivatives	195,295	26,313	—		221,608
Other	45,668	20,796	—		66,464

Total current liabilities	463,578	80,117	—		543,695

Long-term debt	1,456,695	298,435	827,464	(a)	2,582,594
Derivatives	89,524	—	—		89,524
Deferred income taxes	12,832	95,673	413,169	(a)	521,674
Other liabilities	147,828	21,431	76	(a)	169,335
Minority interests	—	5,218	—		5,218
Stockholders’ equity:
Common stock	1,202	215	41	(a)	1,458
Additional paid-in capital	2,751,454	373,256	549,142	(a)	3,673,852
Treasury stock, at cost	(1,367)	—	—		(1,367)
Deferred compensation	(24,164)	—	(8,184	)(a)	(32,348)
Retained earnings (accumulated deficit)	(839,646)	143,512	(143,512	)(a)	(839,646)
OCI — net deferred hedge losses, net of tax	(158,879)	(16,597)	16,597	(a)	(158,879)
OCI — cumulative translation adjustment	29,227	381	(381	)(a)	29,227

Total stockholders’ equity	1,757,827	500,767	413,703		2,672,297

	$3,928,284	$1,001,641	$1,654,412		$6,584,337

See accompanying notes to unaudited pro forma combined financial statements.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004

			Pro Forma		Pro Forma
	Pioneer	Evergreen	Adjustments		Combined

	(In thousands, except per share data)
Revenues and other income:
Oil and gas	$446,526	$63,899	$8,004	(k)	$518,429
Interest and other	1,735	240	—		1,975
Loss on disposition of assets, net	(13)	(3)	—		(16)

	448,248	64,136	8,004		520,388

Costs and expenses:
Oil and gas production	89,211	14,161	8,004	(k)	111,376
Depletion, depreciation and amortization	136,499	9,904	12,858	(b)	159,261
Exploration and abandonments	80,506	—	—		80,506
General and administrative	18,329	4,526	1,500	(c)	25,378
			1,023	(j)
Accretion of discount on asset retirement obligations	1,966	218	—		2,184
Interest	21,576	2,350	(189	)(d)	28,577
			4,840	(e)
Other	196	717	—		913

	348,283	31,876	28,036		408,195

Income before income taxes	99,965	32,260	(20,032)		112,193
Income tax provision	(39,777)	(11,847)	7,384	(f)	(44,240)

Net income	$60,188	$20,413	$(12,648)		$67,953

Net income per share:
Basic	$.51				$.47

Diluted	$.50				$.46

Weighted average shares outstanding:
Basic	118,719		25,345	(g)	144,064

Diluted	120,264		28,680	(g)	148,944

See accompanying notes to unaudited pro forma combined financial statements.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Pro Forma	Pro Forma		Pro Forma
	Pioneer	Evergreen	Adjustments		Combined

	(In thousands, except per share data)
Revenues and other income:
Oil and gas	$1,314,440	$233,312	$28,480	(k)	$1,576,232
Interest and other	12,292	891	—		13,183
Gain on disposition of assets, net	1,256	3,824	—		5,080

	1,327,988	238,027	28,480		1,594,495

Costs and expenses:
Oil and gas production	295,319	50,955	28,480	(k)	374,754
Depreciation, depletion and amortization	390,840	35,891	44,581	(b)	471,312
Impairment of oil and gas properties	—	1,712	(1,712	)(h)	—
Exploration and abandonments	132,760	—	1,712	(h)	134,472
General and administrative	60,545	19,727	10,997	(c)	95,361
			4,092	(j)
Accretion of discount on asset retirement obligations	5,040	465	—		5,505
Interest	91,388	8,897	(614	)(d)	122,081
			22,410	(e)	—
Other	21,320	6,233	300	(i)	27,853

	997,212	123,880	110,246		1,231,338

Income before income taxes	330,776	114,147	(81,766)		363,157
Income tax benefit (provision)	64,403	(41,649)	29,830	(f)	52,584

Income before cumulative effect of change in accounting principle	$395,179	$72,498	$(51,936)		$415,741

Income per share before cumulative effect of change in accounting principle:
Basic	$3.37				$2.91

Diluted	$3.33				$2.84

Weighted average shares outstanding:
Basic	117,185		25,345	(g)	142,530

Diluted	118,513		28,680	(g)	147,193

See accompanying notes to unaudited pro forma combined financial statements.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

March 31, 2004 and December 31, 2003

Note 1.     Basis of Presentation

      The accompanying unaudited pro forma combined balance sheet of Pioneer as of March 31, 2004 has been prepared to give effect to the merger as if it had occurred on March 31, 2004.

      The accompanying unaudited pro forma combined statement of operations of Pioneer for the three months ended March 31, 2004 and the year ended December 31, 2003 have been prepared to give effect to the merger as if the merger and the Carbon acquisition had each occurred on January 1, 2003. In accordance with SEC presentation rules, Pioneer’s unaudited pro forma combined statement of operations for the year ended December 31, 2003 does not include the cumulative effects of changes in accounting principles, net of tax, recognized during 2003 as a net gain of $15.4 million by Pioneer and a net charge of $0.4 million by Pro Forma Evergreen. These amounts were recorded as a result of each company’s adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

      These unaudited pro forma combined financial statements have been prepared using the following assumptions: (i) none of Evergreen’s 4.75% Senior Convertible Notes due 2021 (the “Convertible Notes”) convert into Evergreen common stock prior to the closing of the merger; (ii) no options to purchase Evergreen common stock will be exercised between the date of this joint proxy statement/ prospectus and the closing of the merger; and (iii) Evergreen will not sell its Kansas properties to a third party prior to the closing of the merger.

      Following are descriptions of the individual columns included in the accompanying unaudited pro forma combined financial statements and notes to unaudited pro forma combined financial statements:

Pioneer — Represents the historical consolidated balance sheet of Pioneer as of March 31, 2004 and the historical consolidated results of operations of Pioneer for the three months ended March 31, 2004 and for the year ended December 31, 2003.

Evergreen — Represents the historical consolidated balance sheet of Evergreen as of March 31, 2004 and the historical consolidated results of operations of Evergreen for the three months ended March 31, 2004 and for the year ended December 31, 2003.

Pro Forma Evergreen — Represents the pro forma combined results of operations of Evergreen for the year ended December 31, 2003, adjusted as if the Carbon acquisition had occurred on January 1, 2003. See Note 3 for additional information regarding the Carbon acquisition.

Carbon — Represents the consolidated 2003 results of operations of Carbon prior to its acquisition by Evergreen on October 29, 2003. See Note 3 for additional information regarding the Carbon acquisition.

Note 2.     Method of Accounting for the Merger

      Pioneer will account for the merger using the purchase method of accounting for business combinations. Pioneer is deemed to be the acquirer of Evergreen for purposes of accounting for the merger. The purchase method of accounting requires Pioneer to record the assets and liabilities of Evergreen at their fair values.

      In accordance with the merger agreement, holders of shares of Evergreen common stock, including shares issuable pursuant to Evergreen restricted stock awards for which the applicable restrictions lapse as of the effective time, will have the right to receive an aggregate of approximately 25.3 million shares of Pioneer common stock (with related stockholders rights) and a total of approximately $865 million in cash, excluding any cash received as consideration from the sale of Evergreen’s Kansas properties for net

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

proceeds in excess of $15 million. This represents a price per Evergreen share of $39.00 (based on Pioneer’s last reported sale price on May 3, 2004 of $33.52 per share). Holders of Evergreen common stock will have the option to elect among three types of consideration for a share of Evergreen common stock: (1) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (2) $39.00 in cash, subject to allocation and proration; or (3) 0.58175 shares of Pioneer common stock and $19.50 in cash. Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash per share of Evergreen common stock. Each share issuable pursuant to a restricted stock award under Evergreen’s stock-based employee plans as to which the applicable forfeiture restrictions do not lapse as of the effective time will be converted into the right to receive, upon lapsing of the restrictions, 1.1635 shares of Pioneer common stock. Holders who elect all stock consideration or all cash consideration (other than holders of restricted stock awards as to which the applicable forfeiture restrictions do not lapse as of the effective time) will be subject to allocation of the stock and cash so that the aggregate amounts of stock and cash will not exceed maximum limits on the aggregate stock consideration and aggregate cash consideration (other than cash paid with respect to the Kansas properties, as described below) as calculated in accordance with the merger agreement.

      In addition, Evergreen will seek to sell its Kansas properties before the closing date of the merger. Evergreen stockholders will receive an additional cash payment equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas; plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger. Each share of Evergreen common stock that is issuable pursuant to a restricted stock award will, upon the lapsing of the applicable restrictions, be converted into the right to receive, in addition to 1.1635 shares of Pioneer common stock, its pro rata per share cash consideration with respect to the Kansas properties. Evergreen optionholders also are entitled to receive their pro rata per share cash consideration with respect to the Kansas properties upon exercise of their options following the merger.

      The purchase price of Evergreen’s net assets acquired in the merger will be based on the total value of the cash consideration and the Pioneer common stock issued to Evergreen stockholders. For accounting purposes, the per share value of the Pioneer common stock issued is $32.578, which represents the average closing price of Pioneer’s common stock for a period of five days surrounding the announcement of the merger.

Note 3.	The Carbon Acquisition

      Evergreen accounted for the Carbon acquisition, which was effective on October 29, 2003, under the purchase method of accounting. Consequently, the historical consolidated results of operations of Evergreen for the year ended December 31, 2003 include the historical results of operations of the Carbon assets for the two months ended December 31, 2003 and exclude the historical results of operations of the Carbon assets for the ten months that preceded the effective date of the Carbon acquisition.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      The following Evergreen Resources, Inc. unaudited pro forma combined statement of operations for the year ended December 31, 2003 has been prepared to give effect to the Carbon acquisition as if it had occurred on January 1, 2003:

EVERGREEN RESOURCES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

			Pro Forma		Pro Forma
	Evergreen	Carbon	Adjustments		Evergreen

	(In thousands)
Revenues and other income:
Oil and gas	$215,460	$17,852	$—		$233,312
Interest and other	980	(89)	—		891
Gain (loss) on disposition of assets, net	3,824	—	—		3,824

	220,264	17,763	—		238,027

Costs and expenses:
Oil and gas production	46,552	4,403	—		50,955
Depletion, depreciation and amortization	26,913	4,136	4,842	(a)	35,891
Impairment of oil and gas properties	1,712	—	—		1,712
General and administrative	14,619	5,108	—		19,727
Accretion of discount on asset retirement obligations	465	—	—		465
Interest	8,251	646	—		8,897
Other	6,233	—	—		6,233

	104,745	14,293	4,842		123,880

Income before income taxes	115,519	3,470	(4,842)		114,147
Income tax provision	(42,178)	(1,311)	1,840	(b)	(41,649)

Income before cumulative effect of change in accounting principle	$73,341	$2,159	$(3,002)		$72,498

      (a) To adjust Carbon’s historical depreciation, depletion and amortization expense for the additional basis allocated to the oil and gas properties acquired by Evergreen on October 29, 2003 and accounted for using the full cost method of accounting.

      (b) To record an income tax benefit associated with the Carbon acquisition pro forma adjustments using a 38.0 percent estimated effective tax rate attributable to such adjustments.

Note 4.	Pioneer Pro Forma Adjustments

      (a) To record the acquisition of Evergreen in accordance with the terms of the merger agreement, including $823.9 million of cash (including estimated merger costs of $8.0 million and net of $56.6 million of purchased cash) to be financed with expected borrowings under a new 364-day credit facility. The allocation of the purchase price to Evergreen’s assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not anticipated to be material to Pioneer’s consolidated financial statements.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table represents the preliminary allocation of the total purchase price of Evergreen to the acquired assets and liabilities of Evergreen. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed:

(In
Thousands)

Fair value of Evergreen’s net assets:
Net working capital	$5,467
Proved oil and gas properties	2,174,553
Unproved oil and gas properties	419,413
Other assets	12,445
Goodwill	219,270
Long-term debt	(302,000)
Net deferred income tax liabilities	(707,429)
Other noncurrent liabilities, including minority interest in subsidiaries	(26,649)
Deferred compensation associated with unvested restricted stock awards	8,184
Additional paid-in capital (excess fair value of convertible debt attributable to equity conversion rights)	(54,000)

$1,749,254

Consideration paid for Evergreen’s net assets:
Pioneer common stock to be issued	$825,690
Cash consideration to be paid	872,525

Aggregate purchase consideration issuable to Evergreen stockholders	1,698,215
Plus:
Pioneer common stock issuable to holders of unvested restricted stock awards upon lapse of restrictions	8,215
Proceeds from the sale of Kansas properties to be paid to holders of unvested restricted stock awards upon lapse of restrictions	76
Exchange of Evergreen employee stock options	34,748
Estimated direct merger costs to be incurred	8,000

Total purchase price	$1,749,254

      Estimated merger costs include legal and accounting fees, printing fees, investment banking expenses and other merger-related costs. The fair value of Evergreen employee stock options has been included in additional paid-in capital in the accompanying unaudited pro forma combined balance sheet.

      (b) To adjust depletion, depreciation and amortization expense for the additional basis allocated to proved oil and gas properties acquired and accounted for using the successful efforts method of accounting.

      (c) To reclassify amounts which were capitalized by Evergreen as oil and gas properties in accordance with the full cost method of accounting but that are treated as general and administrative expenses in accordance with the successful efforts method of accounting.

      (d) To (i) eliminate Evergreen’s interest expense attributable to the amortization of historical debt issuance costs and (ii) amortize the premium (utilizing the effective interest method) associated with Evergreen’s 5.875% Senior Subordinated Notes due 2012.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      (e) To record interest expense associated with $823.9 million of net cash used to fund the acquisition, including merger costs, which will be financed under a new 364-day credit facility. The 2.35% and 2.72% interest rates used to determine such interest expense represent Pioneer’s average borrowing rates on outstanding bank indebtedness for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

      (f) To adjust income tax expense to a 36.5 percent estimated United States effective tax rate attributable to Pioneer.

      (g) To adjust Pioneer’s weighted average basic and diluted common shares outstanding during the three months ended March 31, 2004 and the year ended December 31, 2003 based on the preliminary purchase price allocation of 0.58175 Pioneer common shares to be issued for each Evergreen common share outstanding, as described in Note 2 above. Additionally, diluted common shares outstanding includes the potential shares that would be issued if the Convertible Notes were converted and Evergreen’s employee stock options assumed by Pioneer were exercised.

      The following table provides the calculation of Pioneer’s historical weighted average basic and diluted outstanding shares to Pioneer’s pro forma weighted average basic and diluted outstanding shares:

	Quarter Ended	Year Ended
	March 31,	December 31,
	2004	2003

	(In thousands)
Basic:
Pioneer’s historical weighted average shares outstanding	118,719	117,185
Pioneer shares issuable to Evergreen stockholders	25,345	25,345

Pro forma weighted average Pioneer shares outstanding	144,064	142,530

Diluted:
Pioneer’s historical weighted average shares outstanding	120,264	118,513
Pioneer shares issuable to Evergreen stockholders	25,345	25,345
Shares issuable upon conversion of convertible debt	2,327	2,327
Dilutive impact of Evergreen stock options	1,008	1,008

Pro forma weighted average Pioneer shares outstanding	148,944	147,193

      The following table provides the reconciliation of Pioneer’s pro forma basic earnings to Pioneer’s pro forma dilutive earnings:

	Quarter Ended	Year Ended
	March 31,	December 31,
	2004	2003

	(In thousands)
Pioneer’s pro forma basic earnings	$67,953	$415,741
Pro forma interest expense on the Convertible Notes, net of tax	423	1,692

Pioneer’s pro forma dilutive earnings	$68,376	$417,433

      (h) To reclassify Evergreen’s abandonment expense in accordance with Pioneer classification practices under the successful efforts method of accounting.

      (i) To record amortization expense associated with $300,000 of identified intangible assets acquired with a one-year term.

      (j) To record amortization expense associated with $8.2 million of deferred compensation attributable to unvested restricted stock awards. Vesting is assumed to occur ratably over two years.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      (k) To adjust oil and gas revenues and production costs to reflect gas used in field compression consistent with Pioneer’s accounting practices.

Note 5.	Goodwill

      The preliminary allocation of the purchase price includes $219.3 million of asset value attributable to goodwill. Goodwill has been determined in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, and represents the amount by which the total purchase price exceeds the aggregate fair values of assets acquired and liabilities assumed in the merger, other than goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment on at least an annual basis. If goodwill becomes impaired, its carrying value is reduced to its fair value through an impairment provision that is recorded as a charge to earnings in the period in which impairment is measured.

Note 6.	Merger Financing

      Pioneer has entered into a commitment agreement with JPMorgan Chase Bank pursuant to which JPMorgan Chase Bank has agreed, subject to execution of a definitive credit agreement and certain other conditions, to advance up to $900 million to Pioneer to fund the cash portion of the merger consideration. It is expected that JPMorgan Chase Bank will syndicate a part of the credit facility to a group of financial institutions. The credit facility will be a senior unsecured revolving credit facility with a one-year term and with other terms and conditions similar to Pioneer’s existing $700 million credit facility, except as noted below. It is expected that the loan will bear interest at a rate per annum equal to the London Interbank Offered Rate (2.43% per annum as of June 11, 2004) plus 75 basis points. In addition, there is a commitment fee for the loan equal to 25 basis points.

      Until June 2004, Pioneer’s credit facility and all senior notes issued by Pioneer have been guaranteed by its subsidiary, Pioneer Natural Resources USA, Inc. By their terms, all these guarantees were released in June 2004 when the lenders under Pioneer’s credit facility released Pioneer and Pioneer Natural Resources USA, Inc. from the requirement that Pioneer Natural Resources USA, Inc. guarantee the credit facility.

Note 7.	Change in Control Agreements

      The cash consideration paid for Evergreen’s net assets (as described in Note 4(a) above) includes $7.7 million associated with change in control agreements for three Evergreen executives. The three Evergreen executives are disputing Pioneer’s computation under the change in control agreements and, if Pioneer’s position is determined to be incorrect, such obligation could total up to $30.0 million.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Note 8.	Supplementary Pro Forma Information for Oil and Gas Producing Activities

      The following supplementary pro forma information for oil and gas producing activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities”.

Pro Forma Reserve Quantity Information

      The following table sets forth the changes in net reserve quantities of oil and NGLs combined, gas and total proved reserves of Pioneer, Pro Forma Evergreen and on a Pro Forma Combined basis for the year ended December 31, 2003:

	Pioneer			Pro Forma Evergreen			Pro Forma Combined

	Oil &			Oil &			Oil &
	NGLs	Gas		NGLs	Gas		NGLs	Gas
	(MBbls)	(MMcf)	MBOE	(MBbls)	(MMcf)	MBOE	(MBbls)	(MMcf)	MBOE

Total Proved Reserves:
UNITED STATES
Balance at January 1, 2003	337,631	1,483,971	584,960	731	1,413,380	236,294	338,362	2,897,351	821,254
Revisions of previous estimates	36,823	94,759	52,616	(4)	(10,957)	(1,830)	36,819	83,802	50,786
Purchases of minerals-in-place	4,422	57,124	13,942	—	—	—	4,422	57,124	13,942
New discoveries & extensions	250	80,769	13,712	—	228,480	38,080	250	309,249	51,792
Production	(16,375)	(162,647)	(43,483)	(37)	(51,593)	(8,636)	(16,412)	(214,240)	(52,119)

Balance at December 31, 2003	362,751	1,553,976	621,747	690	1,579,310	263,908	363,441	3,133,286	885,655

ARGENTINA
Balance at January 1, 2003	31,532	532,081	120,211	—	—	—	31,532	532,081	120,211
Revisions of previous estimates	2,027	44,064	9,372	—	—	—	2,027	44,064	9,372
New discoveries & extensions	3,562	8,068	4,907	—	—	—	3,562	8,068	4,907
Production	(3,652)	(34,357)	(9,378)	—	—	—	(3,652)	(34,357)	(9,378)

Balance at December 31, 2003	33,469	549,856	125,112	—	—	—	33,469	549,856	125,112

CANADA
Balance at January 1, 2003	2,361	119,328	22,249	819	35,921	6,806	3,180	155,249	29,055
Revisions of previous estimates	344	(14,920)	(2,143)	(18)	(827)	(156)	326	(15,747)	(2,299)
New discoveries & extensions	73	4,630	845	—	—	—	73	4,630	845
Production	(371)	(15,209)	(2,906)	(66)	(2,836)	(539)	(437)	(18,045)	(3,445)

Balance at December 31, 2003	2,407	93,829	18,045	735	32,258	6,111	3,142	126,087	24,156

AFRICA
Balance at January 1, 2003	9,320	—	9,320	—	—	—	9,320	—	9,320
Revisions of previous estimates	(1,817)	—	(1,817)	—	—	—	(1,817)	—	(1,817)
New discoveries & extensions	17,374	—	17,374	—	—	—	17,374	—	17,374
Production	(723)	—	(723)	—	—	—	(723)	—	(723)

Balance at December 31, 2003	24,154	—	24,154	—	—	—	24,154	—	24,154

TOTAL
Balance at January 1, 2003	380,844	2,135,380	736,740	1,550	1,449,301	243,100	382,394	3,584,681	979,840
Revisions of previous estimates	37,377	123,903	58,028	(22)	(11,784)	(1,986)	37,355	112,119	56,042
Purchases of minerals-in-place	4,422	57,124	13,942	—	—	—	4,422	57,124	13,942
New discoveries & extensions	21,259	93,467	36,838	—	228,480	38,080	21,259	321,947	74,918
Production	(21,121)	(212,213)	(56,490)	(103)	(54,429)	(9,175)	(21,224)	(266,642)	(65,665)

Balance at December 31, 2003	422,781	2,197,661	789,058	1,425	1,611,568	270,019	424,206	3,809,229	1,059,077

Proved Developed Reserves:
United States	209,349	1,202,264	409,727	396	970,539	162,153	209,745	2,172,803	571,880
Argentina	21,149	352,660	79,926	—	—	—	21,149	352,660	79,926
Canada	2,312	86,500	16,728	565	23,188	4,430	2,877	109,688	21,158
Africa	6,817	—	6,817	—	—	—	6,817	—	6,817

Balance at December 31, 2003	239,627	1,641,424	513,198	961	993,727	166,583	240,588	2,635,151	679,781

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Pro Forma Standardized Measure of Discounted Future Net Cash Flows

      The following tables set forth the standardized measure of discounted future net cash flows relating to proved oil, NGLs and gas reserves of Pioneer, Evergreen and on a Pro Forma Combined basis as of December 31, 2003, as well as changes therein for the year then ended for Pioneer, pro forma Evergreen and on a Pro Forma Combined basis:

			Pro Forma
	Pioneer	Evergreen	Combined

	(In thousands)
UNITED STATES
Oil and gas producing activities:
Future cash inflows(a)	$18,239,318	$8,714,503	$26,953,821
Future production costs(a)	(5,918,790)	(2,549,911)	(8,468,701)
Future development costs	(1,188,394)	(195,780)	(1,384,174)
Future income tax expense	(3,057,968)	(2,045,879)	(5,103,847)

	8,074,166	3,922,933	11,997,099
10% annual discount factor	(4,276,678)	(2,187,827)	(6,464,505)

Standardized measure of discounted future cash flows	$3,797,488	$1,735,106	$5,532,594

ARGENTINA
Oil and gas producing activities:
Future cash inflows	$1,257,068	$—	$1,257,068
Future production costs	(233,399)	—	(233,399)
Future development costs	(136,663)	—	(136,663)
Future income tax expense	(161,683)	—	(161,683)

	725,323	—	725,323
10% annual discount factor	(282,205)	—	(282,205)

Standardized measure of discounted future cash flows	$443,118	$—	$443,118

CANADA
Oil and gas producing activities:
Future cash inflows	$520,976	$176,787	$697,763
Future production costs	(91,675)	(44,282)	(135,957)
Future development costs	(11,551)	(5,706)	(17,257)
Future income tax expense	(72,895)	(40,347)	(113,242)

	344,855	86,452	431,307
10% annual discount factor	(126,436)	(36,839)	(163,275)

Standardized measure of discounted future cash flows	$218,419	$49,613	$268,032

AFRICA
Oil and gas producing activities:
Future cash inflows	$713,459	$—	$713,459
Future production costs	(212,615)	—	(212,615)
Future development costs	(261,413)	—	(261,413)
Future income tax expense	(17,062)	—	(17,062)

	222,369	—	222,369
10% annual discount factor	(98,141)	—	(98,141)

Standardized measure of discounted future cash flows	$124,228	$—	$124,228

-----------------------------------------------------------------------------------------------------
(a) Evergreen’s future cash inflows and production costs have been adjusted to reflect gas used in field compression consistent with Pioneer’s accounting practices.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

			Pro Forma
	Pioneer	Evergreen	Combined

	(In thousands)
TOTAL
Oil and gas producing activities:
Future cash inflows	$20,730,821	$8,891,290	$29,622,111
Future production costs	(6,456,479)	(2,594,193)	(9,050,672)
Future development costs	(1,598,021)	(201,486)	(1,799,507)
Future income tax expense	(3,309,608)	(2,086,226)	(5,395,834)

	9,366,713	4,009,385	13,376,098
10% annual discount factor	(4,783,460)	(2,224,666)	(7,008,126)

Standardized measure of discounted future cash flows	$4,583,253	$1,784,719	$6,367,972

Oil and gas sales, net of production costs	$(1,136,520)	$(182,357)	$(1,318,877)
Net changes in prices and production costs	670,165	651,231	1,321,396
Extensions and discoveries	413,777	300,840	714,617
Development costs incurred during the period	202,396	—	202,396
Purchase of minerals-in-place	198,442	—	198,442
Revisions of estimated future development costs	(444,726)	(11,714)	(456,440)
Revisions of previous quantity estimates	458,468	(22,343)	436,125
Accretion of discount	514,608	165,545	680,153
Changes in production rates, timing and other	(71,557)	23,045	(48,512)

Change in present value of future net revenues	805,053	924,247	1,729,300
Net change in present value of future income taxes	(348,352)	(342,634)	(690,986)

	456,701	581,613	1,038,314
Balance, beginning of year	4,126,552	1,203,106	5,329,658

Balance, end of year	$4,583,253	$1,784,719	$6,367,972

DESCRIPTION OF PIONEER CAPITAL STOCK

      The following descriptions are summaries of the material terms of Pioneer’s common stock, preferred stock, amended and restated certificate of incorporation and amended and restated bylaws. This summary is qualified by reference to Pioneer’s amended and restated certificate of incorporation and amended and restated bylaws, each as amended to date, copies of which Pioneer has previously filed with the SEC, and by provision of applicable law. Pioneer’s authorized capital stock consists of 600,000,000 shares of stock, including:

•	500,000,000 shares of common stock, $0.01 par value per share, of which 119,814,987 shares were issued and outstanding as of June 9, 2004;

•	100,000,000 shares of preferred stock, $0.01 par value per share, and 500,000 shares that have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, in connection with Pioneer’s rights agreement, of which no shares are currently issued or outstanding.

Common Stock

      Holders of Pioneer’s common stock are entitled to one vote per share with respect to each matter submitted to a vote of Pioneer’s stockholders, subject to voting rights that may be established for shares of Pioneer’s preferred stock, if any. Except as may be provided in connection with Pioneer’s preferred stock or as otherwise may be required by law or Pioneer’s amended and restated certificate of incorporation, Pioneer’s common stock is the only capital stock entitled to vote in the election of directors. Pioneer’s common stock does not have cumulative voting rights.

      Subject to the rights of holders of Pioneer’s preferred stock, if any, holders of Pioneer’s common stock are entitled to receive dividends and distributions lawfully declared by Pioneer’s board of directors. If Pioneer liquidates, dissolves, or winds up its business, whether voluntarily or involuntarily, holders of Pioneer’s common stock will be entitled to receive any assets available for distribution to Pioneer’s stockholders after Pioneer has paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

      The outstanding shares of Pioneer’s common stock are fully paid and nonassessable. Pioneer’s common stock does not have any preemptive, subscription or conversion rights. Pioneer may issue additional shares of its authorized common stock as it is authorized by its board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

      This section describes the general terms and provisions of Pioneer’s preferred stock. Pioneer will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time Pioneer issues a new series of preferred stock. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

      Pioneer’s board of directors has been authorized to provide for the issuance of shares of Pioneer’s preferred stock in multiple series without the approval of stockholders. With respect to each series of Pioneer’s preferred stock, Pioneer’s board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if Pioneer dissolves or liquidates;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

      Rights with respect to shares of preferred stock will be subordinate to the rights of Pioneer’s general creditors. Shares of Pioneer’s preferred stock that Pioneer issues will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified otherwise.

      Pioneer’s ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, Pioneer could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of the preferred stock to block a business combination transaction. Alternatively, Pioneer could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, Pioneer’s issuance of preferred stock could adversely affect the voting power of the holders of Pioneer’s common stock. Although Pioneer’s board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Pioneer’s stockholders, Pioneer’s board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of Pioneer’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Pioneer’s board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

      Attached to each share of Pioneer’s common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from Pioneer one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01, at a price of $95.00 per one one-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on July 31, 2011, unless the final expiration date is extended or unless the rights are earlier redeemed by Pioneer.

      The rights represented by the certificates for Pioneer’s common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

•	ten days after a person or group has become an “acquiring person.” A person or group becomes an acquiring person:

•	When the person (other than Southeastern Asset Management, Inc., its affiliates or its permitted transferees) acquires beneficial ownership of 15% or more of Pioneer’s common stock;

•	When Southeastern or its affiliates becomes the beneficial owner of one share of common stock in excess of the greater of (1) the lesser of (a) the percentage of shares of common stock beneficially owned by Southeastern or its affiliates as of the date of the rights agreement or (b) the lowest percentage of shares of common stock beneficially owned by Southeastern or its affiliates after such date or (2) 15% of Pioneer’s outstanding common stock; or

•	When a permitted transferee of Southeastern or its affiliates becomes the beneficial owner of one share of common stock in excess of the greater of (1) the lesser of (a) the percentage of shares of common stock beneficially owned by the permitted transferee on the date that it acquires such shares from Southeastern or its affiliates or (b) the lowest percentage of shares of common stock beneficially owned by the permitted transferee after such date or (2) 15% of Pioneer’s outstanding common stock; or

•	ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of Pioneer’s outstanding common stock.

      The earlier of these two dates is called the “distribution date.” Separate certificates for the rights will be mailed to holders of record of Pioneer’s common stock as of the distribution date. The rights could then begin trading separately from Pioneer’s common stock.

      Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that Pioneer is acquired in a merger, consolidation, or other business combination transaction or more than 50% of Pioneer’s assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

      At any time after the acquisition by the acquiring person of beneficial ownership of 15% or more of the outstanding shares of Pioneer’s common stock and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of Pioneer’s common stock, the board of directors may exchange the rights, other than rights owned by the acquiring person, that would have become void, in whole or in part, at an exchange ratio of one share of Pioneer’s common stock for each two shares of Pioneer’s common stock for which each right is then exercisable, subject to adjustment.

      The rights are redeemable in whole, but not in part, at $0.001 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights.

      The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

      The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Pioneer on terms not approved by Pioneer’s board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that Pioneer’s board of directors approves.

      The shares of Series A Junior Participating Preferred Stock that may be purchased upon exercise of the right will rank junior to all other series of Pioneer’s preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Pioneer’s common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Pioneer’s common stock. Each share of Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with Pioneer’s common stock. In the event of any merger, consolidation or other transaction in which Pioneer’s common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Pioneer’s common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of Pioneer’s common stock.

      The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of July 20, 2001, between Pioneer and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 135 for information on how to obtain a copy.

Stock Exchange Listing

      Pioneer common stock is listed on the New York Stock Exchange. Pioneer will use its commercially reasonable efforts to cause the common stock issuable in the merger to be approved for listing on the New York Stock Exchange on or prior to the merger, subject to official notice of issuance.

COMPARISON OF STOCKHOLDER RIGHTS

      The amended and restated certificate of incorporation and the restated bylaws for Pioneer are governed by Delaware law. In contrast, Evergreen’s articles of incorporation and bylaws, each as amended, are governed by Colorado law. The corporation laws of Colorado and Delaware differ in many respects. Although all the differences are not described in this joint proxy statement/ prospectus, certain provisions, which could materially impact the rights of stockholders of Pioneer as compared to the rights of stockholders of Evergreen, are discussed below.

Authorized Capital

Pioneer

      Pioneer is authorized to issue 500,000,000 shares of common stock, par value of $.01 per share, and 100,000,000 shares of preferred stock, $.01 par value, of which 500,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with Pioneer’s rights agreement. See “Description of Pioneer Capital Stock — Rights Agreement” on page 124. As of June 9, 2004, there were 119,814,987 shares of common stock outstanding and no shares of preferred stock outstanding.

Evergreen

      Evergreen is authorized to issue 100,000,000 shares of common stock, no par value, and 24,900,000 shares of preferred stock, par value of $1.00 per share. As of June 9, 2004, there were 43,152,133 shares of common stock outstanding and no shares of preferred stock outstanding.

Classified Board of Directors

      A classified or staggered (the term used in the CBCA) board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process.

Colorado

      Colorado law permits, but does not require, a staggered board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

Delaware

      Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

Removal of Directors

      Directors may generally be removed with or without cause under the laws of both Colorado and Delaware, with the approval of a majority of the outstanding shares entitled to vote in an election of directors.

Colorado

      A director of a corporation that does not have cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors unless the corporation’s articles of incorporation require cause. In the case of a Colorado corporation having cumulative voting, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting.

Delaware

      A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides.

Indemnification and Limitation of Liability of Directors, Officers and Other Agents

      Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit, with certain exceptions, a corporation to adopt provisions in its articles or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty in certain cases. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability of directors, officers and other agents.

Colorado

      Colorado law does not permit the elimination of monetary liability where the director is adjudged liable to the corporation in an action brought by the corporation or where a director has been adjudged liable on the basis that the director derived an improper personal benefit. Generally, a director may be indemnified when: (1) the director acts in good faith, (2) the director reasonably believes that, in the case of conduct in an official capacity, the conduct is in the best interests of the corporation and, in all other cases, that the director’s conduct was not opposed to the interests of the corporation, and (3) in the case of a criminal proceedings, the director had no reason to believe that the conduct was criminal.

      For indemnification, Colorado law requires a determination by a majority vote of a disinterested quorum of the directors, by a majority vote of a committee of the board of directors, by independent legal counsel or by a vote of the stockholders.

      Colorado law requires indemnification of director expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise, unless limited by the articles of incorporation.

      A director may also apply for and obtain indemnification as ordered by a court under circumstances where the court deems the director is entitled to mandatory indemnification under Colorado law or when, under all the facts and circumstances, it deems it fair and reasonable to award indemnification even though the director has not strictly met the statutory standards. An officer is also entitled to apply for and receive court awarded indemnification to the same extent as a director.

      A corporation cannot indemnify its directors by any means (other than under a third party insurance contract) if to do so would be inconsistent with the limitations on indemnification set forth in the CBCA.

      A Colorado corporation may indemnify officers, employees, fiduciaries and agents to the same extent as directors, and may indemnify those persons to a greater extent than is available to directors if to do so does not violate public policy and is provided for in a bylaw, a general or specific action of the board of directors or stockholders or in a contract.

Delaware

      Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director’s liability for violation of or otherwise relieve its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

      Delaware law generally permits indemnification of expenses, including attorney’s fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by a committee of such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

      Delaware law provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Both Colorado and Delaware law require indemnification when a director or officer has successfully defended an action on the merits or otherwise.

      Expenses incurred by an officer or director in defending an action may be paid in advance under Colorado and Delaware law if the director or officer undertakes to repay the advances if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation’s purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Inspection of Stockholder List

      Both Delaware and Colorado law allow any stockholder to inspect the stockholder list for a purpose reasonably related to such person’s interests as a stockholder. Colorado law also requires that a stockholder have been a stockholder for at least three months or own at least five percent of the outstanding shares of any class.

Consideration for Issuance of Shares

Colorado

      Under Colorado law, shares may be issued for consideration consisting of tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed and other securities of the corporation.

      In addition, under Colorado law, shares may not be issued for consideration consisting of a promissory note of the subscriber or an affiliate of the subscriber unless the note is negotiable and is secured by collateral, other than the shares, having a fair market value at least equal to the principal amount of the note. The note must reflect a promise to pay independent of the collateral and cannot be a “non-recourse” note.

      In the absence of fraud in the transaction, the determination by the board of directors as to the adequacy of the consideration received for the shares to be issued is conclusive as such relates to whether the shares are validly issued, fully paid, and nonassessable.

      Under Colorado law, shares with a par value may be issued for consideration less than such par value.

Delaware

      Shares may be issued for consideration consisting of tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed and other securities of the corporation.

      In the absence of “actual fraud” in the transaction, the judgment of the board as to the value of the consideration shall be conclusive.

      No provisions restrict the ability of the board to authorize the issuance of stock for a promissory note of any type, including an unsecured or nonrecourse note or a note secured only by the shares.

      Shares with par value cannot be issued for consideration with a value that is less than the par value. Shares without par value can be issued for any consideration determined to be valid by the board.

Dividends and Repurchases of Shares

Colorado

      Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Colorado law permits a corporation to declare and pay cash or in-kind property dividends or to repurchase shares unless, after giving effect to the transaction: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Delaware

      The concepts of par value, capital and surplus are retained under Delaware law. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Stockholder Voting on Mergers and Certain Other Transactions

      Both Delaware and Colorado law generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers.

Colorado

      Colorado law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its articles of incorporation) if (a) such corporation’s articles of incorporation will not differ from its articles of incorporation before the merger, (b) each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger, and (c) the authorized, unissued shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

      For corporations formed prior to July 1, 1994, a merger must be approved by two-thirds of all the votes entitled to be cast for each voting group, unless the articles of incorporation provide for a different number.

Delaware

      Delaware law contains a similar exception to its voting requirements for reorganizations where stockholders of the surviving or acquiring corporation, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 80 percent of the voting power of the surviving or acquiring corporation or its parent entity.

      Both Delaware and Colorado law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

      Both Colorado and Delaware law generally do not require class voting, except in certain transactions involving an amendment to the articles or certificate of incorporation that adversely affects a specific class of shares or where the designation of the class of securities includes such a right.

Stockholder Approval of Certain Business Combinations Under Delaware Law

      In recent years, a number of states have adopted special laws designed to make certain kinds of “unfriendly” corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, certain “business combinations” with “interested stockholders” of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

      Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of fifteen percent (15%) or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

      For purposes of Section 203, the term “business combination” is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder

(except proportionately with the corporation’s other stockholders) of assets of the corporation of a direct or indirect majority-owned subsidiary equal in aggregate market value of ten percent (10%) or more of the aggregate market value of either the corporation’s consolidated assets or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock or of the corporation’s voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

      The three-year moratorium imposed on business combinations by Section 203 does not apply if:

(i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

(ii) consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least eighty-five percent of the corporation’s voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

(iii) or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent of the outstanding voting stock not owned by the interested stockholder.

      Section 203 only applies to certain publicly held corporations that have a class of voting stock that is

(i) Listed on a national securities exchange,

(ii) Quoted on an interdealer quotation system of a registered national securities association or

(iii) Held of record by more than 2,000 stockholders.

      Section 203 will encourage any potential acquirer to negotiate with a company’s board of directors.

Interested Director Transactions

      Under both Delaware and Colorado law, contracts or transactions in which one or more of a corporation’s directors has an interest are generally not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Delaware and Colorado law. To authorize or ratify the transaction, under Colorado law (a) either the stockholders or the disinterested members of the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts, or (b) the contract or transaction must have been fair as to the corporation. The same requirements apply under Delaware law, except that the fairness requirement is tested as of the time the transaction is authorized, ratified or approved by the board of directors, the stockholders or a committee of the board of directors. If board of directors approval is sought, the contract or transaction must be approved by a majority vote of the disinterested directors (though less than a majority of a quorum), except that interested directors may be counted for purposes of establishing a quorum.

Loans to Directors and Officers

Colorado

      The board of directors cannot make a loan to a director (or any entity in which a director is a director or officer or has a financial interest), or guaranty any obligation of such person or entity, until at least ten days after notice has been given to the stockholders who would be entitled to vote on the transaction if it were being submitted for stockholder approval.

Delaware

      The board of directors may make loans to, or guaranties for, directors and officers on such terms as they deem appropriate whenever, in the board of directors’ judgment, the loan can be expected to reasonably benefit the corporation.

Stockholder Derivative Suits

      Under both Delaware and Colorado law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law.

Colorado

      Provides that the corporation in a derivative suit is entitled to require the plaintiff stockholder to furnish a security bond unless the stockholder holds at least 5% of the total shares or the market value of the shares is at least $25,000. If the stockholder is unsuccessful, the stockholder is liable for the defendant’s costs and reasonable expenses, but not attorney’s fees.

Delaware

      Delaware does not have a similar bonding requirement.

Appraisal/ Dissenters’ Rights

      Under both Delaware and Colorado law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters’ rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation unless exclusion of such element(s) would be in equitable.

Colorado

      Dissenters’ rights are not available to stockholders of a corporation if the merger does not require stockholder approval or if the corporation’s shares are listed on a national securities exchange registered under the Securities Exchange Act or on a National Association of Securities Dealers Automated Quotations System, or there are more than 2,000 stockholders at the time of the record date for notice of the stockholders’ meeting where the vote will occur unless the consideration to be received in the transaction is other than (a) shares of the surviving corporation, shares that are listed on a national securities exchange registered under the Exchange Act or on a National Association of Securities Dealers Automated Quotation System, or shares that will be held of record by more than 2,000 stockholders; (b) cash in lieu of fractional shares or (c) a combination of (a) and (b).

Delaware

      Appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

Dissolution

Colorado

      For corporations formed prior to July 1, 1994, after the board of directors recommends a voluntary dissolution to the stockholders, it must be approved by two-thirds of all the votes entitled to be cast for each voting group, unless the articles of incorporation provide for a lesser number. In the event of such a board-initiated dissolution, Colorado law allows a Colorado corporation to include in its articles of incorporation, by-laws adopted by the stockholders or as part of the board of directors recommendation, a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Under Colorado law, individual stockholders may only initiate dissolution by way of a judicial proceeding.

Delaware

      Unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the board of directors initially approves the dissolution may it be approved by a simple majority of the outstanding shares of the corporation’s stock entitled to vote. In the event of such a board of directors initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions.

LEGAL MATTERS

      The validity of Pioneer common stock offered by this joint proxy statement/ prospectus will be passed upon for Pioneer by Vinson & Elkins L.L.P., Dallas, Texas.

      Specified U.S. federal income tax consequences of the merger will be passed upon for Evergreen by Baker Botts L.L.P., Houston, Texas.

EXPERTS

Pioneer

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this joint proxy statement/ prospectus and elsewhere in the registration statement of which this joint proxy statement/ prospectus is a part. Pioneer’s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Estimated quantities of Pioneer’s oil and gas reserves and the net present value of such reserves as of December 31, 2003 set forth in this joint proxy statement/ prospectus are based upon reserve reports audited by Netherland, Sewell for Pioneer’s major properties in the United States, Argentina, Canada, Gabon, South Africa and Tunisia and reserve reports prepared by Pioneer’s engineers for all other properties. The reserve audit conducted by Netherland, Sewell in aggregate represented 87 percent of

Pioneer’s estimated proved quantities of reserves as of December 31, 2003. Estimated quantities of Pioneer’s oil and gas reserves and the net present value of such reserves as of December 31, 2002 are based on reserve reports audited by Netherland, Sewell for Pioneer’s major properties in the United States, Canada and South Africa, reserve reports audited by Gaffney, Cline & Associates, Inc. for Pioneer’s properties located in the Neuquen Basin in Argentina and reserve reports prepared by Pioneer’s engineers for all other properties. The reserve audits conducted by Netherland, Sewell and Gaffney, Cline & Associates, Inc., in aggregate, represented 71 percent of Pioneer’s estimated proved quantities of reserves as of December 31, 2002.

Evergreen

      The consolidated financial statements of Evergreen have been incorporated herein and in the registration statement of which this joint proxy statement/ prospectus is a part in reliance upon the report of BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

      Estimated quantities of Evergreen’s proved reserves at December 31, 2003, set forth in this joint proxy statement/ prospectus are based on reserve reports audited by Netherland, Sewell for Evergreen’s Raton Basin properties and reserve reports prepared by Netherland, Sewell for all other Evergreen properties.

STOCKHOLDER PROPOSALS

      Whether the merger is or is not completed, Pioneer will hold its annual stockholders meeting as scheduled. Evergreen will hold its annual stockholders meeting as scheduled if the merger is not completed. Subject to the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders of each company may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Pioneer

      For a stockholder proposal to be included in the proxy materials for Pioneer’s 2005 annual meeting, the proposal must be received at the offices of Pioneer, 5205 North O’Connor Boulevard, Suite 900, Irving, Texas 75039, no later than December 9, 2004. Stockholders desiring to propose action at the annual meeting of stockholders must also comply with Article Nine of the Amended and Restated Certificate of Incorporation of Pioneer. Under Article Nine, a stockholder must submit to Pioneer, no later than 60 days before the annual meeting or ten days after the first public notice of the annual meeting is sent to stockholders, a written notice setting forth (i) the nature of the proposal with particularity, including the written text of the proposal, (ii) the stockholder’s name, address and other personal information, (iii) any interest of the stockholder in the proposed business, (iv) the name of any persons nominated to be elected or reelected as a director by the stockholder and (v) with respect to each such nominee, the nominee’s name, address and other personal information, the number of shares of each class and series of stock of Pioneer held by such nominee, all information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934, and a notarized letter containing such nominee’s acceptance of the nomination, stating his or her intention to serve as a director, if elected, and consenting to be named as a nominee in any proxy statement relating to such election. Pioneer’s management will have discretionary authority to vote on any matter of which Pioneer does not receive notice by February 21, 2005, with respect to proxies submitted for the 2005 annual meeting.

Evergreen

      Evergreen has already held its 2004 annual meeting of stockholders. Evergreen will hold an annual meeting in 2005 only if the merger has not already been completed. Any proposal by a stockholder intended to be included in Evergreen’s proxy materials for Evergreen’s 2005 annual meeting must be received at the offices of Evergreen, 1401 17th Street, Suite 1200, Denver, Colorado 80202, no later than December 10, 2004. The board of directors of Evergreen has amended Evergreen’s bylaws effective May 8, 2004 to impose the same deadlines for both stockholder proposals (other than stockholder nominations for directors) and stockholder nominations for directors. Under the bylaws, as amended, to be timely, a stockholder’s notice generally must be delivered to Evergreen’s principal executive offices not later than the close of business on the 60th day before the first anniversary of the date of the preceding year’s annual meeting and no earlier than the close of business on the 90th day prior to such date (unless, in the case of stockholder nominations for director, the board of directors waives such advance notice requirement). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then notice by the stockholder must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day after the day on which the Evergreen first makes a public announcement of the date of the annual meeting. Any such proposals must be made in accordance with the bylaws, and a stockholder may obtain a copy of such bylaw procedures from Evergreen’s Secretary. A proxy may confer discretionary authority to vote on any matter at a stockholder meeting if Evergreen does not receive notice of the matter within the timeframes described above.

WHERE YOU CAN FIND MORE INFORMATION

      Pioneer and Evergreen file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. Copies of documents filed by Pioneer and Evergreen with the SEC are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Copies of the documents relating to Pioneer may also be obtained without charge from Pioneer on the Internet at www.pioneernrc.com, under the “Investor” tab, under the “SEC Filings” section; or by contacting Pioneer Natural Resources Company, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas 75039, Attention: Investor Relations; or by calling Pioneer’s Investor Relations office at telephone number: (972) 969-3583.

      Copies of the documents relating to Evergreen may be obtained without charge on the Internet at www.evergreengas.com, under the “Investor Relations” section; or by contacting Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, Attention: Investor Relations; or by calling Evergreen’s Investor Relations office at telephone number: (303) 298-8100.

      Pioneer has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Pioneer common stock to be issued in the merger. This joint proxy statement/ prospectus constitutes the prospectus of Pioneer filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information that Pioneer stockholders and Evergreen stockholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about Pioneer and Evergreen and their respective business, financial condition and results of operations and are available for inspection and copying as indicated above.

      The SEC allows us to incorporate by reference into this joint proxy statement/ prospectus documents filed with the SEC by Pioneer and Evergreen. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/ prospectus, and later information that either Pioneer or Evergreen files with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Pioneer or Evergreen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and before the date of our respective special meetings, excluding any information furnished pursuant to Item 9 or Item 12, or, as of and after August 23, 2004, Item 7.01 or Item 2.02, of any current report or Form 8-K:

Pioneer’s Filings (SEC File No. 1-13245)	Periods

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	Filed as of February 18, 2004, filed as of May 5, 2004, filed as of June 10, 2004

The description of Pioneer’s common stock contained in Pioneer’s registration statements filed under Section 12 of the Securities Exchange Act

Evergreen’s Filings (SEC File No. 1-13171)	Periods

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	Filed as of February 26, 2004, filed as of March 12, 2004, filed as of May 5, 2004

The description of Evergreen’s common stock contained in Evergreen’s registration statements filed under Section 12 of the Securities Exchange Act

      If you are a stockholder, Pioneer or Evergreen may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC’s Internet site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Pioneer Natural Resources Company 5205 N. O’Connor Blvd., Suite 900 Irving, Texas 75039 Attention: Corporate Secretary (972) 444-9001	Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 Attention: Corporate Secretary (303) 298-8100

      Your request must be received no later than five business days prior to the special meeting in order to obtain timely delivery of any materials that you request.

      This joint proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/ prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/ prospectus nor any distribution of securities pursuant to this joint proxy statement/ prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/ prospectus by reference or in the affairs of Pioneer or Evergreen since the date of this joint proxy statement/ prospectus. The information contained in this joint proxy statement/ prospectus with respect to Pioneer was provided by Pioneer and the information contained in this joint proxy statement/ prospectus with respect to Evergreen was provided by Evergreen.

LIST OF ANNEXES

Annex A                     Agreement and Plan of Merger

Annex B                     Opinion of Pioneer’s Financial Advisor

Annex C                     Opinion of Evergreen’s Financial Advisor

Annex D                     Colorado Appraisal Rights Statute

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
PIONEER NATURAL RESOURCES COMPANY,
BC MERGER SUB, INC.
And
EVERGREEN RESOURCES, INC.

DATED AS OF MAY 3, 2004

Exhibits:
Exhibit A	Form of Carlton Consulting and Non-Competition Agreement
Exhibit B	Form of Collins Consulting and Non-Competition Agreement
Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Rights Agreement Amendment
Exhibit E	LLC Sub Merger Agreement
Exhibit F	Rule 145 Affiliate Letter
Disclosure Schedules:
Company Disclosure Schedule:
Schedule 3.1(a)	Company Significant Subsidiaries
Schedule 3.1(b)	Company Capital Structure
Schedule 3.1(c)	Company Conflicts
Schedule 3.1(d)	Knowledge; Company Off-Balance Sheet Arrangements
Schedule 3.1(f)	Company Events
Schedule 3.1(g)	Undisclosed Material Liabilities
Schedule 3.1(j)	Company Litigation
Schedule 3.1(k)	Company Tax Information
Schedule 3.1(l)	Company Employee Benefits Information
Schedule 3.1(m)	Company Labor Matters
Schedule 3.1(n)	Property
Schedule 3.1(o)	Company Environmental Matters
Schedule 3.1(p)	Company Insurance
Schedule 3.1(y)	Hedging
Schedule 3.1(aa)	Company Agreements
Schedule 4.1(a)	Conduct of Business Pending the Merger
Schedule 6.3(e)	Tax Opinion Representation Letter
Parent Disclosure Schedule:
Schedule 3.2(a)	Parent Significant Subsidiaries
Schedule 3.2(b)	Parent Capital Structure
Schedule 3.2(c)	Parent Conflicts
Schedule 3.2(d)	Knowledge; Parent Off-Balance Sheet Arrangements
Schedule 3.2(f)	Parent Events
Schedule 3.2(g)	Undisclosed Material Liabilities
Schedule 3.2(j)	Parent Litigation
Schedule 3.2(k)	Parent Tax Information
Schedule 3.2(l)	Parent Employee Benefits Information
Schedule 3.2(m)	Parent Labor Matters
Schedule 3.2(n)	Property
Schedule 3.2(o)	Parent Environmental Matters
Schedule 3.2(p)	Parent Insurance
Schedule 3.2(x)	Hedging
Schedule 3.2(y)	Natural Gas Act
Schedule 3.2(z)	Parent Agreements
Schedule 5.9	Change in Control Severance Policy
Schedule 6.2(h)	Tax Opinion Representation Letter

GLOSSARY OF DEFINED TERMS

Defined Terms	Defined in Section

Acquisition Proposal	4.2(g)(i)
Affected Employee	5.9(c)
Affiliate	4.1(a)(ix)
Aggregate Cash Amount	2.1(c)
Aggregate Stock Number	2.1(c)
Agreement	Preamble
Antitrust Division	5.6(a)
Articles of Merger	1.1
Average Closing Price	2.6
business day	2.7(a)
Cash Election	2.1(d)
Cash Election Share	2.1(f)
Cash Payment	2.1(b)
CBCA	1.1
Certificate of Merger	1.1
Certificates	2.7(a)
Change of Recommendation	4.2(d)
Closing	1.1
Closing Date	1.2
COBRA	3.1(l)(v)
Code	Recitals
Common Stock Trust	2.6(c)(iii)
Company	Preamble
Company Budget	4.1(a)(xiii)
Company Common Stock	2.1
Company Contracts	3.1(aa)
Company Disclosure Schedule	3.1
Company Employee Benefit Plans	3.1(l)(i)
Company Employee Pension Benefit Plan	3.1(l)(i)
Company Employee Welfare Benefit Plan	3.1(l)(i)
Company ERISA Affiliate	3.1(l)(i)
Company Executives	5.9(a)
Company Indemnified Parties	5.11(a)
Company Intangible Property	3.1(n)(i)
Company Litigation	3.1(j)
Company Material Adverse Effect	3.1(a)(ii)
Company Options	5.10
Company Order	3.1(j)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company Reserve Reports	3.1(x)
Company Restricted Stock	5.10(b)
Company Right	2.8
Company Rights Agreement	Recitals
Company SEC Documents	3.1(d)
Company Stock Plans	3.1(b)(iii)

Defined Terms	Defined in Section

Company Termination Fee	7.2(b)
Confidentiality Agreement	5.4
Consulting and Non-Competition Agreement	Recitals
DGCL	5.5(a)
Dissenter Shares	2.1(b)
Effective Time	1.1
Effective Time Restricted Stock	2.1(d)
Election Deadline	2.1(j)
Elections	2.1(d)
Environmental Laws	3.1(o)(A)
ERISA	3.1(l)(xv)
Excess Shares	2.6(c)(i)
Exchange Act	3.1(c)(iii)(B)
Exchange Agent	2.7(a)
Exchange Fund	2.7(a)
Exchange Ratio	2.1(b)
FERC	3.1(z)
Form of Election	2.1(d)
FTC	5.6(a)
GAAP	3.1(d)
Governmental Entity	3.1(c)(iii)
Hazardous Materials	3.1(o)(B)
Hedge	3.1(y)
HIPAA	3.1(l)(xiv)
HSR Act	3.1(c)(iii)(A)
Initial Termination Date	7.1(c)
Injunction	6.1(f)
IRS	3.1(k)(ii)(A)
Joint Proxy Statement	3.1(c)(iii)(B)
Kansas Sale Consideration	2.1(b)
Kansas Sale Proceeds	2.1(b)
knowledge	3.1(d)(ii)
LLC Sub	Recitals
LLC Sub Merger	Recitals
Maximum Amount	5.11(c)
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	2.1(b)
Mixed Consideration	2.1(d)
Mixed Election	2.1(d)
Mixed Election Shares	2.1(e)
NGA	3.1(z)
Non-Competition Agreements	Recitals
NYSE	2.6
Parent	Preamble
Parent Common Stock	2.1(b)
Parent Contracts	3.1(y)
Parent Disclosure Schedule	3.2

Defined Terms	Defined in Section

Parent Employee Benefit Plans	3.2(l)(i)
Parent Employee Pension Benefit Plan	3.2(l)(i)
Parent Employee Welfare Benefit Plan	3.2(l)(i)
Parent ERISA Affiliate	3.2(l)(i)
Parent Intangible Property	3.2(n)
Parent Litigation	3.2(j)
Parent Material Adverse Effect	3.2(a)
Parent Order	3.2(j)
Parent Permits	3.2(i)
Parent Preferred Stock	3.2(b)
Parent Right	2.1(b)
Parent SEC Documents	3.2(d)
Parent Stock Plans	3.2(b)(iv)
Parent Termination Fee	7.2(c)
Qualified Company Employee Benefit Plan	3.2(l)(iii)
Qualified Parent Employee Benefit Plan	3.2(l)(iii)
Release	3.1(o)(C)
Remedial Action	3.1(o)(D)
Representative	2.1(d)
Rights Agreement Amendment	Recitals
Rule 145 Affiliate Letter	5.7
Rule 145 Affiliates	5.7
S-4	3.1(e)
Sarbanes-Oxley Act	3.1(d)(ii)
SEC	3.1(a)(i)
Securities Act	3.1(d)
Senior Sub Notes	5.22
Significant Subsidiary	3.1(a)(i)
Stock Election	2.1(d)
Stock Election Share	2.1(f)
Subsidiary	3.1(a)(iii)
Surviving Corporation	1.3(a)(i)
Surviving Corporation Material Adverse Effect	6.1(d)
Tax and Taxes	3.1(k)
Tax Return	3.1(k)
2004 Company Restricted Stock	5.10(b)
Voting Debt	3.1(b)

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2004 (this “Agreement”), by and among Pioneer Natural Resources Company, a Delaware corporation (“Parent”), BC Merger Sub, Inc., a Colorado corporation (“Merger Sub”), and Evergreen Resources, Inc., a Colorado corporation (the “Company”).

      WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly-owned subsidiary of Parent (the “Merger”);

      WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into a wholly-owned limited liability company subsidiary of Parent (“LLC Sub,” and such merger being referred to herein as the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly-owned subsidiary of Parent;

      WHEREAS, for federal income tax purposes, it is intended that the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321;

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, Dennis R. Carlton is entering into a consulting and non-competition agreement with Parent in the form attached hereto as Exhibit A, and Kevin R. Collins is entering into a consulting and non-competition agreement with Parent in the form attached hereto as Exhibit B (collectively, the “Consulting and Non-Competition Agreements”), which Consulting and Non-Competition Agreements shall be effective upon the Closing;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, Mark S. Sexton is entering into a non-competition agreement with Parent in the form attached hereto as Exhibit C (the “Non-Competition Agreement”), which Non-Competition Agreement shall be effective upon the Closing;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, the Company is entering into an amendment to the Shareholder Rights Agreement (the “Company Rights Agreement”), dated as of July 7, 1997, by and between the Company and Computershare Trust Company, Inc. as successor to American Securities Transfer & Trust, Inc., as Rights Agent, in the form attached hereto as Exhibit D (the “Rights Agreement Amendment”);

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Colorado Business Corporation Act (the “CBCA”). As soon as practicable at or after the closing of the Merger (the “Closing”), articles of merger, prepared and executed in accordance with the relevant provisions of the CBCA (the “Articles of Merger”), shall be filed with the Colorado Secretary of State. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Colorado Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

      1.2     Closing. The Closing shall take place at 9:30 a.m., Dallas, Texas time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

      1.3     Effects of the Merger.

      (a) At the Effective Time: (i) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the “Surviving Corporation”); (ii) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed; and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

      (b) The directors of Merger Sub shall, from and after the Effective Time, be the directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with Surviving Corporation’s Articles of Incorporation and Bylaws. The officers of Merger Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

      (c) The Merger shall have the effects set forth in this Section 1.3 and the applicable provisions of the CBCA.

      1.4     Post-Closing Merger. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of Parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit E. From and after such merger, LLC Sub shall be the Surviving Corporation for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for United States federal income tax purposes.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

      2.1     Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or capital stock of Merger Sub:

(a) Conversion of Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into one share of Company Common Stock.

(b) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by any Subsidiary of the Company or

Parent or any Subsidiary of Parent, and excluding Dissenter Shares (as defined below), but including shares of Company Restricted Stock as to which the applicable forfeiture restrictions lapse as of the Effective Time) shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent (i) (A) 1.1635 of a share of common stock, $.01 par value per share, of Parent (“Parent Common Stock”) (each share of Parent Common Stock includes a right (each, a “Parent Right”) to purchase one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Parent pursuant to the Rights Agreement dated as of July 20, 2001, between Parent and Continental Stock Transfer & Trust Company, as Rights Agent (references in this Agreement to shares of Parent Common Stock shall also be deemed to refer to the Parent Rights associated therewith, as appropriate)) (such applicable fraction of Parent Common Stock, the “Exchange Ratio”), (B) $39.00 in cash, without interest (the “Cash Payment”), or (C) a combination of shares of Parent Common Stock and cash (other than the Kansas Sale Consideration) determined in accordance with Section 2.1(e), Section 2.1(f), Section 2.1(g) or Section 2.1(h) (collectively, the “Base Merger Consideration”), and (ii) $0.35 in cash, without interest, plus an amount equal to the quotient of (A) the difference of the Kansas Sale Proceeds minus $15 million, divided by (B) the sum of 49,889,446 plus any shares of Company Restricted Stock issued after the date hereof and prior to the Effective Time and any shares of Company Common Stock and securities convertible or exchangeable into or exercisable for shares of Company Common Stock that are outstanding as of the date hereof that are not included in the 49,889,446 number listed above (the “Kansas Sale Consideration,” and collectively with the Base Merger Consideration, the “Merger Consideration”), in each case upon surrender by the holder of such share of Company Common Stock of the Certificate representing such share in accordance with Section 2.7. For purposes of this Agreement, Merger Consideration shall not include any consideration received by any dissenting stockholder of the Company that after the Effective Time fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares. “Dissenter Shares” means shares outstanding immediately prior to the Effective Time and held by any holder who, immediately prior to the Effective Time, has the right to obtain payment for such holder’s shares in accordance with Article 113 of the CBCA. “Kansas Sale Proceeds” means the difference of (i) the gross cash proceeds from the sale of the Company’s and its Subsidiaries’ assets located in Kansas, which proceeds are actually received by the Company no later than the close of business on the business day prior to the Closing Date, minus (ii) all out-of-pocket costs (excluding income taxes) incurred by the Company and its Subsidiaries in the disposition of such assets in such sale transaction.

(c) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Parent Common Stock (the “Aggregate Stock Number”) to be issued as Base Merger Consideration shall be equal to the product of (i) the Exchange Ratio multiplied by 50% of (ii) the difference of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock as to which the applicable forfeiture restrictions lapse as of the Effective Time) minus (B) the sum of (x) the number of shares of Company Common Stock held by any Subsidiary of the Company or Parent or any Subsidiary of Parent and (y) the number of Dissenter Shares. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be paid by Parent as Base Merger Consideration (the “Aggregate Cash Amount”) shall be equal to the product of (i) the Cash Payment multiplied by 50% of (ii) the difference of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock as to which the applicable forfeiture restrictions lapse as of the Effective Time) minus (B) the sum of (x) the number of shares of Company Common Stock held by any Subsidiary of the Company or Parent or any Subsidiary of Parent and (y) the number of Dissenter Shares.

(d) Subject to the allocation and election procedures set forth in this Section 2.1 and subject to the last sentence of this Section 2.1(d) with respect to shares of Company Restricted Stock that are outstanding as of the Effective Time and as to which the applicable forfeiture restrictions have not lapsed as of the Effective Time (the “Effective Time Restricted Stock”), each record holder immediately prior to the Effective Time of shares of Company Common Stock (other than (1) shares of Company Common Stock held by the Company or any Subsidiary of the Company or Parent or any Subsidiary of Parent and (2) Dissenter Shares but including shares of Company Restricted Stock as to which the applicable forfeiture restrictions lapse as of the Effective Time) will be entitled (i) to elect to receive $39.00 cash plus the Kansas Sale Consideration in cash, without interest, for all of such shares (a “Cash Election”), (ii) to elect to receive 1.1635 shares of Parent Common Stock and a per share amount in cash equal to the Kansas Sale Consideration for all of such shares, without interest (a “Stock Election”), or (iii) to elect to receive the “Mixed Consideration” which consists of (x) $19.50 cash plus the Kansas Sale Consideration in cash, without interest, and (y) .58175 of a share of Parent Common Stock (a “Mixed Election,” and collectively with the Cash Election and the Stock Election, the “Elections”). Each holder shall make the same Election with respect to all of such holder’s shares of Company Common Stock, except with respect to Effective Time Restricted Stock as contemplated by the last sentence of this Section 2.1(d). All such Elections shall be made on a form designed for that purpose, which shall include (i) a letter of transmittal which specifies that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and that otherwise complies with the terms of Section 2.7(a) and (ii) a form of instruction pursuant to which a beneficial owner of Company Common Stock may instruct a Representative (as defined below) as to such beneficial owner’s Election (a “Form of Election”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner. For purposes hereof, a holder of Company Common Stock who does not make a valid Election prior to the Election Deadline, including by failure to return the Form of Election to the Exchange Agent prior to the Election Deadline and as a result of revocation, shall be deemed to have made a Mixed Election. A holder of any security of the Company that is convertible or exchangeable into or exercisable for Company Common Stock immediately prior to the Effective Time shall (unless otherwise provided in this Agreement) upon conversion, exchange or exercise of such security, receive settlement therefor as though each such holder had made a Mixed Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Mixed Election. A holder shall be deemed to have made a Stock Election with respect to all shares of Effective Time Restricted Stock held by such holder, and any Election made by the record holder pursuant to the first sentence of this Section 2.1(d) shall be effective only as to shares that are not Effective Time Restricted Stock.

(e) At the Effective Time, each share covered by a Mixed Election (a “Mixed Election Share”) shall be converted into and exchanged for the right to receive from Parent the Mixed Consideration.

(f) If, taking into account the Elections made and deemed made pursuant to Section 2.1(d) and but for the terms of Section 2.1(c), the number of shares of Parent Common Stock to be issued as Base Merger Consideration would exceed the Aggregate Stock Number, then, at the Effective Time, each share covered by a Cash Election (a “Cash Election Share”) shall be converted into the right to receive the Cash Payment and the Kansas Sale Consideration, each Mixed Election Share shall be converted into the right to receive the Mixed Consideration, each share of Effective Time Restricted Stock shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio and the Kansas Sale Consideration, and each share covered by a Stock Election (a “Stock Election Share”) that is not Effective Time Restricted Stock shall be converted into the right to receive:

(i) a number of shares of Parent Common Stock equal to the quotient determined by (A) the difference of the Aggregate Stock Number minus the number of shares of Parent

Common Stock to be issued in exchange for Mixed Election Shares, divided by (B) the number of Stock Election Shares;

(ii) an amount in cash, without interest, equal to the quotient determined by (A) the difference of the Aggregate Cash Number minus the sum of (x) the amount of cash (other than Kansas Sale Consideration) to be paid in exchange for Cash Election Shares plus (y) the amount of cash (other than Kansas Sale Consideration) to be paid in exchange for Mixed Election Shares, divided by (B) the number of Stock Election Shares; and

(iii) an amount in cash, without interest, equal to the Kansas Sale Consideration.

(g) If, taking into account the Elections made and deemed made pursuant to Section 2.1(d) and but for the terms of Section 2.1(c), the amount of cash to be paid by Parent as Base Merger Consideration would exceed the Aggregate Cash Amount, then each Stock Election Share shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio and the Kansas Sale Consideration, each Mixed Election Share shall be converted into the right to receive the Mixed Consideration, and each Cash Election Share shall be converted into the right to receive:

(i) an amount in cash, without interest, equal to the quotient determined by (A) the difference of the Aggregate Cash Number minus the amount of cash (other than Kansas Sale Consideration) to be paid in exchange for Mixed Election Shares, divided by (B) the number of Cash Election Shares;

(ii) a number of shares of Parent Common Stock equal to the quotient determined by (A) the difference of the Aggregate Stock Number minus the sum of (x) the number of shares of Parent Common Stock to be issued in exchange for Stock Election Shares plus (y) the number of shares of Parent Common Stock to be issued in exchange for Mixed Election Shares, divided by (B) the number of Cash Election Shares; and

(iii) an amount in cash, without interest, equal to the Kansas Sale Consideration.

(h) In the event that neither 2.1(f) nor Section 2.1(g) above is applicable, at the Effective Time, each Cash Election Share shall be converted into the right to receive the Cash Payment and the Kansas Sale Consideration, each Stock Election Share shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio and the Kansas Sale Consideration, and each Mixed Election Share, if any, shall be converted into the right to receive the Mixed Consideration.

(i) Parent and the Company shall mail the Form of Election to each person who is a holder of record of Company Common Stock on the record date for the Company’s stockholders’ meeting contemplated by Section 5.5 and shall use their commercially reasonable efforts to make the Form of Election available to all persons who become holders of Company Common Stock during the period between such record date and the Election Deadline. Parent and the Company agree to promptly comply with applicable SEC requirements with respect to the actions contemplated by this Section 2.1.

(j) To be effective, a Form of Election must be properly completed and signed by a record holder of Company Common Stock and submitted to the Exchange Agent and accompanied by the Certificates as to which the Election is being made. All Certificates so surrendered shall be subject to the exchange procedures set forth in Section 2.7. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Company Common Stock absent manifest error. The Form of Election and the Certificates must be received by the Exchange Agent by the close of business on the last business day prior to the date on which the vote with respect to the adoption and approval of this Agreement and the approval of the Merger at the Company’s stockholders’ meeting contemplated by Section 5.5 hereof is held (the “Election Deadline”) in order to be effective. The Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. An Election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election, accompanied by a Certificate, is thereafter submitted in accordance with this Section 2.1(j), such shares shall be deemed to be Mixed Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall be promptly be returned without charge to the person submitting same.

      2.2     Anti-Dilution Provisions.

      (a) In the event that Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend, or similar recapitalization with respect to such stock and if the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, stock combination or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted.

      (b) In the event that, prior to the Effective Time, Parent shall consummate a merger, consolidation, share exchange or other reorganization, or any other transaction with another person or entity pursuant to which the holders of Parent Common Stock receive or become entitled to receive securities, cash or other assets or any combination thereof, each holder of Company Common Stock shall be entitled to receive at the Effective Time for each share of Company Common Stock, the amount of cash applicable to the Election or deemed Election by such holder plus that amount of securities, cash or other assets that such holder would have received or become entitled to receive had such holder been the record holder of the number of shares of Parent Common Stock issuable to such holder of Company Common Stock pursuant to Section 2.1 (taking into account such holder’s Election) had the Effective Time occurred immediately prior to the consummation of such transaction.

      2.3     Shares Held by Parent, the Company or Subsidiaries. Each of the shares of Company Common Stock held by Parent or any Subsidiary of Parent or the Company or any Subsidiary of the Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      2.4     Dissenting Stockholders. Any holder of shares of Company Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Article 113 of the CBCA shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of the CBCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the CBCA, including the deposit of the Certificate or Certificates representing the shares for which payment is being made. In the event that immediately prior to the Effective Time a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, each such share shall thereupon be deemed a Mixed Election Share as of the Effective Time and shall be converted into, as of the Effective Time, the right to receive from Parent the Mixed Consideration, without any interest thereon, upon surrender by such holder of the Certificate or Certificates representing the shares of Company Common Stock held by such holder in accordance with Section 2.7.

      2.5     Treatment of Stock Options and Restricted Stock. Each outstanding Company Option and share of Company Restricted Stock shall be treated as provided in Section 5.10.

      2.6     Fractional Shares.

      (a) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

      (b) In lieu of such fractional share interests, Parent shall either (i) pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the last reported sale prices for a share of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source selected by Parent) for the twenty consecutive full trading days on which such shares are actually traded on the NYSE ending at the close of trading on the third trading day prior to the Closing Date or (ii) instruct the Exchange Agent to follow the procedures set forth in Section 2.6(c).

      (c) If Parent shall have instructed the Exchange Agent to follow the procedures in this Section 2.6(c):

(i) The Exchange Agent shall determine the excess of (A) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates pursuant to Section 2.1 if no effect were given to Section 2.6(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.1, taking into account the effect of Section 2.6(a) (such excess, the “Excess Shares”).

(ii) As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NYSE, in the manner set forth below.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates (or paid to Parent pursuant to Section 2.7(f)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates in accordance with Section 2.7.

      (d) The provisions of Section 2.6(a), (b) and (c) shall not apply with respect to fractional shares of Company Restricted Stock, which are governed by Section 5.10(b).

      2.7     Exchange of Certificates.

      (a) As of the Effective Time, Parent shall deposit with Parent’s transfer agent or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) (i) certificates evidencing a number of shares of Parent Common Stock equal to the Aggregate Stock Number and (ii) cash in the amount equal to the sum of the Aggregate Cash Amount and the aggregate Kansas Sale Consideration (such certificates for shares of Parent Common Stock and cash being hereinafter referred to as the “Exchange Fund”). From time to time as necessary, Parent shall deposit with the Exchange Agent cash to be paid in lieu of fractional shares as contemplated by Section 2.6 and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.7(d). The Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable after the Effective Time but in no event later than five business days thereafter, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time and each holder of Company Restricted Stock as to which the applicable forfeiture restrictions lapse as of the Effective Time (the “Certificates”) (other than any holder that previously submitted a properly completed and signed Form of Election accompanied by the Certificates as to which the Election was made) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates so delivered shall be duly endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. For purposes of this Agreement, “business day” means any day that is not a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

      (b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 2.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent (unless such Certificate or Certificates were previously delivered with a Form of Election) and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest) pursuant to Section 2.7(d). Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.7.

      (c) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

      (d) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.7(a), each Certificate theretofore representing shares of

Company Common Stock (other than shares to be canceled pursuant to Section 2.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.4) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.7(a). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason other than to perfect statutory dissenters’ rights, they shall be canceled and exchanged as provided in this Section 2.7. Shares of Parent Common Stock held in the Exchange Fund, until their issuance in the Merger upon surrender of Certificates or until such shares are delivered to a public official or Parent as contemplated by Section 2.7(f), shall be deemed issued and outstanding shares of Parent Common Stock. In connection with any meeting of stockholders of Parent, the Exchange Agent shall be directed to cause such shares to be present and counted for purposes of determining the presence of a quorum, and the Exchange Agent shall be directed to cause such shares to be voted for, voted against, abstained and not voted in the same proportion as the shares of Parent Common Stock outstanding and not held in the Exchange Fund. From and after such time as any shares of Parent Common Stock held in the Exchange Fund are returned to the Company as contemplated by the last sentence of Section 2.7(f), such shares shall be deemed to be held in treasury and shall not be considered issued and outstanding shares of Parent Common Stock.

      (e) Any portion of the Exchange Fund and any cash in lieu of fractional shares of Parent Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of the Company on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore received the Merger Consideration and cash and other dividends or distributions to which they are entitled under this Article II shall thereafter look only to Parent, as a general creditor thereof, for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

      (f) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      2.8     Expiration of Company Rights. At the Effective Time, the rights to purchase Company Common Stock in accordance with the Company Rights Agreement (each, a “Company Right”) shall expire as provided in the Rights Agreement Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1     Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Closing) (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (each reference to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

(a) Organization, Standing and Power. Each of the Company and its Significant Subsidiaries is a corporation, limited liability company or partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed could not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. All Subsidiaries of the Company and their respective jurisdictions of incorporation, organization or formation are identified on Schedule 3.1(a) of the Company Disclosure Schedule and all Subsidiaries of the Company that are Significant Subsidiaries of the Company are indicated as such on such schedule. As used in this Agreement: the term (i) “Significant Subsidiary” means any Subsidiary of the Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1.02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); (ii) “Company Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of the Company or any of its Subsidiaries), (x) is materially adverse to the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole, (y) would materially impair the ability of the Company to perform in a timely manner its obligations under this Agreement or (z) would prevent the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (1) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants), (2) any change or effect, including changes in laws, that affects the oil and gas exploration and development industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally) (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, a s compared to other industry participants, and exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas), or (3) any change or effect resulting from the announcement or pendency of this Agreement, the Merger or the other transactions contemplated hereby, and (iii) “Subsidiary” means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

(b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 24,900,000 shares of preferred stock, par value $1.00 per share, of the Company (“Company Preferred Stock”). At the close of business on March 31, 2004: (i) 43,099,951 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 100,000 shares of Company Common Stock were held by the Company in its treasury; (iv) up to 2,639,495 shares of Company Common Stock were subject to issuance under outstanding options or awards under the Company’s Initial Stock Option Plan, the Company’s 2000 Stock Incentive Plan, the Carbon Energy Corporation 1999 Stock Option Plan, as amended, and any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of the Company or any of the Company’s Subsidiaries or any predecessor thereof (collectively, “Company Stock Plans”); (v) 1,017,871 shares of Company Common Stock were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Company Stock Plans; (vi) 4,000,000 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 4.75% Senior Convertible Notes due 2021; and (vii) except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, no Voting Debt was issued and outstanding except the Company’s 4.75% Senior Convertible Notes due 2021. The term “Voting Debt” means bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All issued shares of Company Common Stock are validly issued, fully paid, and nonassessable and are not subject to preemptive rights. When shares subject to or reserved for issuance pursuant to the applicable Company Stock Plans, the Company’s 4.75% Senior Convertible Notes due 2021 are issued, such shares will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Subsidiary of the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such options, warrants or other rights are vested or unvested and the vesting schedule thereof) and all outstanding shares of Company Restricted Stock (and the schedule for lapsing of forfeiture restrictions on such shares). Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid and nonassessable, are not subject to preemptive rights, and are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, and except for changes since March 31, 2004 resulting from the exercise of stock options granted prior to March 31, 2004 pursuant to, or from issuances or purchases under, the Company Stock Plans, or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Company or any Subsidiary of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the

Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any Subsidiary of the Company to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and the Rights Agreement Amendment and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the CBCA and Articles of Incorporation and Bylaws of the Company (each as amended to date), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Rights Agreement Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the CBCA and the Articles of Incorporation and Bylaws of the Company (each as amended to date). This Agreement and the Rights Agreement Amendment have been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the CBCA and the Articles of Incorporation and Bylaws of the Company (each as amended to date), and assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, this Agreement and the Rights Agreement Amendment constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Rights Agreement Amendment do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Articles of Incorporation or Bylaws of the Company (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Rights Agreement Amendment by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meetings of the stockholders of the Company and Parent to be held in connection with the Merger (the “Joint Proxy Statement”) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Articles of Merger for the Merger with the Colorado Secretary of State; (D) filings with the NYSE; (E) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws, or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; (G) such governmental or tribal consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in oil and gas properties; and (H) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) SEC Documents.

(i) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement, definitive proxy statement and exhibit to the foregoing documents filed by the Company with the SEC since December 31, 2001 (the “Company SEC Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since December 31, 2001. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The financial statements of the Company included in the Company SEC Documents were prepared from the books and records of the Company and its Subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 2001 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

(ii) The Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity. Since December 31, 2001, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. Since December 31, 2001, to the knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Subsidiary of the Company. For purposes of this Agreement, “knowledge” means the actual knowledge of the officers listed on Schedule 3.1(d) of the Company Disclosure Schedule with respect to the Company, and on Schedule 3.2(d) of the Parent Disclosure Schedule with respect to Parent, without investigation. Set forth on Schedule 3.1(d) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and Subsidiaries of the Company.

(iii) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “S-4”) will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of the Company and at the date mailed to stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) in the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 2003, there has not been (i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and its Subsidiaries; (ii) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a) hereof; or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has resulted in or could reasonably be expected to result in a Company Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents or set forth on Schedule 3.1(g) of the Company Disclosure Schedule, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have resulted in or could reasonably be expected to result in a Company Material Adverse Effect, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2003 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003; and (ii) liabilities under this Agreement.

(h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of the Company (each as amended to date) or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold could not reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which could not reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company as of the date hereof, threatened, other than those the outcome of which could not reasonably be expected to result in a Company Material Adverse Effect.

(j) Litigation. Except as disclosed in the Company SEC Documents or as set forth on Schedule 3.1(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of Company (“Company Litigation”), and the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, that (in any case) could reasonably be expected to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company (“Company Order”) that could reasonably be expected to result in a Company Material Adverse Effect. The Company has entered into a final settlement agreement, and such final settlement agreement has received the approval of the applicable court or other Governmental Entity, with respect to all claims arising under that certain class action lawsuit filed in Denver District Court on December 26, 2002 against the Company by Mountain West Exploration, Inc., Joel Nelson and Synergy Operations Company LLC.

(k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company’s most recent audited financial statements) for which the Company or any of its Subsidiaries are reasonably likely to be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

(ii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth (A) the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which the Company or any of its Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith and adequately provided for in the Company’s most recent audited financial statements, all material deficiencies asserted as a result of any examination by any applicable taxing authority have been paid or fully settled. As of the date hereof, no audits or other administrative proceedings or court proceedings are pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against the Company or any of its Subsidiaries by any taxing authority with respect to any period. All material Hedging transactions entered into by the Company and its Subsidiaries have been properly identified for federal income tax purposes. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company, as the case may be, is or may be subject to Tax in that jurisdiction.

(iii) Neither the Company nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which the Company or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of its Subsidiaries for any taxable period ending after the Closing Date. Neither the Company nor any Subsidiary of the Company is subject to any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on the Company or any Subsidiary of the Company with respect to any period following the Closing Date. Neither the Company nor any Subsidiary of the Company has granted any power of attorney, which is currently in force with respect to any income, franchise, or similar Taxes or any income, franchise or similar Tax Returns.

(iv) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, indemnity, or allocation agreement or similar agreement, arrangement or practice.

(v) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

(vi) Neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

(vii) There are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

(viii) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(ix) None of the Company, its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member has participated, directly or indirectly, in any (A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. The Company and each Subsidiary of the Company has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(x) Neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code.

(xi) The Company’s net operating loss and capital loss carryforwards are at least $120,000,000 as measured under GAAP (excluding any loss carryforwards absorbed as a result of receiving the Kansas Sale Proceeds) and are not reasonably likely to expire sooner than the dates set forth on Schedule 3.1(k)(xi) of the Company Disclosure Schedule. Except as set forth in Schedule 3.1(k)(xi) of the Company Disclosure Schedule no such carryforwards are subject to limitation or restriction.

      For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

      “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company or any of its Subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its Subsidiaries is included.

(l) Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) There are no Company Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliates”), and there are no Company Employee Pension Benefit Plans which the Company or any Company ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to the Effective Time. As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any Subsidiaries of the Company or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long-or short-term disability, change of control, material fringe benefit, or any other similar plan, program or policy.

(ii) With respect to each Company Employee Benefit Plan, the Company has provided Parent with a true, correct and complete copy of: (A) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; and (E) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to such Company Employee Benefit Plan; and (F) a written description of each oral Company Employee Benefit Plan.

(iii) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter from the IRS that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. Any favorable determination letters referenced in this Section 3.1(l)(iii)

cover “GUST” as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made “good faith” amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

(iv) The Company has (A) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that are required to be filed and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for the Company and its Subsidiaries relating to the Company Employee Benefits Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from the Company or, to the knowledge of the Company, from any other person or entity, relative to any Company Employee Benefit Plan. The Company and its Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Company Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(v) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. The Company and its Subsidiaries are not subject to taxation on the income of any Company Employee Welfare Benefit Plan’s welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Company Welfare Employee Benefit Plans required to comply with the health care continuation coverage (“COBRA”) provisions of ERISA and the Code have complied with such requirements in all material respects.

(vi) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents, which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(vii) The Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, and, to the knowledge of the Company or any of its Subsidiaries, (A) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(viii) Neither the Company nor any entity that is, or within the preceding six years has been, a Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or that is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of its

Subsidiaries. No Company Employee Welfare Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(ix) The Company and its Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

(x) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director, or officer of the Company or its Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (C) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Subsidiary of the Company has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.1(l)(x) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

(xi) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary of the Company or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). As of the date of this Agreement, to the knowledge of the Company, no Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.

(xii) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(xiii) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(xiv) None of the assets of any Company Employee Pension Benefit Plan include “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407(d) of ERISA.

(xv) As used in this Agreement, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(xvi) Each Company Employee Benefit Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5001(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. As used in this Agreement, “HIPAA” means the provisions of

ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any regulations thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.

(xvii) Each Company Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company are allocated to or held in a “rabbi trust” or similar vehicle with respect to any such plan.

(m) Labor Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) As of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge or the Company, threatened, that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

(iii) As of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

(iv) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

(v) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not constitute and could not reasonably be expected to result in, a Company Material Adverse Effect.

(vi) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to (A) the Articles of Incorporation or Bylaws of the Company (each as amended to date) or any provision of the comparable charter or other organizational documents of any of its Subsidiaries, (B) any indemnification agreement to which the Company or any Subsidiary of the Company is a party or (C) applicable law, in each case under clauses (A), (B) and (C) that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

(n) Property. Except as set forth on Schedule 3.1(n) of the Company Disclosure Schedule:

(i) The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the “Company Intangible Property”), except where the failure to possess or have adequate rights to use such properties could not reasonably be expected to result in a Company Material Adverse Effect. All of the Company Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that could not reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture could reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any respect that constitutes or could reasonably be expected to result in a Company Material Adverse Effect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that (A) any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Company Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.1(n)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that could not reasonably be expected to result in a Company Material Adverse Effect.

(ii) All major items of operating equipment owned or leased by the Company and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in all material respect with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, the Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Reports (as hereinafter defined) as attributable to interests owned by the Company and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Documents filed prior to the date of this Agreement as owned by the Company and its Subsidiaries, free and clear of any liens, except: (A) liens reflected in the Company SEC Documents filed prior to the date of this Agreement, (B) liens for current taxes not yet due and payable, and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals due by the Company or any Subsidiary of the Company to any lessor of any such oil and gas leases have been properly paid, except in each case as could not reasonably be expected to result in a Company Material Adverse Effect.

(o) Environmental Matters.

For purposes of this Agreement:

(A) “Environmental Laws” means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity now in existence relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

(B) “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of “solid wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants,” or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates (for purposes of Section 3.1(o)) or in which Parent or any of its Subsidiaries operates (for purposes of Section 3.2(o)).

(C) “Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

(D) “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

Except as disclosed in the Company SEC Documents or set forth on Schedule 3.1(o) of the Company Disclosure Schedule:

(i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not reasonably be expected to result in a Company Material Adverse Effect.

(iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which could not reasonably be expected to result in a Company Material Adverse Effect.

(iv) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability could reasonably be expected to result in a Company Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that could reasonably be expected to result in a Company Material Adverse Effect.

(vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Company Material Adverse Effect.

(vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to result in a Company Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) of the Company Disclosure Schedule sets forth an insurance schedule of the Company’s and each of its Subsidiaries’ directors’ and officers’ liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance). As of the date of this Agreement, all such insurance policies are in full force and effect and all related premiums have been paid to date. As of the Closing Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date.

(q) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. addressed to such Board to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. Parent acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of Citigroup Global Markets Inc. delivered to the Company’s Board of Directors. The Company has been authorized by Citigroup Global Markets Inc. to include such opinion in its entirety in the Joint Proxy Statement included in the S-4 as long as such inclusion is in form and substance reasonably satisfactory to Citigroup Global Markets Inc. and its counsel.

(r) Board Recommendation; Company Action; Vote Required. The Board of Directors of the Company has, by resolutions duly adopted by the directors and not subsequently rescinded or modified in any way, unanimously (except for Scott Sheffield, who recused himself from voting with respect to these matters and did not participate in such meeting) (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that the Merger and this Agreement be submitted for consideration by the stockholders of the Company at a meeting of the Company’s stockholders and (iv) recommended that the stockholders of the Company approve the Merger and this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 4.2(d) or Section 5.5(b) shall not be a breach of the representation in this clause (iv)). The directors of the Company have advised the Company that, as of the date hereof, they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement.

(s) Beneficial Ownership of Parent Common Stock. As of the date hereof, neither the Company nor any of its Subsidiaries “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Parent Common Stock or any of Parent’s outstanding debt securities.

(t) Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to Parent), no broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u) Amendment to Rights Agreement.

(i) The Board of Directors of the Company, by execution of the Rights Agreement Amendment, has taken all necessary action to amend the Company Rights Agreement (other than obtaining the signature of the Rights Agent thereunder to the Rights Agreement Amendment) so that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock into the right to receive the Merger Consideration in accordance with Article II of this Agreement, and the consummation of the Merger or any other transaction contemplated hereby will cause (A) the Company Rights to become exercisable under the Company Rights Agreement, (B) Parent or any of its Subsidiaries to be deemed an “Acquiring Person” (as defined in the Company Rights Agreement), (C) any such event to be deemed a “Adjustment Event” (as defined in the Company Rights Agreement) or (D) the “Share Acquisition Date” (as defined in the Company Rights Agreement) to occur upon any such event.

(ii) The Board of Directors of the Company, by execution of the Rights Agreement Amendment, has taken all necessary action to amend the Company Rights Agreement (other than obtaining the signature of the Rights Agent thereunder to the Rights Agreement Amendment) so that Section 13 thereof will not apply to the Merger.

(iii) As of the date of this Agreement, the Company Rights have not separated from Company Common Stock and no distribution of Right Certificates (as defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(v) Controls and Procedures; Corporate Governance.

(i) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has made available to Parent a summary of (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (B) any material weaknesses in the Company’s internal controls, and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company’s Exchange Act reports is made known to the Company’s principal executive officer and its principal financial officer by others within the Company and its Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(iii) The Company is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(w) Investment Company. Neither the Company nor any of the Subsidiaries of the Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

(x) Reserve Reports. The Company has furnished to Parent the Company’s estimate of the Company’s and the Company’s Subsidiaries’ oil and gas reserves as of January 1, 2004, audited by Netherland, Sewell & Associates, Inc. (the “Company Reserve Reports”). Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was accurate and (ii) the estimates of proved reserves used by the Company in connection with the preparation of the Company Reserve Reports and provided by the Company to Netherland, Sewell & Associates, Inc. in connection with its audit of the Company Reserve Reports are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

(y) Hedging. The Company SEC Documents accurately summarize the outstanding Hedging positions attributable to the production of the Company and the Subsidiaries of the Company as of the date reflected therein. Schedule 3.1(g) of the Company Disclosure Schedules sets forth all Hedging positions of the Company and its Subsidiaries in place as of the date hereof (including those entered into in contemplation of this Agreement). “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination or any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

(z) Natural Gas Act. Except as set forth on Schedule 3.1(z) of the Company Disclosure Schedule, any gas gathering system constituting a part of the properties of the Company or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the Natural Gas Act (the “NGA”); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the “FERC”) under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

(aa) Certain Contracts and Arrangements. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, materially limit or restrict Parent, the Surviving Corporation or any of Parent’s other Subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into the ordinary course of business. Schedule 3.1(aa) of the Company Disclosure Schedule and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 set forth a true and complete list of each agreement to which the Company or any Subsidiary of the Company is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company on the date hereof (collectively, the “Company Contracts”). Except as could not reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Other than as contemplated by Section 3.1(c), no consents, assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Company Material Adverse Effect.

(bb) Reorganization Classification. The Company has not taken any action that causes the Merger and the LLC Sub Merger not to qualify as a reorganization, within the meaning of section 368(a)(1) of the Code, and has not failed to take any action which if taken would have prevented the Merger and the LLC Sub Merger from not qualifying as such a reorganization.

      3.2     Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (such representations and warranties being deemed to be made as of the date hereof and as of Closing) (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) (each reference contained herein to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

(a) Organization, Standing and Power. Each of Parent, Merger Sub and its Significant Subsidiaries is a corporation, limited liability company or partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed could not reasonably be expected to result in a Parent Material Adverse Effect. All Subsidiaries of Parent and their respective jurisdictions of incorporation, organization or formation are identified on Schedule 3.2(a) of the Parent Disclosure Schedule and all Subsidiaries of Parent that are Significant Subsidiaries of Parent are indicated as such on such schedule. Parent has heretofore delivered to the Company complete and correct copies of its Amended and Restated Certificate of Incorporation and Restated Bylaws, each as amended to date, and complete and correct copies of the Articles of Incorporation and Bylaws of Merger Sub. “Parent Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing (whether or not (A) foreseeable or known as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with such other results, occurrences, conditions, facts, changes, violations, events or effects (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of Parent or any of its Subsidiaries), (x) is materially adverse to the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole, (y) would materially impair the ability of Parent to perform in a timely manner its obligations under this Agreement or (z) would prevent the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (1) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, as compared to other industry participants), (2) any change or effect, including changes in laws, that affects the oil and gas exploration and development industry or exploration and production companies of a similar size to Parent and a majority of whose reserves are natural gas generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry or exploration and production companies of a similar size to Parent and a majority of whose reserves are natural gas generally) (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, as compared to other industry participants, and exploration and production companies of a similar size to Parent and a majority of whose reserves are natural gas), or (3) any change or effect resulting from the announcement or pendency of this Agreement, the Merger or the other transactions contemplated hereby.

(b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share, of Parent (“Parent Preferred Stock”). At the close of business on April 30, 2004: (i) 120,174,520 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) 17,501 shares of Parent Common Stock were held by Parent in its treasury; (iv) 5,873,576 shares of Parent Common Stock were subject to issuance under outstanding options or awards under the 1991 Stock Option Plan of Mesa, Inc., 1996 Incentive Plan of Mesa, Inc., Parker & Parsley Long-Term Incentive Plan, Parent’s Long-Term Incentive Plan (as amended), Parent’s Employee Stock Purchase Plan (as amended) and any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of Parent or any of Parent’s Subsidiaries or any predecessor thereof (collectively, “Parent Stock Plans”) (excluding shares subject to issuance under Parent’s Employee Stock Purchase Plan (as amended)); (v) 6,420,865 shares of Parent Common Stock were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Parent Stock Plans (excluding shares subject to issuance under Parent’s Employee Stock Purchase Plan (as amended)); (vi) 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of Parent Rights; and (vii) no Voting Debt was issued and outstanding. All issued shares of Parent capital stock are validly issued, fully paid, and nonassessable and not subject to preemptive rights. When shares subject to or reserved for issuance pursuant to the applicable Parent Stock Plans or the Parent Rights are issued, such shares will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.2(b) of the Parent Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of Parent are validly issued, fully paid and nonassessable, are not subject to preemptive rights, and are owned by Parent or a direct or indirect wholly owned Subsidiary of Parent free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) of the Parent Disclosure Schedule, and except for changes since April 30, 2004 resulting from the grant or exercise of stock options granted prior to the date hereof pursuant to, or from issuances or purchases under, Parent Stock Plans, and except for changes from the grant or exercise of stock options under Parent’s Employee Stock Purchase Plan, or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Parent; (i) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Parent or any Subsidiary of Parent; and (i) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent that will limit in any way the solicitation of proxies by or on behalf of Parent from, or the casting of votes by, the stockholders of Parent with respect to the Merger. There are no restrictions on Parent to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.2(b) of the Parent Disclosure Schedule, there are no agreements requiring Parent or any Subsidiary of Parent to make contributions to the capital of, or lend or advance funds to, any Subsidiary of Parent. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

(c) Authority; No Violations, Consents and Approvals.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of the issuance of shares of Parent Common Stock pursuant to the Merger by the stockholders of Parent in accordance with the rules and regulations of the NYSE, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject, with respect to the consummation of the Merger, to approval of the issuance of shares of Parent Common Stock pursuant to the Merger by the stockholders of Parent in accordance with the rules and regulations of the NYSE. This Agreement has been duly executed and delivered by Parent, subject, with respect to consummation of the Merger, to approval of the issuance of shares of Parent Common Stock pursuant to the Merger by the stockholders of Parent in accordance with the rules and regulations of the NYSE, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of Merger Sub, has approved this Agreement and the Merger in its capacity as sole stockholder of Merger Sub. Merger Sub has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub; and this Agreement has been duly executed and delivered by Merger Sub.

(ii) Except as set forth on Schedule 3.2(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, or otherwise result in a material detriment to Parent or any of its Subsidiaries under, any provision of (A) the Amended and Restated Certificate of Incorporation and Restated Bylaws of Parent (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Joint Proxy Statement, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Articles of Merger for the Merger with the Colorado Secretary of State; (D) filings with, and approval of, the NYSE; (E) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; (G) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests or the change of control of ownership in oil and gas properties; and (H) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(d) SEC Documents.

(i) Parent has made available to the Company a true and complete copy of each report, schedule, registration statement, definitive proxy statement and exhibit to the foregoing documents filed by Parent with the SEC since December 31, 2001 (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since December 31, 2001. As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The financial statements of Parent included in the Parent SEC Documents were prepared from the books and records of Parent and its Subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Parent SEC Documents, there are no agreements, arrangements or understandings between Parent and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 2001 an Affiliate of Parent that are required to be disclosed in the Parent SEC Documents.

(ii) Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity. Since December 31, 2001, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices. Since December 31, 2001, to the knowledge of Parent, no officer or director of Parent has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Parent or any Subsidiary of Parent. Set forth on Schedule 3.2(d) of the Parent Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Parent and Subsidiaries of Company.

(iii) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Parent or Merger Sub and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of the Company or Parent, as the case may be, or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, insofar as it relates to Parent or Merger Sub or Subsidiaries of Parent or other information supplied by Parent or Merger Sub for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.2(f) of the Parent Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Parent SEC Documents, or except as contemplated by this Agreement, since December 31, 2003 there has not been: (i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Parent and its Subsidiaries; (ii) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b); or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has resulted in or could reasonably be expected to result in a Parent Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as set forth in the Parent SEC Documents or set forth on Schedule 3.2(g) of the Parent Disclosure Schedule, as of the date hereof, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have resulted in or could reasonably be expected to result in a Parent Material Adverse Effect, other than: (i) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2003 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2003; and (ii) liabilities under this Agreement.

(h) No Default. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Amended and Restated Certificate of Incorporation or Restated Bylaws of Parent (each as amended to date) or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate could not reasonably be expected to result in a Parent Material Adverse Effect.

(i) Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold could not reasonably be expected to result in a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to result in a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Documents, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which could not reasonably be expected to result in a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent as of the date hereof, threatened, other than those the outcome of which could not reasonably be expected to result in a Parent Material Adverse Effect.

(j) Litigation. Except as disclosed in the Parent SEC Documents or as set forth on Schedule 3.2(j) of the Parent Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against or affecting Parent or any Subsidiary of Parent (“Parent Litigation”), and Parent and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Parent Litigation, that (in any case) could reasonably be expected to result in a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent (“Parent Order”) that could reasonably be expected to result in a Parent Material Adverse Effect.

(k) Taxes. Except as set forth on Schedule 3.2(k) of the Parent Disclosure Schedule:

(i) Each of Parent, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which Parent or any of its Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns and all other material Tax Returns required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Parent ’s most recent audited financial statements) for which Parent or any of its Subsidiaries are reasonably likely to be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

(ii) Schedule 3.2(k) of the Parent Disclosure Schedule sets forth (A) the last taxable period through which the federal income Tax Returns of Parent and any of its Subsidiaries have been examined by the IRS or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which Parent or any of its Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith and adequately provided for in Parent’s most recent audited financial statements, all material deficiencies asserted as a result of any examination by any applicable taxing authority have been paid or fully settled. As of the date hereof, no audits or other administrative proceedings or court proceedings are pending, or to the knowledge of Parent, threatened, with regard to any Taxes for which Parent or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against Parent or any of its Subsidiaries by any taxing authority with respect to any period. All material Hedging transactions entered into by Parent and its Subsidiaries have been properly identified for federal income tax purposes. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where Parent or any Subsidiary of Parent does not file Tax Returns that Parent or such Subsidiary of Parent, as the case may be, is or may be subject to Tax in that jurisdiction.

(iii) Neither Parent nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which Parent or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for Parent or any of its Subsidiaries for any taxable period ending after the Closing Date. Neither Parent nor any Subsidiary of Parent is subject to any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on Parent or any Subsidiary of Parent with respect to any period following the Closing Date. Neither Parent nor any Subsidiary of Parent has granted any power of attorney, which is currently in force with respect to any income, franchise, or similar Taxes or any income, franchise or similar Tax Returns.

(iv) Neither Parent nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax sharing, indemnity or allocation agreement or similar agreement, arrangement or practice.

(v) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of Parent or any of its Subsidiaries and, to the knowledge of Parent, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by Parent or any of its Subsidiaries have been proposed in written form.

(vi) Neither Parent nor any of its Subsidiaries has agreed to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of Parent or any of its Subsidiaries. To the knowledge of Parent, neither the IRS nor any other taxing authority has proposed in writing, and neither Parent nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

(vii) There are no material excess loss accounts or deferred intercompany transactions between Parent and/or any of its Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

(viii) Neither Parent nor any Subsidiary of Parent has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(ix) None of Parent, its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of Parent or its Subsidiaries is or was a member has participated, directly or indirectly, in any (A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. Parent and each Subsidiary of Parent has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(x) Parent’s net operating loss and capital loss carryforwards are at least $660,000,000 as measured under GAAP, and are not reasonably likely to expire sooner than the dates set forth on Schedule 3.2(k)(x) of the Parent Disclosure Schedule. Except as set forth on Schedule 3.2(k)(x) of the Parent Disclosure Schedule no such carryforwards are subject to limitation or restriction.

(l) Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.2(l) of the Parent Disclosure Schedule or in the Parent SEC Documents:

(i) There are no Parent Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by Parent or any entity with which Parent is considered a single employer under Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA Affiliates”) or which Parent or any Parent ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to the Effective Time. As used in this Agreement, “Parent Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of Parent or any Subsidiaries of Parent or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Parent Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Parent Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long-or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

(ii) With respect to each Parent Employee Benefit Plan, Parent has provided Company with a true, correct and complete copy of: (A) each writing constituting a part of such Parent Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; (E) all notices given to such Parent Employee Benefit Plan, Parent, or any Parent ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to such Parent Employee Benefit Plan; and (F) a written description of each oral Company Employee Benefit Plan.

(iii) Each Parent Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Parent Employee Benefit Plan”), has received a favorable determination letter from the IRS that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Parent Employee Benefit Plan. Any favorable determination letters referenced in this Section 3.2(l)(iii) cover “GUST” as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Parent Employee Benefit Plan has timely made “good faith” amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Parent Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

(iv) Parent has (A) filed or caused to be filed all returns and reports on the Parent Employee Benefit Plans that are required to be filed and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for Parent and its Subsidiaries relating to the Company Employee Benefit Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from Parent or, to the knowledge of Parent, from any other person or entity, relative to any Parent Employee Benefit Plan. Parent and its Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Parent Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(v) The funding, if any, under each Parent Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Parent and its Subsidiaries are not subject to taxation on the income of any Parent Employee Welfare Benefit Plan’s welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Parent Welfare Employee Benefit Plans required to comply with the COBRA provisions of ERISA and the Code have complied with such requirements in all material respects.

(vi) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Parent Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Parent SEC Documents which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(vii) Parent and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Employee Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan which could reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, and, to the knowledge of the Parent or any of its Subsidiaries, (A) no prohibited transaction has occurred with respect to any Parent Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Parent Employee Benefit Plan.

(viii) Neither Parent nor any entity that is, or within the preceding six years has been, a Parent ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or that is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by Parent or any of its Subsidiaries. No Parent Employee Welfare Plan is a multiple employee welfare arrangement as defined in Section 3(40) of ERISA.

(ix) Parent and its Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

(x) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director, or officer of Parent or its Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (C) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither Parent nor any Subsidiary of Parent has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.2(l)(x) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

(xi) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims, or orders pending or, to the knowledge of the Parent, threatened against the Parent, any Subsidiary of Parent, or any Parent Employee Benefit Plan related to any Parent Employee Benefit Plan (other than claims in the ordinary course of business). As of the date of this Agreement, to the knowledge of Parent, no Parent Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Parent Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.

(xii) Parent has the right to amend or terminate each Parent Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Parent Employee Pension Benefit Plan.

(xiii) Neither Parent nor any Parent ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Parent Employee Benefit Plan or modify, change or terminate any existing Parent Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. To the knowledge of Parent, no events have occurred or are expected to occur with respect to any Parent Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(xiv) None of the assets of any Parent Employee Pension Benefit Plan include “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407(d) of ERISA.

(xv) Each Parent Employee Benefit Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5001(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law.

(xvi) Each Parent Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Parent are allocated to or held in a “rabbi trust” or similar vehicle with respect to any such plan.

(m) Labor Matters. Except as set forth on Schedule 3.2(m) of the Parent Disclosure Schedule or in the Parent SEC Documents:

(i) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Parent or any of its Subsidiaries, nor does Parent or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) As of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Parent or any of its Subsidiaries pending, or, to the knowledge or Parent, threatened, that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

(iii) As of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Parent pending, or, to the knowledge of Parent or any of its Subsidiaries, threatened, that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

(iv) There is no strike, dispute, slowdown, work stoppage, or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent, or any of its Subsidiaries that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

(v) Parent and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not constitute, and could reasonably be expected to result in, a Parent Material Adverse Effect.

(vi) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Parent or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of Parent or any of its Subsidiaries is or may be entitled to claim indemnification from Parent or any of its Subsidiaries pursuant to (A) the Amended and Restated Certificate of Incorporation or Restated Bylaws (each as amended to date) of Parent or any provision of the comparable charter or other organizational documents of any of its Subsidiaries, (B) any indemnification agreement to which Parent or any Subsidiary of Parent is a party or (C) applicable law, in each case under clauses (A), (B) and (C) that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

(n) Property. Except as set forth on Schedule 3.2(n) of the Parent Disclosure Schedule:

(i) Parent and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the businesses of each of Parent and its Subsidiaries (collectively, the “Parent Intangible Property”), except where the failure to possess or have adequate rights to use such properties could not reasonably be expected to result in a Parent Material Adverse Effect. All of the Parent Intangible Property is owned or licensed by Parent or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that could not reasonably be expected to result in a Parent Material Adverse Effect and neither Parent nor any such Subsidiary has forfeited or otherwise relinquished any Parent Intangible Property which forfeiture could reasonably be expected to result in a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intangible Property by Parent or its Subsidiaries does not, in any respect that constitutes or could reasonably be expected to result in a Parent Material Adverse Effect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither Parent nor any of its Subsidiaries has received any notice of any claim or otherwise knows that (A) any of the Parent Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Parent Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Parent Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.2(n)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that could not reasonably be expected to result in a Parent Material Adverse Effect.

(ii) All major items of operating equipment owned or leased by Parent and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of Parent and its Subsidiaries, to comply in all material respect with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, Parent and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Reports (as hereinafter defined) as attributable to interests owned by Parent and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Parent SEC Documents filed prior to the date of this Agreement as owned by Parent and its Subsidiaries, free and clear of any liens, except: (A) liens reflected in the Parent SEC Documents filed prior to the date of this Agreement, (B) liens for current taxes not yet due and payable, and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. The leases and other agreements pursuant to which Parent and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Parent Reserve Reports are in good standing, valid and effective, and the rentals due by Parent or any Subsidiary of Parent to any lessor of any such oil and gas leases have been properly paid, except in each case as could not reasonably be expected to result in a Parent Material Adverse Effect.

(o) Environmental Matters. Except as disclosed in the Parent SEC Documents or set forth on Schedule 3.2(o) of the Parent Disclosure Schedule:

(i) The operations of Parent and its Subsidiaries have been conducted, are, and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Parent Material Adverse Effect.

(ii) Parent and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not reasonably be expected to result in a Parent Material Adverse Effect.

(iii) Parent and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which could not reasonably be expected to result in a Parent Material Adverse Effect.

(iv) Parent and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability could reasonably be expected to result in a Parent Material Adverse Effect.

(v) Neither Parent nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that could reasonably be expected to result in a Parent Material Adverse Effect.

(vi) The operations of Parent or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Parent Material Adverse Effect.

(vii) To the knowledge of Parent, there is not now on or in any property of Parent or its Subsidiaries or any property for which Parent or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to result in a Parent Material Adverse Effect.

(p) Insurance. Schedule 3.2(p) of the Parent Disclosure Schedule sets forth an insurance schedule of Parent’s and each of its Subsidiaries’ directors’ and officers’ liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. Parent maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Parent and each of its Subsidiaries (taking into account the cost and availability of such insurance). As of the date of this Agreement, all insurance policies are in full force and effect and all related premiums have been paid to date. As of the Closing Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date.

(q) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of J.P. Morgan Securities Inc. addressed to such Board to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Parent. The Company acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of J.P. Morgan Securities Inc. delivered to the Parent Board of Directors. Parent has been authorized by J.P. Morgan Securities Inc. to include such opinion in its entirety in the Joint Proxy Statement included in the S-4 as long as such inclusion is in form and substance reasonably satisfactory to J.P. Morgan Securities Inc. and its counsel.

(r) Board Recommendation; Company Action; Vote Required. The Board of Directors of Parent has, by resolutions duly adopted by the directors and not subsequently rescinded or modified in any way, unanimously (except for Scott Sheffield, who recused himself from voting with respect to these matters and did not participate in such meeting) (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, the issuance of shares of Parent Common Stock pursuant to the Merger and the other transactions contemplated hereby are advisable and in the best interests of Parent, (ii) approved and adopted this Agreement, approved the Merger and the other transactions contemplated hereby and approved the issuance of shares of Parent Common Stock pursuant to the Merger, (iii) directed that the issuance of shares of Parent Common Stock pursuant to the Merger be submitted for consideration by the stockholders of Parent at a meeting of Parent’s stockholders and (iv) recommended that Parent’s stockholders vote in favor of the issuance of shares of Parent Common Stock pursuant to the Merger at a meeting of Parent’s stockholders. The directors of Parent have advised Parent that, as of the date of this Agreement, they intend to vote or cause to be voted all of the shares of Parent Common Stock beneficially owned by them and their affiliates in favor of approval of the issuance of shares of Parent Common Stock pursuant to the Merger. The affirmative vote of a majority of votes cast by holders of Parent Common Stock, provided that the total vote cast represents over 50% in interest of all shares of Parent Common Stock entitled to vote, is the only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of shares of Parent Common stock pursuant to the Merger.

(s) Beneficial Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of its Subsidiaries beneficially owns any of the outstanding Company Common Stock.

(t) Brokers. Except for the fees and expenses payable to J.P. Morgan Securities Inc., which fees are reflected in its engagement letters with Parent (copies of which have been delivered to the Company), no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(u) Controls and Procedures; Corporate Governance.

(i) Each of Parent and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets; (C) access to Parent’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Parent’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent has made available to the Company a summary of (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data, (B) any material weaknesses in Parent’s internal controls, and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(ii) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent required to be disclosed in Parent’s Exchange Act reports is made known to Parent’s principal executive officer and its principal financial officer by others within Parent and its Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(iii) Parent is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(v) Investment Company. Neither Parent nor any of the Subsidiaries of Parent is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

(w) Reserve Reports. Parent has furnished to the Company Parent’s estimate of Parent’s and Parent’s Subsidiaries’ oil and gas reserves as of January 1, 2004, audited by Netherland, Sewell & Associates, Inc. (the “Parent Reserve Reports”). Except as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) the factual, non-interpretive data on which the Parent Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Reports was accurate and (ii) the estimates of proved reserves used by Parent in connection with the preparation of the Parent Reserve Reports and provided by Parent to Netherland, Sewell & Associates, Inc. in connection with its audit of the Parent Reserve Reports are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

(x) Hedging. The Parent SEC Documents accurately summarize the outstanding Hedging positions attributable to the production of Parent and the Subsidiaries of Parent as of the date reflected therein. Schedule 3.2(x) of the Parent Disclosure Schedule sets forth all Hedging positions of Parent and its Subsidiaries in place as of the date hereof (including those entered into in contemplation of this Agreement).

(y) Natural Gas Act. Except as set forth on Schedule 3.2(y) of the Parent Disclosure Schedule, any gas gathering system constituting a part of the properties of Parent or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

(z) Certain Contracts and Arrangements. Neither Parent nor any of its Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts Parent or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, materially limit or restrict Parent, the Surviving Corporation or any of Parent’s other Subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into the ordinary course of business. Schedule 3.2(z) of the Parent Disclosure Schedule and the documents filed or incorporated by reference in Parent’s Annual Report on Form 10-K for the year ended December 31, 2003 set forth a true and complete list of each agreement to which Parent or any Subsidiary of Parent is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such a registration statement was filed by Parent on the date hereof (collectively, the “Parent Contracts”). Except as could not reasonably be expected to result in a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Other than as contemplated by Section 3.2(c), no consents, assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Parent Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Parent Material Adverse Effect.

(aa) Reorganization Classification. Parent has not taken any action that causes the Merger and the LLC Sub Merger not to qualify as a reorganization, within the meaning of section 368(a)(1) of the Code, and has not failed to take any action which if taken would have prevented the Merger and the LLC Sub Merger from not qualifying as such a reorganization. Merger Sub has not taken any action that causes the Merger and the LLC Sub Merger not to qualify as such a reorganization and has not failed to take any action which if taken would have prevented the Merger and the LLC Sub Merger from not qualifying as such a reorganization. Notwithstanding the foregoing, under no circumstances shall Parent or Merger Sub be required to alter or amend the Merger Consideration to cause the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code, and under no circumstances shall the failure so to alter or amend the Merger Consideration be deemed a breach of this Section 3.2(aa).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

      4.1     Conduct of Business by the Company and Parent Pending the Merger. (a) Prior to the Effective Time, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent in writing or except as set forth or Schedule 4.1(a) of the Company Disclosure Schedule or otherwise contemplated by this Agreement):

(i) The Company and each of its Subsidiaries shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject to Section 5.9, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(ii) Except for transactions solely among the Company and its Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or otherwise authorize, recommend or propose any material change in its capitalization; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

(iii) The Company shall not and it shall not permit any of its Subsidiaries to issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than (A) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Company Stock Plans, or pursuant to the Company’s 4.75% Senior Convertible Notes due 2021, and (B) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock to its parent.

(iv) The Company shall not amend or propose to amend its Articles of Incorporation or Bylaws.

(v) The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof except for the acquisition of assets in the ordinary course of business in accordance with the Company Budget.

(vi) Other than: (A) as may be necessary or required by law to consummate the transactions contemplated hereby, (B) sales, leases, encumbrances or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or (C) under agreements set forth on Schedule 4.1(a)(vi) of the Company Disclosure Schedule, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets other than hydrocarbons, subject to the limitations in clause (xv) hereof.

(vii) Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Significant Subsidiaries.

(viii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(ix) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), other than with wholly owned Subsidiaries of the Company, on terms less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(x) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies of similar size engaged in their respective businesses.

(xi) The Company shall not (A) make, change or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect the Company or Parent, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election; (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect the Company or Parent; or (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect the Company or Parent.

(xii) The Company shall not and it shall not permit any of its Subsidiaries to: (A) grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not directors or officers made in the ordinary course of business and in accordance with past practice; (B) pay or agree to pay any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Employee Benefit Plans or pension plans, in each case as in effect on the date hereof to any such director, officer or employee, whether past or present; (C) amend or modify in any material respect or receive any assets from pension plans or Company Employee Benefits Plans; (D) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee; (E) grant any options or other awards under the Company Stock Plans; or (F) become obligated under any new Company Employee Benefit Plan or pension plan, which was not in existence or approved by the Board of Directors of the Company prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

(xiii) The Company shall not, nor shall the Company permit any of its Subsidiaries to (A) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Subsidiaries of the Company, (B) incur any indebtedness for borrowed money (except (x) to finance any transactions or capital or other expenditures permitted by this Agreement) and regular borrowings under credit facilities made in the ordinary course of the Company’s cash management practices, (y) refinancings of existing debt and (z) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee, assume or otherwise become liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others; (C) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof; or (D) make or commit to make aggregate capital expenditures in excess of an amount equal to the sum of capital expenditures budgeted by the Company for the fiscal year ending December 31, 2004 as provided in the capital expenditure budget set forth on Schedule 4.1(a)(xiii) of the Company Disclosure Schedule (the “Company Budget”), less any budgeted capital expenditures expended prior to the date of this Agreement.

(xiv) The Company shall not, nor shall the Company permit any of its Subsidiaries to, settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $200,000 in any one case by or to the Company or any of its Subsidiaries.

(xv) The Company shall not enter into new contracts to sell hydrocarbons other than in the ordinary course of business at market pricing, but in no event having a duration of longer than three months.

(xvi) The Company shall not, nor shall the Company permit any of its Subsidiaries to, write off any accounts or notes receivable, except in the ordinary course of business consistent with past practice or as may be required by GAAP.

(xvii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Subsidiary of the Company, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent’s other Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of (A) the Company or any of its Subsidiaries or (B) Parent, the Surviving Corporation or any of Parent’s other Subsidiaries.

(xviii) Except in the ordinary course consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A) terminate any existing gas purchase, exchange or transportation contract, or (B) enter into any new contract for the supply, transportation, storage or exchange of gas or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within 30 days without penalty.

(xix) The Company shall not make or assume any Hedges except as set forth in Section 5.23.

(xx) The Company shall not, nor shall the Company permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

(b) Prior to the Effective Time, Parent agrees as to itself and its Subsidiaries that (except to the extent that the Company shall otherwise consent in writing):

(i) Parent shall not adopt or propose to adopt any amendments to its charter documents that would have a material adverse impact on the consummation of the transactions contemplated by this Agreement or alter the terms of the Parent Common Stock.

(ii) Parent shall not declare or pay any dividends or make other distributions in respect of any of its capital stock, except for the declaration and payment of regular cash dividends with usual record and payment dates in accordance with past practice and dividends from a Subsidiary of Parent to Parent or to another Subsidiary of Parent.

(iii) Parent shall not adopt a plan of complete or partial liquidation or dissolution of Parent.

(iv) Other than any acquisition as to which the purchase price is not in excess of $200 million, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association of other business organization or division thereof the principal business of which is not related to the exploration, development or production of oil or natural gas or other minerals.

(v) Parent shall not acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transactions would prevent or materially delay the stockholders’ meeting of Parent contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

(vi) Parent shall not, nor shall Parent permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

      4.2     Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any person or entity with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 4.2(d) and Section 7.1(g)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself (except as permitted pursuant to Section 4.2(d) and Section 7.1(g)). The Company and its Subsidiaries shall, and the Company shall use all reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.

(b)

(i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person, entity or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent (A) a copy of all written materials subsequently provided by the person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry and (B) a copy of all material written materials subsequently provided to the person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry to the extent not previously provided to Parent.

(ii) The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 4.2(a) and under circumstances in which the Company has complied with all of its obligations under Section 4.2(a) and (b), in the event that, prior to the approval of the Merger and this Agreement by the stockholders of the Company as provided herein, the Company receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Special Committee of Directors appointed to consider the transaction proposal by Parent with respect to the Company or its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2) and (B) contemporaneously with furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

(d) In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met: (i) a Superior Offer with respect to it has been made and has not been withdrawn; (ii) approval of the Merger and this Agreement by the stockholders of the Company as provided herein has not occurred; (iii) it shall have (A) provided to Parent written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer (including the most current version of any definitive agreement proposed to be entered into in connection therewith) and the identity of the person, entity or Group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all material written materials delivered to the person, entity or Group making the Superior Offer in connection with such Superior Offer that were not previously provided to Parent, and (C) made available to Parent all materials and information made available to the person, entity or Group making the Superior Offer in connection with such Superior Offer; and (iv) it shall not have breached in any material respect any of the provisions set forth in Section 4.2.

(e) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 5.5(b), the obligation of the Company to call, give notice of, convene and hold its stockholders’ meeting as contemplated in Section 5.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it unless this Agreement is terminated. Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement, the Company shall not (i) submit to the vote of its stockholders any Acquisition Proposal other than the Merger, or (ii) enter into any agreement, agreement-in-principle or letter of intent (other than the confidentiality agreement referenced in Section 4.2(c)) with respect to or accept any Acquisition Proposal other than the Merger (or resolve to or publicly propose to do any of the foregoing).

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; and provided further that the Board of Directors or the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its outside legal counsel and its financial adviser) that such Acquisition Proposal is a Superior Offer. Without limiting the foregoing sentence, the Company shall not make a Change of Recommendation to recommend that its stockholders accept a tender or exchange offer unless specifically permitted pursuant to the terms of Section 4.2(d).

(g) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) “Superior Offer” shall mean an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or substantially all of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person, entity or Group making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Preparation of S-4 and the Joint Proxy Statement. Parent and the Company shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent and the Company shall prepare, and Parent will file with the SEC, the S-4 in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the S-4, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date. Parent and the Company each agree to use its commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement and the S-4. Parent shall use its commercially reasonable efforts to obtain all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock in the Merger, upon the exercise of the Company Options and upon conversion of the Company’s 4.75% Senior Convertible Notes due 2021, and each of Parent and the Company shall furnish all information concerning Parent and the Company and its respective stockholders as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

      5.2     Letter of the Company’s Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a letter of BDO Seidman, LLP, the Company’s independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

      5.3     Letter of Parent’s Accountants. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, Parent’s independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

      5.4     Access to Information.

(a) Upon reasonable notice, Parent and the Company, as the case may be, shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the others, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, as well as to its officers and employees and, during such period, each of Parent and the Company, as the case may be, shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the others (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, including, without limitation, information to confirm the accuracy of the representations and warranties set forth in Section 3.1(v) and 3.2(u); provided, however, that Parent and the Company shall not be required to disclose any information that would breach the confidentiality terms of any agreement existing on the date hereof or that would breach an attorney client privilege (provided that (i) upon the request of Parent, the Company will use commercially reasonable efforts to afford Parent access to such restricted information, including by securing waivers to confidentiality restrictions, and (ii) upon the request of the Company, Parent will use commercially reasonable efforts to afford the Company access to such restricted information, including by securing waivers to confidentiality restrictions). Each of Parent and the Company agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated as of March 26, 2004 between Parent and the Company (the “Confidentiality Agreement”) shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other, agrees that, except to the extent and as expressly covered by a representation and warranty contained in Article III of this Agreement, neither the other party nor any of its representatives or Affiliates has made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that, except to the extent and as expressly covered by a representation and warranty contained in Article III of this Agreement, neither the other party nor any of its Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries.

      5.5     Stockholders Meetings.

(a) Promptly after the S-4 is declared effective under the Securities Act, each of Parent and the Company shall take all action necessary in accordance with the Delaware General Corporation Law (the “DGCL”), CBCA and its respective organizational documents to call, hold and convene a meeting of its respective stockholders to consider, in the case of Parent, the approval of the issuance of shares of Parent Common Stock pursuant to the Merger and such other matters as it deems appropriate, and, in the case of the Company, adoption and approval of this Agreement and approval of the Merger, to be held as promptly as practicable after the mailing of the Joint Proxy Statement to their respective stockholders. Each of Parent and the Company shall use its commercially reasonable efforts to hold their respective stockholders’ meetings on the same date. Subject to Section 4.2(d) and 5.5(b), each of Parent and the Company shall use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of Parent, the approval of the issuance of shares of Parent Common Stock pursuant to the Merger, and, in the case of the Company, the adoption and approval of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the NYSE or the CBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 7.1(c), Parent or the Company, as the case may be, may adjourn or postpone its stockholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on the issuance of Parent Common Stock, the Merger and this Agreement, as applicable, or, if as of the time for which the stockholders’ meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of capital stock of Parent or the Company, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders’ meeting; provided that, in the event either the Company’s or Parent’s stockholders’ meeting is delayed to a date after the Initial Termination Date as a result of the reasons set forth in this sentence, then the Initial Termination Date shall be extended to a date no later than the fifth business day after the Initial Termination Date. Except as set forth in the immediately preceding sentence, the Company shall not postpone or adjourn the Company’s stockholders’ meeting without the consent of Parent, and Parent shall not postpone or adjourn Parent’s stockholders’ meeting without the consent of the Company. Each of Parent and the Company shall ensure that its respective stockholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited, by it in connection with the stockholders’ meeting are solicited in compliance with the DGCL, CBCA, its organizational documents, the rules of the NYSE and all other applicable laws.

(b) Except to the extent expressly permitted by Section 4.2(d) and subject to either the Board of Directors of Parent or of the Company determining in good faith, after consultation with its respective outside counsel, that withdrawal, amendment or modification of its recommendation is required by such Board of Directors to comply with its fiduciary duties imposed by applicable law:

(i) the Board of Directors of each of Parent and the Company shall recommend that the respective stockholders of Parent and the Company vote in favor of, in the case of Parent, the approval of the issuance of shares of Parent Common Stock pursuant to the Merger, and, in the case of the Company, adoption and approval of this Agreement and approval of the Merger, at their respective stockholders’ meetings, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of the approval of the issuance of shares of Parent Common Stock pursuant to the Merger at Parent’s stockholders’ meeting and the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company’s stockholders’ meeting, and (iii) neither the Board of Directors of Parent or the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Parent and the Company vote in favor of, in the case of Parent, the approval of the issuance of shares of Parent Common Stock pursuant to the Merger, and, in the case of the Company, adoption and approval of this Agreement and the Merger. Notwithstanding the foregoing, in connection with an Acquisition Proposal, the Company must comply with its obligations set forth in Section 4.2(d) in order to have a Change of Recommendation to recommend a Superior Offer.

      5.6     HSR and Other Approvals.

(a) HSR Act. Each party hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) any notification required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly, to respond on a timely basis to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Parent agrees to take all action required to obtain any consent or settlement that may be required to obtain clearance under HSR (including the disposal or sequestration of property) that would not cause a Parent Material Adverse Effect. Each of the parties hereto agrees to furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, other than personal financial information filed therewith. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including without limitation any filings necessary under the provisions of the HSR Act. Parent and the Company will each pay 50% of the applicable filing fee under the HSR Act relating to the Merger.

(b) Other Regulatory Approvals. Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

      5.7     Agreements of Rule 145 Affiliates. As soon as practicable after the date hereof, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the Company stockholders’ meeting, may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such Company list to deliver to Parent, at least ten (10) days prior to the Closing Date, a written agreement in the form attached hereto as Exhibit F (“Rule 145 Affiliate Letter”). Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock issued to such Rule 145 Affiliates pursuant to the Merger.

      5.8     Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Parent shall have taken all action necessary to permit Parent to issue the number of shares of Parent Common Stock required to be issued pursuant to Article II. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Options and the shares of Parent Common Stock issuable upon conversion of the Company’s 4.75% Senior Convertible Notes due 2021 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      5.9     Employee Matters.

(a) Parent and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time other than Mark S. Sexton, Dennis R. Carlton and Kevin R. Collins (such three employees being referred to herein as the “Company Executives”), shall be employed by the Surviving Corporation or its Subsidiaries immediately after the Effective Time solely on an “at will” basis, it being understood that the Surviving Corporation shall not have any obligations to continue employing such employees for any length of time thereafter. Parent agrees that it shall assume as of the Effective Time the obligations of the Company under each Company Executive’s Change of Control Agreement with the Company dated as of March 1, 2002.

(b) Parent shall take such action as may be necessary so that on and after the Effective Time employees of the Company and its Subsidiaries immediately prior to the Effective Time who continue in the employment of the Surviving Corporation and its Subsidiaries after the Effective Time shall be provided employee benefits, plans and programs which, in the aggregate, are generally comparable to those made available by Parent and its Subsidiaries to similar situated employees of Parent and its Subsidiaries; provided that this obligation shall be deemed satisfied if such employees of the Company and its Subsidiaries continue after Closing to participate in those employee benefit plans and programs (other than stock-based plans) made available by the Company and its Subsidiaries to such employees prior to Closing. For purposes of eligibility to participate and vesting (but not for the purpose of benefit accrual for any purpose other than vacation pay, sick leave and severance pay) in all benefits provided by Parent to such employees, the employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with Parent and its Subsidiaries and prior employers is taken into account under the plans of Parent and its Subsidiaries. Notwithstanding the provisions of the preceding sentence, the employees of the Company and its Subsidiaries shall not be entitled to participate in Parent severance plans to the extent they become entitled to a benefit under the Change in Control Severance Policy referred to in Section 5.9(c). The eligibility of any employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans to Parent.

(c) In the event that, within one year after the Effective Time, any person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (an “Affected Employee”) (i) voluntarily terminates his or her employment with Parent, the Surviving Corporation or any of their subsidiaries for Good Reason (as defined in the Change in Control and Severance Policy attached hereto as Schedule 5.9 of the Parent Disclosure Schedule) or (ii) is discharged other than “for cause” by Parent, the Surviving Corporation or any of their Subsidiaries, then Parent shall pay severance to such Affected Employee in accordance with such Change in Control Severance Policy.

      5.10     Stock Options; Restricted Stock.

(a) At the Effective Time, each then outstanding Company Option, whether vested or unvested, shall be (i) assumed by Parent in accordance with the terms and conditions of the applicable Company Stock Plan and option agreement, together with amendments thereto, by which it is evidenced, except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and its Board of Directors and Compensation Committee administering any such Company Stock Plan, and (ii) converted into an option to acquire (A) the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Exchange Ratio, plus (B) the amount of cash equal to the product of the number of shares of Company Common Stock subject to such Company Option multiplied by the Kansas Sale Consideration, which converted option shall be exercisable on the terms and conditions as were applicable under such Company Option and the applicable Company Stock Plan (except as described below) for the aggregate exercise price equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the exercise price per share of Company Common Stock stated in such Company Option (in other words, upon conversion of the Company Option into an option for an aggregate number of shares of Parent Common Stock as calculated in the preceding clause (A), then (1) the exercise price per whole share of Parent Common Stock (plus related cash) for that converted option will be equal to the quotient of the exercise price per share of Company Common Stock stated in such Company Option divided by the Exchange Ratio, and (2) the amount of cash to be paid to the optionholder per whole share of Parent Common Stock acquired upon exercise of the option will be equal to the Kansas Sale Consideration divided by the Exchange Ratio). “Company Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Subsidiaries of the Company or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company Stock Plans or any other contract or agreement entered into by the Company or any Subsidiaries of the Company. In the event that the exercise of any Company Option would result in the issuance of a fractional share of Parent Common Stock, then (i) if the Company Option is subject to a Company Stock Plan that addresses the treatment of such fractional share, such fractional share shall be treated in accordance with the terms of such Company Stock Plan, or (ii) if the Company Option is subject to a Company Stock Plan that does not address the treatment of such fractional share, such holder shall be entitled to receive a cash payment for such fractional share based upon the last reported sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. Notwithstanding the foregoing, in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Except as otherwise set forth in this Section 5.10, the term, status as an “incentive stock option” under Section 422 of the Code, if applicable, all applicable restrictions or limitations on transfer and vesting and all other terms and conditions of the Company Options will, to the extent permitted by law and applicable agreements and plans and otherwise reasonably practicable, be unchanged. Notwithstanding the foregoing, all Company Options shall be fully exercisable as of the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 5.10(a). Without limiting the generality of the foregoing sentence, as soon as practicable following the date of this Agreement, the Company shall cause (i) the

Compensation Committee of the Company or the Board of Directors of the Company to determine that any and all awards granted pursuant to the Company’s Initial Stock Option Plan shall not vest or become exercisable on an accelerated basis in connection with the Merger, except as contemplated in this Section 5.10(a), and (ii) the Administrator under the Company’s 2000 Stock Incentive Plan to determine that any and all awards granted pursuant to such plan shall not vest or become exercisable on an accelerated basis in connection with the Merger, except as contemplated in this Section 5.10(a), because the Administrator shall have determined, in accordance with Section 17 of such plan, that the assumption of such awards by Parent pursuant to this Section 5.10 is equitable and appropriate to protect the rights and interests of participants under such plan.

(b) At the Effective Time, each then outstanding share of Company Restricted Stock shall be (i) assumed by Parent, in accordance with the terms of the applicable Company Stock Plan and award agreement by which it is evidenced, except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and its Board of Directors and Compensation Committee administering any such Company Stock Plan, and (ii) converted into the Merger Consideration as provided in Section 2.1. If the foregoing calculation results in the conversion of a share of Company Restricted Stock into an award of restricted Parent Common Stock that includes a fractional share of restricted Parent Common Stock, then, upon lapse of applicable forfeiture restrictions with respect to any such shares of restricted Parent Common Stock, all such fractional shares with respect to which such restrictions have lapsed at such time shall be aggregated, and to the extent that a fractional share of restricted Parent Common Stock remains, the holder thereof shall receive a cash payment for any such remaining fractional share based upon the last reported sale price per share of Parent Common Stock on the trading day immediately preceding the date such forfeiture restrictions lapsed. The forfeiture restrictions applicable to grants of Company Restricted Stock issued effective as of April 30, 2004 (the “2004 Company Restricted Stock”) shall lapse in accordance with the terms of the applicable Company Stock Plan and award agreement by which they are evidenced, including that the forfeiture restrictions applicable to one-third of the shares subject to any such grant shall lapse as of the Effective Time. In addition, the forfeiture restrictions applicable to one-third of the shares subject to the 2004 Company Restricted Stock shall lapse with respect to any employee (i) who has two years of service with the Company and/or its Affiliates as of April 30, 2004, and (ii) has a “Qualifying Termination”, which shall occur if, within one year after the Effective Time, the employee voluntarily terminates his or her employment with Parent, the Surviving Corporation or any of their Subsidiaries for “Good Reason” or is discharged other than “for cause” (as such terms are defined in the Change in Control and Severance Policy attached hereto as Schedule 5.9 of the Parent Disclosure Schedule). Company Restricted Stock awarded prior to April 30, 2004, shall (i) have its vesting schedule accelerated by assuming that the lapse of one additional year had occurred as of the Effective Time, and (ii) become fully vested in the event of a Qualifying Termination. For non-employee directors of the Company, the forfeiture restrictions applicable to Company Restricted Stock shall lapse in their entirety as of the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 5.10(b). Without limiting the generality of the foregoing, as soon as practicable following the date of this Agreement, the Company shall cause the Administrator under the Company’s 2000 Stock Incentive Plan to determine that any and all awards granted pursuant to such plan shall not vest or become exercisable on an accelerated basis in connection with the Merger, except as contemplated in this Section 5.10(b), because the Administrator shall have determined, in accordance with Section 17 of such plan, that the assumption of such awards by Parent pursuant to this Section 5.10 is equitable and appropriate to protect the rights and interests on participants under such plan. “Company Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Subsidiaries of the Company or any predecessor thereof pursuant to any applicable Company Stock Plan or any other contract or agreement entered into by the Company or any of the Subsidiaries of the Company. Except as otherwise set forth in this Section 5.10, all applicable restrictions or limitations on transfer, vesting and forfeiture and all other terms and conditions of the Company Restricted Stock will, to the extent permitted by law and the applicable agreements and plans and otherwise reasonably practicable, be unchanged.

(c) As soon as reasonably practicable following the Effective Time, Parent shall cause the shares of Parent Common Stock issuable upon exercise of the Company Options to be assumed under paragraph (a) above and the shares of Company Restricted Stock to be assumed under paragraph (b) above to be registered on Form S-8 (or any successor form), and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding or such shares of Company Restricted Stock remain outstanding and subject to forfeiture.

(d) As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an assumed Company Option or Company Restricted Stock an appropriate notice setting forth such holder’s rights pursuant to such Company Option or Company Restricted Stock, as applicable. The Company and Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 5.10 as of the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options.

      5.11     Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary of the Company or an employee of the Company or any Subsidiary of the Company or who acts as a fiduciary under any of the Company Employee Benefit Plans (each a “Company Indemnified Party”) as provided in the Company’s Articles of Incorporation or Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect with respect to all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in such person’s capacity as such occurring at or prior to the Effective Time. From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner such indemnification obligations.

(b) The obligations of the Surviving Corporation under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.11 applies without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

(c) The Surviving Corporation shall procure (and the Company shall cooperate prior to the Effective Time in these efforts) a run-off directors’ and officers’ liability insurance policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance, which policy, without any lapse in coverage, will provide coverage for a period of six years after the Effective Time (or the Surviving Corporation otherwise will maintain coverage for such period) and contain terms and conditions which are substantially comparable to the Company’s existing directors’ and officers’ liability insurance policy; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company’s directors and officers, 200% of the annual premium payments on the Company’s current policy in effect as of the date of this Agreement or, if the Surviving

Corporation procures a policy covering the full six-year period, with an aggregate premium payment that exceeds 1200% of the Company’s current annual premium for its existing policy (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11 (it being agreed that this Section 5.11(d) shall be deemed satisfied if such obligations become the obligations of any such successor or assign by operation of law).

5.12 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.13 Public Announcements. The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other parties, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other parties are notified promptly by the disclosing party of such press release or public statement.

5.14 Other Actions. Except as contemplated by this Agreement, neither Parent nor the Company shall, nor shall Parent or the Company permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Subject to the terms of this Agreement, each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

5.15 Notification of Certain Matters; SEC Filings. Parent and the Company, as the case may be, shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event constituting or which could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be. The Company agrees to give prompt notice to Parent of, and to use its commercially reasonable efforts to prevent or promptly remedy, (a) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b); provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent agrees to give prompt notice to the Company of, and to use its commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b); provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent and the Company shall promptly provide each other (or their respective counsel)

copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

      5.16     Conveyance Taxes. Parent and the Company will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such tax or fee, and (c) each pay any such tax or fee which becomes payable by it on or before the Effective Time.

      5.17     Board of Directors. Parent shall take such action as is necessary to cause Mark S. Sexton and Andrew D. Lundquist to be appointed to the Board of Directors of Parent effective as of or promptly after the Effective Time, each to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified in accordance with the Amended and Restated Certificate of Incorporation and Restated Bylaws of Parent. Mark S. Sexton shall be designated to the class of directors of Parent whose term expires at Parent’s 2007 Annual Stockholders Meeting. Andrew D. Lundquist shall be designated to the class of directors of Parent whose term expires at Parent’s 2006 Annual Stockholders Meeting.

      5.18     Indenture Matters. Parent and the Surviving Corporation shall take all actions that are necessary or appropriate in order for Parent to assume by supplemental indenture the indenture for the Company’s 4.75% Senior Convertible Notes due 2021 as contemplated by Section 4.11 of such indenture.

      5.19     Section 16(b) Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

      5.20     Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g) and an integrated plan, within the meaning of Rev. Rul. 2001-46. Until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger and the LLC Sub Merger to qualify, and no party hereto will knowingly take any action or cause any action to be taken that causes the Merger and the LLC Sub Merger not to qualify as a reorganization, within the meaning of section 368(a)(1) of the Code, or fail to take any action, or cause any action to fail or to be taken, which if taken would prevent the Merger and the LLC Sub Merger from not qualifying as such a reorganization. Following the Effective Time, neither Parent, the Company, LLC Sub nor any affiliate thereof shall (a) knowingly take any action or cause any action to be taken that causes the Merger and the LLC Sub Merger not to qualify as such a reorganization or (b) knowingly fail to take any action or fail to cause any action to be taken if the taking of such action would prevent the Merger and the LLC Sub Merger from failing to qualify as such a reorganization.

Notwithstanding the foregoing, under no circumstances shall Parent or Merger Sub be required to alter or amend the Merger Consideration to cause the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code, and under no circumstances shall the failure so to alter or amend the Merger Consideration be deemed a breach of this Section 5.20. In addition, Parent makes the following representations and agreements:

1. LLC Sub will acquire the assets of the Company and its Subsidiaries in the Merger and LLC Sub Merger for the purpose of using a significant portion of those assets in the historic business or businesses of the Company and its Subsidiaries.

2. The Merger and the LLC Sub Merger will satisfy the continuity of business enterprise test of Treas. Reg. Section 1.368-1(d).

3. Neither Parent nor any person related to Parent, within the meaning of Treas. Reg. Section 1.368-1 (e)(3), will in connection with the Merger purchase, redeem or otherwise acquire any of the Parent Common Stock that is issued in the Merger other than any fractional share for which Parent or any such related person pays cash as part of the Merger or other than in open market purchases of Parent Common Stock that are described in Rev. Rul. 99-58.

4. The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and is not separately bargained for consideration.

5. Parent will not, when the Merger occurs, be an “investment company,” within the meaning of Section 368(a)(2)(F) of the Code, and will not at that time be under the jurisdiction of a court in a title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.

      5.21     Certain Hedging Activities. The Company will enter into Hedges within 30 days of the date hereof so that its total Hedges (including Hedges entered into prior to the date hereof) include Hedges relating to 25,000 mmbtu per day with respect to November and December 2004 and 100,000 mmbtu per day for 2005.

      5.22     Exchange Offer Obligation. The Company will comply with its registration obligations under the registration rights agreement entered into in connection with its offering of 5.875% Senior Subordinated Notes due 2012 (the “Senior Sub Notes”).

      5.23     Indenture Amendment. Upon the request of Parent, and in exchange for Parent’s agreement to cause the subordination provisions of the Senior Sub Notes to be eliminated and to cause the Senior Sub Notes to be assumed by Parent, the Company will use its commercially reasonable efforts, at Parent’s expense, to solicit consents from the holders of the Senior Sub Notes for an amendment to the Senior Sub Notes that either eliminates or amends the covenants in the Senior Sub Notes identified by Parent. Each of (i) the elimination of the subordination provisions of the Senior Sub Notes, (ii) the assumption of the Senior Sub Notes by Parent and (iii) the elimination or amendment of the covenants in the Senior Sub Notes identified by Parent, as contemplated by this Section 5.23, shall be effective as of the Effective Time.

      5.24     Kansas Sale. Neither the Company nor any of its Subsidiaries shall take any action in connection with the sale of the Company’s and its Subsidiaries’ assets in Kansas that delays the Closing or otherwise delays or prevents the satisfaction of any conditions to Closing set forth in this Agreement. Neither the Company nor any of its Subsidiaries shall sell such assets in exchange for consideration other than cash consideration, and neither the Company nor any of its Subsidiaries shall sell such assets for Kansas Sale Proceeds of less than $15 million.

      5.25     Rights Agreement Amendment. As soon as practicable after the date hereof, the Company shall obtain the signature of Computershare Trust Company, Inc., as successor to American Securities Transfer & Trust, Inc., as Rights Agent, to the Rights Agreement Amendment and shall furnish the fully executed Right Agreement Amendment to Parent.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) Parent Stockholder Approval. The issuance of Parent Common Stock pursuant to the Merger shall have been approved by the affirmative vote of a majority of votes cast by holders of Parent Common Stock and the total vote cast shall have represented over 50% in interest of all shares of Parent Common Stock entitled to vote thereon.

(c) NYSE Listing. The shares of Parent Common Stock issuable to Company stockholders pursuant to this Agreement in the Merger, the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options and the shares of Parent Common Stock issuable upon conversion of the Company’s 4.75% Senior Convertible Notes due 2021 shall have been authorized for listing on the NYSE upon official notice of issuance.

(d) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any approvals required under Canadian laws, rules and regulations shall have been obtained.

(e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

(f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger.

      6.2     Conditions of Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to result in a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Approvals. The Company shall have delivered to Parent certified copies of resolutions duly adopted by the Company’s Board of Directors and stockholders evidencing the approval and adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(e) Consulting and Non-Competition Agreements. The Consulting and Non-Competition Agreements shall be and remain in full force and effect as of and through the Closing other than as a result of death.

(f) Non-Competition Agreement. The Non-Competition Agreement shall be and remain in full force and effect as of and through the Closing other than as a result of death.

(g) Dissenting Stockholders. The aggregate number of shares of Company Common Stock which are entitled to vote at the Company stockholders’ meeting and are held of record by persons or entities who exercise their dissenters’ rights under the CBCA to dissent from the proposed Merger shall not exceed 5% of the total number of issued and outstanding shares of Company Common Stock held of record as of the record date for the Company stockholders’ meeting and entitled to vote on the proposed Merger at such meeting.

(h) Parent Tax Opinion. Parent shall have received a written opinion of Vinson & Elkins L.L.P. in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that no gain will be recognized by Parent, Merger Sub or the Company as a consequence of the Merger or the LLC Sub Merger. The issuance of such tax opinion will be conditioned upon the receipt by Vinson & Elkins L.L.P. of a representation letter from the Company, Parent and Merger Sub substantially in the form attached hereto as Schedule 6.2(h) of the Parent Disclosure Schedule and such letter shall be dated on or before the date of such tax opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

      6.3     Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties of Parent. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to result in a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Approvals. Parent shall have delivered to the Company certified copies of resolutions duly adopted by (i) Parent’s Board of Directors evidencing the approval and adoption of this Agreement, the approval of the Merger, the approval of the issuance of Parent Common Stock in the Merger and the approval of the other transactions contemplated hereby and (ii) Parent’s stockholders evidencing the approval of the issuance of Parent Common Stock in the Merger, all in such reasonable detail as the Company and its counsel shall request.

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date hereof and be continuing and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(e) Company Tax Opinion. The Company shall have received a written opinion of Baker Botts L.L.P. in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that no gain will be recognized by Parent, Merger Sub or the Company for federal income tax purposes as a consequence of the Merger or the LLC Sub Merger. The issuance of such tax opinion will be conditioned upon the receipt by Baker Botts L.L.P. of a representation letter from each of the Company, Parent and Merger Sub substantially in the form attached hereto as Schedule 6.3(e) of the Company Disclosure Schedule and such letter shall be dated on or before the date of such tax opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

ARTICLE VII

TERMINATION AND AMENDMENT

      7.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and the stockholders of Parent (except with respect to Section 7.1(g), in which case the termination must be prior to receipt of the approval of the Company’s stockholders of this Agreement and the Merger):

(a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

(b) by either Parent or the Company if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; or (ii) any required approval of the stockholders of a party shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act by such party and such action or failure to act constitutes, in the case of the Company, a breach by the Company of Section 4.2 in any respect or a material breach by the Company of any of the other covenants or agreements contained in this Agreement or, in the case of Parent, a material breach by Parent of any of the covenants or agreements contained in this Agreement;

(c) by Parent or the Company if the Merger shall not have been consummated (i) by December 31, 2004 or such other date, if any, as the Company and Parent shall agree (the “Initial Termination Date”) or (ii) if the Initial Termination Date is extended pursuant to Section 5.5(a), by the date to which the Initial Termination Date is extended pursuant to Section 5.5(a); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by Parent if (i) the Company shall have failed to comply in any respect with Section 4.2 or shall have failed to comply in any material respect with any of the other covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination (provided that (other than with respect to a breach of Section 4.2, which breach shall not be subject to a cure right) such breach has not been cured within 30 days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Company Material Adverse Effect qualification shall not be further qualified hereby) when made on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within 30 days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement or (iii) after the date hereof there has been any Company Material Adverse Effect;

(e) by the Company if (i) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Parent of notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Parent contained in this Agreement shall not be true in all material respects (provided that any representation or warranty of Parent contained herein that is qualified by a materiality standard or a Parent Material Adverse Effect qualification shall not be further qualified hereby) when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within 30 days following receipt by Parent of notice of such breach and is existing at the time of termination of this Agreement; or (iii) after the date hereof there has been any Parent Material Adverse Effect;

(f) by Parent in the event that (i) the Board of Directors of the Company shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three business days, after Parent’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of the Company shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the Company stockholders approve and adopt this Agreement and approve the Merger, or (iii) the Board of Directors of the Company shall have withheld, withdrawn, amended or modified, or proposed publicly to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of such Board of Directors to the Company stockholders that they approve and adopt this Agreement and approve the Merger, or (iv) the Board of Directors of the Company shall have a Change of Recommendation, or (v) the Board of Directors of the Company, within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock, shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders;

(g) by the Company if the Board of Directors of the Company has made a Change of Recommendation in order to approve and permit the Company to accept a Superior Offer; provided, however, that (i) the Company is not then in breach of Section 4.2 or material breach of any other covenant or other agreement contained in this Agreement and has not breached any of its representations and warranties contained in this Agreement in any material respect, (ii) Parent does not make, within three business days after receipt of the Company’s written notice pursuant to Section 4.2(d), an offer that the Board of Directors of the Company shall have concluded in good faith (following consultation with its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company stockholders as such Superior Offer, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 4.2 and this clause (g), to enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) the Company shall have tendered to Parent payment in full of the amount specified in Section 7.2 concurrently with delivery of notice of termination pursuant to this Section 7.1(g);

(h) by Parent in the event that the condition set forth in Section 6.2(g) is not satisfied; or

(i) By the Company, in the event that (i) the Board of Directors of Parent shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three business days, after the Company’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Parent shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the Parent stockholders approve the issuance of shares of Parent Common Stock pursuant to the Merger or (iii) the Board of Directors of Parent shall have withheld, withdrawn, amended or modified, or proposed publicly to withdraw, amend or modify, in a manner adverse to the Company, the recommendation of such Board of Directors to the Parent stockholders that they approve the issuance of shares of Parent Common Stock pursuant to the Merger.

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination.

      7.2     Effect of Termination.

(a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2, the second and third sentences of Section 5.4, the last sentence of Section 5.6(a) and Section 8.1, and (ii) to the extent that such termination results from the breach (except as provided in Section 8.8) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, in which case such party shall remain liable for its breach notwithstanding the termination.

(b) (i) If (x) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii) (as it relates to failure to obtain approval of the Company stockholders), (y) Parent or the Company terminates this Agreement pursuant to Section 7.1(c), or (z) Parent terminates this Agreement pursuant to Section 7.1(d)(i); and

as to any of clauses (x), (y) or (z) above, prior to the termination of this Agreement, there has been publicly announced an Acquisition Proposal (other than the Merger) and within twelve months of such termination the Company shall either (1) consummate an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement) or (2) enter into an agreement with respect to an Acquisition Proposal or recommend approval of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement), which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such twelve-month period); or

(i) If Parent shall terminate this Agreement pursuant to Section 7.1(f); or

(ii) If the Company shall terminate this Agreement pursuant to Section 7.1(g);

then the Company shall pay to Parent an amount equal to $35 million (the “Company Termination Fee”). The Company hereby waives its right to set-off or counterclaim against such amount. If the Company Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 7.2, the Company Termination Fee shall be paid in same-day funds at or prior to the date of consummation of such Acquisition Proposal. If the Company Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 7.2, the Company Termination Fee shall be paid in same-day funds no later than one business day after the date of termination of this Agreement. If the Company Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 7.2, the Company Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 7.1(g).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(i), then Parent shall pay to the Company an amount equal to $35 million (the “Parent Termination Fee”) in same-day funds no later than one business day after the date of termination of this Agreement.

(d) The parties hereto acknowledge that the agreements contained in paragraphs (b) and (c) of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if either the Company or Parent fails to pay promptly any fee payable by it pursuant to this Section 7.2, then such party shall pay to the other party such other party’s costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the rate of 5% from the date such payment was due under this Agreement until the date of payment.

(e) Nothing contained in this Section 7.2 shall constitute or shall be deemed to constitute liquidated damages for the breach by the Company of the terms of this Agreement or otherwise limit the rights of Parent; provided, however, that in the event that Parent is entitled to receive a Company Termination Fee pursuant to Section (b)(i)(z) above, Parent must elect to either (i) receive such Company Termination Fee and, upon receipt of such Company Termination Fee, dismiss with prejudice any pending litigation against the Company, and release the Company from any liability relating to a breach by the Company of its covenants and agreements under this Agreement or (ii) waive its right to receive such Company Termination Fee.

      7.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and the stockholders of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except (i) as otherwise contemplated by the last sentence of Section 5.6(a) and the last sentence of Section 7.2(b) and (ii) that Parent and the Company shall share equally the expenses incurred by Parent and the Company in connection with the printing and mailing of the Joint Proxy Statement and all filing fees paid in connection with the S-4 to the SEC.

      8.2     Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II and Sections 1.4, 5.9, 5.10, 5.11, 5.17, 5.18, 5.20, 5.21, 5.22, 5.23 and Article VIII, and the agreements delivered pursuant to Section 5.7. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

      8.3     Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy

(to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (iii) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

(a) if to Parent or Merger Sub, to:

Pioneer National Resources Company 5205 N. O’Connor Blvd., Suite 900 Irving, Texas 75039 FAX: (972) 969-3580 Attention: Chief Executive Officer

with a copy to:

Michael D. Wortley Robert L. Kimball Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 FAX: (214) 220-7716

and (b) if to the Company, to:

Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 FAX: (303) 295-7895 Attention: Chief Executive Officer

with a copy to:

J. David Kirkland, Jr.
R. Joel Swanson
Felix P. Phillips
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
FAX: (713) 229-1522

      8.4     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. When reference is made herein to a matter or item of information set forth in either the Company SEC Documents or the Parent SEC Documents, such references shall constitute disclosure of a matter or item of information set forth in such Company SEC Documents or Parent SEC Documents for purposes of this Agreement only if (a) such matter or item of information is not included only in a “Risk Factors” section or similar section of the applicable SEC Document, (b) such matter or item of information is specifically described in the applicable SEC Document, and (c) such matter or item of information relates to an event or fact in existence at the time of the filing of the applicable SEC Document with the SEC.

      8.5     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.6     Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 5.7, 5.9, 5.10 and 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      8.7     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except to the extent the CBCA is required to govern the Merger.

      8.8     No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

      8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.10     Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party’s obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

      8.11     Schedule Definitions. All capitalized terms in the Company Disclosure Schedule or Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

[Remainder of page is intentionally blank.]

      IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ MARK L. WITHROW

Name: Mark L. Withrow
Title: Executive Vice President

BC MERGER SUB, INC.

By:	/s/ MARK L. WITHROW

Name: Mark L. Withrow
Title: Executive Vice President

EVERGREEN RESOURCES, INC.

By:	/s/ MARK S. SEXTON

Name: Mark S. Sexton
Title: President and CEO

ANNEX B

[JPMorgan letterhead]

May 4, 2004

The Board of Directors

Pioneer Natural Resources Company
5205 N. O’Connor Boulevard
Suite 900
Irving, Texas 75039

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to Pioneer Natural Resources Company (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company with and into Evergreen Resources (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), among the Company, BC Merger Sub, Inc. and the Merger Partner, at the effective time of the Merger, the Merger Partner will become a wholly-owned subsidiary of the Company and each outstanding share of Merger Partner Common Stock, other than shares of Merger Partner Common Stock held by (i) the Company, the Merger Partner or any of their respective subsidiaries (but including certain shares of restricted stock of Merger Partner) or (ii) stockholders of the Merger Partner who perfect their statutory dissenters’ rights (all such shares to be excluded, the “Excluded Shares”), will be converted into the right to receive:

(A)$39.00 per share in cash, without interest (“Base Cash Consideration”), or 1.1635 shares (“Stock Consideration”) of the Company’s common stock, par value $.01 per share (the “Company Common Stock”) (or specified combination thereof), as the holder of such Merger Partner Common Stock may elect pursuant to the procedures set forth in the Merger Agreement, provided that, the aggregate number of shares of Merger Partner Common Stock to be converted into the right to receive Base Cash Consideration and the aggregate number of shares of Merger Partner Common Stock to be converted into the right to receive Stock Consideration shall, in each case, equal 50% of the aggregate number of shares of Merger Partner Common Stock outstanding (including certain shares of restricted stock of Merger Partner, but excluding Excluded Shares) immediately before the effective time the Merger; and

(B)$0.35 in cash, without interest, plus an amount equal to the quotient of (i) the difference of the net proceeds from the sale of the Merger Partner’s assets located in Kansas received no later than two business days prior to the closing of the Merger minus $15 million, divided by (ii) the sum of (A) 49,889,446 and (B) certain shares of restricted stock of Merger Partner and certain securities convertible or exchangeable into or exercisable for Merger Partner Common Stock.

      In arriving at our opinion, we have (i) reviewed a draft dated May 3, 2004 of the Merger Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain similar transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); (vi) reviewed oil and gas reserve reports for the Company and the Merger Partner prepared by the Company and the Merger Partner, respectively, and audited by Netherland, Sewell & Associates, Inc. (collectively, the “Reserve Reports”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Merger Partner and the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us (other than the Reserve Reports). In relying on financial analysis and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will he obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

      In addition, we have assumed that (i) the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and (ii) the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. In addition, we are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we and our affiliates have performed, in the past, certain investment banking and commercial banking services for the Company, including acting as joint lead manager in connection with the Company’s $125 million common equity offering and senior notes offering in April 2002, all for customary compensation. In addition, we currently provide commodity trading services to the Company, and JPMorgan Chase Bank, one of our affiliates, currently acts as Agent Bank under the Company’s $700 million revolving credit facility, all for customary compensation. We and our affiliates also expect to provide financing and commodity hedging services to the Company in connection with the Transaction for customary fees. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the account of customers and, accordingly, we may at any time hold long or short positions in such securities. Please be advised that, except as set forth in this paragraph, we have no other financial advisory or other relationships with the Company or Merger Partner.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that, this opinion may he reproduced in full in any proxy, information statement or registration statement mailed to shareholders of the Company and the Merger Partner but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

ANNEX C

[Citigroup letterhead]

May 3, 2004

The Transaction Committee of the Board of Directors

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

The Board of Directors

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

Members of the Committee and the Board:

      You have requested our opinion as to the fairness, from a financial point of view to the holders of the common stock of Evergreen Resources, Inc. (“Evergreen”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Pioneer Natural Resources Company (“Pioneer”), BC Merger Sub, Inc., and Evergreen. As more fully described in the Merger Agreement, BC Merger Sub will be merged with and into Evergreen (the “Merger”) and each outstanding share of the common stock, no par value, of Evergreen (“Evergreen Common Stock”) will be converted into the right to receive consideration (the “Merger Consideration”) consisting of (i) 0.58175 (the “Exchange Rate”) of a share of common stock, par value $0.01 per share, of Pioneer (“Pioneer Common Stock”) and $19.50 in cash (the “Cash Payment”), provided that, at the election of the holder thereof and subject to certain proration procedures and limitations specified in the Merger Agreement, each outstanding share of Evergreen Common Stock may instead be converted into a number of shares of Pioneer Common Stock equal to the product of two and the Exchange Rate, or an amount of cash equal to the product of two and the Cash Payment (the “Base Merger Consideration”), and (ii) $0.35 in cash, plus an amount equal to the quotient of (a) the difference of the proceeds received by Evergreen from the sale of Evergreen’s undeveloped acreage and related equipment in the State of Kansas (the “Kansas Assets”) minus $15,000,000, divided by (b) the sum of all shares of Evergreen Common Stock and securities convertible or exchangeable into or exercisable for shares of Evergreen Common Stock that are outstanding as of the date of the Merger Agreement plus the number of shares of Evergreen restricted stock issued after the date of the Merger Agreement and prior to the Merger (together with the Base Merger Consideration, the “Merger Consideration”).

      In arriving at our opinion, we reviewed a draft dated May 3, 2004 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Evergreen and certain senior officers of Pioneer concerning the businesses, operations and prospects of Evergreen and Pioneer. We examined certain publicly available business and financial information relating to Evergreen and Pioneer as well as certain financial forecasts, including adjustments to the forecasts, and other information and data relating to Evergreen and Pioneer which were provided to or otherwise reviewed by or discussed with us by the respective managements of Evergreen and Pioneer, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Evergreen and Pioneer to result from the Merger. We also reviewed oil and gas reserve reports for Evergreen prepared by the management of Evergreen and their independent reserve engineers and discussed with Evergreen management, following Evergreen management’s thorough review of, the oil and gas reserve reports for Pioneer prepared by Pioneer and their independent reserve engineers (the “Reserve Reports”). We have also discussed with the management of Evergreen their estimates of the projected financial performance of the Kansas Assets, an analysis of the capital that has been invested in the Kansas Assets and certain other information regarding the Kansas Assets prepared by the management of Evergreen. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Evergreen Common Stock and Pioneer Common Stock; the historical and projected earnings and other operating data of Evergreen and Pioneer; and the capitalization and financial condition of Evergreen and Pioneer. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Evergreen and Pioneer. We also evaluated certain pro forma financial effects of the Merger on Pioneer. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Evergreen and Pioneer provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Evergreen and Pioneer that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Evergreen and Pioneer as to the future financial performance of Evergreen and Pioneer, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby and have assumed, with your consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Evergreen or Pioneer or the contemplated benefits of the Merger. Representatives of Evergreen have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Pioneer Common Stock actually will be when issued pursuant to the Merger or the price at which the Pioneer Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Evergreen, including the Kansas Assets, (other than the Reserve Reports) or Pioneer nor have we made any physical inspection of the properties or assets of Evergreen or Pioneer. We have in the past engaged on your behalf in discussions with a third party regarding the possible acquisition of Evergreen and we have taken such discussions into consideration in our opinion. However, in connection with rendering our opinion, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Evergreen, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Evergreen or the effect of any other transaction in which Evergreen might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

      Citigroup Global Markets Inc. has, been engaged by Evergreen to act as financial advisor to the Transaction Committee of Evergreen in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As you are aware, we or certain of our affiliates may also be providing certain financing services to Pioneer in connection with the Merger for which we or such affiliates expect to receive compensation. We and our affiliates in the past have provided, and are currently providing, services to Evergreen and Pioneer unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Evergreen and Pioneer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup, Inc. and its affiliates) may maintain relationships with Evergreen, Pioneer and their respective affiliates.

      Our advisory services and the opinion expressed herein are provided for the information of the Transaction Committee and the Board of Directors of Evergreen in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Evergreen Common Stock.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

Citigroup Global Markets Inc.

ANNEX D

COLORADO APPRAISAL RIGHTS STATUTE

ARTICLE 113

DISSENTERS’ RIGHTS

PART 1

RIGHT OF DISSENT — PAYMENT FOR SHARES

      7-113-101     Definitions. For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

      7-113-102     Right to Dissent. (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

      (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) any combination of the foregoing described shares or cash in lieu of fractional shares.

      (2)

      (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

      (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

      (4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Last amended by H.B. 96-1285, L. ’96, eff. 6-1-96.)

      7-113-103     Dissent by Nominees and Beneficial Owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

      (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113- 203.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

      7-113-201     Notice of Dissenters’ Rights. (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(1).

      (2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(2).

      7-113-202     Notice of Intent to Demand Payment. (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

      (2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

      (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

      7-113-203     Dissenters’ Notice. (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

      (2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

      7-113-204     Procedure to Demand Payment. (1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

      (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

      (4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

      7-113-205     Uncertificated Shares. (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

      (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

      7-113-206     Payment. (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7- 113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

      (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7- 113-209; and

(e) A copy of this article.

      7-113-207     Failure to Take Action. (1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

      7-113-208     Special Provisions Relating to Shares Acquired After Announcement of Proposed Corporate Action (1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

      (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

      7-113-209     Procedure if Dissenter is Dissatisfied with Payment or Offer. (1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

      (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

PART 3

JUDICIAL APPRAISAL OF SHARES

      7-113-301     Court Action. (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

      (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation’s principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

      7-113-302     Court Costs and Counsel Fees. (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (3) the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Delaware General Corporation Law

      Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

      Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

      Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

      Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

      Article Twelfth of Pioneer’s amended and restated certificate of incorporation provides that each person who at any time is or was a director or officer of Pioneer, or any person who, while a director or officer of Pioneer, is or was serving at Pioneer’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from Pioneer as, and to the fullest extent, permitted by the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. Any repeal or modification of Article Twelfth of Pioneer’s amended and restated certificate of incorporation shall be prospective only, and shall not adversely affect the rights of any director or officer or the obligations of Pioneer with respect to any claim arising from the services of such director or officer in the capacities described above prior to any such repeal or amendment of Article Twelfth.

      Article Thirteenth of Pioneer’s amended and restated certificate of incorporation provides that Pioneer’s directors shall not be personally liable to Pioneer or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Thirteenth does not eliminate or limit the liability of a director (1) for any breach of such director’s duty of loyalty to Pioneer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Furthermore, any repeal or modification of Article Thirteenth of Pioneer’s amended and restated certificate of incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

Indemnification Agreements

      Pioneer has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, Pioneer has generally agreed to indemnify an officer or director for liabilities incurred to the fullest extent permitted by the Delaware General Corporation Law. Pioneer must, within ten days of a request, indemnify an officer or director for expenses incurred in the defense of a claim or other proceeding. The obligation of Pioneer to provide the indemnification does not apply if, before the date on which Pioneer must provide the indemnification, Pioneer’s board of directors, or a representative chosen by the board of directors, concludes that indemnification would be improper under the Delaware General Corporation Law.

      The above discussion of Section 145 of the Delaware General Corporation Law, Pioneer’s amended and restated certificate of incorporation and the indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 21.	Exhibits and Financial Statement Schedules.

      The following exhibits are filed with the registration statement:

Exhibit
Number		Description

2	.1*	Agreement and Plan of Merger dated as of May 3, 2004, among Pioneer, Evergreen and BC Merger Sub (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.1		Amended and Restated Certificate of Incorporation of Pioneer (incorporated by reference to Exhibit 3.1 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
3.2		Restated Bylaws of Pioneer (incorporated by reference to Exhibit 3.2 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
4.1		Form of Certificate of Common Stock, par value $.01 per share, of Pioneer (incorporated by reference to Exhibit 4.1 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
4.2		Rights Agreement dated July 24, 2001, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to Pioneer’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).
4.3		Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A to Exhibit 4.1 to Pioneer’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).
4.4		Indenture dated April 12, 1995, between Pioneer Natural Resources USA, Inc., which we refer to as “Pioneer USA” (successor to Parker & Parsley Petroleum Company, which we refer to as “Parker & Parsley”), and The Chase Manhattan Bank (National Association), as trustee (incorporated by reference to Exhibit 4.1 to Parker & Parsley’s Current Report on Form 8-K dated April 12, 1995, File No. 1- 10695).
4.5		First Supplemental Indenture dated as of August 7, 1997, among Parker & Parsley, The Chase Manhattan Bank, as trustee, and Pioneer USA, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.5 to Pioneer’s Quarterly Report on Form 10-Q for the period ended September 30, 1997, File No. 1-13245).
4.6		Second Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer NewSub1, Inc. and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.17 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.7		Third Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA), Pioneer DebtCo, Inc. and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.18 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.8		Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1, Inc., as successor to Pioneer USA), Pioneer, Pioneer USA and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.19 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).

Exhibit
Number		Description

4.9		Guarantee dated as of December 30, 1997, by Pioneer USA relating to $150,000,000 in aggregate principal amount of 8 7/8% Senior Notes due 2005 and $150,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2007 issued under the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.20 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.10		Indenture dated January 13, 1998, between Pioneer and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.1 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.11		First Supplemental Indenture dated as of January 13, 1998, among Pioneer, Pioneer USA, as the subsidiary guarantor, and The Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.2 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.12		Second Supplemental Indenture dated as of April 11, 2000, among Pioneer, Pioneer USA, as the subsidiary guarantor, and the Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 10.1 to Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2000, File No. 1-13245).
4.13		Third Supplemental Indenture dated as of April 30, 2002, among Pioneer, Pioneer USA as the subsidiary guarantor and The Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 10.4 to Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, File No. 1-13245).
4.14		Guarantee dated as of January 13, 1998, by Pioneer USA relating to the $350,000,000 in aggregate principal amount of 6.50% Senior Notes Due 2008 issued under the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.5 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.15		Guarantee dated as of January 13, 1998, by Pioneer USA relating to the $250,000,000 in aggregate principal amount of 7.20% Senior Notes Due 2028 issued under the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.6 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.16		Guarantee, dated as of April 11, 2000, by Pioneer USA as the subsidiary guarantor relating to the $425,000,000 aggregate principal amount of 9 5/8% Senior Notes Due April 1, 2010 issued under the Second Supplemental Indenture identified above as Exhibit 4.12 (incorporated by reference to Exhibit 10.3 to Pioneer’s Quarterly Report on Form 10-Q for the period ended March 31, 2000, File No. 1-13245).
4.17		Guarantee dated as of April 30, 2002, by Pioneer USA relating to the $150,000,000 in aggregate principal amount of 7.50% Senior Notes Due 2012 issued under the indenture identified above as Exhibit 4.13 (incorporated by reference to Exhibit 10.6 to Pioneer’s Quarterly Report on Form 10-Q for the period ended March 31, 2002, File No. 1-13245).
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.
8	.1*	Form of opinion of Baker Botts L.L.P. as to tax matters.
10.1		Non-Competition Agreement dated May 3, 2004, between Pioneer and Mark S. Sexton (incorporated by reference to Exhibit 99.3 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
10.2		Consulting and Non-Competition Agreement dated May 3, 2004, between Pioneer and Dennis R. Carlton (incorporated by reference to Exhibit 99.1 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
10.3		Consulting and Non-Competition Agreement dated May 3, 2004, between Pioneer and Kevin R. Collins (incorporated by reference to Exhibit 99.1 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
23	.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
23	.2*	Consent of Baker Botts L.L.P.

Exhibit
Number		Description

23	.3*	Consent of Ernst & Young LLP.
23	.4*	Consent of Netherland, Sewell & Associates, Inc. (Pioneer).
23	.5*	Consent of Gaffney, Cline & Associates, Inc.
23	.6*	Consent of BDO Seidman, LLP.
23	.7*	Consent of Netherland, Sewell & Associates, Inc. (Evergreen).
24.1		Powers of Attorney of directors and officers of Pioneer (included on page II-7 to this Registration Statement).
99	.1*	Form of Proxy (Pioneer).
99	.2*	Form of Proxy (Evergreen).
99	.3*	Election Form.
99	.4*	Consent of J.P. Morgan Securities Inc.
99	.5*	Consent of Citigroup Global Markets Inc.

*	Filed herewith.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Pioneer Natural Resources Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 14, 2004.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ SCOTT D. SHEFFIELD

Scott D. Sheffield
Chairman of the Board of Directors, President
and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints Scott D. Sheffield, Timothy L. Dove and Mark L. Withrow, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of Pioneer Natural Resources Company and to file any amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT D. SHEFFIELD Scott D. Sheffield	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	June 14, 2004

/s/ TIMOTHY L. DOVE Timothy L. Dove	Executive Vice President and Chief Financial Officer (principal financial officer)	June 14, 2004

/s/ RICHARD P. DEALY Richard P. Dealy	Vice President and Chief Accounting Officer (principal accounting officer)	June 14, 2004

/s/ JAMES R. BAROFFIO James R. Baroffio	Director	June 14, 2004

/s/ EDISON C. BUCHANAN Edison C. Buchanan	Director	June 14, 2004

Signature	Title	Date

/s/ R. HARTWELL GARDNER R. Hartwell Gardner	Director	June 14, 2004

/s/ JAMES L. HOUGHTON James L. Houghton	Director	June 14, 2004

/s/ JERRY P. JONES Jerry P. Jones	Director	June 14, 2004

/s/ LINDA K. LAWSON Linda K. Lawson	Director	June 14, 2004

/s/ CHARLES E. RAMSEY, JR. Charles E. Ramsey, Jr.	Director	June 14, 2004

/s/ ROBERT A. SOLBERG Robert A. Solberg	Director	June 14, 2004

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1*	Agreement and Plan of Merger dated as of May 3, 2004, among Pioneer, Evergreen and BC Merger Sub (included as Annex A to the proxy statement/ prospectus forming a part of this Registration Statement).
3.1		Amended and Restated Certificate of Incorporation of Pioneer (incorporated by reference to Exhibit 3.1 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
3.2		Restated Bylaws of Pioneer (incorporated by reference to Exhibit 3.2 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
4.1		Form of Certificate of Common Stock, par value $.01 per share, of Pioneer (incorporated by reference to Exhibit 4.1 to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).
4.2		Rights Agreement dated July 24, 2001, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to Pioneer’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).
4.3		Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A to Exhibit 4.1 to Pioneer’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).
4.4		Indenture dated April 12, 1995, between Pioneer Natural Resources USA, Inc., which we refer to as “Pioneer USA” (successor to Parker & Parsley Petroleum Company, which we refer to as “Parker & Parsley”) and The Chase Manhattan Bank (National Association), as trustee (incorporated by reference to Exhibit 4.1 to Parker & Parsley’s Current Report on Form 8-K dated April 12, 1995, File No. 1-10695).
4.5		First Supplemental Indenture dated as of August 7, 1997, among Parker & Parsley, The Chase Manhattan Bank, as trustee, and Pioneer USA, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.5 to Pioneer’s Quarterly Report on Form 10-Q for the period ended September 30, 1997, File No. 1-13245).
4.6		Second Supplemental Indenture dated as of December 30, 1997, among Pioneer USA, Pioneer NewSub1, Inc. and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.17 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.7		Third Supplemental Indenture dated as of December 30, 1997, among Pioneer NewSub1, Inc. (as successor to Pioneer USA), Pioneer DebtCo, Inc. and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.18 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.8		Fourth Supplemental Indenture dated as of December 30, 1997, among Pioneer DebtCo, Inc. (as successor to Pioneer NewSub1, Inc., as successor to Pioneer USA), Pioneer, Pioneer USA and The Chase Manhattan Bank, as trustee, with respect to the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.19 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).
4.9		Guarantee dated as of December 30, 1997, by Pioneer USA relating to $150,000,000 in aggregate principal amount of 8 7/8% Senior Notes due 2005 and $150,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2007 issued under the indenture identified above as Exhibit 4.4 (incorporated by reference to Exhibit 10.20 to Pioneer’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 2, 1998).

Exhibit
Number		Description

4.10		Indenture dated January 13, 1998, between Pioneer and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.1 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.11		First Supplemental Indenture dated as of January 13, 1998, among Pioneer, Pioneer USA, as the subsidiary guarantor, and The Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.2 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.12		Second Supplemental Indenture dated as of April 11, 2000, among Pioneer, Pioneer USA, as the subsidiary guarantor, and the Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 10.1 to Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2000, File No. 1-13245).
4.13		Third Supplemental Indenture dated as of April 30, 2002, among Pioneer, Pioneer USA as the subsidiary guarantor and The Bank of New York, as trustee, with respect to the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 10.4 to Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, File No. 1-13245).
4.14		Guarantee dated as of January 13, 1998, by Pioneer USA relating to the $350,000,000 in aggregate principal amount of 6.50% Senior Notes Due 2008 issued under the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.5 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.15		Guarantee dated as of January 13, 1998, by Pioneer USA relating to the $250,000,000 in aggregate principal amount of 7.20% Senior Notes Due 2028 issued under the indenture identified above as Exhibit 4.10 (incorporated by reference to Exhibit 99.6 to Pioneer’s and Pioneer USA’s Current Report on Form 8-K, File No. 1-13245, filed with the SEC on January 14, 1998).
4.16		Guarantee, dated as of April 11, 2000, by Pioneer USA as the subsidiary guarantor relating to the $425,000,000 aggregate principal amount of 9-5/8% Senior Notes Due April 1, 2010 issued under the Second Supplemental Indenture identified above as Exhibit 4.12 (incorporated by reference to Exhibit 10.3 to Pioneer’s Quarterly Report on Form 10-Q for the period ended March 31, 2000, File No. 1-13245).
4.17		Guarantee dated as of April 30, 2002, by Pioneer USA relating to the $150,000,000 in aggregate principal amount of 7.50% Senior Notes Due 2012 issued under the indenture identified above as Exhibit 4.13 (incorporated by reference to Exhibit 10.6 to Pioneer’s Quarterly Report on Form 10-Q for the period ended March 31, 2002, File No. 1-13245).
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.
8	.1*	Form of opinion of Baker Botts L.L.P. as to tax matters.
10.1		Non-Competition Agreement dated May 3, 2004, between Pioneer and Mark S. Sexton (incorporated by reference to Exhibit 99.3 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
10.2		Consulting and Non-Competition Agreement dated May 3, 2004, between Pioneer and Dennis R. Carlton (incorporated by reference to Exhibit 99.1 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
10.3		Consulting and Non-Competition Agreement dated May 3, 2004, between Pioneer and Kevin R. Collins (incorporated by reference to Exhibit 99.2 to Pioneer’s current report on Form 8-K, File No. 1-13245, filed with the SEC on May 5, 2004).
23	.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
23	.2*	Consent of Baker Botts L.L.P.
23	.3*	Consent of Ernst & Young LLP.
23	.4*	Consent of Netherland, Sewell & Associates, Inc. (Pioneer).
23	.5*	Consent of Gaffney, Cline & Associates, Inc.
23	.6*	Consent of BDO Seidman, LLP.
23	.7*	Consent of Netherland, Sewell & Associates, Inc. (Evergreen).

Exhibit
Number		Description

24.1		Powers of Attorney of directors and officers of Pioneer (included on page II-7 to this Registration Statement).
99	.1*	Form of Proxy (Pioneer).
99	.2*	Form of Proxy (Evergreen).
99	.3*	Election Form.
99	.4*	Consent of J.P. Morgan Securities Inc.
99	.5*	Consent of Citigroup Global Markets Inc.

*	Filed herewith.